Form 10KSB, Exhibit 13
period 2005-06-30
Georgetown Bancorp, Inc.
filed 2005-09-28
CIK 1302709

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

Mission Statement

Georgetown Savings Bank is committed to enhancing its professional image and unique position as “the” community bank by operating a well-capitalized, profitable, and independent, community-oriented financial institution, dedicated to providing exceptional personal service.

Its valued staff is comprised of committed, local decision makers. The Bank seeks to continue its growth in its market area by providing an array of financial services and delivery channels that meet the needs of retail and small business consumers.

Table of Contents

Message from the President	4

Selected Financial Information and Financial Ratios	6

Management’s Discussion and Analysis of Financial Condition and Results of Operations	7

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Income	F-4

Consolidated Statements of Changes in Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-8

Message from the President

On behalf of the Board of Directors, senior management, and all of our employees, I am pleased to present the first Annual Report to the Stockholders of Georgetown Bancorp, Inc.

Fiscal 2005 was a transition year for Georgetown Bancorp, Inc. and its wholly owned subsidiary, Georgetown Savings Bank. In January 2005, we completed our reorganization into a Mutual Holding Company and conducted an Initial Public Offering that raised net additional capital of $10.7 million and established an organizational structure that will enable us to support future growth and profitability and compete more effectively in the highly competitive and ever-changing financial services marketplace. It also allows us to offer our depositors, employees, management, and Directors an equity interest in Georgetown Bancorp, Inc. thereby, obtaining an economic interest in its future success. Georgetown Bancorp, Inc. began trading on the OTC Bulletin Board on January 6, 2005 under the symbol “GTWN”, ushering in a new and exciting era for Georgetown Savings Bank.

Another major transition in fiscal 2005 was the implementation of our new core data processing system, which was completed on June 18, 2005. This major upgrade in our technology platform was necessary in order to support the delivery of the products and services we offer and to help manage the growth of our asset and deposit base. Our dedicated employees invested countless hours to the successful completion of this project over an eighteen-month period with minimal disruption to our customers. In addition, the Bank converted to imaged bank statements to provide added convenience to our customers and create added efficiencies and cost savings for the Bank.

In spite of these time-consuming initiatives, management and the staff worked hard to continue the positive growth experienced in recent years. Total assets increased by 27.4% from $124.9 million at June 30, 2004 to an all-time high of $159.0 million at June 30, 2005. Total loans increased by 16.7% from $98.4 million to $114.8 million. Total deposits increased 3.5% from $87.3 million to $90.3 million. In order to keep pace with solid loan demand, total borrowings from the Federal Home Loan Bank of Boston increased by 71.2% from $27.4 million to $46.8 million. As a result of our stock offering, total stockholders’ equity increased 139.0% from $8.1 million on June 30, 2004 to $19.3 million at June 30, 2005 representing an increase in our Capital to Assets Ratio from 6.5% to 12.1%.

Net Income continued to be impaired by the expense of infrastructure improvements designed to position the Bank strategically for the future. These included the additional expenses of being a public company, our core data processing conversion, and our investment in qualified employees capable of aggressively and efficiently executing our Business Plan. Net Income decreased 10.9% from $256,000 for the year ended June 30, 2004 to $228,000 for the year ended June 30, 2005. However, Net Interest Income increased $803,000 or 22.3% from $3.6 million to $4.4 million for the year ended June 30, 2005 in spite of rising interest rates and shrinking Net Interest Margins. I continue to be encouraged by the performance of the Bank’s Net Interest Income, as it is a reflection of the success we’ve had in implementing our growth plan.

Consistent with our Business Plan, we have committed to taking another step towards growing the Bank geographically through the expansion of our branch network. Earlier this year, we announced plans to open our third branch office at the new Eaglewood Shops in North Andover, MA. The scheduled opening is planned for late fall of 2005. We believe that North Andover will provide us with many opportunities to develop consumer and business banking relationships through our commitment to offer local, high tech, high touch community banking with exceptional personal service as our cornerstone. We are already making inroads by contacting community leaders to determine how we can best serve the community and participating in Chamber of Commerce activities. We have already committed to supporting the community culturally by sponsoring the North Andover Summer Band Concerts and Special Events for Children. In addition, we have expanded our scholarship program to include the local high schools in North Andover, Andover and Lawrence. In North Andover, this is just the start. In the meantime, we continue to support organizations and causes in the communities surrounding our Georgetown and Rowley offices.

A small sampling is highlighted by our sponsorship of the Georgetown Summer Concert Series and the Georgetown Schools Links for Learning Golf Tournament, our support of the Rowley Library and Rowley Schools, the Yellow School Center for the Arts in Byfield, the United Way of Merrimack Valley, Northern Essex Community College, youth sports and human service organizations, and many more worthwhile causes too numerous to mention here. This is part and parcel of the philosophy of our company. It is a large part of who we are and we are committed to it.

Whatever we have accomplished to date and hope to accomplish in the future, will be dependent on the talents of the people who work for the Bank. Our employees are our most important assets and we have made a major investment in staff development and training. We have made an investment in top managers in all of the major disciplines within the Bank. In June of 2003, we hired our first full-time Human Resources Officer to manage the plethora of issues associated with a growing staff. The Bank employs a full-time Vice President/Manager of Information Systems to manage the complex technology issues facing the Bank. Most recently, we upgraded two key areas of the Bank with the hiring of a new Vice President of Retail Banking with extensive sales and service experience and a new Vice President/Senior Loan Officer with extensive commercial lending experience. Add to this extensive experience in the areas of Finance, Investment Services, and Marketing and the Bank is solidly positioned to effectively manage anticipated growth. Finally, in order to differentiate ourselves in a congested financial services field, we have recommitted ourselves to providing exceptional personal service. We call it our EPS (Exceptional Personal Service) Program and all employees are being trained and retrained to provide the absolute highest level of personal service to our customers. EPS is at the forefront of all of the Bank’s major initiatives. It will not and cannot be taken for granted if we are to compete effectively. I encourage each of you to visit one of our branch offices and experience EPS for yourself. Your feedback would be invaluable and is always welcome.

The outlook for the Georgetown Savings Bank is bright. We look forward to the challenges ahead knowing that we continue to make the investments in our people and infrastructure necessary to compete effectively.

I would like to thank all of our employees for their hard work over the past year and congratulate them for a job well done. I would also like to thank the Board of Directors for their hard work and support during a year of great change. With their continued support and guidance, we look forward to 2006 and beyond with confidence.

On behalf of all of the employees and Directors of Georgetown Bancorp, Inc., we appreciate your investment in Georgetown Bancorp, Inc. We are firmly committed to achieving our long-term goals while building shareholder value and we will work hard to build on the trust you have placed in us.

Sincerely,

Robert E. Balletto

President/Chief Executive Officer

A Brief History of Georgetown Savings Bank

Georgetown Savings Bank began as a state-chartered mutual savings bank incorporated on May 26, 1868 for the purpose of promoting savings by small individual depositors and investing primarily in residential mortgage loans.

Over the past 137 years, the Bank has experienced much change and growth - both physically and financially. The Bank has had four Georgetown-based locations in its history. Our beautiful new Main Office is situated at 2 East Main Street in the center of Georgetown. On January 4, 1999, the Bank expanded its presence beyond Georgetown with the opening of our first branch office in Rowley, MA. By the end of 2005, our third location will open in North Andover, MA allowing us to provide our brand of community banking to a vibrant and growing marketplace.

Periods of financial change and growth came in the late 1970s and 1980s. During this period, the Bank experienced many changes in the types of services it offered and the way those services were delivered. Total assets of the Bank more than doubled to approximately $45 million. In the mid-90s, the Bank embarked upon a new growth strategy and currently holds total assets of approximately $160 million. In January 2005, Georgetown Bancorp, Inc. was formed and Georgetown Savings Bank became a stock bank. The Bank also converted from a state charter to a federal charter at that time.

Today, the Bank’s mission is unchanged as we continue to promote deposit products and to invest in residential mortgage loans, consumer loans and small business loans. Throughout its history, the Bank has taken pride in serving area residents and businesses and its stature as “the” local community bank is well recognized. Our goal is to continue to grow, change and succeed through our commitment to offering local, high tech, high touch, community banking with Exceptional Personal Service as our cornerstone.

Selected Financial Information

	At June 30,
	(In thousands)
	2005	2004
Selected Financial Condition Data:
Total assets	$159,027	$124,858
Cash and cash equivalents	5,078	3,078
Loans receivable, net	114,781	98,357
Investment securities	29,194	13,981
Deposits	90,336	87,259
Borrowings(1)	47,807	28,260
Total stockholders’ equity	19,285	8,069

	Fiscal Years Ended June 30
	(In thousands)
	2005	2004
Selected Operating Data:
Interest and dividend income	$7,129	$5,686
Interest expense	2,733	2,093

Net interest income	4,396	3,593
Provision for loan losses	114	60

Net interest income after provision for loan losses	4,282	3,533
Non-interest income	401	401
Non-interest expense	4,346	3,543

Income before income taxes	337	391
Income tax expense	109	135

Net income	$228	$256

	At or For the Fiscal Years Ended June 30
	2005	2004
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.15%	0.21%
Return on equity (ratio of net income to average equity)	1.17%	3.09%
Interest rate spread (2)	2.85%	3.06%
Net interest margin (3)	3.11%	3.24%
Efficiency ratio (4)	90.60%	88.73%
Operating expense to average total assets	2.89%	2.97%
Average interest-earning assets to average interest-bearing liabilities	113.70%	109.49%

Asset Quality Ratios:
Non-performing assests to total assets	0.39%	0.62%
Non-performing loans to total loans	0.54%	0.78%
Allowance for loan losses to non-performing loans	140.67%	113.18%
Allowance for loan losses to total loans	0.76%	0.88%

Capital Ratios:
Stockholders’ equity to total assets at end of period	12.13%	6.46%
Total capital to risk-weighted assets	23.30%	12.50%
Tier 1 capital to risk-weighted assets	22.30%	11.20%
Tier 1 capital to average assets	12.90%	6.70%

(1)	Includes securities sold under agreements to repurchase.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income consists primarily of fees and service charges, income from bank-owned life insurance and miscellaneous other income. Non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment, data processing, professional fees, advertising and other administrative expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. Additionally, because our lending activity is concentrated in loans secured by residential and commercial real estate located in the Essex County, Massachusetts region and southern New Hampshire, downturns in this regional economy could have a negative impact on our earnings.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews and other relevant qualitative loan portfolio risk factors. This evaluation is inherently subjective, as it requires material estimates by management that may be susceptible to significant change.

The analysis has three components: specific, general, and an unallocated component. The specific component relates to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general component is determined by segregating the remaining loans by type of loan and analyzing all of the appropriate qualitative loan portfolio risk factors. This analysis establishes general allowance percentages that are applied to the loan groups to determine the amount of the general component of the allowance for loan losses.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio, because regardless of the extent of our analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within our loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in a customer’s unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses from larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans, loan portfolio concentrations, and other subjective considerations are among other factors. Because of the imprecision surrounding these factors, we maintain an unallocated component available to be allocated to a specific loan category.

Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Comparison of Financial Condition at June 30, 2005 and 2004

Our total assets increased by $34.2 million, or 27.4%, to $159.0 million at June 30, 2005, from $124.9 million at June 30, 2004. The increase in total assets resulted from increases in loans receivable, investment securities, and in short-term investments. The increase in loans receivable of $16.4 million, or 16.7%, to $114.8 million at June 30, 2005, reflected continued strong demand for one- to four-family mortgage and residential construction loans in the continued low mortgage interest rate environment we are experiencing. Investment securities available for sale increased $6.5 million, or 63.3%, to $16.8 million at June 30, 2005 from $10.3 million at June 30, 2004. The increase in investment securities held to maturity of $8.7 million, or 236.2%, to $12.4 million at June 30, 2005, reflected the results of a leverage transaction undertaken during the first quarter of the fiscal year. This transaction was funded by three equal advances from the Federal Home Loan Bank of Boston (FHLBB) aggregating $10.5 million at an initial rate of approximately 1.42%, and increased balances of certificates of deposit that resulted from a special rate (at 3.75%) that we offered on three-year certificates of deposit during the period. Short-term investments increased $1.7 million, or 116.4% to $3.2 million at June 30, 2005.

Total deposits increased $3.1 million, or 3.5%, to $90.3 million at June 30, 2005, from $87.3 million at June 30, 2004. The increase in deposits resulted primarily from a $4.9 million, or 30.4%, increase in money market accounts and a $2.9 million, or 15.3%, increase in term certificates less than $100,000, partially offset by a $3.5 million, or 22.8%, decrease in term certificates of $100,000 or more and a $1.4 million, or 6.4%, decrease in savings accounts. Our advances from the FHLBB increased $19.5 million, or 71.2%, to $46.8 million at June 30, 2005, from $27.4 million at June 30, 2004, as increases were used to fund growth in loans and the leverage transaction.

Stockholders’ equity increased $11.2 million, or 139.0%, to $19.3 million at June 30, 2005, from $8.1 million at June 30, 2004. The increase was primarily due to $10.7 million in net proceeds (after the purchase of Employee Stock Ownership Plan (ESOP) shares of $1.0 million and offering expenses of $718,000) raised in our initial public offering. The increase in stockholders’ equity also reflected net income of $228,000 for the fiscal year ended June 30, 2005 and a $16,000 adjustment related to ESOP expenses. Accumulated other comprehensive loss decreased $85,000, or 83.3%, to $17,000 at June 30, 2005, from $102,000 at June 30, 2004, reflecting $22,000 in net pre tax unrealized losses on securities available for sale for the fiscal year ended June 30, 2005, compared to $159,000 for the fiscal year ended June 30, 2004.

Comparison of Operating Results for the Years Ended June 30, 2005 and 2004

General. Net income decreased $28,000, or 10.9%, to $228,000 for the fiscal year ended June 30, 2005, from $256,000 for the fiscal year ended June 30, 2004, as an increase in net interest income was more than offset by an increase in non-interest expense.

Interest Income. Interest income increased by $1.4 million, or 25.4%, to $7.1 million for the fiscal year ended June 30, 2005, from $5.7 million for the fiscal year ended June 30, 2004. The increase in interest income resulted primarily from an increase in interest income from loans receivable, an increase in interest and dividend income from securities and an increase in interest income from interest-earning deposits. The increase in interest income reflected a $30.6 million, or 27.6% increase in the average balance of interest-earning assets to $141.3 million, for the fiscal year ended June 30, 2005, from $110.7 million for the fiscal year ended June 30, 2004, partially offset by an 8 basis point decrease in the average yield on interest-earning assets to 5.05% for the fiscal year ended June 30, 2005, from 5.13% for the fiscal year ended June 30, 2004, reflecting a decrease in market interest rates.

Interest income from loans receivable increased $723,000, or 14.0%, to $5.9 million for the fiscal year ended June 30, 2005, from $5.1 million for the fiscal year ended June 30, 2004. The increase was due to an increase in the average balance of loans receivable during 2005 to $107.5 million from $93.6 million, partially offset by a decrease in the average yield to 5.46% from 5.50%. The increase in the average balance of loans receivable reflected an increase in our loan originations due to the continued low mortgage interest rate environment and moderate housing growth in our market area, which resulted in higher demand for one- to four-family mortgage loans, our principal loan product. These originations more than offset loan repayments in 2005. Interest and dividend income from investment securities increased $622,000, or 120.5%, to $1.1 million for the fiscal year ended June 30, 2005, from $517,000 for the fiscal year ended June 30, 2004. The increase resulted from an increase in the average yield to 4.05% from 3.39%, and by a $12.9 million or 84.3% increase in the average balance of investment securities to $28.1 million for the fiscal year ended June 30, 2005, from $15.3 million for the fiscal year ended June 30, 2004. Interest income from interest-earning deposits increased $98,000, or 475.9%, to $119,000 for the fiscal year ended June 30, 2005, from $21,000 for the fiscal year ended June 30, 2004. The increase resulted from an increase in the average yield to 2.10% from 1.10%, and by a $3.8 million, or 198.0% increase in the average balance of interest-earning deposits to $5.7 million for the fiscal year ended June 30, 2005, from $1.9 million for the fiscal year ended June 30, 2004.

Interest Expense. Interest expense increased $640,000, or 30.6%, to $2.7 million for fiscal 2005, from $2.1 million for fiscal 2004. The increase in interest expense resulted from an increase in the average cost of liabilities to 2.20% from 2.07%, reflecting rising short-term interest rates during 2005, and by a $23.1 million, or 22.9%, increase in the average balance of interest-bearing liabilities to $124.3 million for the fiscal year ended June 30, 2005, from $101.1 million for the fiscal year ended June 30, 2004. Interest expense on FHLBB advances increased $487,000, or 57.7%, reflecting a $19.2 million, or 81.7% increase in the average balance of FHLBB advances, offset by a 48 basis point decrease in the average rate paid on such advances. Interest expense on money market deposits increased $95,000, or 56.9%, due to a 36 basis point increase in the average rate paid on such deposits and by a $2.9 million, or 19.2%, increase in the average balance of money market deposits. Additionally, interest expense on certificates of deposit increased $75,000, or 7.7%, reflecting a 15 basis point increase in the average rate and a $796,000, or 2.4%, increase in the average balance of such deposits.

Net Interest Income. Net interest income increased $803,000, or 22.3%, to $4.4 million for the fiscal year ended June 30, 2005, from $3.6 million for the fiscal year ended June 30, 2004. The increase was the result of an increase of net interest-earning assets, partially offset by the decline of our net interest margin. The decline in our net interest margin reflected the more rapid re-pricing of our interest-bearing liabilities as compared to our interest-earning assets in a rising interest rate environment. Our net interest margin decreased to 3.11% during fiscal 2005, from 3.24% during fiscal 2004.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur. After an evaluation of these factors, management made a provision of $114,000 for the fiscal year ended June 30, 2005, as compared to a $60,000 provision for the fiscal year ended June 30, 2004. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $882,000, or 0.76% of loans outstanding at June 30, 2005, as compared with $876,000, or 0.88% of loans outstanding at June 30, 2004. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on an analysis of qualitative loan portfolio risk factors. Historically, our loan portfolio has primarily consisted of one-to four-family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate and commercial business loans. In addition, our current business plan calls for moderate increases in these loans. As management evaluates the allowance for loan losses, the composition of the loan portfolio and increased risk (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) associated with multi-family, commercial real estate and commercial loans may result in larger additions to the allowance for loan losses in future periods.

While loan quality has been stable in recent years, with loan charge-offs of $110,000 for the fiscal year ended June 30, 2005 and $1,000 for the fiscal year ended June 30, 2004, the balance of loans and risks in the loan portfolio has increased. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the OTS, as an integral part of its examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Non-interest Income. Non-interest income remained unchanged at $401,000 for the fiscal year ended June 30, 2005, as compared to the fiscal year ended June 30, 2004. An increase in ATM service charges of $17,000, financial services income of 11,000 and rental income of $8,000, were offset by decreases in deposit and loan service charges.

Non-interest Expense. Non-interest expense increased $803,000, or 22.6%, to $4.3 million for the fiscal year ended June 30, 2005, compared to $3.5 million for the fiscal year ended June 30, 2004. Compensation and employee benefits increased $467,000, or 24.9%, reflecting ESOP expense of $173,000, which was $143,000 higher than normal due to a prepayment of the ESOP loan, annual salary increases for employees, increases in director fees due to increased meeting frequency and salary related to the new investment services program. Occupancy expense increased $39,000, or 6.5%, due to higher snow removal costs and service contracts on equipment and premises. Professional fees increased $110,000, or 72.4%, due to increases in audit and legal fees associated with being a public company. Our other general and administrative expense increased $212,000, or 44.5%, to $688,000 for the fiscal year ended June 30, 2005, from $476,000 for the prior fiscal year. The increase was primarily due to one-time core processing system conversion expense of $111,000, expense from problem loans of $42,000 and new expenses related to being a public company.

Income Tax Expense. Income tax expense decreased to $109,000 for the fiscal year ended June 30, 2005, from $135,000 for the prior fiscal year, due primarily to a lower level of income before taxes of $337,000 in fiscal 2005, compared with $391,000 in fiscal 2004. The effective tax rates for the fiscal years ended June 30, 2005 and 2004 were 32.3% and 34.5%, respectively. The lower effective tax rate in fiscal 2005 was primarily due to a lower level of state income taxes.

Average Balance Sheet

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At June 30, 2005		Fiscal Years Ended June 30,
			2005			2004
	Outstanding Balance	Weighted Average Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/Rate
					(Dollars in thousands)
Assets:
Loans	$115,526	5.51%	$107,506	$5,871	5.46%	$93,751	$5,148	5.50%
Investment securities (1)	31,720	4.15	28,122	1,139	4.05	15,261	517	3.39
Interest-earning deposits	3,191	3.12	5,674	119	2.10	1,904	21	1.10

Total interest-earning assets	150,437	5.17	141,302	7,129	5.05	110,736	5,686	5.13
Non-interest-earning assets	8,590		8,879	—		8,538	—

Total assets	$159,027		$150,181	$7,129		$119,274	$5,686

Liabilities and equity:
Savings deposits	$20,460	0.33	$23,612	74	0.31	$22,897	100	0.44
NOW accounts	4,665	0.05	5,097	10	0.20	5,633	3	0.05
Money market accounts	20,954	1.76	17,709	262	1.48	14,852	167	1.12
Certificates of deposit	33,869	3.31	34,446	1,046	3.04	33,650	971	2.89

Total interest-bearing deposits	79,948	1.95	80,864	1,392	1.72	77,032	1,241	1.61
FHLBB advances	46,818	3.53	42,585	1,332	3.13	23,432	845	3.61
Repurchase agreements	989	1.00	828	9	1.09	677	7	1.03

Total interest-bearing liabilities	127,755	2.52	124,277	2,733	2.20	101,141	2,093	2.07

Non-interest-bearing liabilities:
Demand Deposits	10,388		9,728			8,917
Other non-interest-bearing liabilities	1,599		2,358			929
Total liabilities	139,742		136,363			110,987
Stockholders’ equity	19,285		13,818			8,287

Total liabilities and equity	$159,027		$150,181			$119,274

Net interest income				$4,396			$3,593

Net interest rate spread (2)		2.65%			2.85%			3.06%
Net interest-earning assets (3)	$22,682		$17,025			$9,595

Net interest margin (4)					3.11%			3.24%
Average of interest-earning assets to interest-bearing liabilities		117.75%			113.70%			109.49%

(1)	Consists entirely of taxable investment securities.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Fiscal Years Ended June 30, 2005 vs. 2004
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans	$767	$(44)	$723
Investment securities (1)	436	186	622
Interest-earning deposits	42	56	98

Total interest-earning assets	1,245	198	1,443

Interest-bearing liabilities:
Savings deposits	3	(29)	(26)
NOW accounts	—	7	7
Money market accounts	32	63	95
Certificates of deposit	23	52	75

Total interest-bearing deposits	58	93	151

FHLBB advances	692	(205)	487
Repurchase agreements	2	—	2

Total interest-bearing liabilities	752	(112)	640

Change in net interest income	$493	$310	$803

(1)	Consists entirely of taxable investment securities.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk (IRR). Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage IRR and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee, which is responsible for evaluating the IRR inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of IRR on a regular basis and the Asset/Liability Committee meets at least on a quarterly basis to review our asset/liability policies and position, IRR position and to discuss and implement IRR strategies.

We have sought to manage our IRR in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our IRR: (i) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, and short-term consumer loans; (ii) offering shorter-term fixed rate mortgage loans; (iii) using alternative funding sources, such as advances from the FHLBB; and (iv) deposit pricing strategies and short duration investments. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

Net Interest Income Simulation IRR can result from timing differences in the maturity/repricing of an institution’s assets, liabilities, and off-balance sheet contracts; the effect of embedded options, such as call or convertible options, loan prepayments, interest rate caps, and deposit withdrawals; unexpected shifts of the yield curve that affect both the slope and shape of the yield curve and differences in the behavior of lending and funding rates, sometimes referred to as basis risk. Given the potential types and differing related characteristics of IRR, it is important that the company maintain an appropriate process and set of measurement tools, which enables it to identify and quantify its sources of IRR. The company’s primary tool in managing IRR in this manner is an income simulation model. This model measures the net interest income at risk primarily under three different interest rate scenarios. Specifically, net interest income is measured assuming market interest rates remain unchanged, where rates increase 200 basis points and where rates decrease 200 basis points from current market rates over a one-year time horizon. The changes in net interest income due to changes in market interest rates reflect the rate sensitivity of the company’s interest-bearing assets and liabilities.

The following table presents, as of May 31, 2005 the estimated changes in net interest income that would result from changes in market interest rates over the next twelve-month period.

For the Twelve Months Ending May 31, 2006
(Dollars in thousands)
Changes in Interest Rates (Basis Points)	Net Interest Income	% Change
200	$4,487	-2.3%
0	$4,594	0.0%
-200	$4,588	0.1%

Certain shortcomings are inherent in the methodology used in the above IRR measurement. Modeling changes in net interest income simulation require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income simulation table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income simulation table provides an indication of our IRR exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2005, cash and cash equivalents totaled $5.1 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $16.8 million at June 30, 2005. In addition, at June 30, 2005, we had the ability to borrow a total of approximately $63.0 million from the FHLBB. On that date, we had $46.8 million in advances outstanding.

At June 30, 2005, we had $3.5 million in loan commitments outstanding. In addition to commitments to originate loans, we had $14.8 million in unadvanced funds to borrowers. Certificates of deposit due within one year of June 30, 2005 totaled $10.8 million, or 11.9% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLBB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2006. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the FHLBB.

Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2005, we originated $ 37.1 million of loans and purchased $19.2 million of securities. In fiscal 2004, we originated $38.4 million of loans and purchased $12.5 million of securities.

Financing activities consist primarily of activity in deposit accounts and FHLBB advances. We experienced a net increase in total deposits of $3.1 million and $4.5 million for the fiscal years ended June 30, 2005 and 2004, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. In addition, since our conversion to a federally chartered savings bank, we no longer have excess deposit insurance coverage, which was provided to us, as a Massachusetts savings bank, through the Depositors Insurance Fund. We do not anticipate any material run-off of deposits due to the loss of this excess deposit insurance coverage.

FHLBB advances reflected net increases of $19.5 million and $5.3 million during the fiscal years ended June 30, 2005 and 2004, respectively. FHLBB advances have primarily been used to fund loan demand and purchase securities.

Georgetown Savings Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC), including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2005, Georgetown Savings Bank exceeded all of the FDIC regulatory capital requirements. Georgetown Savings Bank is considered “well capitalized” under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements. At June 30, 2005, Georgetown Savings Bank exceeded all of the regulatory capital requirements applicable under the regulations of the OTS, our primary regulator.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Georgetown Bancorp, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Georgetown Bancorp, Inc.

Georgetown, Massachusetts

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Bancorp, Inc. and subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts

July 29, 2005

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2005 and 2004

	2005	2004
	(In thousands)
ASSETS
Cash and due from banks	$1,887	$2,233
Short-term investments	3,191	1,475

Total cash and cash equivalents	5,078	3,708

Securities available for sale, at fair value	16,814	10,299
Securities held to maturity, at amortized cost	12,380	3,682
Federal Home Loan Bank stock, at cost	2,526	1,549
Loans, net of allowance for loan losses of $882,000 in 2005 and $876,000 in 2004	114,781	98,357
Premises and equipment, net	4,885	5,077
Accrued interest receivable	680	411
Bank-owned life insurance	1,166	1,121
Other assets	717	654

Total assets	$159,027	$124,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$90,336	$87,259
Short-term borrowings	28,350	6,340
Long-term Federal Home Loan Bank advances	18,468	21,012
Securities sold under agreements to repurchase	989	908
Mortgagors’ escrow accounts	268	232
Accrued expenses and other liabilities	1,331	1,038

Total liabilities	139,742	116,789

Commitments and contingencies (Notes 7 and 15)

Stockholders’ equity:
Preferred stock, $0.10 par value per share: 1,000,000 shares authorized; none outstanding	—	—
Common stock, $0.10 par value per share: 10,000,000 shares authorized; 2,777,250 issued and outstanding	278	—
Additional paid-in capital	11,452	—
Retained earnings	8,383	8,171
Accumulated other comprehensive loss	(17)	(102)
Unearned compensation - ESOP	(811)	—

Total stockholders’ equity	19,285	8,069

Total liabilities and stockholders’ equity	$159,027	$124,858

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended June 30, 2005 and 2004

	2005	2004
	(In thousands)
Interest and dividend income:
Loans, including fees	$5,871	$5,148
Investment interest and dividends	1,139	517
Short-term investments	119	21

Total interest and dividend income	7,129	5,686

Interest expense:
Deposits	1,392	1,241
Federal Home Loan Bank advances	1,332	845
Securities sold under agreements to repurchase	9	7

Total interest expense	2,733	2,093

Net interest income	4,396	3,593
Provision for loan losses	114	60

Net interest income, after provision for loan losses	4,282	3,533

Non-interest income:
Customer service fees	325	325
Loss on sale of securities available for sale	(2)	—
Loss on impairment of securities available for sale	—	(10)
Income from bank-owned life insurance	45	48
Other	33	38

Total non-interest income	401	401

Non-interest expenses:
Salaries and employee benefits	2,342	1,875
Occupancy and equipment expenses	644	605
Data processing expenses	288	284
Professional fees	263	153
Advertising expense	121	150
Other general and administrative expenses	688	476

Total non-interest expenses	4,346	3,543

Income before income taxes	337	391
Income tax expense	109	135

Net income	$228	$256

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended June 30, 2005 and 2004

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation - ESOP	Total
	(In thousands)
Balance at June 30, 2003	$—	$—	$7,915	$27	$—	$7,942

Comprehensive income:
Net income	—	—	256	—	—	256
Change in unrealized gain/loss on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	(129)	—	(129)

Total comprehensive income						127

Balance at June 30, 2004	—	—	8,171	(102)	—	8,069

Comprehensive income:
Net income	—	—	228	—	—	228
Change in unrealized gain/loss on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	85	—	85

Total comprehensive income						313

Net proceeds from the issuance of common stock (2,775,250 shares)	278	11,452	—	—	—	11,730
Common stock acquired by ESOP (99,981 shares)	—	—	—	—	(1,000)	(1,000)
Common stock held by ESOP committed to be allocated (18,900 shares)	—	—	(16)	—	189	173

Balance at June 30, 2005	$278	$11,452	$8,383	$(17)	$(811)	$19,285

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2005 and 2004

	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$228	$256
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	114	60
Loss on sale of securities available for sale	2	—
Loss on impairment of securities available for sale	—	10
(Accretion) amortization of securities, net	(19)	88
Amortization of deferred loan costs, net	25	40
Depreciation and amortization expense	375	361
Increase in accrued interest receivable	(269)	(36)
Income from bank-owned life insurance	(45)	(48)
Deferred tax (benefit) provision	(67)	50
ESOP compensation expense	173	—
Other, net	245	175

Net cash provided by operating activities	762	956

Cash flows from investing activities:
Activity in available-for-sale securities:
Maturities, prepayments and calls	1,649	6,314
Purchases	(8,236)	(10,434)
Proceeds on sale of securities	197	—
Activity in held-to-maturity securities:
Maturities, prepayments and calls	2,248	2,522
Purchases	(10,917)	(2,021)
Purchase of Federal Home Loan Bank stock	(977)	(396)
Loan originations, net of amortization and payoffs	(16,563)	(10,428)
Purchase of premises and equipment	(183)	(620)

Net cash used by investing activities	(32,782)	(15,063)

(continued)

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

Years Ended June 30, 2005 and 2004

	2005	2004
	(In thousands)
Cash flows from financing activities:
Net increase in deposits	3,077	4,486
Net increase in securities sold under agreements to repurchase	81	250
Net change in borrowings with maturities of three months or less	8,010	2,340
Proceeds of Federal Home Loan Bank advances with maturities greater than three months	17,500	8,500
Repayments of Federal Home Loan Bank advances with maturities greater than three months	(6,044)	(5,542)
Net change in mortgagors’ escrow accounts	36	(45)
Net proceeds from issuance of common stock	10,730	—

Net cash provided by financing activities	33,390	9,989

Net change in cash and cash equivalents	1,370	(4,118)

Cash and cash equivalents at beginning of year	3,708	7,826

Cash and cash equivalents at end of year	$5,078	$3,708

Supplementary information:
Interest paid on deposit accounts	$1,382	$1,241
Interest paid on Federal Home Loan Bank advances	1,275	845
Interest paid on securities sold under agreement to repurchase	9	7
Income taxes paid, net of refunds	248	176

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended June 30, 2005 and 2004

1.	CORPORATE STRUCTURE

On January 5, 2005, in accordance with a reorganization and stock issuance plan, Georgetown Savings Bank, a Massachusetts-chartered mutual savings bank, was reorganized into a Federally-chartered mutual holding company, Georgetown Bancorp, MHC (“MHC”). Concurrent with the reorganization, Georgetown Bancorp, Inc. (the “Company”) a Federally-chartered corporation was organized by the MHC for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the “Bank”), a Federally-chartered stock savings bank. In connection with the reorganization and stock issuance plan the Company issued an aggregate of 2,777,250 shares of common stock. The Company offered for sale, at $10.00 per share, 45.0% of the issued shares of its common stock in a public offering to eligible depositors, employees, and members of the general public (the “Offering”). The remaining 55.0% of the Company’s shares of common stock were issued to the MHC.

In addition, the Bank adopted an Employee Stock Ownership Plan (“ESOP”) which purchased 99,981 shares of the common stock at $10.00 per share. The net proceeds, after the purchase of the ESOP shares in the amount of $1,000,000 and Offering expenses of $718,000, amounted to $10,730,000.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Georgetown Funding Corporation. The Bank’s financial statements include its wholly-owned subsidiary, Georgetown Securities Corporation, which engages in the buying, selling and holding of securities. Georgetown Funding Corporation was established and funded to loan funds to the ESOP. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of operations

The Company provides a variety of financial services to individuals and small businesses in the Essex County, Massachusetts region and southern New Hampshire. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment reporting

Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management evaluates the Company’s performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company’s total revenues.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash equivalents

Cash equivalents include amounts due from banks, Federal Home Loan Bank (“FHLB”) Ideal Way and the Bank Investment Liquidity Fund. These short-term investments are similar to federal funds sold which mature on a daily basis.

Reclassifications

Certain amounts in the 2004 consolidated financial statements have been reclassified to conform to the 2005 presentation.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and reflected at amortized cost. Securities classified as “available for sale” are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax effects.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities (concluded)

Purchase premiums and discounts are amortized to earnings by the interest method over the contractual life of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on sale of securities are on the trade date and determined using the specific identification method.

Loans

The loan portfolio consists of mortgage, commercial and consumer loans to the Company’s customers, principally in the Essex County, Massachusetts region and southern New Hampshire. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination costs, net of origination fees, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans, including impaired loans, is generally recognized on a simple interest basis and is discontinued at the time the loan is 90 days past due. Past due status is based on the contractual terms of the loans. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses

The allowance for loan losses is established as losses are estimated through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio, because regardless of the extent of our analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within our loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in a customer’s unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses from larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans, loan portfolio concentrations, and other subjective considerations are among other factors. Because of the imprecision surrounding these factors, we maintain an unallocated component that is not allocated to a specific loan category.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are generally maintained on a non-accrual basis. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis by the fair value of the existing collateral.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

Premises and equipment

Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed principally on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter.

Bank-owned life insurance

Income from bank-owned life insurance is recognized in non-interest income based upon increase in the cash surrender value of the policies.

Impairment of long-lived assets

Long-lived assets, including premises and equipment that are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to non-interest expense.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

Advertising costs

Advertising costs are expensed when incurred.

Employee Stock Ownership Plan (“ESOP”)

Compensation expense is recognized based on the fair value of shares committed to be released to the ESOP. The value of unallocated shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders’ equity.

Earnings per share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares (common stock equivalents) that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The company has no common stock equivalents. Earnings per share is not presented for the year ended June 30, 2005 or for any periods beginning prior to March 31, 2005 since the Company completed its Offering on January 5, 2005 and, accordingly, such data would not be meaningful.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

The components of the change in other comprehensive income/loss and related tax effects are as follows:

	Years Ended June 30,
	2005	2004
	(In thousands)
Change in unrealized holding gains/losses on available-for-sale securities	$135	$(218)
Reclassification adjustment for write-down of impaired securities realized in income	—	10
Reclassification adjustment for losses realized in income	2	—

Net unrealized losses/gains	137	(208)
Tax effect	(52)	79

Net-of-tax amount	$85	$(129)

3.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2005 and 2004, these reserve balances amounted to $1,107,000 and $963,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	SHORT-TERM INVESTMENTS

A summary of short-term investments follows:

	June 30,
	2005	2004
	(In thousands)
FHLB Ideal Way	$12	$9
FHLB overnight funds	3,146	—
Bank Investment Fund - Liquidity Fund	33	1,466

	$3,191	$1,475

These short-term investments are similar to federal funds sold which mature on a daily basis.

5.	SECURITIES

A summary of securities follows:

	June 30, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities available for sale

U.S. Government and federal agency obligations	$4,994	$2	$(44)	$4,952
Mortgage-backed securities	11,842	82	(62)	11,862

Total securities available for sale	$16,836	$84	$(106)	$16,814

Securities held to maturity

U.S. Government and federal agency obligations	$1,000	$—	$(5)	$995
Mortgage-backed securities	11,380	105	(18)	11,467

Total securities held to maturity	$12,380	$105	$(23)	$12,462

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

	June 30, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities available for sale

U.S. Government and federal agency obligations	$3,002	$—	$(47)	$2,955
Mortgage-backed securities	7,257	40	(148)	7,149

	10,259	40	(195)	10,104
Bank Investment Fund One	199	—	(4)	195

Total securities available for sale	$10,458	$40	$(199)	$10,299

Securities held to maturity

U.S. Government and federal agency obligations	$750	$6	$(4)	$752
Other bonds and notes	200	1	—	201
Mortgage-backed securities	2,732	66	(22)	2,776

Total securities held to maturity	$3,682	$73	$(26)	$3,729

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2005 follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Within 1 year	$1,500	$1,495	$500	$499
After 1 year through 5 years	3,494	3,457	500	496

	4,994	4,952	1,000	995
Mortgage-backed securities	11,842	11,862	11,380	11,467

	$16,836	$16,814	$12,380	$12,462

For the year ended June 30, 2005, proceeds from the sale of securities available for sale amounted to $197,000 with realized losses of $2,000. There were no sales of securities available for sale during the year ended June 30, 2004.

At June 30, 2005 and 2004, the carrying amount of securities pledged to secure repurchase agreements was $1,989,000 and $1,488,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

Information pertaining to securities with gross unrealized losses at June 30, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Greater Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
June 30, 2005:
Securities available for sale

U.S. Government and federal agency obligations	$17	$2,481	$27	$1,972
Mortgage-backed securities	17	2,096	45	2,716

Total securities available for sale	34	4,577	72	4,688

Securities held to maturity

U.S. Government and federal agency obligations	4	495	1	499
Mortgage-backed securities	18	1,127	—	—

Total securities held to maturity	22	1,622	1	499

Total temporarily impaired securities	$56	$6,199	$73	$5,187

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (concluded)

	Less Than Twelve Months
	Gross Unrealized Losses	Fair Value
	(In thousands)
June 30, 2004:
Securities available for sale
U.S. Government and federal agency obligations	$47	$2,954
Mortgage-backed securities	148	7,149

Total debt securities	195	10,103
Bank Investment Fund One	4	196

Total securities available for sale	199	10,299

Securities held to maturity
U.S. Government and federal agency obligations	4	496
Mortgage-backed securities	22	1,363

Total securities held to maturity	26	1,859

Total temporarily impaired securities	$225	$12,158

At June 30, 2005, thirteen debt securities classified as available-for-sale and three debt securities classified as held-to-maturity, have unrealized losses with aggregate depreciation of 1.1% from the Company’s amortized cost basis. Because these unrealized losses relate principally to U.S. Government and federal agency obligations and mortgage-backed securities, are the result of fluctuations in interest rates and management has the intent and ability to hold these debt securities for the foreseeable future, no declines are deemed to be other than temporary.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	LOANS

A summary of loans follows:

	June 30,
	2005	2004
	(In thousands)
Mortgage loans on real estate:
One to four family residential	$87,277	$79,923
Multi-family and commercial	9,847	8,134
Construction	7,931	4,062
Home equity loans and lines of credit	8,589	5,538

Total mortgage loans	113,644	97,657

Other loans:
Consumer	372	450
Commercial loans	1,510	1,059

Total other loans	1,882	1,509

Total loans	115,526	99,166
Allowance for loan losses	(882)	(876)
Net deferred loan costs	137	67

Loans, net	$114,781	$98,357

An analysis of the allowance for loan losses follows:

	Years Ended June 30,
	2005	2004
	(In thousands)
Balance at beginning of year	$876	$815
Provision for loan losses	114	60
Recoveries	2	2
Charge-offs	(110)	(1)

Balance at end of year	$882	$876

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS (concluded)

The following is a summary of information pertaining to impaired and non-accrual loans:

	June 30,
	2005	2004
	(In thousands)
Impaired loans without a valuation allowance	$627	$—
Impaired loans with a valuation allowance	—	774

Total impaired loans	$627	$774

Valuation allowance related to impaired loans	$—	$85

Total non-accrual loans	$—	$774

Total loans past-due ninety days or more and still accruing	$397	$—

	Years Ended June 30,
	2005	2004
	(In thousands)
Average investment in impaired loans	$756	$790

Interest income recognized on impaired loans	$26	$12

Interest income recognized on a cash basis on impaired loans	$2	$12

No additional funds are committed to be advanced in connection with impaired loans.

At June 30, 2005 and 2004, mortgage loans serviced for others amounted to approximately $683,000 and $854,000, respectively. All loans serviced for others were sold without recourse provisions.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

	June 30,		Estimated Useful Lives
	2005	2004
	(In thousands)
Premises:
Land	$279	$279
Buildings and improvements	4,130	4,106	5 - 40 years
Equipment	1,614	1,515	3 - 7 years
Construction in progress	61	—

	6,084	5,900
Less accumulated depreciation and amortization	(1,199)	(823)

	$4,885	$5,077

Depreciation and amortization expense for the years ended June 30, 2005 and 2004 amounted to $375,000 and $361,000, respectively.

Construction in progress relates to the build-out of a new branch located in North Andover, Massachusetts. Construction is expected to be completed in the second quarter of fiscal year 2006. Construction commitments amounted to approximately $551,000 at June 30, 2005.

8.	DEPOSITS

A summary of deposit balances follows:

	June 30,
	2005	2004
	(In thousands)
Demand	$10,388	$9,734
NOW	4,665	5,077
Money market deposits	20,954	16,075
Regular and other savings	20,460	21,866

Total non-certificate accounts	56,467	52,752

Term certificates less than $100,000	21,877	18,968
Term certificates of $100,000 or more	11,992	15,539

Total certificate accounts	33,869	34,507

Total deposits	$90,336	$87,259

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DEPOSITS (concluded)

A summary of certificate accounts, by maturity, at June 30, 2005 and 2004, are as follows:

	2005		2004
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Within 1 year	$10,781	2.35%	$16,285	2.22%
Over 1 year to 3 years	19,064	3.81	14,240	3.40
Over 3 years	4,024	3.55	3,982	3.51

	$33,869	3.31%	$34,507	2.85%

9.	BORROWED FUNDS

Short-term borrowings

Short-term borrowings consist of FHLB advances maturing within one year at a weighted average rate of 3.32% and 1.36% at June 30, 2005 and 2004, respectively.

The Company also has a $3,780,000 line-of-credit with the FHLB. There were no amounts outstanding at June 30, 2005 and 2004. All FHLB borrowings are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

BORROWED FUNDS (concluded)

Long-term Federal Home Loan Bank advances

At June 30, 2005 and 2004, long-term FHLB advances are as follows:

	June 30, 2005		June 30, 2004
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Fixed maturity:
2005	$—	—%	$2,500	3.91%
2006*	2,500	3.02	2,500	3.02
2007	2,500	3.14	2,500	3.14
2008*	1,500	2.80	1,500	2.80
2009*	4,100	3.19	4,100	3.19
2010	1,000	5.62	1,000	5.62
Thereafter*	6,500	4.81	6,500	4.81

	18,100	3.84	20,600	3.85
Amortizing advance, due March 5, 2012, requiring monthly principal and interest of $ 5,300	368	4.90	412	4.90

	$18,468	3.87%	$21,012	3.87%

*	Includes advances callable in 2006 aggregating $11,000,000 with a weighted average rate of 4.37%.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years Ended June 30,
	2005	2004
	(Dollars in thousands)
Balance at year-end	$989	$908
Average balance during the year	828	677
Maximum month-end balance during the year	989	908
Average interest rate during the year	1.00%	1.01%

U.S. Government agency obligations underlying the agreements at year-end are as follows:

Carrying value	$1,989	$1,488
Estimated fair value	1,984	1,484

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by U.S. Government agency obligations. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets.

11.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended June 30,
	2005	2004
	(In thousands)
Current tax expense:
Federal	$162	$79
State	14	6

	176	85

Deferred tax (benefit) expense:
Federal	(66)	23
State	(1)	27

	(67)	50

Total tax expense	$109	$135

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (continued)

The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended June 30,
	2005	2004
Statutory rate	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	2.6	5.6
Bank-owned life insurance	(4.1)	(3.8)
Other, net	(0.2)	(1.3)

Effective tax rates	32.3%	34.5%

The components of the net deferred tax liability at June 30, 2005 and 2004, included in other liabilities, are as follows:

	2005	2004
	(In thousands)
Deferred tax liability:
Federal	$457	$483
State	101	85

	558	568

Deferred tax asset:
Federal	(351)	(355)
State	(117)	(108)

	(468)	(463)

Net deferred tax liability	$90	$105

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

At June 30, 2005 and 2004, the tax effects of each item that gives rise to deferred taxes are as follows:

	2005	2004
	(In thousands)
Cash basis of accounting	$(44)	$13
Net unrealized gain/loss on securities available for sale	(5)	(57)
Depreciation and amortization	469	447
Allowance for loan losses	(356)	(309)
Other	26	11

Net deferred tax liability	$90	$105

A summary of the change in the net deferred tax liability is as follows:

	Years Ended June 30,
	2005	2004
	(In thousands)
Balance at beginning of year	$105	$134
Deferred tax (benefit) expense	(67)	50
Deferred tax effects on net unrealized gain/loss on securities available for sale	52	(79)

Balance at end of year	$90	$105

The federal income tax reserve for loan losses at the Bank’s base year is $723,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve), would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve solely to absorb loan losses, a deferred tax liability of $296,000 has not been provided.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 2005 and 2004, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

As of June 30, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2005 and 2004 (Bank only) are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2005:

Total Capital to Risk Weighted Assets:
Company	$20,184	23.3%	$6,939	8.0%	N/A	N/A
Bank	16,618	19.2	6,939	8.0	$8,674	10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	19,302	22.3	3,469	4.0	N/A	N/A
Bank	15,736	18.1	3,469	4.0	5,204	6.0
Tier 1 Capital to Average Assets:
Company	19,302	12.9	6,007	4.0	N/A	N/A
Bank	15,736	10.4	6,048	4.0	7,560	5.0

June 30, 2004:

Total Capital to Risk Weighted Assets	$9,043	12.5%	$5,812	8.0%	$7,265	10.0%

Tier 1 Capital to Risk Weighted Assets	8,167	11.2	2,906	4.0	4,359	6.0

Tier 1 Capital to Average Assets	8,167	6.7	4,878	4.0	6,097	5.0

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

Other capital restrictions

Federal banking regulations place certain restrictions on dividends paid, stock repurchases and other transactions charged to the capital accounts of the Bank. Capital distributions in the form of dividends paid to the Bank’s stockholder for any one year may not exceed the Bank’s net income for the year to date plus the Bank’s retained net income for the preceding two years. In addition, dividends paid would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

13.	EMPLOYEE BENEFIT PLANS

401(k) plan

The Bank provides for a savings and retirement plan for employees which qualifies under Section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. In addition, the Bank will make a matching contribution, equal to 50% of the employee’s contribution not to exceed 6% of an employee’s salary. In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee’s salary. For the year ended June 30, 2005 and 2004, expense attributable to the plan amounted to $75,000 and $68,000, respectively.

Incentive plan

The Company has an Incentive Plan (the “Plan”) whereby all employees are eligible to receive a bonus if the Company meets or exceeds certain base standards of profitability for its fiscal year. The structure of the Plan is to be reviewed on an annual basis by the Board of Directors. Incentive compensation expense for the years ended June 30, 2005 and 2004 amounted to $80,000 and $107,000, respectively.

Executive supplemental retirement agreements

The Bank has entered into supplemental retirement agreements with certain executive officers. These agreements provide for the payment of specified benefits. In connection with these agreements the Bank has entered into split-dollar collateral assignments of life insurance policies on behalf of the executives. It was determined that the cash surrender values of such policies would not be sufficient to fulfill the entire liability under these agreements. Therefore, for the year ended June 30, 2005, compensation expense applicable to these agreements and recorded in the accompanying financial statements amounted to $31,000.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	EMPLOYEE STOCK OWNERSHIP PLAN

On January 5, 2005, in connection with the Offering, the Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. The ESOP is funded by the Bank’s contributions of cash (which generally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees’ right to demand shares.

The ESOP has a loan agreement with Georgetown Funding Corporation whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company’s common stock. The loan provides for fifteen annual principal payments of $67,000 commencing on the last business day of the year. The Bank made a $161,000 principal prepayment on June 30, 2005.

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased which are held in a suspense account for allocation among the members as the loan is paid. Total compensation expense applicable to the ESOP amounted to $173,000 for the year ended June 30, 2005.

Shares held by the ESOP at June 30, 2005 include the following:

Allocated	—
Committed to be allocated	18,900
Unallocated	81,081

99,981

Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP. The fair value of unallocated ESOP shares at June 30, 2005 is $762,000. No dividends have been paid to date by the Company.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	OTHER COMMITMENTS AND CONTINGENCIES

Loan commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At June 30, 2005 and 2004, financial instruments whose contract amounts represent credit risk consist of the following:

	2005	2004
	(In thousands)
Commitments to grant loans	$3,498	$6,350
Unadvanced funds on home equity lines of credit	10,120	9,418
Unadvanced funds on commercial lines of credit	722	394
Unadvanced funds on construction loans	3,451	1,838
Unadvanced funds on other unsecured personal lines of credit	474	535

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for all lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. Substantially all of these financial instruments, except for unadvanced lines of credit on unsecured personal loans and commercial lines of credit, are secured by real estate.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

OTHER COMMITMENTS AND CONTINGENCIES (concluded)

Lease commitment

Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2005, pertaining to banking premises, future minimum rent commitments are as follows:

Year Ended June 30,	Amount
(In thousands)
2006	$114
2007	152
2008	152
2009	155
2010	157
Thereafter	2,139

$2,869

One of the leases contains an option to extend for ten additional years. The cost of such rentals is not included above.

Rent expense amounted to $50,000 and $48,000 for the years ended June 30, 2005 and 2004, respectively.

Employment agreement

The Bank has entered into employment agreements with its Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) which expire on January 5, 2008, unless extended, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received. The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations.

Other contingencies

Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial position.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	LOANS TO RELATED PARTIES

In the ordinary course of business, the Company grants loans to its Officers and Directors and their affiliates. Activity for the years indicated is as follows:

	Years Ended June 30,
	2005	2004
	(In thousands)
Beginning balance	$2,057	$2,178
Originations	500	—
Payments and change in status	(293)	(121)

Ending balance	$2,264	$2,057

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Securities: Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amounts of short-term borrowings approximate fair value.

Long-term Federal Home Loan Bank advances: Fair value for long-term Federal Home Loan Bank advances is estimated using discounted cash flow analyses based on borrowing rates for similar types of borrowing arrangements.

Securities sold under agreements to repurchase: The fair value estimate of securities sold under agreements to repurchase approximates carrying value as they mature daily and bear market interest rates.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At June 30, 2005 and 2004, the fair value of commitments outstanding is not significant since fees charged are not material.

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

The estimated fair values and related carrying amounts, of the Company’s financial instruments are as follows:

	June 30,
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$5,078	$5,078	$3,708	$3,708
Securities available for sale	16,814	16,814	10,299	10,299
Securities held to maturity	12,380	12,462	3,682	3,729
Federal Home Loan Bank stock	2,526	2,526	1,549	1,549
Loans, net	114,781	110,105	98,357	95,054
Accrued interest receivable	680	680	411	411

Financial liabilities:
Deposits	90,336	92,420	87,259	88,935
Short-term borrowings	28,350	28,350	6,340	6,340
Long-term FHLB advances	18,468	18,356	21,012	21,111
Securities sold under agreements to repurchase	989	989	908	908
Accrued interest payable	139	139	72	72

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The condensed balance sheet of the Company is as follows:

BALANCE SHEET

June 30, 2005
(In thousands)
ASSETS

Non-interest bearing deposit in Georgetown Savings Bank	$2,562
Investment in subsidiaries	16,742

Total assets	$19,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other liabilities	$19
Stockholders’ equity	19,285

Total liabilities and stockholders’ equity	$19,304

The condensed statement of income of the Company is as follows:

Year Ended June 30, 2005
(In thousands)
Non-interest expense	$33
Credit for income taxes	11

Loss before equity in undistributed net income of subsidiary	22

Equity in undistributed net income of subsidiary	250

Net income	$228

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

The condensed statement of cash flows of the Company is as follows:

Year Ended June 30, 2005
(In thousands)
Cash flows from operating activities:
Net income	$228
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Increase in other liabilities	19
Equity in undistributed earnings of subsidiaries	(250)

Net cash used by operating activities	(3)

Cash flows from investing activities:
Capital contribution to Georgetown Savings Bank	(8,165)

Net cash provided by investing activities	(8,165)

Cash flows from financing activities:
Net proceeds from issuance of common stock	10,730

Net cash used by financing activities	10,730

Net change in cash and cash equivalents	2,562

Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$2,562

GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded))

19.	QUARTERLY DATA (UNAUDITED)

A summary of consolidated operating results on a quarterly basis is as follows:

	Years Ended June 30,
	2005				2004
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Interest and dividend income:	$1,931	$1,827	$1,738	$1,633	$1,434	$1,429	$1,422	$1,401
Interest expense:	763	695	673	602	520	516	522	535

Net interest income	1,168	1,132	1,065	1,031	914	913	900	866
Provision for loan losses	48	30	18	18	18	18	12	12

Net interest income, after provision for loan losses	1,120	1,102	1,047	1,013	896	895	888	854
Other income	104	100	98	99	94	93	98	116
Other expense	1,458	1,109	862	917	950	901	871	821

Income (loss) before income taxes	(234)	93	283	195	40	87	115	149
Income tax expense (benefit)	(85)	27	99	68	22	25	39	49

Net income (loss)	$(149)	$66	$184	$127	$18	$62	$76	$100

Earning (loss) per share:
Basic	$(0.06)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted	$(0.06)	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Stockholder Information

DIRECTORS

Edward G. Williams, Chairman	T. Louis Hamelin
Robert E. Balletto	Thomas L. Hamelin
James E. Brackbill, Jr., M.D.	Kenneth D. Monaco
Roy C. Carlson	Calvin H. Pingree
David H. Condon	Arthur J. Rauseo
Anthony S. Conte, Jr	Robert P. Rudolph
Raymond W. DeZenzo, Jr.	Richard F. Spencer
Stephen L. Flynn	Mary L. Williams

OFFICERS

Robert E. Balletto, President and Chief Executive Officer

Joseph W. Kennedy, Senior Vice President, Chief Financial Officer and Treasurer

Wendy A. Girroir, Vice President/Human Resources

Scott M. Hanna, Vice President/Marketing

Holly E. Knight, Vice President/Management Information Systems

Kenneth P. Knopf, Vice President/Investment Services

Joseph R. Pollard, Vice President/Retail Banking

Robert G. Rivard, Vice President/Senior Loan Officer

INDEPENDENT AUDITORS	LEGAL COUNSEL
Wolf & Company, P.C.	Luse Gorman Pomerenk & Schick, P.C.
99 High Street	5335 Wisconsin Ave., N.W.
Boston, MA 02110	Suite 400
(617) 439-9700	Washington, DC 20015-2035

REGISTRAR AND TRANSFER AGENT	STOCK LISTING

Registrar and Transfer Company	OTC BULLETIN BOARD
10 Commerce Drive	SYMBOL: GTWN
Cranford, NJ 07016	www.otcbb.com
(800) 368-5948

Contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailings, transferring stock, or replacing lost, stolen or destroyed stock certificates.

ANNUAL REPORT ON FORM 10-KSB

Copies of our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 are available upon written request to:

Joseph W. Kennedy, Senior Vice President, Chief Financial Officer and Treasurer

Georgetown Bancorp, Inc.

P.O. Box 260

2 East Main Street

Georgetown, MA 01833-0360

Branch Locations

Georgetown

2 East Main Street

Georgetown, MA 01833

(978) 352-8600

Rowley

The Rowley Marketplace

303 Haverhill Street

Rowley, MA 01969

(978) 948-8602

North Andover (Opening Soon)

The Eaglewood Shops

75 Turnpike Street (Route 114)

North Andover, MA 01845

(978) 557-1679

www.georgetownsb.com