Form 10KSB, Exhibit 13
period 2006-06-30
Georgetown Bancorp, Inc.
filed 2006-09-28
CIK 1302709

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

ANNUAL REPORT - 2006

                                [GRAPHIC OMITTED]

                                                                  [LOGO]
                                                                Georgetown
                                                               Bancorp, Inc.

--------------------------------------------------------------------------------

                                                          THERE IS A DIFFERENCE.

--------------------------------------------------------------------------------

MISSION STATEMENT

GEORGETOWN SAVINGS BANK IS COMMITTED TO ENHANCING ITS PROFESSIONAL IMAGE AND UNIQUE POSITION AS "THE" COMMUNITY BANK BY OPERATING A WELL-CAPITALIZED, PROFITABLE, AND INDEPENDENT, COMMUNITY-ORIENTED FINANCIAL INSTITUTION, DEDICATED TO PROVIDING EXCEPTIONAL PERSONAL SERVICE.

ITS VALUED STAFF IS COMPRISED OF COMMITTED, LOCAL DECISION MAKERS. THE BANK SEEKS TO CONTINUE ITS GROWTH IN ITS MARKET AREA BY PROVIDING AN ARRAY OF FINANCIAL SERVICES AND DELIVERY CHANNELS THAT MEET THE NEEDS OF RETAIL AND SMALL BUSINESS CONSUMERS.

--------------------------------------------------------------------------------

                                                          THERE IS A DIFFERENCE.

--------------------------------------------------------------------------------

TABLE OF CONTENTS
-----------------

   MESSAGE FROM THE PRESIDENT..................................................4

   SELECTED FINANCIAL INFORMATION AND FINANCIAL RATIOS.........................6

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS................................................7

   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................F-2

   CONSOLIDATED BALANCE SHEETS...............................................F-3

   CONSOLIDATED STATEMENTS OF OPERATIONS.....................................F-4

   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY................F-5

   CONSOLIDATED STATEMENTS OF CASH FLOWS.....................................F-6

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................F-8

MESSAGE FROM THE PRESIDENT

[PHOTO OMITTED]

On behalf of the Board of Directors, senior management, and all of our dedicated employees, I am pleased to present the 2006 Annual Report of Georgetown Bancorp, Inc.

The past year has been one of many challenges for Georgetown Bancorp, Inc. and its wholly owned subsidiary, Georgetown Savings Bank. We continued to position ourselves for the future with the opening, in December 2005, of our newest branch office in North Andover, Massachusetts. We have been encouraged by the positive reception we have experienced from the North Andover/Andover community and are working extremely hard at building strong relationships with local businesses, town government, educational institutions, and local non-profit organizations. At June 30, 2006, the branch had accumulated total deposits of $5.2 million. While we are encouraged by this trend, we remain focused on achieving a level of deposit growth and mix of deposits sufficient to bring the North Andover branch into a profitable status.

Financial performance in fiscal 2006 was adversely affected by rising short-term interest rates, operating costs associated with becoming a public company, the newly opened North Andover branch, and costs associated with the sale of low yielding investment securities.

As a result, the Bank experienced a net loss of $380,000 for the year ended June 30, 2006 versus net income of $228,000 for the year ended June 30, 2005.

Georgetown Savings Bank continues to operate under our core strategic values of being a community bank providing exceptional personal service. Our strategic focus continues to be on deposit growth in our core personal and business checking accounts and commercial loan growth while we also continue to support organizations and causes in our local communities.

In 2006, we began to aggressively market a new line of personal checking accounts designed to meet the varied needs of the marketplace. WOW! Checking is the Bank's premier relationship checking account opening the door to preferred deposit and loan pricing. GO! and SNAP! round out our personal checking product line and provide customers with simple and straightforward solutions to their checking account needs.

In fiscal 2007, we will introduce a new line of business checking accounts. Main Street Checking and Corporate Checking have been designed to meet the needs of local businesses. Both products will offer a comprehensive array of services, such as Merchant Services, Cash Management, and Lock Box that can be customized to meet each business' individual banking needs.

Consistent with our goal to expand our business banking services, we are also in the process of expanding and strengthening our commercial lending team. Attracting and retaining the highest quality personnel to lead and carry out our strategic mission is a top priority.

While the challenges ahead are formidable, we remain optimistic about our future success. We look forward to the challenges ahead with great anticipation and remain committed to serving the needs of both individual consumers and businesses in our market area. Our employees are working very hard to deliver exceptional personal service and we are aggressively reaching out to our local communities in an effort to demonstrate the variety of ways that the "WOW!" difference of banking can be experienced at the Georgetown Savings Bank. We believe that straight talk, simple banking coupled with competitive products and services and friendly, helpful employees will set us apart. We want every customer to describe his or her banking experience with Georgetown Savings Bank as, "WOW! There is a difference!"

On behalf of all of the employees and Directors of Georgetown Bancorp, Inc., thank you and we look forward to your continued support in the coming year.

Sincerely,


/s/ Robert E. Balletto

Robert E. Balletto
President/Chief Executive Officer

--------------------------------------------------------------------------------

                                                      EXPERIENCE THE DIFFERENCE.

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA
-----------------------

                                                                                         AT JUNE 30,
                                                                                        (IN THOUSANDS)
                                                                                   2006                2005
                                                                                   ----                ----
SELECTED FINANCIAL CONDITION DATA:
TOTAL ASSETS                                                                     $168,915            $159,027
CASH AND CASH EQUIVALENTS                                                           3,977               5,078
LOANS RECEIVABLE, NET                                                             128,778             114,781
INVESTMENT SECURITIES                                                              25,288              29,194
DEPOSITS                                                                           96,571              90,336
BORROWINGS(1)                                                                      51,983              47,807
TOTAL STOCKHOLDERS' EQUITY                                                         18,659              19,285

                                                                                   FISCAL YEARS ENDED JUNE 30,
                                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                   2006                2005
                                                                                   ----                ----
SELECTED OPERATING DATA:
INTEREST AND DIVIDEND INCOME                                                     $  8,127            $  7,129
INTEREST EXPENSE                                                                    4,078               2,733
                                                                                 --------            --------
NET INTEREST INCOME                                                                 4,049               4,396
PROVISION FOR LOAN LOSSES                                                             108                 114
                                                                                 --------            --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                 3,941               4,282
NON-INTEREST INCOME                                                                   454                 401
NON-INTEREST EXPENSE                                                                4,948               4,346
                                                                                 --------            --------
(LOSS) INCOME BEFORE INCOME TAXES                                                    (553)                337
INCOME TAX (BENEFIT) EXPENSE                                                         (173)                109
                                                                                 --------            --------
NET (LOSS) INCOME                                                                $   (380)           $    228
                                                                                 ========            ========
BASIC AND DILUTED NET LOSS PER SHARE                                             $  (0.14)                N/A

                                                                           AT OR FOR THE FISCAL YEARS ENDED JUNE 30,
                                                                                   2006                2005
                                                                                   ----                ----
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
RETURN ON ASSETS (RATIO OF NET INCOME TO AVERAGE TOTAL ASSETS)                      (0.23%)              0.15%
RETURN ON EQUITY (RATIO OF NET INCOME TO AVERAGE EQUITY)                            (1.98%)              1.65%
INTEREST RATE SPREAD(2)                                                              2.19%               2.85%
NET INTEREST MARGIN(3)                                                               2.63%               3.11%
EFFICIENCY RATIO(4)                                                                109.88%              90.60%
OPERATING EXPENSE TO AVERAGE TOTAL ASSETS                                            3.03%               2.89%
AVERAGE INTEREST-EARNING ASSETS TO AVERAGE INTEREST-BEARING LIABILITIES            116.29%             113.70%

ASSET QUALITY RATIOS:
NON-PERFORMING ASSETS TO TOTAL ASSETS                                                0.67%               0.39%
NON-PERFORMING LOANS TO TOTAL LOANS                                                  0.87%               0.54%
ALLOWANCE FOR LOAN LOSSES TO NON-PERFORMING LOANS                                   90.23%             140.67%
ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS                                             0.78%               0.76%

CAPITAL RATIOS:
STOCKHOLDERS' EQUITY TO TOTAL ASSETS AT END OF PERIOD                               11.05%              12.13%
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS                                               18.10%              23.30%
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS                                              17.20%              22.30%
TIER 1 CAPITAL TO AVERAGE ASSETS                                                    11.60%              12.90%

1. INCLUDES SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

2. THE INTEREST RATE SPREAD REPRESENTS THE DIFFERENCE BETWEEN THE
WEIGHTED-AVERAGE YIELD ON INTEREST-EARNING ASSETS AND THE WEIGHTED-AVERAGE COST OF INTEREST-BEARING LIABILITIES FOR THE PERIOD.

3. THE NET INTEREST MARGIN REPRESENTS NET INTEREST INCOME AS A PERCENT OF AVERAGE INTEREST-EARNING ASSETS FOR THE PERIOD.

4. THE EFFICIENCY RATIO REPRESENTS NON-INTEREST EXPENSE DIVIDED BY THE SUM OF NET INTEREST INCOME AND NON-INTEREST INCOME.

Management's Discussion and Analysis of Financial Condition and Results of Operations

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

      An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio, because regardless of the extent of our analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within our loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer's financial condition or changes in a customer's unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses from larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans, loan portfolio concentrations, and other subjective considerations are among other factors. Because of the imprecision surrounding these factors, we maintain an unallocated component available to be allocated to a specific loan category.

      Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Comparison of Financial Condition at June 30, 2006 and 2005

      Our total assets increased by $9.9 million, or 6.2%, to $168.9 million at June 30, 2006, from $159.0 million at June 30, 2005. The increase in total assets resulted from an increase in net loans receivable, partially offset by decreases in investment securities and in short-term investments. The increase in net loans receivable of $14.0 million, or 12.2%, to $128.8 million at June 30, 2006, reflected increases in one to four family residential loans of $8.2 million or 9.4%, which included an increase of $4.0 million or 14.2% in adjustable rate loans. Also reflected in the increase in net loans receivable were the following increases, multi-family and commercial loans, $2.0 million or 20.8%, home equity loans and lines of credit, $2.0 million or 23.6% and construction loans, $1.6 million or 20.1%. The decrease in investment securities held to maturity of $2.6 million, or 20.7%, to $9.8 million at June 30, 2006, reflected maturity proceeds being used to fund loan growth in an effort to improve interest margins. Investment securities available for sale decreased $1.3 million, or 8.0%, to $15.5 million at June 30, 2006. Included in the decrease was a sale of $2.9 million of securities with an average yield of 3.68%. Proceeds from this sale were used to pay down maturing FHLB advances, whose reinvestment rate would have been higher than the current yield on the securities. Short-term investments decreased $2.5 million, or 77.4%, to $720,000 at June 30, 2006 and provided an additional source of loan funding.

      Total deposits increased $6.2 million, or 6.9%, to $96.6 million at June 30, 2006, from $90.3 million at June 30, 2005. The increase in deposits resulted primarily from a $7.1 million, or 21.1%, increase in term certificates and a $2.9 million or 62.1% in NOW accounts partially offset by a $5.5 million, or 26.7%, decrease in savings accounts. Our advances from the FHLBB increased $4.4 million, or 9.4%, to $51.2 million at June 30, 2006, from $46.8 million at June 30, 2005, as increases were used to fund growth in loans. Short-term FHLB advances decreased $6.1 million or 21.3% and long-term advances increased $10.5 million or 56.6%, as the company extended the maturities of FHLB advances to take advantage of the flatten yield curve environment.

      Stockholders' equity decreased $626,000 or 3.3%, to $18.7 million at June 30, 2006, from $19.3 million at June 30, 2005. The decrease was primarily due to the net loss for the period and the impact of adjusting the market value of available for sale securities due to market interest rate changes. The decrease in stockholders' equity reflected the net operating loss of $380,000 for the fiscal year ended June 30, 2006. Additionally, accumulated other comprehensive loss increased $313,000 to $330,000 at June 30, 2006, from $17,000 at June 30,
2005, reflecting $523,000 in net pre tax unrealized losses on securities available for sale for the fiscal year ended June 30, 2006, compared to $22,000 for the fiscal year ended June 30, 2005. Offsetting the decrease in stockholders' equity was a $74,000 adjustment related to ESOP expenses.

Comparison of Operating Results for the Years Ended June 30, 2006 and 2005

      General. The net loss for the fiscal year ended June 30, 2006 was $380,000, compared to net income of $228,000 for the fiscal year ended June 30, 2005, resulting in a $608,000 or 266.7% reduction in net income. The decrease was primarily related to a decrease in net interest income and an increase in non-interest expenses, being partially offset by an increase in non-interest income.

      Interest Income. Interest income increased by $998,000, or 14.0%, to $8.1 million for the fiscal year ended June 30, 2006, from $7.1 million for the fiscal year ended June 30, 2005. The increase in interest income resulted primarily from an increase in interest income from loans receivable and an increase in interest and dividend income from securities. The increase in interest income reflected a $12.9 million, or 9.1% increase in the average balance of interest-earning assets to $154.2 million, for the fiscal year ended June 30, 2006, from $141.3 million for the fiscal year ended June 30, 2005, as well as a 22 basis point increase in the average yield on interest-earning assets to 5.27% for the fiscal year ended June 30, 2006, from 5.05% for the fiscal year ended June 30, 2005, reflecting an increase in market interest rates.

      Interest income from loans receivable increased $779,000, or 13.3%, to $6.7 million for the fiscal year ended June 30, 2006, from $5.9 million for the fiscal year ended June 30, 2005. The increase was due to an $11.9 million or 11.1% increase in the average balance of loans receivable during 2006 to $119.4 million from $107.5 million, as well as, an increase in the average yield to 5.57% from 5.46%. The increase in the average balance of loans receivable reflected an increase in our loan originations due to the continued low mortgage interest rate environment and moderate housing growth in our market area, as well as the company's efforts to originate short-term, adjustable rate loans. These originations more than offset loan repayments in 2006. Interest and dividend income from investment securities increased $216,000, or 19.0%, to $1.4 million for the fiscal year ended June 30, 2006, from $1.1 million for the fiscal year ended June 30, 2005. The increase resulted from an increase in the average yield to 4.28% from 4.05%, and by a $3.5 million or 12.6% increase in the average balance of investment securities to $31.7 million for the fiscal year ended June 30, 2006, from $28.1 million for the fiscal year ended June 30, 2005. Interest income from interest-earning deposits increased $3,000, or 2.5%, to $122,000 for the fiscal year ended June 30, 2006, from $119,000 for the fiscal year ended June 30, 2005. The increase resulted from an increase in the average yield to 3.90% from 2.10%, substantially offset by a $2.5 million, or 44.9.0% decrease in the average balance of interest-earning deposits to $3.1 million for the fiscal year ended June 30, 2006, from $5.7 million for the fiscal year ended June 30, 2005. The decrease in average balances reflected short-term investment balances being used to fund loan originations.

      Interest Expense. Interest expense increased $1.3 million, or 49.2%, to $4.1 million for fiscal 2006, from $2.7 million for fiscal 2005. The increase in interest expense resulted from an increase in the average cost of liabilities to 3.07% from 2.20%, reflecting rising short-term interest rates during 2006, and by a $8.3 million, or 6.7%, increase in the average balance of interest-bearing liabilities to $132.6 million for the fiscal year ended June 30, 2006, from $124.3 million for the fiscal year ended June 30, 2005. Interest expense on FHLBB advances increased $806,000, or 60.5%, reflecting a $8.5 million, or 20.0% increase in the average balance of FHLBB advances, and by a 105 basis point increase in the average rate paid on such advances, which increased to 4.18% for the fiscal year ended June 30, 2006, from 3.13% for the fiscal year ended June 30, 2005. The increase reflects the company's use of short-term advances in a rising interest rate environment. Interest expense on money market deposits increased $281,000, or 107.3%, due to a 98 basis point increase in the average rate paid on such deposits and by a $4.4 million, or 24.6%, increase in the average balance of money market deposits. The increase reflected the impact of the company's new product, WOW! Money Market Account, which offered a premium rate to attract new customer relationships. Interest expense on certificates of deposit increased $251,000, or 24.0%, reflecting a 65 basis point increase in the average rate and a $704,000, or 2.0%, increase in the average balance of such deposits. Additionally, the average balance of savings accounts decrease $6.2 million, or 26.3% to $17.4 million for the fiscal year ended June 30, 2006, from $23.6 million for the fiscal year ended June 30, 2005. This decrease negatively impacted interest expense, as the average rate paid for the fiscal year ended June 30, 2006 was .30%.

      Net Interest Income. Net interest income decreased $347,000, or 7.9%, to $4.0 million for the fiscal year ended June 30, 2006, from $4.4 million for the fiscal year ended June 30, 2005. The decrease was the result of a decline of our net interest margin, partially offset by an increase of net interest-earning assets. The decline in our net interest margin reflected the more rapid re-pricing of our interest-bearing liabilities as compared to our interest-earning assets in a rising interest rate environment. Our net interest margin decreased to 2.63% during fiscal 2006, from 3.11% during fiscal 2005.

      Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. After an evaluation of these factors, management made a provision of $108,000 for the fiscal year ended June 30, 2006, as compared to a $114,000 provision for the fiscal year ended June 30, 2005. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $1,016,000, or 0.78% of loans outstanding at June 30, 2006, as compared with $882,000, or 0.76% of loans outstanding at June 30, 2005. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

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

      While loan quality has been stable in recent years, with loan charge-offs of $8,000 for the fiscal year ended June 30, 2006 and $110,000 for the fiscal year ended June 30, 2005, the balance of loans and risks in the loan portfolio has increased. We have allocated the allowance among categories of loan types, as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation.

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

      Non-interest Income. Non-interest income increased $53,000, or 13.2% to $454,000 for the fiscal year ended June 30, 2006, as compared to $401,000 for the fiscal year ended June 30, 2005. The increase was primarily due to increases in income from our financial services program and fees charged from our new overdraft privilege program, partially offset by the loss on sale of securities available for sale. Financial services income increased $70,000, or 276.2%, as the company restructured the program. The overdraft privilege program began in April 2006 and as a result, associated income increased $27,000, or 19.2%. In June 2006 the company sold $2.9 million of investment securities available for sale, which resulted in a $56,000 loss. Proceeds from this sale were used to pay down maturing FHLB advances, whose reinvestment rate would have been higher than the current yield on the securities.

      Non-interest Expense. Non-interest expense increased $602,000, or 13.9%, to $4.9 million for the fiscal year ended June 30, 2006, compared to $4.3 million for the fiscal year ended June 30, 2005. Compensation and employee benefits increased $400,000, or 17.1%, primarily due to additional staff added for the North Andover office, increases in director fees due to increased meeting frequency, increases in health insurance from head count additions and premium increases, and increases in payroll taxes, partially offset by a reduction in ESOP expense of $105,000, as a prepayment of the ESOP loan of $143,000 was made in fiscal 2005. Occupancy expense increased $164,000, or 25.5%, primarily due to the opening of the North Andover office in December 2005. Data processing expenses decreased $50,000, or 17.4% primarily due to one-time credits totaling $41,000 related to our core processing conversion in June 2005. Professional fees increased $93,000, or 35.4%, due to increases in audit and legal fees associated with being a public company, as the company became public in January 2005. Advertising expenses increased $107,000, or 88.4%, primarily due to promotions for the opening of our North Andover office. Our other general and administrative expense decreased $112,000, or 16.3%, to $576,000 for the fiscal year ended June 30, 2006, from $688,000 for the prior fiscal year. The decrease was primarily due to one-time core processing system conversion expense of $111,000, which was incurred in fiscal 2005.

      Income Tax Expense. The loss before income taxes of $553,000 for the fiscal year ended June 30, 2006 resulted in an income tax benefit of $173,000 for the fiscal year ended June 30, 2006, as compared to income before income taxes of $337,000 and a provision for income taxes of $109,000 for the fiscal year ended June 30, 2005. The effective tax rates for the fiscal years ended June 30, 2006 and 2005 were 31.3% and 32.3%, respectively. The lower effective tax rate in fiscal 2006 was primarily due to a lower level of state income taxes.

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

                                                                                     Fiscal Years Ended June 30,
                                                     At          -------------------------------------------------------------------
                                               June 30, 2006                  2006                              2005
                                          ---------------------  -----------------------------   -----------------------------------
                                                       Weighted    Average                         Average
                                          Outstanding   Average  Outstanding            Yield/   Outstanding                Average
                                            Balance      Rate      Balance    Interest   Rate      Balance    Interest    Yield/Rate
                                          -----------  --------  -----------  --------  ------   -----------  --------    ----------
                                                                           (Dollars in thousands)
Assets:
Loans ..................................    $129,794      5.82%    $119,428   $  6,650    5.57%    $107,506    $  5,871      5.46%
Investment securities (1) ..............      28,193      4.83       31,667      1,355    4.28       28,122       1,139      4.05
Interest-earning deposits ..............         720      5.23        3,129        122    3.90        5,674         119      2.10
                                            --------               --------   --------             --------    --------
  Total interest-earning assets ........     158,707      5.64      154,224      8,127    5.27      141,302       7,129      5.05
Non-interest-earning assets ............      10,208                  9,192         --                8,879          --
                                            --------               --------   --------             --------    --------
  Total assets .........................    $168,915               $163,416   $  8,127             $150,181    $  7,129
                                            ========               ========   ========             ========    ========

Liabilities and equity:
Savings deposits .......................    $ 15,008      0.29     $ 17,405         53    0.30     $ 23,612          74      0.31
NOW accounts ...........................       7,562      1.04        6,164         40    0.65        5,097          10      0.20
Money market accounts ..................      21,706      3.01       22,061        543    2.46       17,709         262      1.48
Certificates of deposit ................      41,010      4.13       35,150      1,297    3.69       34,446       1,046      3.04
                                            --------               --------   --------             --------    --------
  Total interest-bearing deposits ......      85,286      2.90       80,780      1,933    2.39       80,864       1,392      1.72
FHLBB advances .........................      51,221      4.61       51,094      2,138    4.18       42,585       1,332      3.13
Repurchase agreements ..................         762      1.00          751          7    0.93          828           9      1.09
                                            --------               --------   --------             --------    --------
  Total interest-bearing liabilities ...     137,269      3.53      132,625      4,078    3.07      124,277       2,733      2.20

Non-interest-bearing liabilities:
  Demand Deposits ......................      11,285                 10,295                           9,728
  Other non-interest-bearing
     liabilities .......................       1,702                  1,288                           2,358
  Total liabilities ....................     150,256                144,208                         136,363
Stockholders' equity ...................      18,659                 19,208                          13,818
                                            --------               --------                        --------
   Total liabilities and equity ........    $168,915               $163,416                        $150,181
                                            ========               ========                        ========

Net interest income ....................                                      $  4,049                         $  4,396
                                                                              ========                         ========
Net interest rate spread (2) ...........                  2.11%                           2.20%                              2.85%
Net interest-earning assets (3) ........    $ 21,438               $ 21,599                        $ 17,025
                                            ========               ========                        ========
Net interest margin (4) ................                                                  2.63%                              3.11%
Average of interest-earning
   assets to interest-bearing
   liabilities .........................                115.62%                         116.29%                            113.70%

----------
(1)   Consists entirely of taxable investment securities.

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

                                             Fiscal Years Ended June 30,
                                                    2006 vs. 2005
                                        ---------------------------------------
                                        Increase (Decrease) Due to
                                        --------------------------
                                         Volume             Rate         Net
                                        ---------        ---------     --------
                                                      (In thousands)

      Interest-earning assets:
         Loans .......................  $     651        $     128     $    779
         Investment securities (1) ...        144               72          216
         Interest-earning deposits ...        (53)              56            3
                                        ---------        ---------     --------

            Total interest-earning
              assets .................        742              256          998
                                        ---------        ---------     --------

      Interest-bearing liabilities:
         Savings deposits ............        (19)              (2)         (21)
         NOW accounts ................          2               28           30
         Money market accounts .......         64              217          281
         Certificates of deposit .....         21              230          251
                                        ---------        ---------     --------
            Total interest-bearing
              deposits ...............         68              473          541

         FHLBB advances ..............        266              540          806
         Repurchase agreements .......         (1)              (1)          (2)
                                        ---------        ---------     --------

            Total interest-bearing
                 liabilities .........        333            1,012        1,345
                                        ---------        ---------     --------

      Change in net interest income ..  $     409        $    (756)    $   (347)
                                        =========        =========     ========

      ----------
      (1)   Consists entirely of taxable investment securities.

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

Net Interest Income Simulation IRR can result from timing differences in the maturity/repricing of an institution's assets, liabilities, and off-balance sheet contracts; the effect of embedded options, such as call or convertible options, loan prepayments, interest rate caps, and deposit withdrawals; unexpected shifts of the yield curve that affect both the slope and shape of the yield curve and differences in the behavior of lending and funding rates, sometimes referred to as basis risk. Given the potential types and differing related characteristics of IRR, it is important that the company maintain an appropriate process and set of measurement tools, which enables it to identify and quantify its sources of IRR. The company's primary tool in managing IRR in this manner is an income simulation model. This model measures the net interest income at risk primarily under three different interest rate scenarios. Specifically, net interest income is measured assuming market interest rates remain unchanged, where rates increase 200 basis points and where rates decrease 200 basis points from current market rates over a one-year time horizon. The changes in net interest income due to changes in market interest rates reflect the rate sensitivity of the company's interest-bearing assets and liabilities.

The following table presents, as of June 30, 2006 the estimated changes in net interest income that would result from changes in market interest rates over the next twelve-month period.

          For the Twelve Months Ending June 30, 2006
                    (Dollars in thousands)

       Changes in
     Interest Rates         Net Interest
     (Basis Points)            Income            % Change
     --------------            ------            --------

          200                  $3,865             -6.1%
           0                   $4,117              0.0%
         -200                  $4,226              2.6%

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

      Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2006, cash and cash equivalents totaled $4.0 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $15.5 million at June 30, 2006. In addition, at June 30, 2006, we had the ability to borrow a total of approximately $65.0 million from the FHLBB. On that date, we had $51.2 million in advances outstanding.

      At June 30, 2006, we had $3.3 million in loan commitments outstanding. In addition to commitments to originate loans, we had $16.4 million in unadvanced funds to borrowers. Certificates of deposit due within one year of June 30, 2006 totaled $23.0 million, or 23.8% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLBB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2006. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

      We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the FHLBB.

      Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2006, we originated $ 44.0 million of loans and purchased $5.9 million of securities. In fiscal 2005, we originated $37.1 million of loans and purchased $19.2 million of securities.

      Financing activities consist primarily of activity in deposit accounts and FHLBB advances. We experienced a net increase in total deposits of $6.2 million and $3.1 million for the fiscal years ended June 30, 2006 and 2005, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. In addition, since our conversion to a federally chartered savings bank, we no longer have excess deposit insurance coverage, which was provided to us, as a Massachusetts savings bank, through the Depositors Insurance Fund. We do not anticipate any material run-off of deposits due to the loss of this excess deposit insurance coverage.

      FHLBB advances reflected net increases of $4.4 million and $19.5 million during the fiscal years ended June 30, 2006 and 2005, respectively. FHLBB advances have primarily been used to fund loan demand and purchase securities.

Georgetown Savings Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC), including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2006, Georgetown Savings Bank exceeded all of the FDIC regulatory capital requirements. Georgetown Savings Bank is considered "well capitalized" under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements. At June 30, 2006, Georgetown Savings Bank exceeded all of the regulatory capital requirements applicable under the regulations of the OTS, our primary regulator.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Georgetown Bancorp, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page

Report of Independent Registered Public Accounting Firm                  F-2

Consolidated Balance Sheets                                              F-3

Consolidated Statements of Operations                                    F-4

Consolidated Statements of Changes in Stockholders' Equity               F-5

Consolidated Statements of Cash Flows                                    F-6

Notes to Consolidated Financial Statements                            F-8 - F-40

                      [LETTERHEAD OF WOLF & COMPANY, P.C]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Georgetown Bancorp, Inc.
Georgetown, Massachusetts

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Bancorp, Inc. and subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Wolf & Company, P.C

Boston, Massachusetts
July 28, 2006

                            GEORGETOWN BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS

                             June 30, 2006 and 2005

                                     ASSETS

                                                                            2006            2005
                                                                        -----------     -----------
                                                                               (In thousands)
Cash and due from banks                                                 $     3,257     $     1,887
Short-term investments                                                          720           3,191
                                                                        -----------     -----------
               Total cash and cash equivalents                                3,977           5,078

Securities available for sale, at fair value                                 15,465          16,814
Securities held to maturity, at amortized cost                                9,823          12,380
Federal Home Loan Bank stock, at cost                                         2,905           2,526
Loans, net of allowance for loan losses of $1,016,000
    at June 30, 2006 and $882,000 at June 30, 2005                          128,778         114,781
Premises and equipment                                                        5,230           4,885
Accrued interest receivable                                                     674             680
Bank-owned life insurance                                                     1,211           1,166
Other assets                                                                    852             717
                                                                        -----------     -----------

               Total assets                                             $   168,915     $   159,027
                                                                        ===========     ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                $    96,571     $    90,336
Short-term borrowings                                                        22,300          28,350
Long-term Federal Home Loan Bank advances                                    28,921          18,468
Securities sold under agreements to repurchase                                  762             989
Mortgagors' escrow accounts                                                     289             268
Accrued expenses and other liabilities                                        1,413           1,331
                                                                        -----------     -----------
               Total liabilities                                            150,256         139,742
                                                                        -----------     -----------

Commitments and Contingencies (Note 15)

Stockholders' equity:
Preferred stock, $0.10 par value per share: 1,000,000
shares authorized; none outstanding                                              --              --
Common stock, $0.10 par value per share: 10,000,000
shares authorized; 2,777,250 shares issued and outstanding                      278             278
Additional paid-in capital                                                   11,452          11,452
Retained earnings                                                             7,996           8,383
Accumulated other comprehensive loss                                           (330)            (17)
Unearned compensation - ESOP                                                   (737)           (811)
                                                                        -----------     -----------
               Total stockholders' equity                                    18,659          19,285
                                                                        -----------     -----------

               Total liabilities and stockholders' equity               $   168,915     $   159,027
                                                                        ===========     ===========

See accompanying notes to consolidated financial statements.

                            GEORGETOWN BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                       Years Ended June 30, 2006 and 2005

                                                            2006            2005
                                                        -----------     -----------
                                                              (In thousands)
Interest and dividend income:
    Loans, including fees                               $     6,650     $     5,871
    Investment interest and dividends                         1,355           1,139
    Short-term investments                                      122             119
                                                        -----------     -----------
               Total interest and dividend income             8,127           7,129
                                                        -----------     -----------

Interest expense:
    Deposits                                                  1,933           1,392
    Short-term borrowings                                     1,084             581
    Long-term Federal Home Loan Bank advances                 1,054             751
    Securities sold under agreements to repurchase                7               9
                                                        -----------     -----------
               Total interest expense                         4,078           2,733
                                                        -----------     -----------

Net interest income                                           4,049           4,396
Provision for loan losses                                       108             114
                                                        -----------     -----------
Net interest income, after provision for loan losses          3,941           4,282
                                                        -----------     -----------

Non-interest income:
    Customer service fees                                       439             325
    Loss on sale of securities available for sale               (56)             (2)
    Income from bank-owned life insurance                        45              45
    Other                                                        26              33
                                                        -----------     -----------
               Total non-interest income                        454             401
                                                        -----------     -----------

Non-interest expenses:
    Salaries and employee benefits                            2,742           2,342
    Occupancy and equipment expenses                            808             644
    Data processing expenses                                    238             288
    Professional fees                                           356             263
    Advertising expense                                         228             121
    Other general and administrative expenses                   576             688
                                                        -----------     -----------
               Total non-interest expenses                    4,948           4,346
                                                        -----------     -----------

(Loss) income before income taxes                              (553)            337

Income tax (benefit) expense                                   (173)            109
                                                        -----------     -----------

Net (loss) income                                       $      (380)    $       228
                                                        ===========     ===========

Net loss per share:
   Basic and diluted                                         ($0.14)            N/A

See accompanying notes to consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       Years Ended June 30, 2006 and 2005

                                                                                           Accumulated
                                                                   Additional                  Other        Unearned
                                                                    Paid-in     Retained   Comprehensive  Compensation-
                                                    Common Stock    Capital     Earnings   Income (Loss)      ESOP           Total
                                                      ---------    ----------  ---------   -------------  -------------   ---------
                                                                                      (In thousands)
Balance at June 30, 2004                              $      --     $      --  $   8,171     $    (102)     $      --     $   8,069
                                                                                                                          ---------

Comprehensive income:
   Net income                                                --            --        228            --             --           228
   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification adjustments and
     tax effects                                             --            --         --            85             --            85
                                                                                                                          ---------
          Total comprehensive income                                                                                            313
                                                                                                                          ---------

Net proceeds from the issuance of common
   stock (2,775,250 shares)                                 278        11,452         --            --             --        11,730

Common stock acquired by ESOP (99,981 shares)                --            --         --            --         (1,000)       (1,000)
Common stock held by ESOP committed to
   be allocated (18,900 shares)                              --            --        (16)           --            189           173
                                                      ---------     ---------  ---------     ---------      ---------     ---------

Balance at June 30, 2005                                    278        11,452      8,383           (17)          (811)       19,285
                                                                                                                          ---------

Comprehensive loss:
   Net loss                                                  --            --       (380)           --             --          (380)
   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification adjustments and
     tax effects                                             --            --         --          (313)            --          (313)
                                                                                                                          ---------
          Total comprehensive loss                                                                                             (693)
                                                                                                                          ---------

Common stock held by ESOP allocated or committed
  to be allocated (7,428 shares)                             --            --         (7)           --             74            67
                                                      ---------     ---------  ---------     ---------      ---------     ---------

Balance at June 30, 2006                              $     278     $  11,452  $   7,996     $    (330)     $    (737)    $  18,659
                                                      =========     =========  =========     =========      =========     =========

See accompanying notes to consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       Years Ended June 30, 2006 and 2005

                                                                   2006           2005
                                                                ----------     ----------
                                                                     (In thousands)
Cash flows from operating activities:
   Net (loss) income                                            $     (380)    $      228
    Adjustments to reconcile net (loss) income to net cash
      provided by operating activities:
        Provision for loan losses                                      108            114
        Loss on sale of securities available for sale                   56              2
        Accretion of securities, net                                   (44)           (19)
        (Accretion) amortization of deferred loan costs, net           (39)            25
        Depreciation and amortization expense                          436            375
        Decrease (increase)  in accrued interest receivable              6           (269)
        Income from bank-owned life insurance                          (45)           (45)
        Deferred tax benefit                                           (38)           (67)
        ESOP compensation expense                                       67            173
        Other, net                                                     173            245
                                                                ----------     ----------
           Net cash provided by operating activities                   300            762
                                                                ----------     ----------

Cash flows from investing activities:
    Activity in available-for-sale securities:
       Maturities, prepayments and calls                             3,759          1,649
       Purchases                                                    (5,888)        (8,236)
       Proceeds on sales of securities                               2,944            197
    Activity in held-to-maturity securities:
       Maturities, prepayments and calls                             2,578          2,248
       Purchases                                                        --        (10,917)
    Purchase of Federal Home Loan Bank stock                          (379)          (977)
    Loan originations, net of amortization and payoffs             (14,066)       (16,563)
    Purchase of premises and equipment                                (781)          (183)
                                                                ----------     ----------
           Net cash used by investing activities                   (11,833)       (32,782)
                                                                ----------     ----------

                                   (continued)

See accompanying notes to consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                       Years Ended June 30, 2006 and 2005

                                                                      2006          2005
                                                                   ---------     ---------
                                                                        (In thousands)
Cash flows from financing activities:
    Net increase in deposits                                           6,235         3,077
    Net (decrease) increase in securities sold under agreements
      to repurchase                                                     (227)           81
    Net change in borrowings with maturities of  three
      months or less                                                  (3,900)        8,010
    Proceeds of Federal Home Loan Bank advances
      with maturities greater than three months                       43,650        17,500
    Repayments of Federal Home Loan Bank advances
      with maturities greater than three months                      (35,347)       (6,044)
    Net change in mortgagors' escrow accounts                             21            36
 Proceeds from issuance of common stock                                   --        10,730
                                                                   ---------     ---------
            Net cash provided by financing activities                 10,432        33,390
                                                                   ---------     ---------

Net change in cash and cash equivalents                               (1,101)        1,370

Cash and cash equivalents at beginning of year                         5,078         3,708
                                                                   ---------     ---------

Cash and cash equivalents at end of year                           $   3,977     $   5,078
                                                                   =========     =========

Supplementary information:
    Interest paid on deposit accounts                              $   1,922     $   1,382
    Interest paid on Federal Home Loan Bank advances                   2,087         1,275
    Interest paid on securities sold under agreement
      to repurchase                                                        7             9
    Income taxes paid (recovered), net                                   (86)          248

See accompanying notes to consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Years Ended June 30, 2006 and 2005

1.    CORPORATE STRUCTURE

      On January 5, 2005, in accordance with a reorganization and stock issuance plan, Georgetown Savings Bank, a Massachusetts-chartered mutual savings bank, was reorganized into a Federally-chartered mutual holding company, Georgetown Bancorp, MHC ("MHC"). Concurrent with the reorganization, Georgetown Bancorp, Inc. (the "Company") a Federally-chartered corporation was organized by the MHC for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the "Bank"), a Federally-chartered stock savings bank. In connection with the reorganization and stock issuance plan the Company issued an aggregate of 2,777,250 shares of common stock. The Company offered for sale, at $10.00 per share, 45.0% of the issued shares of its common stock in a public offering to eligible depositors, employees, and members of the general public (the "Offering"). The remaining 55.0% of the Company's shares of common stock were issued to the MHC.

      In addition, the Bank adopted an Employee Stock Ownership Plan ("ESOP") which purchased 99,981 shares of the common stock at $10.00 per share. The net proceeds, after the purchase of the ESOP shares in the amount of $1,000,000 and Offering expenses of $718,000, amounted to $10,730,000.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of presentation and consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Georgetown Funding Corporation. The Bank's financial statements include its wholly-owned subsidiary, Georgetown Securities Corporation, which engages in the buying, selling and holding of securities. Georgetown Funding Corporation was established and funded to loan funds to the ESOP. All significant intercompany balances and transactions have been eliminated in consolidation.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Segment reporting

      Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management evaluates the Company's performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company's total revenues.

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

      Cash and cash equivalents

      Cash and cash equivalents include cash, amounts due from banks, federal funds sold and other short-term investments, all of which mature within 90 days, which are carried at cost. Other short-term investments are similar to federal funds sold which mature on a daily basis.

      Reclassifications

      Certain amounts in the 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation.

      Securities

      Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Securities classified as "available for sale" are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax effects.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Securities (concluded)

      Purchase premiums and discounts are amortized to earnings by the interest method over the contractual life of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on sale of securities are on the trade date and determined using the specific identification method.

      Loans

      The loan portfolio consists of mortgage, commercial and consumer loans to the Company's customers, principally in the Essex County, Massachusetts region and southern New Hampshire. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

      The accrual of interest on loans, including impaired loans, is generally recognized on a simple interest basis and is discontinued at the time the loan is 90 days past due, unless the credit is well secured and in process of collection. Past due status is based on the contractual terms of the loans. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio, because regardless of the extent of our analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within our loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer's financial condition or changes in a customer's unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses from larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans, loan portfolio concentrations, and other subjective considerations are among other factors. Because of the imprecision surrounding these factors, we maintain an unallocated component that is not allocated to a specific loan category.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Income taxes

      Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

      Advertising costs

      Advertising costs are expensed when incurred.

      Employee Stock Ownership Plan ("ESOP")

      Compensation expense is recognized based on the fair value of shares committed to be released to the ESOP participants. The value of unallocated shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders' equity.

      Earnings per share

      Basic earnings (loss) per share represents income (loss) available (attributable) to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares (common stock equivalents) that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The Company has no common stock equivalents. Earnings per share is not presented for the year ended June 30, 2005 or for any periods beginning prior to March 31, 2005 since the Company completed its Offering on January 5, 2005 and, accordingly, such data would not be meaningful.

      Comprehensive income/loss

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operating results. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders' equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income/loss.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Comprehensive income/loss (concluded)

      The components of the change in other comprehensive income/loss and related tax effects are as follows:

                                                        Years Ended June 30,
                                                       -----------------------
                                                          2006          2005
                                                       ---------     ---------
                                                            (In thousands)
       Change in unrealized holding gains (losses)
         on available-for-sale securities              $    (557)    $     135
       Reclassification adjustment for losses
         realized in income                                   56             2
                                                       ---------     ---------
       Net unrealized gains (losses)                        (501)          137
       Tax effect                                            188           (52)
                                                       ---------     ---------

       Net-of-tax amount                               $    (313)    $      85
                                                       =========     =========

Recent accounting pronouncements

In March, 2006 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets" (SFAS 156). The Statement amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. Consistent with SFAS No. 140, SFAS 156 requires companies to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. However, the Statement permits a company to choose either the amortized cost method or fair value measurement method for each class of separately recognized servicing assets. The Statement is effective as of the beginning of a company's first fiscal year after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements. The Company plans to adopt SFAS 156 at the beginning of fiscal 2008 and does not expect the adoption of this Statement to have a material impact on its consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Recent accounting pronouncements (concluded)

      In June 2006, FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," which is an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position in the tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The effective date of this Interpretation is for fiscal years beginning after December 15, 2006. The Company does not expect this Interpretation to have a material impact on the Company's consolidated financial statements.

3.    RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

      The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2006 and 2005, these reserve balances amounted to $1,110,000 and $1,107,000, respectively.

4.    SHORT-TERM INVESTMENTS

      A summary of short-term investments follows:

                                                        June 30,
                                                 ----------------------
                                                    2006         2005
                                                 ---------    ---------
                                                    (In thousands)

      FHLB Ideal Way                             $       6    $      12
      FHLB overnight funds                              --        3,146
      Federal funds sold                               668           --
      Shay asset management fund                        46           33
                                                 ---------    ---------

                                                 $     720    $   3,191
                                                 =========    =========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

5.    SECURITIES

      A summary of securities follows:

                                                              June 30, 2006
                                           -----------------------------------------------------
                                                            Gross        Gross
                                           Amortized     Unrealized    Unrealized        Fair
                                              Cost          Gains        Losses          Value
                                           ----------    ----------    ----------     ----------
                                                                   (In thousands)
      Securities available for sale
      -----------------------------

          Government-sponsored
              enterprises                  $    4,000    $       --    $      (79)    $    3,921
          Mortgage-backed securities           11,988             1          (445)        11,544
                                           ----------    ----------    ----------     ----------

                 Total securities
                     available for sale    $   15,988    $        1    $     (524)    $   15,465
                                           ==========    ==========    ==========     ==========

      Securities held to maturity
      ---------------------------

          Government-sponsored
              enterprises                  $      500    $       --    $      (12)    $      488
          Mortgage-backed securities            9,323             2          (360)         8,965
                                           ----------    ----------    ----------     ----------

                 Total securities
                     held to maturity      $    9,823    $        2    $     (372)    $    9,453
                                           ==========    ==========    ==========     ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SECURITIES (continued)

                                                                     June 30, 2005
                                                   -----------------------------------------------------
                                                                   Gross         Gross
                                                    Amortized    Unrealized    Unrealized         Fair
                                                      Cost         Gains         Losses          Value
                                                   ----------    ----------    ----------     ----------
                                                                      (In thousands)
      Securities available for sale
      -----------------------------

          Government-sponsored
              enterprises                          $    4,994    $        2    $      (44)    $    4,952
          Mortgage-backed securities                   11,842            82           (62)        11,862
                                                   ----------    ----------    ----------     ----------

                 Total securities
                     available for sale            $   16,836    $       84    $     (106)    $   16,814
                                                   ==========    ==========    ==========     ==========

      Securities held to maturity
      ---------------------------

          Government-sponsored
              enterprises                          $    1,000    $       --    $       (5)    $      995
          Mortgage-backed securities                   11,380           105           (18)        11,467
                                                   ----------    ----------    ----------     ----------

                 Total securities
                     held to maturity              $   12,380    $      105    $      (23)    $   12,462
                                                   ==========    ==========    ==========     ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SECURITIES (continued)

      The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2006 follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  Available for Sale           Held to Maturity
                              ------------------------    ------------------------
                               Amortized       Fair       Amortized        Fair
                                 Cost          Value        Cost           Value
                              ----------    ----------    ----------    ----------
                                                (In thousands)
      Within 1 year           $    1,500    $    1,484    $       --    $       --
      After 1 year through
          5 years                  2,500         2,437           500           488
                              ----------    ----------    ----------    ----------
                                   4,000         3,921           500           488
      Mortgage-backed
          securities              11,988        11,544         9,323         8,965
                              ----------    ----------    ----------    ----------

                              $   15,988    $   15,465    $    9,823    $    9,453
                              ==========    ==========    ==========    ==========

      For the years ended June 30, 2006 and 2005, proceeds from the sale of securities available for sale amounted to $2,944,000 and $197,000, respectively, with realized losses of $56,000 and $2,000, respectively.

      At June 30, 2006 and 2005, the carrying amount of securities pledged to secure repurchase agreements was $2,473,000 and $1,989,000, respectively.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SECURITIES (continued)

      Information pertaining to securities with gross unrealized losses at June 30, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                                Less Than Twelve Months    Greater Than Twelve Months
                                               ------------------------    --------------------------
                                                 Gross                       Gross
                                               Unrealized        Fair      Unrealized         Fair
                                                 Losses         Value        Losses           Value
                                               ----------    ----------    ----------      ----------
                                                                   (In thousands)
      June 30, 2006:
      --------------

      Securities available for sale
      -----------------------------

          Government-sponsored
              enterprises                      $       41    $    1,959    $       38      $    1,962
          Mortgage-backed securities                  145         4,575           300           6,476
                                               ----------    ----------    ----------      ----------
                 Total securities available
                     for sale                         186         6,534           338           8,438
                                               ----------    ----------    ----------      ----------

      Securities held to maturity
      ---------------------------

          Government-sponsored
              enterprises                              --            --            12             488
          Mortgage-backed securities                  129         3,047           231           5,701
                                               ----------    ----------    ----------      ----------
                 Total securities held
                     to maturity                      129         3,047           243           6,189
                                               ----------    ----------    ----------      ----------

                 Total temporarily impaired
                     securities                $      315    $    9,581    $      581      $   14,627
                                               ==========    ==========    ==========      ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      SECURITIES (concluded)


                                                 Less Than Twelve Months     Greater Than Twelve Months
                                               --------------------------    --------------------------
                                                 Gross                         Gross
                                               Unrealized          Fair      Unrealized        Fair
                                                 Losses           Value        Losses          Value
                                               ----------      ----------    ----------      ----------
                                                                   (In thousands)
      June 30, 2005:
      --------------

      Securities available for sale
      -----------------------------

          Government-sponsored
              enterprises                      $       17      $    2,481    $       27      $    1,972
          Mortgage-backed securities                   17           2,096            45           2,716
                                               ----------      ----------    ----------      ----------
                 Total securities available
                     for sale                          34           4,577            72           4,688
                                               ----------      ----------    ----------      ----------

      Securities held to maturity
      ---------------------------

          Government-sponsored
              enterprises                               4             495             1             499
          Mortgage-backed securities                   18           1,127            --              --
                                               ----------      ----------    ----------      ----------
                 Total securities held
                     to maturity                       22           1,622             1             499
                                               ----------      ----------    ----------      ----------

                 Total temporarily impaired
                     securities                $       56      $    6,199    $       73      $    5,187
                                               ==========      ==========    ==========      ==========

      At   June   30,   2006,    eighteen   debt   securities    classified   as
      available-for-sale and twelve debt securities classified as held-to-maturity, have unrealized losses with aggregate depreciation of 3.6% from the Company's amortized cost basis. Because these unrealized losses relate principally to government-sponsored enterprises and mortgage-backed securities, are the result of fluctuations in interest rates and management has the intent and ability to hold these debt securities for the foreseeable future, no declines are deemed to be other than temporary.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

6.    LOANS

      A summary of loans follows:

                                                            June 30,
                                                   ---------------------------
                                                       2006            2005
                                                   -----------     -----------
                                                          (In thousands)
      Mortgage loans on real estate:
          One to four family residential           $    95,478     $    87,277
          Multi-family and commercial                   11,891           9,847
          Construction                                   9,529           7,931
          Home equity loans and lines of credit         10,614           8,589
                                                   -----------     -----------
                    Total mortgage loans               127,512         113,644
                                                   -----------     -----------

      Other loans:
          Consumer                                         617             372
          Commercial loans                               1,486           1,510
                                                   -----------     -----------
                    Total other loans                    2,103           1,882
                                                   -----------     -----------

                    Total loans                        129,615         115,526
          Allowance for loan losses                     (1,016)           (882)
          Net deferred loan costs                          179             137
                                                   -----------     -----------

                    Loans, net                     $   128,778     $   114,781
                                                   ===========     ===========

      An analysis of the allowance for loan losses follows:

                                                       Years Ended June 30,
                                                   ---------------------------
                                                       2006            2005
                                                   -----------     -----------
                                                         (In thousands)

      Balance at beginning of year                 $       882     $       876
      Provision for loan losses                            108             114
      Recoveries                                            34               2
      Charge-offs                                           (8)           (110)
                                                   -----------     -----------

      Balance at end of year                       $     1,016     $       882
                                                   ===========     ===========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      LOANS (concluded)

      The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                              June 30,
                                                                     --------------------------
                                                                         2006           2005
                                                                     -----------    -----------
                                                                           (In thousands)
      Impaired loans without a valuation allowance                   $        --    $       627

      Impaired loans with a valuation allowance                            1,479             --
                                                                     -----------    -----------

      Total impaired loans                                           $     1,479    $       627
                                                                     ===========    ===========

      Valuation allowance related to impaired loans                  $       231    $        --
                                                                     ===========    ===========

      Total non-accrual loans                                        $       840    $        --
                                                                     ===========    ===========

      Total loans past-due ninety days or more and still accruing    $        60    $       397
                                                                     ===========    ===========

                                                                        Years Ended June 30,
                                                                     --------------------------
                                                                         2006           2005
                                                                     -----------    -----------
                                                                          (In thousands)
      Average investment in impaired loans                           $       559    $       756
                                                                     ===========    ===========

      Interest income recognized on impaired loans                   $        20    $        26
                                                                     ===========    ===========

      Interest income recognized on a cash basis
          on impaired loans                                          $         8    $         2
                                                                     ===========    ===========

      No additional funds are committed to be advanced in connection with impaired loans.

      At June 30, 2006 and 2005, mortgage loans serviced for others amounted to approximately $558,000 and $683,000, respectively. All loans serviced for others were sold without recourse provisions.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

7.    PREMISES AND EQUIPMENT

      A summary of premises and equipment follows:

                                                          June 30,
                                                  -------------------------      Estimated
                                                     2006           2005       Useful Lives
                                                  ----------     ----------    ------------
                                                       (In thousands)
      Premises:
          Land                                    $      279     $      279
          Buildings and improvements                   4,742          4,130     5 - 40 years
      Equipment                                        1,844          1,614     3 - 7 years
      Construction in progress                            --             61
                                                  ----------     ----------
                                                       6,865          6,084
      Less accumulated depreciation
          and amortization                            (1,635)        (1,199)
                                                  ----------     ----------

                                                  $    5,230     $    4,885
                                                  ==========     ==========

      Depreciation and amortization expense for the years ended June 30, 2006 and 2005 amounted to $436,000 and $375,000, respectively.

      Construction in progress was related to a new branch located in North Andover, Massachusetts which was completed during fiscal year 2006.

8.    DEPOSITS

      A summary of deposit balances follows:

                                                                 June 30,
                                                        ------------------------
                                                           2006          2005
                                                        ----------    ----------
                                                              (In thousands)

      Demand                                            $   11,285    $   10,388
      NOW                                                    7,562         4,665
      Money market deposits                                 21,706        20,954
      Regular and other savings                             15,008        20,460
                                                        ----------    ----------
              Total non-certificate accounts                55,561        56,467
                                                        ----------    ----------

      Term certificates less than $100,000                  26,715        21,877
      Term certificates of $100,000 or more                 14,295        11,992
                                                        ----------    ----------
              Total certificate accounts                    41,010        33,869
                                                        ----------    ----------

              Total deposits                            $   96,571    $   90,336
                                                        ==========    ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      DEPOSITS (concluded)

      A summary of certificate accounts, by maturity, at June 30, 2006 and 2005, are as follows:

                                          2006                 2005
                                 --------------------  ---------------------
                                            Weighted                Weighted
                                             Average                Average
                                   Amount     Rate       Amount       Rate
                                ----------  --------   ----------   --------
                                           (Dollars in thousands)

      Within 1 year             $   22,957    4.31%    $   10,781     2.35%
      Over 1 year to 3 years        15,332    3.83         19,064     3.81
      Over 3 years                   2,721    4.33          4,024     3.55
                                ----------             ----------

                                $   41,010    4.13%    $   33,869     3.31%
                                ==========             ==========

      At June 30, 2006, included in certificates of deposit maturing within one year are brokered certificates of deposit amounting to $2,005,000 with a weighted average rate of 5.39%.

9.    BORROWED FUNDS

      Short-term borrowings

      Short-term borrowings consist of FHLB advances maturing within one year at a weighted average rate of 4.91% and 3.32% at June 30, 2006 and 2005, respectively.

      The Company also has a $3,780,000 line-of-credit with the FHLB. There were no amounts outstanding at June 30, 2006 and 2005. All FHLB borrowings are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      BORROWED FUNDS (concluded)

      Long-term Federal Home Loan Bank advances

      At June 30, 2006 and 2005, long-term FHLB advances are as follows:

                                         June 30, 2006                    June 30, 2005
                                    ------------------------       -------------------------
                                                    Weighted                        Weighted
                                                     Average                        Average
                                      Amount          Rate           Amount           Rate
                                    ---------       --------       ---------        --------
                                     (Dollars in thousands)        (Dollars in thousands)
      Fixed maturity:
                2006                $      --            --%       $   2,500          3.02%
                2007                    3,500          3.44            2,500          3.14
                2008*                   4,100          4.25            1,500          2.80
                2009*                  15,500          4.44            4,100          3.19
                2010*                   1,000          5.62            1,000          5.62
                2011*                   4,500          4.72            6,500          4.81
                                    ---------                      ---------
                                       28,600          4.38           18,100          3.84
      Amortizing advance,
          due March 5, 2012,
          requiring monthly
          principal and interest
          of $5,300                       321          4.90              368          4.90
                                    ---------                      ---------

                                    $  28,921          4.38%       $  18,468          3.87%
                                    =========                      =========

      * Includes advances callable in 2007 aggregating $8,500,000 with a weighted average rate of 4.23%.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

10.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      Securities sold under agreements to repurchase  mature within one day from
      the  transaction  date.   Information  concerning  securities  sold  under
      agreements to repurchase is sum-marized as follows:

                                                           Years Ended June 30,
                                                         ----------------------
                                                            2006         2005
                                                         ---------    ---------
                                                          (Dollars in thousands)

      Balance at year-end                                $     762    $     989
      Average balance during the year                          751          828
      Maximum month-end balance during the year                899          989
      Average interest rate during the year                   1.00%        1.00%

      Government-sponsored enterprises underlying the agreements at year-end are as follows:

          Carrying value                                 $   2,473    $   1,989
          Estimated fair value                               2,462        1,984

      Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis, the amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets.

11.   INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                          Years Ended June 30,
                                                      -------------------------
                                                         2006           2005
                                                      ----------     ----------
                                                            (In thousands)
      Current tax (benefit) expense:
          Federal                                     $     (153)    $      162
          State                                               18             14
                                                      ----------     ----------
                                                            (135)           176
                                                      ----------     ----------
      Deferred tax (benefit) expense:
          Federal                                            (40)           (66)
          State                                                2             (1)
                                                      ----------     ----------
                                                             (38)           (67)
                                                      ----------     ----------

                   Total tax (benefit) expense        $     (173)    $      109
                                                      ==========     ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      INCOME TAXES (continued)

      The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                         Years Ended June 30,
                                                       ------------------------
                                                          2006           2005
                                                       ---------      ---------

      Statutory rate                                       (34.0)%         34.0%
      Increase (decrease) resulting from:
          State taxes, net of federal tax benefit            2.4            2.6
          Bank-owned life insurance                         (2.5)          (4.1)
          Other, net                                         2.8           (0.2)
                                                       ---------      ---------

      Effective tax rates                                  (31.3)%         32.3%
                                                       =========      =========

      The components of the net deferred tax (asset) liability at June 30, 2006 and 2005, included in other (assets) liabilities, are as follows:

                                                          2006           2005
                                                       ---------      ---------
                                                            (In thousands)

      Deferred tax liability:
          Federal                                      $     455      $     457
          State                                              113            101
                                                       ---------      ---------
                                                             568            558
                                                       ---------      ---------
      Deferred tax asset:
          Federal                                           (551)          (351)
          State                                             (153)          (117)
                                                       ---------      ---------
                                                            (704)          (468)
                                                       ---------      ---------

      Net deferred tax (asset) liability               $    (136)     $      90
                                                       =========      =========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      INCOME TAXES (concluded)

      At June 30, 2006 and 2005, the tax effects of each item that gives rise to deferred taxes are as follows:


                                                         2006           2005
                                                      ----------     ----------
                                                           (In thousands)

      Cash basis of accounting                        $      (34)    $      (44)
      Net unrealized gain/loss on securities
          available for sale                                (193)            (5)
      Depreciation and amortization                          455            469
      Allowance for loan losses                             (398)          (356)
      Other                                                   34             26
                                                      ----------     ----------

      Net deferred tax (asset) liability              $     (136)    $       90
                                                      ==========     ==========

      A summary of the change in the net deferred tax (asset) liability is as follows:

                                                         Years Ended June 30,
                                                      -------------------------
                                                         2006           2005
                                                      ----------     ----------
                                                            (In thousands)

      Balance at beginning of year                    $       90     $      105
      Deferred tax benefit                                   (38)           (67)
      Deferred tax effects on net unrealized
          gain/loss on securities available for sale        (188)            52
                                                      ----------     ----------

      Balance at end of year                          $     (136)    $       90
                                                      ==========     ==========

      At June 30, 2006, the Bank has a capital loss carryover of $61,000, of which $10,000 expires on June 30, 2010, and $51,000 expires on June 30, 2011.

      The federal income tax reserve for loan losses at the Bank's base year is $723,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve), would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve solely to absorb loan losses, a deferred tax liability of $297,000 has not been provided.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

12.   MINIMUM REGULATORY CAPITAL REQUIREMENTS

      The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to savings and loan holding companies.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and the Bank to maintain a minimum amount and ratio of tangible capital (as defined) to tangible assets (as defined). Management believes, as of June 30, 2006 and 2005, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

      As of June 30, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of June 30, 2006 and 2005 are also presented in the table.

                                                                                                                Minimum
                                                                                                               To Be Well
                                                                                       Minimum             Capitalized Under
                                                                                       Capital             Prompt Corrective
                                                           Actual                    Requirement           Action Provisions
                                                     --------------------        -------------------     --------------------
                                                     Amount         Ratio        Amount        Ratio     Amount         Ratio
                                                     ------         -----        ------        -----     ------         -----
                                                                               (Dollars in thousands)
      June 30, 2006:

      Total Capital to Risk Weighted Assets
          Company                                   $ 20,005        18.1%       $  8,857         8.0%         N/A         N/A
          Bank                                        16,454        14.9           8,857         8.0     $ 11,071        10.0%
      Tier 1 Capital to Risk Weighted Assets
          Company                                     18,989        17.2           4,428         4.0          N/A         N/A
          Bank                                        15,441        13.9           4,428         4.0        6,642         6.0
      Tier 1 Capital to Average Assets
          Company                                     18,989        11.6           6,537         4.0          N/A         N/A
          Bank                                        15,441         9.4           6,537         4.0        8,171         5.0
      Tangible Capital to Tangible Assets:
          Company                                        N/A         N/A             N/A         N/A          N/A         N/A
          Bank                                        15,441         9.4           3,268         2.0          N/A         N/A

      June 30, 2005:

      Total Capital to Risk Weighted Assets:
          Company                                   $ 20,184        23.3%       $  6,939         8.0%         N/A         N/A
          Bank                                        16,618        19.2           6,939         8.0     $  8,674        10.0%
      Tier 1 Capital to Risk Weighted Assets:
          Company                                     19,302        22.3           3,469         4.0          N/A         N/A
          Bank                                        15,736        18.1           3,469         4.0        5,204         6.0
      Tier 1 Capital to Average Assets:
          Company                                     19,302        12.9           6,007         4.0          N/A         N/A
          Bank                                        15,736        10.4           6,048         4.0        7,560         5.0
      Tangible Capital to Tangible Assets:
          Company                                        N/A         N/A             N/A         N/A          N/A         N/A
          Bank                                        15,736        10.4           3,024         2.0          N/A         N/A

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

      Other capital restrictions

      Federal banking regulations place certain restrictions on dividends paid, stock repurchases and other transactions charged to the capital accounts of the Bank. Capital distributions in the form of dividends paid to the Bank's stockholder for any one year may not exceed the Bank's net income for the year to date plus the Bank's retained net income for the preceding two years. In addition, dividends paid would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

      The following is a reconciliation of the Company's accounting principles generally accepted in the United States (GAAP) capital to regulatory Tier 1 capital:

                                                                       June 30,
                                                               ----------------------
                                                                  2006         2005
                                                               ---------    ---------
                                                                    (In thousands)
      Consolidated GAAP capital                                $  18,659    $  19,285
      Less: Unrealized losses on certain available-for-sale
            securities, net of tax                                   330           17
                                                               ---------    ---------
      Tier 1 capital                                              18,989       19,302
      Plus: Allowance for loan losses                              1,016          882
                                                               ---------    ---------

      Total regulatory capital                                 $  20,005    $  20,184
                                                               =========    =========

13.   EMPLOYEE BENEFIT PLANS

      401(k) plan

      The Bank provides for a savings and retirement plan for employees which qualifies under Section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. In addition, the Bank will make a matching contribution, equal to 50% of the employee's contribution not to exceed 6% of an employee's salary. In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee's salary. For the year ended June 30, 2006 and 2005, expense attributable to the plan amounted to $83,000 and $75,000, respectively.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      EMPLOYEE BENEFIT PLANS (concluded)

      Incentive plan

      The Company has an Incentive Plan (the "Plan") whereby all employees are eligible to receive a bonus if the Company meets or exceeds certain base standards of performance for its fiscal year. The structure of the Plan is to be reviewed on an annual basis by the Board of Directors. Incentive compensation expense for the years ended June 30, 2006 and 2005 amounted to $50,000 and $80,000, respectively.

      Executive supplemental retirement agreements

      The Bank has entered into supplemental retirement agreements with certain executive officers. These agreements provide for the payment of specified benefits. In connection with these agreements the Bank has entered into split-dollar collateral assignments of life insurance policies included in other assets, on behalf of the executives. It was determined that the cash surrender values of such policies would not be sufficient to fulfill the entire liability under these agreements. For the years ended June 30, 2006 and 2005, compensation expense applicable to these agreements and recorded in the accompanying financial statements amounted to $33,000 and $32,000, respectively.

14.   EMPLOYEE STOCK OWNERSHIP PLAN

      The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. The ESOP is funded by the Bank's contributions of cash (which generally will be invested in common stock) or common stock. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

      The ESOP has a loan agreement with Georgetown Funding Corporation whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company's common stock. The loan requires nine additional annual principal and interest payments of $117,000 and one payment of $57,000 due on the last business day of each year. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is only secured by the shares purchased which are held in a suspense account for allocation among the participants as the loan is paid. Total compensation expense applicable to the ESOP amounted to $67,000 and $173,000 for the year ended June 30, 2006 and 2005, respectively.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      EMPLOYEE STOCK OWNERSHIP PLAN (concluded)

      Shares held by the ESOP at June 30, 2006 include the following:

      Allocated                                     22,229
      Committed to be allocated                      4,099
      Unallocated                                   73,653
                                                 ---------

                                                    99,981
                                                 =========

      Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP. The fair value of unallocated ESOP shares at June 30, 2006 is $644,000. No dividends have been paid to date by the Company.

15.   OTHER COMMITMENTS AND CONTINGENCIES

      Loan commitments

      The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The Company's exposure to credit loss is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At June 30, 2006 and 2005, financial instruments whose contract amounts represent credit risk consist of the following:


                                                            2006         2005
                                                         ---------    ---------
                                                            (In thousands)

      Commitments to grant loans                         $   3,279    $   3,498
      Unadvanced funds on home equity lines of credit       11,761       10,190
      Unadvanced funds on commercial lines of credit         1,242          722
      Unadvanced funds on construction loans                 2,861        3,451
      Unadvanced funds on other unsecured personal
           lines of credit                                     532          474

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for all lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. Substantially all of these financial instruments, except for unadvanced lines of credit on unsecured personal loans and commercial lines of credit, are secured by real estate.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      OTHER COMMITMENTS AND CONTINGENCIES (concluded)

      Lease commitment

      Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2006, pertaining to branch facilities, future minimum rent commitments are as follows:

                   Year Ended
                     June 30,                       Amount
                  -------------                    --------
                                                (In thousands)

                      2007                         $    152
                      2008                              152
                      2009                              155
                      2010                              157
                      2011                              167
                   Thereafter                         1,972
                                                   --------

                                                   $  2,755
                                                   ========

      One of the leases contains an option to extend for ten additional years. The cost of such rentals is not included above.

      Rent expense amounted to $113,000 and $50,000 for the years ended June 30, 2006 and 2005, respectively.

      Employment agreement

      The Bank has entered into employment agreements with its Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") which expire on January 5, 2008, unless extended, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received. The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations.

      Other contingencies

      Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company's consolidated financial position.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

16.   LOANS TO RELATED PARTIES

      In the ordinary course of business, the Company grants loans to its Officers and Directors and their affiliates. Activity for the years indicated is as follows:

                                                        Years Ended June 30,
                                                     -------------------------
                                                        2006           2005
                                                     ----------     ----------
                                                           (In thousands)

      Beginning balance                              $    2,264     $    2,057
      Originations                                           --            500
      Payments and change in status                        (192)          (293)
                                                     ----------     ----------

      Ending balance                                 $    2,072     $    2,264
                                                     ==========     ==========

17.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

            Short-term borrowings: The carrying amounts of short-term borrowings approx-imate fair value.

            Long-term Federal Home Loan Bank advances: Fair value for long-term Federal Home Loan Bank (FHLB) advances is estimated using discounted cash flow analyses based on borrowing rates for similar types of borrowing arrangements.

            Securities sold under agreements to repurchase: The fair value estimate of securities sold under agreements to repurchase approximates carrying value as they mature daily and bear market interest rates.

            Accrued   interest:   The  carrying   amounts  of  accrued  interest
            approximate fair value.

            Off-balance-sheet instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At June 30, 2006 and 2005, the fair value of commitments outstanding is not significant since fees charged are not material.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

      FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

      The estimated fair values and related carrying amounts, of the Company's financial instruments are as follows:

                                                                    June 30,
                                              ------------------------------------------------------
                                                        2006                         2005
                                              ------------------------      ------------------------
                                               Carrying        Fair          Carrying        Fair
                                                Amount         Value          Amount         Value
                                              ---------      ---------      ---------      ---------
                                                                 (In thousands)
      Financial assets:
        Cash and cash equivalents             $   3,977      $   3,977      $   5,078      $   5,078
        Securities available for sale            15,465         15,465         16,814         16,814
        Securities held to maturity               9,823          9,453         12,380         12,462
        Federal Home Loan Bank stock              2,905          2,905          2,526          2,526
        Loans, net                              128,778        119,501        114,781        110,105
        Accrued interest receivable                 674            674            680            680

      Financial liabilities:
        Deposits                                 96,571         98,990         90,336         92,420
        Short-term borrowings                    22,300         22,300         28,350         28,350
        Long-term FHLB advances                  28,921         28,624         18,468         18,356
        Securities sold under agreements
            to repurchase                           762            762            989            989
        Accrued interest payable                    206            206            139            139

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

18.   CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

      The condensed balance sheet of the Company is as follows:

                                  BALANCE SHEET
                                                                             At June 30,
                                                                      ------------------------
                                                                         2006           2005
                                                                      ---------      ---------
                                                                            (In thousands)
      ASSETS

      Non-interest bearing deposit in Georgetown Savings Bank         $   2,592      $   2,562
      Investment in subsidiaries                                         16,153         16,742
                                                                      ---------      ---------

             Total assets                                             $  18,745      $  19,304
                                                                      =========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

      Other liabilities                                               $      86      $      19
      Stockholders' equity                                               18,659         19,285
                                                                      ---------      ---------

             Total liabilities and stockholders' equity               $  18,745      $  19,304
                                                                      =========      =========

      The condensed statement of operations of the Company is as follows:

                               STATEMENT OF OPERATIONS
                                                                         Years Ended June 30,
                                                                     -------------------------
                                                                        2006            2005
                                                                     ---------       ---------
                                                                          (In thousands)
      Non-interest expense                                           $      54       $      33
      Credit for income taxes                                               17              11
                                                                     ---------       ---------

      Loss before equity in undistributed net (loss) income
          of subsidiary                                                    (37)            (22)

      Equity in undistributed net (loss) income of subsidiary             (343)            250
                                                                     ---------       ---------

      Net (loss) income                                              $    (380)      $     228
                                                                     =========       =========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

            CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

            The condensed statement of cash flows of the Company is as follows:

                                                                             Years Ended June 30,
                                                                        ---------------------------
                                                                            2006             2005
                                                                        ----------       ----------
                                                                              (In thousands)
      Cash flows from operating activities:
       Net (loss) income                                                $     (380)      $      228
        Adjustments to reconcile net (loss) income to net cash
          provided (used) by operating activities:
              Increase in other liabilities                                     67               19
              Equity in undistributed loss (income) of subsidiary              343             (250)
                                                                        ----------       ----------
                  Net cash provided (used) by operating activities              30               (3)
                                                                        ----------       ----------

      Cash flows from investing activities:
       Capital contribution to Georgetown Savings Bank                          --           (8,165)
                                                                        ----------       ----------
                  Net cash used by investing activities                         --           (8,165)
                                                                        ----------       ----------

      Cash flows from financing activities:
       Net proceeds from issuance of common stock                               --           10,730
                                                                        ----------       ----------
                  Net cash provided by financing activities                     --           10,730
                                                                        ----------       ----------

      Net change in cash and cash equivalents                                   30            2,562

      Cash and cash equivalents at beginning of year                         2,562               --
                                                                        ----------       ----------

      Cash and cash equivalents at end of year                          $    2,592       $    2,562
                                                                        ==========       ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded))

19.   QUARTERLY DATA (UNAUDITED)

      A summary of consolidated operating results on a quarterly basis is as follows:

                                                                               Years Ended June 30,
                                           ----------------------------------------------------------------------------------------
                                                              2006                                           2005
                                           -------------------------------------------    -----------------------------------------
                                           Fourth       Third      Second       First     Fourth       Third      Second     First
                                           Quarter     Quarter     Quarter     Quarter    Quarter     Quarter    Quarter    Quarter
                                           -------     -------     -------     -------    -------     -------    -------    -------
                                                                     (In thousands, except per share data)
      Interest and dividend income         $ 2,088     $ 2,071     $ 2,012     $ 1,956    $ 1,931     $ 1,827    $ 1,738    $ 1,633
      Interest expense                       1,175       1,058         973         872        763         695        673        602
                                           -------     -------     -------     -------    -------     -------    -------    -------

      Net interest income                      913       1,013       1,039       1,084      1,168       1,132      1,065      1,031
      Provision for loan losses                 50          --          25          33         48          30         18         18
                                           -------     -------     -------     -------    -------     -------    -------    -------

      Net interest income, after
        provision for loan losses              863       1,013       1,014       1,051      1,120       1,102      1,047      1,013
      Other income                             104         134         107         109        104         100         98         99
      Other expense                          1,374       1,252       1,212       1,110      1,458       1,109        862        917
                                           -------     -------     -------     -------    -------     -------    -------    -------

      Income (loss) before income taxes       (407)       (105)        (91)         50       (234)         93        283        195

      Income tax expense (benefit)            (116)        (39)        (34)         16        (85)         27         99         68
                                           -------     -------     -------     -------    -------     -------    -------    -------

      Net income (loss)                    $  (291)    $   (66)    $   (57)    $    34    $  (149)    $    66    $   184    $   127
                                           =======     =======     =======     =======    =======     =======    =======    =======

      Earning (loss) per share:
        Basic and diluted                  $ (0.11)    $ (0.02)    $ (0.02)    $  0.01    $ (0.06)        n/a        n/a        n/a

                             STOCKHOLDER INFORMATION

DIRECTORS

EDWARD G. WILLIAMS, CHAIRMAN             T. LOUIS HAMELIN
ROBERT E. BALLETTO                       THOMAS L. HAMELIN
ROY C. CARLSON                           CALVIN H. PINGREE
DAVID H. CONDON                          ARTHUR J. RAUSEO
ANTHONY S. CONTE, JR.                    ROBERT P. RUDOLPH
RAYMOND W. DEZENZO, JR.                  RICHARD F. SPENCER
STEPHEN L. FLYNN                         MARY L. WILLIAMS

SENIOR OFFICERS

ROBERT E. BALLETTO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
JOSEPH W. KENNEDY, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER WENDY A. GIRROIR, VICE PRESIDENT/HUMAN RESOURCES
HOLLY E. POULIOT, VICE PRESIDENT/MIS
JOSEPH R. POLLARD, VICE PRESIDENT/RETAIL BANKING
ROBERT G. RIVARD, VICE PRESIDENT/SENIOR LOAN OFFICER

INDEPENDENT AUDITORS                        LEGAL COUNSEL

WOLF & COMPANY, PC                          LUSE GORMAN POMERENK & SCHICK, P.C.
99 HIGH STREET                              5335 WISCONSIN AVENUE, N.W.
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

ANNUAL REPORT ON FORM 10-KSB

ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 2006, ARE AVAILABLE UPON WRITTEN REQUEST TO:

JOSEPH W. KENNEDY
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
GEORGETOWN BANCORP, INC.
P.O. BOX 260
2 EAST MAIN STREET
GEORGETOWN, MA 01833-0360

BRANCH LOCATIONS
----------------

GEORGETOWN

2 EAST MAIN STREET
GEORGETOWN, MA 01833
(978) 352-8600

ROWLEY

303 HAVERHILL STREET
ROWLEY, MA 01969
(978) 948-8602

NORTH ANDOVER

75 TURNPIKE ROAD
NORTH ANDOVER, MA 01845
(978) 557-1679

WWW.GEORGETOWNSB.COM

   [LOGO]                                                             [LOGO]
EQUAL HOUSING                                                      Georgetown
   LENDER                                                         Bancorp, Inc.

--------------------------------------------------------------------------------

                                                          THERE IS A DIFFERENCE.

--------------------------------------------------------------------------------