Form 10KSB, Exhibit 13
period 2007-06-30
Georgetown Bancorp, Inc.
filed 2007-09-28
CIK 1302709

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS



                              ANNUAL REPORT - 2007


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

MISSION STATEMENT

GEORGETOWN SAVINGS BANK IS COMMITTED TO MAKING A POSITIVE DIFFERENCE IN THE COMMUNITIES WE SERVE. OUR HIGHEST PRIORITY IS TO PROVIDE EXCEPTIONAL PERSONAL SERVICE, ACTING WITH HIGH ETHICAL STANDARDS AND IN THE BEST INTERESTS OF OUR CUSTOMERS, SHAREHOLDERS AND BUSINESS PARTNERS. WE STRIVE TO HELP EACH OF OUR CUSTOMERS ACHIEVE THEIR UNIQUE FINANCIAL GOALS THROUGH A COMPETITIVE ARRAY OF FINANCIAL PRODUCTS AND SERVICES.


--------------------------------------------------------------------------------

                                                          THERE IS A DIFFERENCE.

--------------------------------------------------------------------------------

TABLE OF CONTENTS
-----------------

         Message from the President ................................     4

         Selected Financial Information and Financial Ratios .......     6

         Management's Discussion and Analysis of Financial Condition
              and Results of Operations ............................     7

         Report of Independent Registered Public Accounting Firm ...   F-2

         Consolidated Balance Sheets ...............................   F-3

         Consolidated Statements of Operations .....................   F-4

         Consolidated Statements of Changes in Stockholders' Equity    F-5

         Consolidated Statements of Cash Flows .....................   F-6

         Notes to Consolidated Financial Statements ................   F-8

MESSAGE FROM THE PRESIDENT

                                                                [PHOTO OMMITTED]

On behalf of the Board of Directors and all of our dedicated employees, I am pleased to present the 2007 Annual Report of Georgetown Bancorp, Inc.

This year marked my 25th year working at the Georgetown Savings Bank and 28 years in the banking industry overall. As I reflect on those years, I am struck by the amount of change that has occurred over that time. In addition, I am reminded that good times do not last forever without some form of intervening difficulties. In 1988, when I was named Chief Executive Officer, we were faced with one of the worst banking crises in our history. We came out of that period a stronger financial institution. Now, as it was then, we are faced with many challenges that will test our resolve in our effort to grow and be a key contributor to the local economy and I believe we will be stronger for it.

This past year, financial performance continued to be hampered by an extremely difficult operating environment. A historically persistent flat yield curve and intense competition for loans and deposits continued to put negative pressure on our net interest margin and the downturn in the local real estate market has had a negative impact on loan growth. The recent sub-prime lending debacle has put further pressure on the real estate market and the availability of credit to support it. Fortunately, we were not involved in sub-prime lending. Our asset quality remains very high and credit is readily available at the Georgetown Savings Bank.

While the net interest margin continued to decline, driven primarily by the interest rate environment and competitive landscape, I am pleased to report that the increase in our fee income outpaced the increase in operating costs. Major contributors to this were the successful implementation of our overdraft privilege program, which was enthusiastically received by our customers, and several expense control initiatives instituted during the year. However, because of continued margin compression and slower than expected growth, we experienced a net loss of $464,000 or $.18 per share for the year ended June 30, 2007 compared to a net loss of $380,000 or $.14 per share for the year ended June 30, 2006.

We continue to work towards our strategic goal of expanding our commercial banking operation under our core strategic value of being a community bank providing exceptional personal service. In 2007, we made significant changes in our loan operations area that enhanced our ability to achieve our strategic objectives. A new lending team was put in place that has a track record of success in commercial lending. Our seasoned lending team consists of a new Chief Loan Officer, a Senior Loan Officer, and a Senior Credit Manager who all have extensive commercial lending experience. Since joining us last November, the new lending team has brought a wealth of knowledge to our commercial loan operations and has notably increased commercial loan activity.


In addition to personnel changes, we have expanded our commercial product offerings to include Business Internet Banking and Remote Deposit Capture. Both products fit nicely with the needs of our commercial banking customers and allow us to serve a wider geographic area.

Although our focus will continue to be on commercial loan growth, core deposit growth, and expense control, we have not abandoned our role in serving the needs of the residential loan customer. Changes are underway that include the hiring of a new Residential Loan Production Manager and establishing a team of mortgage originators who will be the foundation of our mortgage banking operation, allowing us to compete aggressively in the residential loan market.

Looking towards 2008, we are faced with many of the same competitive and operational pressures that have persisted for the past two years. In addition, operating costs continue to rise as we absorb increases in personnel expense, increased cost of deposit insurance, and other costs associated with increased regulatory scrutiny including, but not limited to, compliance with Sarbanes-Oxley. However, we continue to be optimistic about the future and believe that we are well positioned to begin the journey back to profitability.

We are committed to our Mission and look forward to your continued support. Thank you.


Sincerely,

/s/ Robert E. Balletto

Robert E. Balletto
President/Chief Executive Officer


                                                          THERE IS A DIFFERENCE.

SELECTED FINANCIAL INFORMATION
------------------------------

                                                                                 At June 30,
                                                                             2007           2006
                                                                             ----           ----
                                                                                (In thousands)
Selected Financial Condition Data:
Total assets                                                              $  165,082     $  169,051
Cash and cash equivalents                                                      5,603          3,977
Loans receivable, net                                                        127,659        128,778
Investment securities                                                         20,872         25,288
Deposits                                                                      97,956         97,709
Borrowings (1)                                                                48,592         51,983
Total stockholders' equity                                                    17,610         18,659


                                                                             Years Ended June 30,
                                                                             2007           2006
                                                                             ----           ----
                                                                     (In thousands, except per share data)
Selected Operating Data:
Interest and dividend income                                              $    8,912     $    8,127
Interest expense                                                               5,084          4,078
                                                                          ----------     ----------
   Net interest income                                                         3,828          4,049
Provision for loan losses                                                        105            108
                                                                          ----------     ----------
    Net interest income after
        provision for loan losses                                              3,723          3,941
Non-interest income                                                              737            454
Non-interest expense                                                           5,167          4,948
                                                                          ----------     ----------
Loss before income taxes                                                        (707)          (553)
Income tax benefit                                                              (243)          (173)
                                                                          ----------     ----------
   Net loss                                                               ($     464)    ($     380)
                                                                          ==========     ==========

Net loss per share:
Basic and diluted                                                         ($    0.18)    ($    0.14)


                                                                               At or For the Years
                                                                                  Ended June 30,
                                                                               2007            2006
                                                                               ----            ----
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net loss to average total assets)                   -0.28%         -0.23%
Return on equity (ratio of net loss to average equity)                         -2.55%         -1.98%
Interest rate spread (2)                                                        1.97%          2.20%
Net interest margin (3)                                                         2.46%          2.63%
Efficiency ratio (4)                                                          113.19%        109.88%
Non-interest expense to average total assets                                    3.13%          3.03%
Average interest-earning assets to average interest-bearing liabilities       114.88%        116.29%


Asset Quality Ratios:
Non-performing assets to total assets                                           1.37%          0.67%
Non-performing loans to total loans                                             1.76%          0.87%
Allowance for loan losses to non-performing loans                              47.62%         90.23%
Allowance for loan losses to total loans                                        0.84%          0.78%


Capital Ratios:
Stockholders' equity to total assets at end of period                          10.67%         11.04%
Total capital to risk-weighted assets                                          17.30%         18.10%
Tier 1 capital to risk-weighted assets                                         16.40%         17.20%
Tier 1 capital to average assets                                               10.80%         11.60%


1.    Includes securities sold under agreement to repurchase.
2. The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3. The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4. The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Management's Discussion and Analysis of Financial Condition and Results of Operations


Overview

         Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income consists primarily of fees and service charges, income from bank-owned life insurance and miscellaneous other income. Non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment, data processing, professional fees, advertising and other administrative expenses.

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

         Our financial performance in fiscal 2007 continued to be negatively affected by the interest rate environment and high levels of local competition for loan and deposit balances, primarily reflected in the decline of our net interest margin. Increased non-interest income, primarily related to fees from our new overdraft privilege program was partially offset by increased operating costs, which reflected investments in personnel, infrastructure and products. We were successful in increasing our commercial business activities in accordance with our strategic plan. It is anticipated that continued growth of our commercial business activities will improve future financial performance.

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

         Actual loan losses may be more than the allowances we have established, which could have a material negative effect on our financial results.

Comparison of Financial Condition at June 30, 2007 and 2006

         Our total assets decreased by $4.0 million, or 2.3%, to $165.1 million at June 30, 2007, from $169.1 million at June 30, 2006. The decrease in total assets resulted primarily from decreases in investment securities and in net loans receivable, partially offset by an increase in cash and cash equivalents. Investment securities available for sale decreased $2.8 million, or 17.9%, to $12.7 million at June 30, 2007, from $15.5 million at June 30, 2006. Investment securities held to maturity decreased $1.6 million, or 16.7%, to $8.2 million at June 30, 2007, from $9.8 million at June 30, 2006. Cash flows from the investment securities portfolio were used to pay down maturing Federal Home Loan Bank (FHLB) advances, in an effort to improve the net interest margin. Partially offsetting the investment securities decreases was a temporary increase in cash and cash equivalents of $1.6 million or 40.9%. The decrease in net loans receivable of $1.1 million, or .9%, to $127.7 million at June 30, 2007, was primarily due to decreases in residential construction loans and residential one- to four-family loans, partially offset by increases in commercial real estate and commercial loans. Residential construction loans decreased $6.8 million or 81.0%, to $1.6 million at June 30, 2007, from $8.4 million at June 30, 2006. Residential one- to four-family loans decreased $672,000 or .7%, to $94.8 million at June 30, 2007, from $95.5 million at June 30, 2006. Commercial construction loans increased $3.2 million or 273.1%, to $4.4 million at June 30, 2007, from $1.2 million at June 30, 2006. Multi-family and commercial real estate loans increased $2.7 million or 22.4%, to $14.6 million at June 30, 2007, from $11.9 million at June 30, 2006. Commercial loans increased $671,000 or 45.1%, to $2.2 million at June 30, 2007, from $1.5 million at June 30, 2006. As a result of these changes, the percentage of total commercial loans to total loans at June 30, 2007 was 16.4%, compared to 11.2% at June 30, 2006. This change in the composition of our loan portfolio is reflective of the Company's strategic plan of increasing our commercial business activities.

         Loan  Portfolio  Composition.   The  following  table  sets  forth  the
composition of our loan portfolio by type of loan as of the dates indicated.

                                                       At June 30,
                              ------------------------------------------------------------
                                          2007                            2006
                              ----------------------------    ----------------------------
                                 Amount         Percent          Amount         Percent
                              ------------    ------------    ------------    ------------
                                                  (Dollars in thousands)
Residential loans:
    One-to-four family        $     94,806           73.74%   $     95,478           73.66%
    Construction                     1,589            1.24%          8,350            6.44%
    Home equity loans
     and lines of credit            10,304            8.01%         10,614            8.19%
                              ------------    ------------    ------------    ------------
Total residential loans            106,699           82.99%        114,442           88.29%

Commercial loans:
    Multi-family and
     commercial real estate         14,556           11.32%         11,891            9.17%
    Construction                     4,398            3.42%          1,179            0.91%
    Commercial                       2,157            1.68%          1,486            1.15%
                              ------------    ------------    ------------    ------------
Total commercial loans              21,111           16.42%         14,556           11.23%

Consumer and other                     763            0.59%            617            0.48%
                              ------------    ------------    ------------    ------------

Total loans                        128,573          100.00%        129,615          100.00%
                                              ============                    ============

Other items:
Net deferred loan costs                165                             179
Allowance for loan losses           (1,079)                         (1,016)
                              ------------                    ------------

Total loans, net              $    127,659                    $    128,778
                              ============                    ============

         Total deposits increased $247,000, or .3%, to $98.0 million at June 30, 2007, from $97.7 million at June 30, 2006. The increase in deposits resulted primarily from a $4.0 million, or 52.6%, increase in NOW accounts and a $1.1 million or 5.2%, increase in money market deposit accounts, partially offset by a $3.1 million, or 20.6%, decrease in savings accounts, a $554,000, or 1.4%, decrease in term certificates and a $1.2 million, or 9.7%, decrease in demand deposit accounts. The decrease in term certificates included a $2.0 million decrease in brokered certificates, which were replaced with FHLB advances. Our advances from the FHLB decreased $3.5 million, or 6.8%, to $47.7 million at June 30, 2007, from $51.2 million at June 30, 2006. Short-term FHLB advances decreased $12.5 million or 55.8% and long-term advances increased $9.0 million or 31.0%, as the Company continued to extend the maturities of FHLB advances to take advantage of the flattened yield curve environment.

         Stockholders' equity decreased $1.0 million, or 5.6%, to $17.6 million at June 30, 2007, from $18.7 million at June 30, 2006. The decrease was primarily due to repurchases of the Company's stock and the net operating loss for the period, partially offset by the impact of adjusting the fair value of available-for-sale securities due to market interest rate changes. As part of the stock repurchase plan approved on July 31, 2006, the Company purchased 85,200 shares at an average cost of $9.49 per share, which decreased stockholders' equity by $808,200. The decrease in stockholders' equity also reflected the net operating loss of $464,000 for the fiscal year ended June 30, 2007. Offsetting the decrease in stockholders' equity was a decrease in accumulated other comprehensive loss of $151,000 to $179,000 at June 30, 2007, from $330,000 at June 30, 2006, reflecting $283,000 in net pre-tax unrealized losses on securities available for sale for the fiscal year ended June 30, 2007, compared to $523,000 for the fiscal year ended June 30, 2006. Also offsetting the decrease in stockholders' equity was a $72,000 adjustment related to ESOP expenses.

Comparison of Operating Results for the Years Ended June 30, 2007 and 2006

         General. The net loss for the fiscal year ended June 30, 2007 was $464,000, compared to a net loss of $380,000 for the fiscal year ended June 30, 2006, resulting in an $84,000 or 22.1%, increase in the net loss. The increase was primarily related to a decrease in net interest income and an increase in non-interest expenses, partially offset by an increase in non-interest income.

         Interest Income. Interest income increased by $785,000, or 9.7%, to $8.9 million for the fiscal year ended June 30, 2007, from $8.1 million for the fiscal year ended June 30, 2006. The increase in interest income resulted primarily from an increase in interest income from loans receivable, partially offset by a decrease in interest and dividend income from securities and a decrease in interest income from short-term investments. The increase in interest income reflected a $1.5 million, or 1.0% increase in the average balance of interest-earning assets to $155.8 million for the fiscal year ended June 30, 2007, from $154.2 million for the fiscal year ended June 30, 2006, as well as a 45 basis point increase in the average yield on interest-earning assets to 5.72% for the fiscal year ended June 30, 2007, from 5.27% for the fiscal year ended June 30, 2006, reflecting an increase in market interest rates and a change in the loan portfolio composition to higher-yielding commercial and commercial real estate loans.

          Interest income from loans receivable increased $933,000, or 14.0%, to $7.6 million for the fiscal year ended June 30, 2007, from $6.7 million for the fiscal year ended June 30, 2006. The increase was due to a $9.4 million or 7.9% increase in the average balance of loans receivable during 2007 to $128.8 million from $119.4 million, as well as an increase in the average yield to 5.89% from 5.57%. The increase in the average balance of loans receivable reflected continued loan demand in our market area. Interest and dividend income from investment securities decreased $74,000, or 5.5%, to $1.3 million for the fiscal year ended June 30, 2007, from $1.4 million for the fiscal year ended June 30, 2006. The decrease resulted from a $5.7 million or 17.9% decrease in the average balance of investment securities to $26.0 million for the fiscal year ended June 30, 2007, from $31.7 million for the fiscal year ended June 30, 2006, partially offset by an increase in the average yield to 4.92% from 4.28%. The decrease in average balances of investment securities reflected cash flows being used to pay down maturing FHLB advances. Interest income from short-term investments decreased $74,000, or 60.6%, to $48,000 for the fiscal year ended June 30, 2007, from $122,000 for the fiscal year ended June 30, 2006. The decrease resulted from a $2.2 million or 70.4% decrease in the average balance of short-term investments to $927,000 for the fiscal year ended June 30, 2007, from $3.1 million for the fiscal year ended June 30, 2006, partially offset by an increase in the average yield to 5.18% from 3.90%.

         Interest Expense. Interest expense increased $1.0 million, or 24.7%, to $5.1 million for fiscal 2007, from $4.1 million for fiscal 2006. The increase in interest expense resulted from an increase in the average cost of liabilities to 3.75% from 3.07% and from a $3.0 million, or 2.2%, increase in the average balance of interest-bearing liabilities to $135.6 million for the fiscal year ended June 30, 2007, from $132.6 million for the fiscal year ended June 30, 2006.

         Interest expense on total deposits increased $703,000, or 36.4%, due to a 73 basis point increase in the average rate paid on such deposits and by a $3.8 million, or 4.7%, increase in the average balance of interest-bearing deposits, primarily increases in term certificates, money market accounts and NOW accounts. Interest expense on certificates of deposit increased $504,000, or 38.8%, reflecting a 60 basis point increase in the average rate and a $6.8 million, or 19.4%, increase in the average balance of such deposits. Interest expense on money market deposits increased $121,000, or 21.8%, due to a 76 basis point increase in the average rate paid on such deposits, partially offset by a $1.4 million, or 6.5%, decrease in the average balance of money market accounts. Interest expense on NOW accounts increased $87,000, or 220.2%, due to a 79 basis point increase in the average rate paid on such deposits and by a $2.6 million, or 43.0%, increase in the average balance of NOW accounts. The increase in NOW account balances reflected continued success of the Company's WOW! products, which offered a premium rate to attract new customer relationships. Additionally, the average balance of savings accounts decreased $4.3 million, or 24.5% to $13.1 million for the fiscal year ended June 30, 2007, from $17.4 million for the fiscal year ended June 30, 2006. This decrease continued to negatively affect interest expense, as the average rate paid for the fiscal year ended June 30, 2007 was .34%. Interest expense on FHLB advances increased $302,000, or 14.1%, primarily due to a 68 basis point increase in the average rate paid on such advances, which increased to 4.86% for the fiscal year ended June 30, 2007, from

4.18% for the fiscal year ended June 30, 2006, partially offset by a $860,000, or 1.7% decrease in the average balance of FHLB advances.

         Net Interest Income. Net interest income decreased $221,000, or 5.5%, to $3.8 million for the fiscal year ended June 30, 2007, from $4.0 million for the fiscal year ended June 30, 2006. The decrease was the result of a decline of our net interest margin and a decrease in average net interest-earning assets. The decline in our net interest margin reflected the more rapid re-pricing of our interest-bearing liabilities as compared to our interest-earning assets. Our net interest margin decreased to 2.46% during fiscal 2007, from 2.63% during fiscal 2006. Average net interest-earning assets decreased $1.4 million, or 6.6%, to $20.2 million for the fiscal year ended June 30, 2007, from $21.6 million for the fiscal year ended June 30, 2006.

         Provision for Loan Losses. Management establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. After an evaluation of these factors, management made a provision of $105,000 for the fiscal year ended June 30, 2007, as compared to a $108,000 provision for the fiscal year ended June 30, 2006. Management used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $1.1 million, or 0.84% of loans outstanding at June 30, 2007, as compared with $1.0 million, or 0.78% of loans outstanding at June 30, 2006. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

         Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on an analysis of qualitative loan portfolio risk factors. Historically, our loan portfolio has primarily consisted of one-to four-family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate and commercial business loans. In addition, our current business plan calls for increases in these loans. Management's evaluation the allowance for loan losses, the composition of the loan portfolio and increased risk associated with multi-family, commercial real estate and commercial loans (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) may result in larger additions to the allowance for loan losses in future periods.

         While loan quality has been stable in recent years, with loan charge-offs of $62,000 for the fiscal year ended June 30, 2007 and $8,000 for the fiscal year ended June 30, 2006, the risks in the loan portfolio have increased based on the change in loan composition. We have allocated the allowance among categories of loan types, as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans may be assigned a higher percentage of allowance allocation.

         Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision (OTS), as an integral part of its examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

         Non-interest Income. Non-interest income increased $283,000, or 62.4% to $737,000 for the fiscal year ended June 30, 2007, as compared to $454,000 for the fiscal year ended June 30, 2006. The increase was primarily due to increases in fee income from our overdraft privilege program, which began in April 2006, decreases in losses on investment securities sales and increases in fee income associated with commercial loan pre-payments, partially offset by a decrease of income from our financial services program. Income from our overdraft privilege program increased $214,000, or 129.9% to $379,000 for the fiscal year ended June 30, 2007, as compared to $165,000 for the fiscal year ended June 30, 2006. The Company had no losses on investment securities sales for the fiscal year ended June 30, 2007, as compared to $56,000 of losses for the fiscal year ended June 30, 2006. Fee income from commercial loan pre-payments increased $45,000, or 3,162.1% to $46,000 for the fiscal year ended June 30, 2007, as compared to $1,000 for the fiscal year ended June 30, 2006. Financial services income decreased $71,000, or 75.2% to $23,000 for the fiscal year ended June 30, 2007, as compared to $95,000 for the fiscal year ended June 30, 2006. The Company has restructured the program and will operate it on a referral basis only. As a result, it is anticipated that there will not be significant increases in income from the program.

         Non-interest Expense. Non-interest expense increased $219,000, or 4.4%, to $5.2 million for the fiscal year ended June 30, 2007, compared to $4.9 million for the fiscal year ended June 30, 2006. Salaries and employee benefits decreased $65,000, or 2.4%, primarily due a decrease of $114,000, or 48.4% in board fees due to board restructurings and a $55,000, or 84.0% decrease in compensation expense from our financial services program, partially offset by a $107,000, or 5.9% increase in employee compensation expense, which included $65,000 in personnel restructuring expense and additional staff added for the North Andover office, which opened in December 2005. Occupancy expense increased $75,000, or 9.3%, primarily due to the opening of the North Andover office in December 2005. Data processing expenses increased $65,000, or 27.2%, primarily due to one-time credits totaling $41,000 related to our core processing conversion, that were recognized during fiscal 2006. Professional fees decreased $19,000, or 6.3%, to $288,000 for the fiscal year ended June 30, 2007, as compared to $307,000 for the fiscal year ended June 30, 2006. Advertising expenses decreased $11,000, or 4.9%, to $217,000 for the fiscal year ended June 30, 2007, as compared to $228,000 for the fiscal year ended June 30, 2006. Our other general and administrative expense increased $174,000, or 27.8%, to $799,000 for the fiscal year ended June 30, 2007, from $625,000 for the prior fiscal year. The increase was primarily due to an increase in fees associated with our overdraft privilege program, which totaled $64,000 for the fiscal year ended June 30, 2007, as compared to $1,000 for the fiscal year ended June 30, 2006, an increase in recruitment expense of $51,000, or 187.0%, primarily due to the use of an executive search firm to aid in the search for our chief loan officer and due to a $30,000, or 411.2% increase in fees associated with problem loans, which totaled $23,000 for the fiscal year ended June 30, 2007, as compared to a net recovery of expenses of $7,000 for the fiscal year ended June 30, 2006.

          Income Tax Expense. The loss before income taxes of $707,000 and $553,000 for the fiscal years ended June 30, 2007 and 2006, respectively, resulted in an income tax benefit of $243,000 and $173,000 for the fiscal years ended June 30, 2007 and 2006, respectively. The effective tax rates for the fiscal years ended June 30, 2007 and 2006 were 34.4% and 31.3%, respectively.

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

                                                                                   Fiscal Years Ended June 30,
                                              At June 30,       ------------------------------------------------------------------
                                                 2007                         2007                                2006
                                        ----------------------  --------------------------------  --------------------------------
                                                     Weighted     Average                           Average
                                        Outstanding   Average   Outstanding              Yield/   Outstanding              Yield/
                                         Balance       Rate       Balance    Interest     Rate      Balance    Interest     Rate
                                        ----------  ----------  ----------  ----------  --------  ----------  ----------  --------
                                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans                                    128,738        6.04% $  128,830  $    7,583      5.89% $  119,428  $    6,650      5.57%
  Investment securities (1)                 23,777        4.68%     26,014       1,281      4.92%     31,667       1,355      4.28%
  Short-term investments                     1,653        5.02%        927          48      5.18%      3,129         122      3.90%
                                        ----------              ----------  ----------            ----------  ----------
     Total interest-earning assets         154,168        5.82%    155,771       8,912      5.72%    154,224       8,127      5.27%
  Non-interest-earning assets               10,914                   9,348          --                 9,192          --
                                        ----------              ----------  ----------            ----------  ----------
  Total assets                          $  165,082              $  165,119       8,912            $  163,416       8,127
                                        ==========              ==========  ==========            ==========  ==========

Interest-bearing liabilities:
  Savings deposits                          11,914        0.32% $   13,134          44      0.34% $   17,405          53      0.30%
  NOW accounts                              11,539        1.61%      8,813         127      1.44%      6,164          40      0.65%
  Money market accounts                     22,832        3.68%     20,620         664      3.22%     22,061         543      2.46%
  Certificates of deposit                   40,456        4.42%     41,981       1,801      4.29%     35,150       1,297      3.69%
                                        ----------              ----------  ----------            ----------  ----------
    Total interest-bearing deposits         86,741        3.29%     84,548       2,636      3.12%     80,780       1,933      2.39%
  FHLB advances                             47,723        4.82%     50,234       2,440      4.86%     51,094       2,138      4.18%
  Repurchase agreements                        869        1.00%        817           8      0.98%        751           7      0.93%
                                        ----------              ----------  ----------            ----------  ----------
    Total interest-bearing liabilities  $  135,333        3.82% $  135,599       5,084      3.75% $  132,625       4,078      3.07%
Non-interest-bearing liabilities:
  Demand deposits                           11,215                  11,078                            10,295
  Other non-interest-bearing liabilities       924                     266                             1,288
                                        ----------              ----------                        ----------
Total liabilities                          147,472                 146,943                           144,208
  Stockholders' equity                      17,610                  18,176                            19,208
                                        ----------              ----------                        ----------
     Total liabilities and equity       $  165,082              $  165,119                        $  163,416
                                        ==========              ==========                        ==========

Net interest income                                                         $    3,828                        $    4,049
                                                                            ==========                        ==========
Net interest rate spread (2)                              2.00%                             1.97%                             2.20%
Net interest-earning assets (3)         $   18,835              $   20,172                        $   21,599
                                        ==========              ==========                        ==========
Net interest margin (4)                                                                     2.46%                             2.63%
Average of interest-earning
     assets to interest-bearing
      liabilities                                       113.92%                           114.88%                           116.29%

------------------------------------------------------------------------
(1)   Consists entirely of taxable investment securities.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

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

                                                Fiscal Years Ended June 30,
                                                      2007 vs. 2006
                                         --------------------------------------
                                         Increase (Decrease) Due to
                                         --------------------------
                                           Volume         Rate           Net
                                         ----------    ----------    ----------
                                                     (In thousands)

Interest-earning assets:
  Loans                                  $      524    $      409    $      933
  Investment securities (1)                    (242)          168           (74)
  Short-term investments                        (86)           12           (74)
                                         ----------    ----------    ----------

    Total interest-earning assets               196           589           785


Interest-bearing liabilities:
  Savings deposits                              (13)            4            (9)
  NOW accounts                                   17            70            87
  Money market accounts                         (35)          156           121
  Certificates of deposit                       252           252           504
                                         ----------    ----------    ----------

   Total interest-bearing deposits              221           482           703

  FHLB advances                                 (36)          338           302
  Repurchase agreements                           2            (1)            1
                                         ----------    ----------    ----------

    Total interest-bearing liabilities          187           819         1,006
                                         ----------    ----------    ----------

Change in net interest income            $        9    $     (230)   $     (221)
                                         ==========    ==========    ==========

-----------------------------------------------------------------
      (1) Consists entirely of taxable investment securities.

Management of Market Risk

         General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk (IRR). Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage IRR and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee, which is responsible for evaluating the IRR inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of IRR on a regular basis and the Asset/Liability Committee meets on a monthly basis to review our asset/liability policies and position, IRR position and to discuss and implement IRR strategies.

         We have sought to manage our IRR in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our IRR: (i) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multi-family and non-residential mortgage loans, and short-term consumer loans; (ii) offering shorter-term fixed rate mortgage loans; (iii) using alternative funding sources, such as advances from the FHLB; and (iv) deposit pricing strategies and short duration investments. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

Net Interest Income Simulation. IRR can result from timing differences in the maturity/repricing of an institution's assets, liabilities and off-balance sheet contracts; the effect of embedded options, such as call or convertible options, loan prepayments, interest rate caps, and deposit withdrawals; unexpected shifts of the yield curve that affect both the slope and shape of the yield curve and differences in the behavior of lending and funding rates, sometimes referred to as basis risk. Given the potential types and differing related characteristics of IRR, it is important that the Company maintain an appropriate process and set of measurement tools, which enables it to identify and quantify its sources of IRR. The Company's primary tool in managing IRR in this manner is an income simulation model. This model measures the net interest income at risk primarily under three different interest rate scenarios. Specifically, net interest income is measured assuming market interest rates remain unchanged, where rates increase 200 basis points and where rates decrease 200 basis points from current market rates over a one-year time horizon. The changes in net interest income due to changes in market interest rates reflect the rate sensitivity of the Company's interest-bearing assets and liabilities.

The following table presents, for the year ended June 30, 2007 the estimated changes in net interest income that would result from changes in market interest rates over the next twelve-month period.

                  Changes in
                Interest Rates      Net Interest
                (Basis Points)         Income         % Change
                --------------         ------         --------
                              (Dollars in thousands)

                      200              $3,847           -3.8%
                       0               $4,000            0.0%
                     -200              $4,074            1.9%

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

         We regularly review the need to adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

         Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2007, cash and cash equivalents totaled $5.6 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $12.7 million at June 30, 2007. In addition, at June 30, 2007, we had the ability to borrow a total of approximately $67.1 million from the FHLB. On that date, we had $47.7 million in advances outstanding.

         At June 30, 2007, we had $3.1 million in loan commitments outstanding. In addition to commitments to originate loans, we had $17.8 million in unadvanced funds to borrowers. Certificates of deposit due within one year of June 30, 2007 totaled $30.5 million, or 31.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings, than we currently pay on the certificates of deposit due on or before June 30, 2007. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

         We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the FHLB.

         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2007, we originated $24.3 million of loans and purchased $499,000 of securities. In fiscal 2006, we originated $44.0 million of loans and purchased $5.9 million of securities.

         Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in total deposits of $247,000 and $6.6 million for the fiscal years ended June 30, 2007 and 2006, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. FHLB advances reflected net decreases of $3.5 million and increases of $4.4 million during the fiscal years ended June 30, 2007 and 2006, respectively. FHLB advances have primarily been used to fund loan demand and purchase securities.

         Georgetown Savings Bank is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2007, Georgetown Savings Bank exceeded all of the OTS regulatory capital requirements. Georgetown Savings Bank is considered "well capitalized" under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements for additional information.

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

Consolidated Statements of Cash Flows                           F-6 - F-7

Notes to Consolidated Financial Statements                      F-8 - F-40

[LETTERHEAD OF WOLF & COMPANY, P.C.]


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Georgetown Bancorp, Inc.
Georgetown, Massachusetts


We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Bancorp, Inc. and subsidiaries as of June 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Wolf & Company, P.C.

Boston, Massachusetts
August 9, 2007


                         GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                                CONSOLIDATED BALANCE SHEETS

                                 At June 30, 2007 and 2006

                                           ASSETS

                                                                       2007          2006
                                                                     ---------    ---------
                                                                         (In thousands)
Cash and due from banks                                              $   3,950    $   3,257
Short-term investments                                                   1,653          720
                                                                     ---------    ---------
               Total cash and cash equivalents                           5,603        3,977

Securities available for sale, at fair value                            12,690       15,465
Securities held to maturity, at amortized cost                           8,182        9,823
Federal Home Loan Bank stock, at cost                                    2,905        2,905
Loans, net of allowance for loan losses of $1,079,000
    at June 30, 2007 and $1,016,000 at June 30, 2006                   127,659      128,778
Premises and equipment, net                                              4,816        5,230
Accrued interest receivable                                                682          674
Bank-owned life insurance                                                1,416        1,211
Other assets                                                             1,129          988
                                                                     ---------    ---------

               Total assets                                          $ 165,082    $ 169,051
                                                                     =========    =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                             $  97,956    $  97,709
Short-term Federal Home Loan Bank advances                               9,850       22,300
Long-term Federal Home Loan Bank advances                               37,873       28,921
Securities sold under agreements to repurchase                             869          762
Mortgagors' escrow accounts                                                317          289
Accrued expenses and other liabilities                                     607          411
                                                                     ---------    ---------
               Total liabilities                                       147,472      150,392
                                                                     ---------    ---------

Commitments and contingencies (Notes 6 and 15)

Stockholders' equity:
Preferred stock, $0.10 par value per share: 1,000,000
    shares authorized; none outstanding                                     --           --
Common stock, $0.10 par value per share: 10,000,000
    shares authorized; 2,777,250 shares issued                             278          278
Additional paid-in capital                                              11,452       11,452
Retained earnings                                                        7,522        7,996
Accumulated other comprehensive loss                                      (179)        (330)
Unearned compensation - ESOP (65,463 and 75,653 shares unallocated
    at June 30, 2007 and 2006, respectively)                              (655)        (737)
Treasury stock, at cost (85,200 shares at June 30, 2007)                  (808)          --
                                                                     ---------    ---------
               Total stockholders' equity                               17,610       18,659
                                                                     ---------    ---------

               Total liabilities and stockholders' equity            $ 165,082    $ 169,051
                                                                     =========    =========

See accompanying notes to consolidated financial statements.


                     GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF OPERATIONS

                         Years Ended June 30, 2007 and 2006

                                                           2007           2006
                                                        -----------    -----------
                                                              (In thousands)
Interest and dividend income:
    Loans, including fees                               $     7,583    $     6,650
    Investment interest and dividends                         1,281          1,355
    Short-term investments                                       48            122
                                                        -----------    -----------
               Total interest and dividend income             8,912          8,127
                                                        -----------    -----------

Interest expense:
    Deposits                                                  2,636          1,933
    Short-term Federal Home Loan Bank advances                  840          1,084
    Long-term Federal Home Loan Bank advances                 1,600          1,054
    Securities sold under agreements to repurchase                8              7
                                                        -----------    -----------
               Total interest expense                         5,084          4,078
                                                        -----------    -----------

Net interest income                                           3,828          4,049
Provision for loan losses                                       105            108
                                                        -----------    -----------
Net interest income, after provision for loan losses          3,723          3,941
                                                        -----------    -----------

Non-interest income:
    Customer service fees                                       591            439
    Loss on sale of securities available for sale                --            (56)
    Income from bank-owned life insurance                        70             45
    Other                                                        76             26
                                                        -----------    -----------
               Total non-interest income                        737            454
                                                        -----------    -----------

Non-interest expenses:
    Salaries and employee benefits                            2,677          2,742
    Occupancy and equipment expenses                            883            808
    Data processing expenses                                    303            238
    Professional fees                                           288            307
    Advertising expense                                         217            228
    Other general and administrative expenses                   799            625
                                                        -----------    -----------
               Total non-interest expenses                    5,167          4,948
                                                        -----------    -----------

Loss before income taxes                                       (707)          (553)

Income tax benefit                                             (243)          (173)
                                                        -----------    -----------

Net loss                                                $      (464)   $      (380)
                                                        ===========    ===========

Weighted-average number of common shares outstanding:
   Basic and diluted                                      2,640,981      2,699,231

Net loss per share:
   Basic and diluted                                    ($     0.18)   ($     0.14)


See accompanying notes to consolidated financial statements.



                                              GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 Years Ended June 30, 2007 and 2006

                                                                                 Accumulated
                                                         Additional                 Other       Unearned
                                              Common      Paid-in     Retained  Comprehensive Compensation-  Treasury
                                               Stock      Capital     Earnings      Loss          ESOP         Stock        Total
                                             ----------  ----------  ----------   ----------   ----------   ----------   ----------
                                                                                (In thousands)
Balance at June 30, 2005                     $      278  $   11,452  $    8,383   $      (17)  $     (811)  $       --   $   19,285
                                                                                                                         ----------

Comprehensive loss:
  Net loss                                           --          --        (380)          --           --           --         (380)
  Net unrealized loss on
    securities available for sale, net of
    reclassification adjustments of $56,000
    and related tax effects of $188,000              --          --          --         (313)          --           --         (313)
                                                                                                                         ----------
           Total comprehensive loss                                                                                            (693)
                                                                                                                         ----------

Common stock held by ESOP allocated or
committed to be allocated (7,428 shares)             --          --          (7)          --           74           --           67
                                             ----------  ----------  ----------   ----------   ----------   ----------   ----------

Balance at June 30, 2006                            278      11,452       7,996         (330)        (737)          --       18,659

Comprehensive loss:
  Net loss                                           --          --        (464)          --           --           --         (464)
  Net unrealized gain on securities
    available for sale, net of related
    tax effects of $89,000                           --          --          --          151           --           --          151
                                                                                                                         ----------
           Total comprehensive loss                                                                                            (313)
                                                                                                                         ----------

Common stock held by ESOP allocated or
committed to be allocated (8,190 shares)             --          --         (10)          --           82           --           72

Treasury stock purchased (85,200 shares)             --          --          --           --           --         (808)        (808)
                                             ----------  ----------  ----------   ----------   ----------   ----------   ----------

Balance at June 30, 2007                     $      278  $   11,452  $    7,522   $     (179)  $     (655)  $     (808)  $   17,610
                                             ==========  ==========  ==========   ==========   ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                      GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                          Years Ended June 30, 2007 and 2006

                                                                  2007        2006
                                                                --------    --------
                                                                   (In thousands)
Cash flows from operating activities:
Net loss                                                        $   (464)   $   (380)
  Adjustments to reconcile net loss to net cash
      used by operating activities:
          Provision for loan losses                                  105         108
          Loss on sale of securities available for sale               --          56
          Accretion of securities, net                               (46)        (44)
          Accretion of deferred loan costs, net                      (37)        (39)
          Depreciation and amortization expense                      460         436
          (Increase) decrease in accrued interest receivable          (8)          6
          Income from bank-owned life insurance                      (70)        (45)
          Deferred tax benefit                                      (183)        (38)
          ESOP compensation expense                                   72          67
          Other, net                                                  14        (151)
                                                                --------    --------
            Net cash used by operating activities                   (157)        (24)
                                                                --------    --------

Cash flows from investing activities:
  Activity in available-for-sale securities:
       Maturities, prepayments and calls                           3,543       3,759
       Purchases                                                    (499)     (5,888)
       Proceeds from sales of securities                              --       2,944
  Maturities, prepayments and calls
      of held-to-maturity securities                               1,658       2,578
  Purchase of Federal Home Loan Bank stock                            --        (379)
  Loan principal repayments (originations), net                    1,051     (14,066)
  Purchase of premises and equipment                                 (46)       (781)
                                                                --------    --------
             Net cash provided (used) by investing activities      5,707     (11,833)
                                                                --------    --------

                                     (continued)

See accompanying notes to consolidated financial statements.


                         GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                            Years Ended June 30, 2007 and 2006

                                                                       2007        2006
                                                                     --------    --------
                                                                         (In thousands)
Cash flows from financing activities:
    Net increase in deposits                                              247       6,559
    Net increase (decrease) in securities sold under agreements
        to repurchase                                                     107        (227)
    Net change in Federal Home Loan Bank advances with
        maturities of  three months or less                            (1,100)     (3,900)
    Proceeds from Federal Home Loan Bank advances
        with maturities greater than three months                      20,000      43,650
    Repayments of Federal Home Loan Bank advances
        with maturities greater than three months                     (22,398)    (35,347)
 Treasury stock purchased                                                (808)         --
    Net change in mortgagors' escrow accounts                              28          21
                                                                     --------    --------
                  Net cash (used) provided by financing activities     (3,924)     10,756
                                                                     --------    --------

Net change in cash and cash equivalents                                 1,626      (1,101)

Cash and cash equivalents at beginning of year                          3,977       5,078
                                                                     --------    --------

Cash and cash equivalents at end of year                             $  5,603    $  3,977
                                                                     ========    ========

Supplementary information:
    Interest paid on deposit accounts                                $  2,627    $  1,922
    Interest paid on Federal Home Loan Bank advances                    2,429       2,087
    Interest paid on securities sold under agreement
        to repurchase                                                       8           7
    Income taxes recovered, net of payments                              (185)        (86)

Other non-cash items:
    Split-dollar life insurance policy transferred to
         bank-owned life insurance                                        135          --


See accompanying notes to consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Years Ended June 30, 2007 and 2006

1.       CORPORATE STRUCTURE

         Georgetown Bancorp, Inc. (the "Company") is a federally-chartered corporation organized for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the "Bank"). The Company was organized as a wholly-owned subsidiary of Georgetown Bancorp, MHC ("MHC"), which is a federally-chartered mutual holding company.

         On January 5, 2005, the Company completed a public offering of 45% of the shares of its outstanding common stock to eligible depositors, employees, and members of the general public (the "Offering"). The remaining 55% of the Company's shares of common stock were issued to the MHC.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of presentation and consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Georgetown Funding Corporation, which was established and funded to loan funds to the ESOP. The Bank's financial statements include its wholly-owned subsidiary, Georgetown Securities Corporation, which engages in the buying, selling and holding of securities. Georgetown Funding Corporation was dissolved on July 6, 2006 and all assets and liabilities were transferred to the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

         Cash and cash equivalents

         Cash and cash equivalents include cash, amounts due from banks, federal funds sold and other short-term investments, all of which mature within 90 days, and are carried at cost.

         Reclassifications

         Certain amounts in the 2006 consolidated financial statements have been reclassified to conform to the 2007 presentation.

         Securities

         Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Securities classified as "available for sale" are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss, net of tax effects.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Loans (concluded)

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination costs, net of origination fees, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

         Allowance for loan losses

         The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Allowance for loan losses (concluded)

         The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

         Premises and equipment

         Land  is  carried  at  cost.  Buildings,   leasehold  improvements  and
         equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed principally on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

         Bank-owned life insurance

         Income from bank-owned life insurance is recognized in non-interest income based upon increase in the cash surrender value of the policies.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

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

         Earnings per share

         Basic earnings (loss) per share represents income (loss) available (attributable) to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares (common stock equivalents) that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income or loss that would result from the assumed issuance. The Company has no common stock equivalents.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Comprehensive income (loss)

         Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operating results. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders' equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income (loss).

         The components of other comprehensive income (loss) and related tax effects are as follows:

                                                  Years Ended June 30,
                                                  --------------------
                                                    2007        2006
                                                  --------    --------
                                                     (In thousands)
         Unrealized holding gains (losses)
           on available-for-sale securities       $    240    $   (557)
         Reclassification adjustment for losses
             realized in income                         --          56
                                                  --------    --------
         Net unrealized gains (losses)                 240        (501)
         Tax effect                                    (89)        188
                                                  --------    --------

         Net-of-tax amount                        $    151    $   (313)
                                                  ========    ========

         Recent accounting pronouncements

         In July 2006, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for the Company's 2008 fiscal year and is not expected to have a material impact on the Company's consolidated financial statements.

         In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is effective for the Company on July 1, 2008 and is not expected to have a material impact on the Company's consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Recent accounting pronouncements (continued)

         In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to which, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. SAB 108 is applicable to all financial statements issued by the Company for the year ended June 30, 2007.

         In September 2006, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements." This issue addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. This EITF states that the obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF 06-4 is effective for the Company's 2009 fiscal year and is not expected to have a material impact on the Company's consolidated financial statements.

         In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides companies with an option to report selected financial assets and liabilities at fair value. Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for the Company on July 1, 2008 and is not expected to have a material impact on the Company's consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

         Recent accounting pronouncements (concluded)

         In March 2007, the EITF reached a consensus on Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements. Under this EITF, effective for the Company's 2009 fiscal year, the Company is required to recognize a liability for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, and may choose to retroactively apply the accounting change to all periods presented, or to cumulatively adjust the financial statements as of the beginning of the year of adoption. This statement is not expected to have a material impact on the Company's consolidated financial statements.

3.       RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

         The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2007 and 2006, these reserve balances amounted to $1,183,000 and $1,110,000, respectively.

4.       SHORT-TERM INVESTMENTS

         A summary of short-term investments, included in cash and cash equivalents, is as follows:

                                          At June 30,
                                      -------------------
                                        2007       2006
                                      --------   --------
                                         (In thousands)

         FHLB Ideal Way               $      6   $      6
         FHLB overnight funds              200         --
         Federal funds sold              1,359        668
         Shay Asset Management Fund         88         46
                                      --------   --------

                                      $  1,653   $    720
                                      ========   ========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

5.       SECURITIES

         A summary of securities is as follows:

                                                            Gross        Gross
                                             Amortized    Unrealized   Unrealized       Fair
                                                Cost        Gains        Losses        Value
                                             ----------   ----------   ----------    ----------
                                                              (In thousands)
         At June 30, 2007
         ----------------
         Securities available for sale
         -----------------------------

             Government-sponsored
                 enterprises                 $    3,000   $       --   $      (22)   $    2,978
             Mortgage-backed securities           9,973            2         (263)        9,712
                                             ----------   ----------   ----------    ----------

                    Total securities
                        available for sale   $   12,973   $        2   $     (285)   $   12,690
                                             ==========   ==========   ==========    ==========

         Securities held to maturity
         ---------------------------

             Government-sponsored
                 enterprises                 $      500   $       --   $       (1)   $      499
             Mortgage-backed securities           7,682            3         (216)        7,469
                                             ----------   ----------   ----------    ----------

                    Total securities
                        held to maturity     $    8,182   $        3   $     (217)   $    7,968
                                             ==========   ==========   ==========    ==========
         At June 30, 2006
         ----------------
         Securities available for sale
         -----------------------------

             Government-sponsored
                 enterprises                 $    4,000   $       --   $      (79)   $    3,921
             Mortgage-backed securities          11,988            1         (445)       11,544
                                             ----------   ----------   ----------    ----------

                    Total securities
                        available for sale   $   15,988   $        1   $     (524)   $   15,465
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
                                             ==========   ==========   ==========    ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SECURITIES (continued)

         The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2007 is as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  Available for Sale         Held to Maturity
                               -----------------------   -----------------------
                               Amortized      Fair       Amortized       Fair
                                  Cost        Value         Cost        Value
                               ----------   ----------   ----------   ----------
                                                (In thousands)
         Within 1 year         $    2,000   $    1,989   $      500   $      499
         After 1 year through
             5 years                1,000          989           --           --
                               ----------   ----------   ----------   ----------
                                    3,000        2,978          500          499
         Mortgage-backed
             securities             9,973        9,712        7,682        7,469
                               ----------   ----------   ----------   ----------

                               $   12,973   $   12,690   $    8,182   $    7,968
                               ==========   ==========   ==========   ==========

         There were no sales of securities available for sale for the year ended June 30, 2007. For the year ended June 30, 2006, proceeds from the sale of securities available for sale amounted to $2,944,000 with realized losses of $56,000.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SECURITIES (continued)

         Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

                                                 Less Than Twelve Months  Greater Than Twelve Months
                                                 -----------------------  --------------------------
                                                   Gross                     Gross
                                                 Unrealized      Fair      Unrealized     Fair
                                                   Losses       Value        Losses       Value
                                                 ----------   ----------   ----------   ----------
                                                                  (In thousands)
         At June 30, 2007:
         -----------------

         Securities available for sale
         -----------------------------

             Government-sponsored
                 enterprises                     $        1   $      499   $       21   $    2,479
             Mortgage-backed securities                  --           --          263        9,354
                                                 ----------   ----------   ----------   ----------
                    Total securities available
                        for sale                          1          499          284       11,833
                                                 ----------   ----------   ----------   ----------

         Securities held to maturity
         ---------------------------

             Government-sponsored
                 enterprises                             --           --            1          499
             Mortgage-backed securities                   2          219          214        6,959
                                                 ----------   ----------   ----------   ----------
                    Total securities held
                        to maturity                       2          219          215        7,458
                                                 ----------   ----------   ----------   ----------

                    Total temporarily impaired
                        securities               $        3   $      718   $      499   $   19,291
                                                 ==========   ==========   ==========   ==========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         SECURITIES (concluded)

                                                 Less Than Twelve Months  Greater Than Twelve Months
                                                 -----------------------  --------------------------
                                                   Gross                     Gross
                                                 Unrealized      Fair      Unrealized     Fair
                                                   Losses       Value        Losses       Value
                                                 ----------   ----------   ----------   ----------
                                                                  (In thousands)
         At June 30, 2006:
         -----------------

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
                                                 ==========   ==========   ==========   ==========

         At June 30, 2007, sixteen securities classified as available-for-sale and eight debt securities classified as held-to-maturity, have unrealized losses with aggregate depreciation of 2.5% from the Company's amortized cost basis. Whereas these unrealized losses relate principally to government-sponsored enterprises and mortgage-backed securities, are the result of fluctuations in interest rates and management has the intent and ability to hold these debt securities for the foreseeable future, no declines are deemed to be other than temporary.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

6.       LOANS

         A summary of loans is as follows:

                                                           At June 30,
                                                     ----------------------
                                                        2007         2006
                                                     ---------    ---------
                                                         (In thousands)
         Mortgage loans on real estate:
             One-to-four family residential          $  94,806    $  95,478
             Multi-family and commercial                14,556       11,891
             Construction                                5,987        9,529
             Home equity loans and lines of credit      10,304       10,614
                                                     ---------    ---------
                       Total mortgage loans            125,653      127,512
                                                     ---------    ---------

         Other loans:
             Consumer                                      763          617
             Commercial                                  2,157        1,486
                                                     ---------    ---------
                       Total other loans                 2,920        2,103
                                                     ---------    ---------

                       Total loans                     128,573      129,615
             Allowance for loan losses                  (1,079)      (1,016)
             Net deferred loan costs                       165          179
                                                     ---------    ---------

                       Loans, net                    $ 127,659    $ 128,778
                                                     =========    =========

         An analysis of the allowance for loan losses is as follows:

                                                      Years Ended June 30,
                                                     ----------------------
                                                        2007         2006
                                                     ---------    ---------
                                                         (In thousands)

         Balance at beginning of year                $   1,016    $     882
         Provision for loan losses                         105          108
         Recoveries                                         20           34
         Charge-offs                                       (62)          (8)
                                                     ---------    ---------

         Balance at end of year                      $   1,079    $   1,016
                                                     =========    =========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         LOANS (concluded)

         The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                           At June 30,
                                                                       -------------------
                                                                         2007       2006
                                                                       --------   --------
                                                                         (In thousands)
         Impaired loans without a valuation allowance                  $  2,266   $     --

         Impaired loans with a valuation allowance                           --      1,479
                                                                       --------   --------

         Total impaired loans                                          $  2,266   $  1,479
                                                                       ========   ========

         Valuation allowance related to impaired loans                 $     --   $    231
                                                                       ========   ========

         Total non-accrual loans                                       $    565   $    840
                                                                       ========   ========

         Total loans past due ninety days or more and still accruing   $     --   $     60
                                                                       ========   ========

                                                                       Years Ended June 30,
                                                                       -------------------
                                                                         2007       2006
                                                                       --------   --------
                                                                         (In thousands)
         Average investment in impaired loans                          $  1,796   $    559
                                                                       ========   ========

         Interest income recognized on impaired loans                  $    108   $     20
                                                                       ========   ========

         Interest income recognized on a cash basis
             on impaired loans                                         $     58   $      8
                                                                       ========   ========

         At June 30, 2007, additional funds of $290,000 were committed to be advanced in connection with one impaired loan. No funds were committed to be advanced in connection with impaired loans at June 30, 2006.

         At June 30, 2007 and 2006,  mortgage loans serviced for others amounted
         to  approximately  $518,000  and  $558,000,   respectively.  All  loans
         serviced for others were sold without recourse provisions.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

7.       PREMISES AND EQUIPMENT

         A summary of premises and equipment is as follows:

                                                At June 30,
                                          ------------------------      Estimated
                                             2007          2006       Useful Lives
                                          ----------    ----------    ------------
                                               (In thousands)
         Premises:
         Land                             $      279    $      279
         Buildings and improvements            4,738         4,742    5 - 40 years
         Equipment                             1,893         1,844    3 - 7 years
                                          ----------    ----------
                                               6,910         6,865
         Less accumulated depreciation
             and amortization                 (2,094)       (1,635)
                                          ----------    ----------

                                          $    4,816    $    5,230
                                          ==========    ==========

         Depreciation and amortization expense for the years ended June 30, 2007 and 2006 amounted to $460,000 and $436,000, respectively.

8.       DEPOSITS

         A summary of deposit balances is as follows:

                                                            At June 30,
                                                         -----------------
                                                           2007      2006
                                                         -------   -------
                                                           (In thousands)

         Demand                                          $11,215   $12,423
         NOW                                              11,539     7,562
         Money market deposits                            22,832    21,706
         Regular and other savings                        11,914    15,008
                                                         -------   -------
                        Total non-certificate accounts    57,500    56,699
                                                         -------   -------

         Term certificates less than $100,000             24,284    26,715
         Term certificates of $100,000 or more            16,172    14,295
                                                         -------   -------
                        Total certificate accounts        40,456    41,010
                                                         -------   -------

                        Total deposits                   $97,956   $97,709
                                                         =======   =======

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         DEPOSITS (concluded)

         A summary of certificate accounts, by maturity, at June 30, 2007 and 2006, is as follows:

                                              2007                            2006
                                  ----------------------------    ----------------------------
                                                    Weighted                        Weighted
                                                     Average                        Average
                                     Amount           Rate           Amount           Rate
                                  ------------    ------------    ------------    ------------
                                                       (Dollars in thousands)
         Within 1 year            $     30,456            4.48%   $     22,957            4.31%
         Over 1 year to 3 years          7,443            4.13          15,332            3.83
         Over 3 years                    2,557            4.58           2,721            4.33
                                  ------------                    ------------

                                  $     40,456            4.42%   $     41,010            4.13%
                                  ============                    ============

         At June 30, 2006, included in certificates of deposit maturing within one year are brokered certificates of deposit amounting to $2,005,000 with a weighted average rate of 5.39%. There are no brokered certificates of deposit at June 30, 2007.

9.       FEDERAL HOME LOAN BANK ("FHLB") ADVANCES

         Short-term FHLB advances

         Short-term FHLB advances consist of advances maturing within one year at a weighted average rate of 5.27% and 4.91% at June 30, 2007 and 2006, respectively.

         The Company also has a $3,780,000 line-of-credit with the Federal Home Loan Bank ("FHLB"). There were no amounts outstanding at June 30, 2007 and 2006. At June 30, 2007, all FHLB borrowings are secured by first mortgage loans on owner-occupied residential property in the amount of $85,276,000 and obligations of the U.S. government and government-sponsored enterprises, which have a market value of $3,300,000.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         FEDERAL HOME LOAN BANK ("FHLB") ADVANCES (concluded)

         Long-term FHLB advances

         At June 30, 2007 and 2006, long-term FHLB advances are as follows:

                                                2007                        2006
                                      ------------------------    ------------------------
                                                     Weighted                    Weighted
                                                      Average                    Average
                                        Amount         Rate         Amount         Rate
                                      ----------    ----------    ----------    ----------
                                      (Dollars in thousands)       (Dollars in thousands)
         Fixed maturity:
                   2007               $       --            --%   $    3,500          3.44%
                   2008*                   6,100          4.54         4,100          4.25
                   2009*                  16,000          4.46        15,500          4.44
                   2010*                   7,000          5.09         1,000          5.62
                   2011*                   5,500          4.95         4,500          4.72
                   2012*                   3,000          5.04            --            --
                                      ----------                  ----------
                                          37,600          4.71        28,600          4.38
         Amortizing advance,
             due March 5, 2012,
             requiring monthly
             principal and interest
             of $5,300                       273          4.90           321          4.90
                                      ----------                  ----------

                                      $   37,873          4.71%   $   28,921          4.38%
                                      ==========                  ==========

         * Includes advances callable in 2008 aggregating $6,000,000 with a weighted average rate of 4.10%.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

10.      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Securities sold under agreements to repurchase mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                              At or for the
                                                           Years Ended June 30,
                                                           --------------------
                                                             2007        2006
                                                           --------    --------
                                                          (Dollars in thousands)

         Balance at year-end                               $    869    $    762
         Average balance during the year                        817         751
         Maximum month-end balance during the year              898         899
         Average interest rate during the year                 1.00%       1.00%

         Government-sponsored enterprises underlying the agreements at year-end are as follows:

             Carrying value                                $  1,998    $  2,473
             Estimated fair value                             1,997       2,462

         Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis, the amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets.

11.      INCOME TAXES

         Allocation of federal and state income taxes between current and deferred portions is as follows:

                                           Years Ended June 30,
                                           --------------------
                                             2007       2006
                                           -------    -------
                                             (In thousands)
         Current tax (benefit) expense:
             Federal                       $   (72)   $  (153)
             State                              12         18
                                           -------    -------
                                               (60)      (135)
                                           -------    -------
         Deferred tax (benefit) expense:
             Federal                          (164)       (40)
             State                             (19)         2
                                           -------    -------
                                              (183)       (38)
                                           -------    -------

                      Total tax benefit    $  (243)   $  (173)
                                           =======    =======

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         INCOME TAXES (continued)

         The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                       Years Ended June 30,
                                                       -------------------
                                                         2007        2006
                                                       -------     -------

         Statutory rate                                  (34.0)%     (34.0)%
         Increase (decrease) resulting from:
             State taxes, net of federal tax benefit      (0.7)        2.4
             Bank-owned life insurance                    (2.3)       (2.5)
             Other, net                                    2.6         2.8
                                                       -------     -------

         Effective tax rates                             (34.4)%     (31.3)%
                                                       =======     =======

         The components of the net deferred tax asset at June 30, 2007 and 2006, included in other assets, are as follows:

                                                        2007        2006
                                                       -------     -------
                                                          (In thousands)
         Deferred tax liability:
             Federal                                    $   367    $   455
             State                                           96        113
                                                        -------    -------
                                                            463        568
                                                        -------    -------
         Deferred tax asset:
             Federal                                       (549)      (551)
             State                                         (144)      (153)
                                                        -------    -------
                                                           (693)      (704)
                                                        -------    -------

         Net deferred tax asset                         $  (230)   $  (136)
                                                        =======    =======

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         INCOME TAXES (concluded)

         At June 30, 2007 and 2006, the tax effects of each item that gives rise to deferred taxes are as follows:

                                                   2007      2006
                                                  ------    ------
                                                   (In thousands)

         Cash basis of accounting                 $  (36)   $  (34)
         Net unrealized gain/loss on securities
             available for sale                     (104)     (193)
         Depreciation and amortization               392       455
         Allowance for loan losses                  (441)     (398)
         Net operating loss carryover                (64)       --
         Other, net                                   23        34
                                                  ------    ------

         Net deferred tax asset                   $ (230)   $ (136)
                                                  ======    ======

         A summary of the change in the net deferred tax asset is as follows:

                                                        Years Ended June 30,
                                                        -------------------
                                                           2007      2006
                                                          ------    ------
                                                           (In thousands)

         Balance at beginning of year                     $ (136)   $   90
         Deferred tax benefit                               (183)      (38)
         Deferred tax effects on net unrealized
             gain/loss on securities available for sale       89      (188)
                                                          ------    ------

         Balance at end of year                           $ (230)   $ (136)
                                                          ======    ======

         At June 30, 2007, the Company has a capital loss carryover of $61,000, of which $10,000 expires on June 30, 2010 and $51,000 expires on June 30, 2011. Additionally, the Company has a net operating loss carryover of $188,000 which expires on June 30, 2027.

         The federal income tax reserve for loan losses at the Company's base year is $723,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve), would be subject to taxation in the fiscal year in which used. As the Company intends to use the reserve solely to absorb loan losses, a deferred tax liability of $297,000 has not been provided.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

12.      MINIMUM REGULATORY CAPITAL REQUIREMENTS

         The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to savings and loan holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and the Bank to maintain a minimum amount and ratio of tangible capital (as defined) to tangible assets (as defined). Management believes, as of June 30, 2007 and 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

         As of June 30, 2007, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of June 30, 2007 and 2006 are also presented in the table.

                                                                                                       Minimum
                                                                                                     To Be Well
                                                                                Minimum           Capitalized Under
                                                                                Capital           Prompt Corrective
                                                         Actual               Requirement         Action Provisions
                                                   -------------------    -------------------    -------------------
                                                    Amount     Ratio       Amount     Ratio       Amount     Ratio
                                                   --------   --------    --------   --------    --------   --------
                                                                        (Dollars in thousands)
         At June 30, 2007:

         Total Capital to Risk Weighted Assets:
             Company                               $ 18,868       17.3%   $  8,701        8.0%        N/A        N/A
             Bank                                    16,122       14.8       8,701        8.0    $ 10,876       10.0%
         Tier 1 Capital to Risk Weighted Assets:
             Company                                 17,789       16.4       4,350        4.0         N/A        N/A
             Bank                                    15,043       13.8       4,350        4.0       6,526        6.0
         Tier 1 Capital to Average Assets:
             Company                                 17,789       10.8       6,605        4.0         N/A        N/A
             Bank                                    15,043        9.1       6,605        4.0       8,257        5.0
         Tangible Capital to Tangible Assets:
             Company                                    N/A        N/A         N/A        N/A         N/A        N/A
             Bank                                    15,043        9.1       2,477        1.5         N/A        N/A

         At June 30, 2006:

         Total Capital to Risk Weighted Assets:
             Company                               $ 20,005       18.1%   $  8,857        8.0%        N/A        N/A
             Bank                                    16,454       14.9       8,857        8.0    $ 11,071       10.0%
         Tier 1 Capital to Risk Weighted Assets:
             Company                                 18,989       17.2       4,428        4.0         N/A        N/A
             Bank                                    15,441       13.9       4,428        4.0       6,642        6.0
         Tier 1 Capital to Average Assets:
             Company                                 18,989       11.6       6,537        4.0         N/A        N/A
             Bank                                    15,441        9.4       6,537        4.0       8,171        5.0
         Tangible Capital to Tangible Assets:
             Company                                    N/A        N/A         N/A        N/A         N/A        N/A
             Bank                                    15,441        9.4       2,451        1.5         N/A        N/A


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

         The  following  is  a  reconciliation   of  the  Company's   accounting
         principles generally accepted in the United States (GAAP) capital to regulatory Tier 1 capital:

                                                                    At June 30,
                                                                 -----------------
                                                                  2007       2006
                                                                 -------   -------
                                                                   (In thousands)
         Consolidated GAAP capital                               $17,610   $18,659
         Less: Unrealized losses on certain available-for-sale
                   securities, net of tax                            179       330
                                                                 -------   -------
         Tier 1 capital                                           17,789    18,989
         Plus: Allowance for loan losses                           1,079     1,016
                                                                 -------   -------

         Total regulatory capital                                $18,868   $20,005
                                                                 =======   =======

13.      EMPLOYEE BENEFIT PLANS

         401(k) plan

         The Bank provides a savings and retirement plan for employees which qualifies under Section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. In addition, the Bank will make a matching contribution, equal to 50% of the employee's contribution. The Bank's matching contribution will not exceed 3% of an employee's salary. In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee's salary. For the years ended June 30, 2007 and 2006, expense attributable to the plan amounted to $76,000 and $83,000, respectively.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         EMPLOYEE BENEFIT PLANS (concluded)

         Incentive plan

         The Company has an Incentive Plan (the "Plan") whereby all employees are eligible to receive a bonus if the Company meets or exceeds certain base standards of performance for its fiscal year. The structure of the Plan is to be reviewed on an annual basis by the Board of Directors. There was no incentive compensation expense for June 30, 2007. Incentive compensation expense for the year ended June 30, 2006 amounted to $50,000.

         Executive supplemental retirement agreements

         The Company has supplemental retirement agreements with certain executive officers, which provide for the payment of specified benefits upon retirement. In connection with these agreements the Bank has entered into split-dollar collateral assignments of life insurance policies, included in other assets, on behalf of the executives whereby the Company holds collateral assignments equal to the amount of premiums paid by the Company. It was determined that the cash surrender values of such policies would not be sufficient to fulfill the entire liability under these agreements. For the years ended June 30, 2007 and 2006, compensation expense applicable to these agreements and recorded in the accompanying financial statements amounted to $22,000 and $33,000, respectively.

14.      EMPLOYEE STOCK OWNERSHIP PLAN

         The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. The ESOP is funded by the Bank's contributions of cash. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

         The ESOP had a loan agreement with Georgetown Funding Corporation whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company's common stock. The loan has eight remaining annual principal and interest payments of $117,000 and one payment of $57,000, all of which are due on the last business day of each year. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. On July 6, 2006, Georgetown Funding Corporation was dissolved and the loan receivable was transferred to the Company.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         EMPLOYEE STOCK OWNERSHIP PLAN (concluded)

         The remaining principal balance on the ESOP debt at June 30, 2007, is payable as follows:

                 Year Ending
                   June 30,                                Amount
               -----------------                         ----------
                                                       (In thousands)

                     2008                                $       61
                     2009                                        65
                     2010                                        71
                     2011                                        76
                     2012                                        83
                  Thereafter                                    343
                                                         ----------

                                                         $      699
                                                         ==========

         The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is only secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid. Total compensation expense applicable to the ESOP amounted to $72,000 and $67,000 for the year ended June 30, 2007 and 2006, respectively.

         Shares held by the ESOP at June 30, 2007 and 2006 include the following:

                                       2007       2006
                                     --------   --------

         Allocated                     30,422     22,229
         Committed to be allocated      4,096      4,099
         Unallocated                   65,463     73,653
                                     --------   --------

                                       99,981     99,981
                                     ========   ========

         Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP. The fair value of unallocated ESOP shares at June 30, 2007 and 2006 is $517,000 and $644,000, respectively. No dividends have been paid to date by the Company.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

15.      OTHER COMMITMENTS AND CONTINGENCIES

         Loan commitments

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The Company's exposure to credit loss is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At June 30, 2007 and 2006, financial instruments whose contract amounts represent credit risk consist of the following:

                                                             2007      2006
                                                           -------   -------
                                                             (In thousands)

         Commitments to grant loans                        $ 3,055   $ 3,279
         Unadvanced funds on home equity lines of credit    11,647    11,761
         Unadvanced funds on commercial lines of credit      1,869     1,242
         Unadvanced funds on construction loans              3,789     2,861
         Unadvanced funds on other unsecured personal
              lines of credit                                  504       532

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         OTHER COMMITMENTS AND CONTINGENCIES (concluded)

         Lease commitments

         Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2007, pertaining to branch facilities, future minimum rental payments are as follows:

              Year Ending
                June 30,                               Payments
              ------------                             --------
                                                    (In thousands)

                  2008                                 $    152
                  2009                                      155
                  2010                                      157
                  2011                                      167
                  2012                                      173
                Thereafter                                1,799
                                                       --------

                                                       $  2,603
                                                       ========

         One of the leases contains an option to extend for ten additional years. The cost of such rentals is not included above.

         Rental expense amounted to $161,000 and $113,000 for the years ended June 30, 2007 and 2006, respectively.

         Employment agreements

         The Bank has entered into employment agreements with its Chief Executive Officer and Chief Financial Officer, which expire on January 5, 2010, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received. The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations. In addition, the Bank has entered into a change in control agreement with an officer of the Bank which expires on January 19, 2008 that provides for a lump sum severance payment, subject to certain conditions. These agreements are automatically renewed annually unless a notice of non-renewal is issued upon recommendation from the Board of Directors.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

16.      LOANS TO RELATED PARTIES

         In the ordinary course of business, the Company grants loans to its Officers and Directors and their affiliates. Activity for the years indicated is as follows:

                                          Years Ended June 30,
                                         --------------------
                                           2007        2006
                                         --------    --------
                                            (In thousands)

         Beginning balance               $  2,072    $  2,264
         Originations                       1,519          --
         Payments and change in status       (676)       (192)
                                         --------    --------

         Ending balance                  $  2,915    $  2,072
                                         ========    ========

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

         The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

                  Cash and cash  equivalents:  The carrying  amounts of cash and
                  --------------------------
                  short-term investments approximate fair values.

                  Securities: Fair values for securities, excluding Federal Home
                  ----------
                  Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

                  Loans:  For  variable-rate  loans that reprice  frequently and
                  -----
                  with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                  Deposits: The fair values for non-certificate accounts are, by
                  --------
                  definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                  Short-term FHLB advances:  The carrying  amounts of short-term
                  ------------------------
                  FHLB advances approximate fair value.

                  Long-term  FHLB  advances:   Fair  value  for  long-term  FHLB
                  -------------------------
                  advances is estimated using discounted cash flow analyses based on borrowing rates for similar types of borrowing arrangements.

                  Securities sold under agreements to repurchase: The fair value
                  ----------------------------------------------
                  estimate of securities sold under agreements to repurchase approximates carrying value as they mature daily and bear market interest rates.

                  Accrued  interest:  The carrying  amounts of accrued  interest
                  -----------------
                  approximate fair value.

                  Off-balance-sheet     instruments:     Fair     values     for
                  ---------------------------------
                  off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At June 30, 2007 and 2006, the fair value of commitments outstanding is not significant since fees charged are not material.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

         The estimated fair values and related carrying amounts, of the Company's financial instruments are as follows:

                                                                 At June 30,
                                              -------------------------------------------------
                                                        2007                     2006
                                              -----------------------   -----------------------
                                               Carrying       Fair       Carrying      Fair
                                                Amount       Value        Amount       Value
                                              ----------   ----------   ----------   ----------
                                                               (In thousands)
         Financial assets:
           Cash and cash equivalents          $    5,603   $    5,603   $    3,977   $    3,977
           Securities available for sale          12,690       12,690       15,465       15,465
           Securities held to maturity             8,182        7,968        9,823        9,453
           Federal Home Loan Bank stock            2,905        2,905        2,905        2,905
           Loans, net                            127,659      118,681      128,778      119,501
           Accrued interest receivable               682          682          674          674

         Financial liabilities:
           Deposits                               97,956      100,224       97,709      100,128
           Short-term FHLB advances                9,850        9,850       22,300       22,300
           Long-term FHLB advances                37,873       37,726       28,921       28,624
           Securities sold under agreements
               to repurchase                         869          869          762          762
           Accrued interest payable                  503          503          206          206


                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

18.      CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

         The condensed balance sheets of the Company are as follows:

                                      BALANCE SHEETS
                                                                           At June 30,
                                                                     -----------------------
                                                                        2007         2006
                                                                     ----------   ----------
                                                                          (In thousands)
                                          ASSETS

         Non-interest bearing deposit in Georgetown Savings Bank     $    2,074   $    2,592
         Loan to Georgetown Savings Bank ESOP                               699           --
         Investment in subsidiaries                                      14,864       16,153
                                                                     ----------   ----------

                        Total assets                                 $   17,637   $   18,745
                                                                     ==========   ==========


                             LIABILITIES AND STOCKHOLDERS' EQUITY

         Other liabilities                                           $       27   $       86
         Stockholders' equity                                            17,610       18,659
                                                                     ----------   ----------

                        Total liabilities and stockholders' equity   $   17,637   $   18,745
                                                                     ==========   ==========

         The condensed statements of operations of the Company are as follows:

                                    STATEMENTS OF OPERATIONS
                                                                         Years Ended June 30,
                                                                         --------------------
                                                                           2007        2006
                                                                         --------    --------
                                                                            (In thousands)

         Interest income -ESOP loan                                      $     60    $     --
         Non-interest expense                                                  50          54
                                                                         --------    --------
         Income (loss) before income taxes and equity in undistributed
              net loss of Georgetown Savings Bank                              10         (54)
         Applicable income tax provision (benefit)                              4         (17)
                                                                         --------    --------

         Income (loss) before equity in undistributed net loss
             of subsidiary                                                      6         (37)

         Equity in undistributed net loss of subsidiary                      (470)       (343)
                                                                         --------    --------

         Net loss                                                        $   (464)   $   (380)
                                                                         ========    ========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

         CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

         The condensed statements of cash flows of the Company are as follows:

                                                                  Years Ended June 30,
                                                                 --------------------
                                                                   2007        2006
                                                                 --------    --------
                                                                    (In thousands)
         Cash flows from operating activities:
         Net loss                                                $   (464)   $   (380)
             Adjustments to reconcile net loss to net cash
               provided by operating activities:
                  Repayment of ESOP Loan                               57          --
                  Equity in undistributed loss of subsidiary          470         343
                  Other, net                                          227          67
                                                                 --------    --------
                     Net cash provided by operating activities        290          30
                                                                 --------    --------

         Cash flows from financing activities:
             Treasury stock purchased                                (808)         --
                                                                 --------    --------
                     Net cash used by financing activities           (808)         --
                                                                 --------    --------

         Net change in cash and cash equivalents                     (518)         30

         Cash and cash equivalents at beginning of year             2,592       2,562
                                                                 --------    --------

         Cash and cash equivalents at end of year                $  2,074    $  2,592
                                                                 ========    ========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)


19.      QUARTERLY DATA (UNAUDITED)

         A summary of consolidated operating results on a quarterly basis is as follows:

                                                                             Years Ended June 30,
                                             -------------------------------------------------------------------------------------
                                                                2007                                       2006
                                             -----------------------------------------   -----------------------------------------
                                              Fourth     Third      Second      First     Fourth     Third      Second      First
                                              Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                             --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (In thousands, except per share data)
         Interest and dividend income        $  2,206   $  2,202   $  2,217   $  2,287   $  2,088   $  2,071   $  2,012   $  1,956
         Interest expense                       1,271      1,255      1,277      1,281      1,175      1,058        973        872
                                             --------   --------   --------   --------   --------   --------   --------   --------
         Net interest income                      935        947        940      1,006        913      1,013      1,039      1,084
         Provision (credit) for loan losses        (4)         4         41         64         50         --         25         33
                                             --------   --------   --------   --------   --------   --------   --------   --------

         Net interest income, after
           provision for loan losses              939        943        899        942        863      1,013      1,014      1,051
         Non-interest income                      232        168        162        175        104        134        107        109
         Non-interest expenses                  1,400      1,311      1,208      1,248      1,374      1,252      1,212      1,110
                                             --------   --------   --------   --------   --------   --------   --------   --------

         Income (loss) before income taxes       (229)      (200)      (147)      (131)      (407)      (105)       (91)        50

         Income tax expense (benefit)             (79)       (71)       (48)       (45)      (116)       (39)       (34)        16
                                             --------   --------   --------   --------   --------   --------   --------   --------

         Net income (loss)                   $   (150)  $   (129)  $    (99)  $    (86)  $   (291)  $    (66)  $    (57)  $     34
                                             ========   ========   ========   ========   ========   ========   ========   ========

         Earnings (loss) per share:
           Basic and diluted                 $  (0.06)  $  (0.05)  $  (0.04)  $  (0.03)  $  (0.11)  $  (0.02)  $  (0.02)  $   0.01

STOCKHOLDER INFORMATION

DIRECTORS
EDWARD G. WILLIAMS, CHAIRMAN                T. LOUIS HAMELIN
ROBERT E. BALLETTO                          THOMAS L. HAMELIN
DAVID H. CONDON                             CALVIN H. PINGREE
KEITH N. CONGDON                            ARTHUR J. RAUSEO
ANTHONY S. CONTE, JR.                       RICHARD F. SPENCER
STEPHEN L. FLYNN                            MARY L. WILLIAMS



SENIOR OFFICERS
ROBERT E. BALLETTO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
WENDY A. GIRROIR, SENIOR VICE PRESIDENT/HUMAN RESOURCES
JOSEPH W. KENNEDY, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND
TREASURER
JOSEPH R. POLLARD, SENIOR VICE PRESIDENT/RETAIL BANKING
CHARLES R. SHEDIAC, SENIOR VICE PRESIDENT AND CHIEF LOAN OFFICER
KAREN COHN, VICE PRESIDENT AND SENIOR LOAN OFFICER
HOLLY E. POULIOT, VICE PRESIDENT/MANAGEMENT INFORMATION SYSTEM


INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM                      LEGAL COUNSEL
WOLF & COMPANY, PC                          LUSE GORMAN POMERENK & SCHICK, P.C.
99 HIGH STREET                              5335 WISCONSIN AVENUE, N.W.
BOSTON, MA 02110                            SUITE 400
(617) 439-9700                              WASHINGTON, DC 20015-2035
                                            (202) 274-2000


REGISTRAR AND TRANSFER AGENT                STOCK LISTING
REGISTRAR AND TRANSFER COMPANY              OTC BULLETIN BOARD
10 COMMERCE DRIVE                           SYMBOL: GTWN
CRANFORD, NJ 07016                          WWW.OTCBB.COM
(800) 368-5948
WWW.RTCO.COM

CONTACT OUR TRANSFER AGENT DIRECTLY FOR ASSISTANCE IN CHANGING YOUR ADDRESS, ELIMINATION OF DUPLICATE MAILINGS, TRANSFERRING STOCK, OR REPLACING LOST, STOLEN OR DESTROYED STOCK CERTIFICATES:


ANNUAL REPORT ON FORM 10-KSB
ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 2007, ARE AVAILABLE UPON WRITTEN REQUEST TO:

JOSEPH W. KENNEDY
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
GEORGETOWN BANCORP, INC.
P.O. BOX 260
2 EAST MAIN STREET
GEORGETOWN, MA 01833-0360

BRANCH LOCATIONS
----------------

GEORGETOWN

2 EAST MAIN STREET
GEORGETOWN, MA 01833
(978) 352-8600

ROWLEY

303 HAVERHILL STREET
ROWLEY, MA 01969
(978) 948-8602

NORTH ANDOVER

75 TURNPIKE STREET
NORTH ANDOVER, MA 01845
(978) 557-1679

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