Form 10KSB, Exhibit 13
period 2008-06-30
Georgetown Bancorp, Inc.
filed 2008-09-29
CIK 1302709

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS



                              ANNUAL REPORT - 2008


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

                                                          THERE IS A DIFFERENCE.

--------------------------------------------------------------------------------

TABLE OF CONTENTS
----- -- --------

         MESSAGE FROM THE PRESIDENT ................................     4

         SELECTED FINANCIAL INFORMATION ............................     6

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS ............................     7

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

Message from the President

On behalf of the Board of Directors and all of our dedicated employees, I am pleased to present the 2008 Annual Report of Georgetown Bancorp, Inc.

During  the past  year,  while the  financial  services  industry  continued  to
confront   disturbing  economic  news  and  mounting  losses  due  primarily  to deteriorating credit quality related to sub-prime lending and speculative construction lending, the Georgetown Savings Bank steadfastly remained focused on our customers, community, and continued successful execution of our Strategic Plan.

Our primary objectives for fiscal 2008 were to grow commercial loans, while maintaining our high credit standards, grow core deposits, especially in our North Andover Office, expand our net interest margin and control non-interest expenses, in order to position the Company for future profitability and increase shareholder value.

Several of our objectives were reached or exceeded, however, the Company's net loss increased during fiscal 2008, as our results were negatively affected by two significant expenses. The necessary restructuring of supplemental retirement agreements with certain executive officers and expenses associated with initial compliance with Sarbanes-Oxley (SOX) section 404 increased the after-tax loss by $247,000. Notwithstanding these expenses, the Company's core operations showed positive financial trends from the successful execution of our Strategic Plan.

The key element of the positive trends has been our seasoned and disciplined commercial lending team. Our lenders generated a significant volume of loans during difficult economic times in a safe and sound manner. They have successfully implemented a comprehensive credit management system to ensure that all loans are underwritten and managed to the highest credit standards. In addition, they are very well connected in the communities we serve and beyond, giving them a unique advantage when competing for profitable commercial business. We have done things the right way by prudently building a solid foundation for future profitable growth.

Commercial loans grew by 116% and were 30% of total loans as of June 30, 2008, compared to 16% of total loans as of June 30, 2007. Asset quality remained high, as we have had no foreclosures and our non-performing loans as a percent of total assets was 0.75%, which was below industry averages.

Core deposits grew by 19%, with greater than half of the increase attributed to our North Andover Office. As of June 30, 2008, deposits in North Andover grew by 70% to $20 million, bringing it closer to profitability. Our net interest margin continued to expand, increasing by 12% over last year, mainly due to the origination of higher-yielding commercial loans and a decrease in our cost of funds.

In fiscal 2008, we continued to be a strong supporter of the local communities served by our branch network. Almost $40,000 was contributed to local causes in the areas of Education/Scholarships, Human Services, and Youth Sports/Activities. Signature sponsorships include the Georgetown Education Foundation, scholarships for local high schools and Northern Essex Community College, the Georgetown Peabody Library capital campaign, Merrimack Valley Hospice House capital campaign, the YMCA of the North Shore, the YWCA of Greater Newburyport, the Merrimack Valley YMCA, and the Melanoma Foundation of New England/Michael Donohoe Road Race. We believe that maintaining our commitment to the local communities we serve is central to our mission and critical to our long term success.

Looking towards 2009, we remain focused on our strategic objectives of continued commercial loan growth, core deposit growth, margin improvement, and expense control. It is gratifying to me to know that our commitment to the business plan is showing positive momentum. Based on our most recent projections, we expect the Company to return to profitability during fiscal 2009 and we continue to believe that our plan will increase shareholder value in the long term.

We are committed to our mission and look forward to your continued support. Thank you.


Sincerely,

/s/ Robert E. Balletto

Robert E. Balletto
President/Chief Executive Officer

Selected Financial Information

                                                               At June 30,
                                                        ------------------------
                                                          2008            2007
                                                        --------        --------
                                                              (In thousands)
Selected Financial Condition Data:
Total assets                                            $184,741        $165,082
Cash and cash equivalents                                  5,455           5,603
Loans receivable, net                                    148,909         127,659
Investment securities                                     18,977          20,872
Deposits                                                 106,292          97,956
Borrowings (1)                                            59,873          48,592
Total stockholders' equity                                16,773          17,610


                                                           Years Ended June 30,
                                                         -----------------------
                                                          2008           2007
                                                         -------        -------
                                                         (In thousands, except
                                                             per share data)
Selected Operating Data:
Interest and dividend income                             $ 9,308        $ 8,912
Interest expense                                           5,037          5,084
                                                         -------        -------
   Net interest income                                     4,271          3,828
Provision for loan losses                                    152            105
                                                         -------        -------
    Net interest income after
        provision for loan losses                          4,119          3,723
Non-interest income                                          898            737
Non-interest expense                                       6,241          5,167
                                                         -------        -------
Loss before income taxes                                  (1,224)          (707)
Income tax benefit                                          (546)          (243)
                                                         -------        -------
   Net loss                                              $  (678)       $  (464)
                                                         =======        =======

Net loss per share:  Basic and diluted                   $( 0.26)       $( 0.18)


                                                             At or For the Years
                                                               Ended June 30,
                                                             ------------------
                                                              2008        2007
                                                             -------   -------

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net loss to average total assets)  -0.40%    -0.28%
Return on equity (ratio of net loss to average equity)        -3.88%    -2.55%
Interest rate spread (2)                                       2.21%     1.97%
Net interest margin (3)                                        2.68%     2.46%
Efficiency ratio (4)                                         120.74%   113.19%
Non-interest expense to average total assets                   3.70%     3.13%
Average interest-earning assets to average interest-bearing
 liabilities                                                 114.97%   114.88%

Asset Quality Ratios:
Non-performing assets to total assets                          0.75%     1.37%
Non-performing loans to total loans                            0.92%     1.76%
Allowance for loan losses to non-performing loans             87.45%    47.62%
Allowance for loan losses to total loans                       0.81%     0.84%

Capital Ratios:
Stockholders' equity to total assets at end of period          9.08%    10.67%
Total capital to risk-weighted assets (5)                     11.80%    14.80%
Tier 1 capital to risk-weighted assets (5)                    10.90%    13.80%
Tier 1 capital to average assets (5)                           8.30%     9.10%

1.    Includes securities sold under agreement to repurchase.
2. The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3. The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4. The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
5.    Calculation is for Georgetown Savings Bank.

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

         The increase in our net operating loss during fiscal 2008 was the direct result of net expenses recognized in conjunction with the restructuring of supplemental retirement agreements with certain executive officers and expenses associated with initial compliance with Sarbanes-Oxley (SOX) section
404. Excluding these expenses, our net operating results would have shown improvement compared to fiscal 2007. Additionally, our financial performance improved in several key areas during fiscal 2008. Net interest income increased 11.6% for the year ended June 30, 2008, while total assets grew by 11.9% and total deposits grew by 8.5%. This growth was achieved in an environment of significant local competition for loan and deposit balances. We continued to be successful in increasing our commercial business activities in accordance with our strategic plan. It is anticipated that continued growth of our commercial business activities will improve future financial performance and return the Company to profitability during fiscal 2009.

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

         The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the fair value of the existing collateral of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses.

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

         While loan quality has been stable in recent years, with loan charge-offs of $60,000 for the fiscal year ended June 30, 2008 and $62,000 for the fiscal year ended June 30, 2007, the risks in the loan portfolio have increased based on the change in loan composition. We have allocated the allowance among categories of loan types, as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans may be assigned a higher percentage of allowance allocation.

         The allowance for loan losses was $1.2 million, or 0.81% of loans outstanding at June 30, 2008, as compared with $1.1 million, or 0.84% of loans outstanding at June 30, 2007. Management used the same methodology and generally similar assumptions in assessing the allowance for both years.

         Actual loan losses may be more than the allowances we have established, which could have a material negative effect on our financial results.

Comparison of Financial Condition at June 30, 2008 and 2007

         Our total assets increased by $19.6 million, or 11.9%, to $184.7 million at June 30, 2008, from $165.1 million at June 30, 2007. The increase in total assets resulted primarily from increases in net loans receivable and short-term investments, partially offset by decreases in investment securities held to maturity and cash and due from banks. The increase in net loans receivable of $21.2 million, or 16.6%, to $148.9 million at June 30, 2008, was primarily due to increases in commercial construction loans, commercial real estate and commercial loans and home equity loans and lines of credit, partially offset by decreases in residential one-to four-family loans. Commercial construction loans increased $12.7 million or 287.7%, to $17.0 million at June 30, 2008, from $4.4 million at June 30, 2007. These loans are primarily collateralized by non-owner occupied residential properties. Multi-family and commercial real estate loans increased $8.4 million or 57.6%, to $22.9 million at June 30, 2008, from $14.6 million at June 30, 2007. Commercial loans increased $3.4 million or 159.9%, to $5.6 million at June 30, 2008, from $2.2 million at June 30, 2007. As a result of these changes, the percentage of total commercial loans to total loans at June 30, 2008 was 30.4%, compared to 16.4% at June 30, 2007. This change in the composition of our loan portfolio is reflective of the Company's continued success in implementing its strategic plan of increasing our commercial business activities. One-to-four family residential loans decreased $4.8 million or 5.1%, to $90.0 million at June 30, 2008, from $94.8 million at June 30, 2007, as residential loan payoffs were used to fund commercial loan originations.

         Loan  Portfolio  Composition.   The  following  table  sets  forth  the
composition of our loan portfolio by type of loan as of the dates indicated.

                                               At June 30,
                             ------------------------------------------------
                                      2008                      2007
                             ----------------------    ----------------------
                               Amount      Percent       Amount      Percent
                             ---------    ---------    ---------    ---------
                                          (Dollars in thousands)

Residential loans:
    One-to four-family       $  89,992        60.01%   $  94,806        73.74%
    Construction                 2,338         1.56%       1,589         1.24%
    Home equity loans
     and lines of credit        11,565         7.71%      10,304         8.01%
                             ---------    ---------    ---------    ---------
Total residential loans        103,895        69.28%     106,699        82.99%

Commercial loans:
    Multi-family and
     commercial real estate     22,934        15.29%      14,556        11.32%
    Construction                17,048        11.37%       4,398         3.42%
    Commercial                   5,607         3.74%       2,157         1.68%
                             ---------    ---------    ---------    ---------
Total commercial loans          45,589        30.40%      21,111        16.42%

Consumer and other                 486         0.32%         763         0.59%
                             ---------    ---------    ---------    ---------

Total loans                    149,970       100.00%     128,573       100.00%


Other items:
Net deferred loan costs            151                       165
Allowance for loan losses       (1,212)                   (1,079)
                             ---------                 ---------

Total loans, net             $ 148,909                 $ 127,659
                             =========                 =========

         Short-term investments increased $1.3 million, or 76.9% to $2.9 million at June 30, 2008, primarily due to a temporary increase in over-night funds on June 30, 2008. Investment securities held to maturity decreased $1.9 million, or 23.3%, to $6.3 million at June 30, 2008, from $8.2 million at June 30, 2007, as cash flows were used to fund commercial loan originations.

         Total deposits increased $8.3 million, or 8.5%, to $106.3 million at June 30, 2008, from $98.0 million at June 30, 2007. The increase in deposits resulted primarily from a $10.7 million, or 46.8%, increase in money market deposit accounts, reflecting promotional activity and a $3.3 million or 29.3%, increase in demand deposit accounts, partially offset by a $2.7 million, or 6.8%, decrease in term certificates, a $1.5 million, or 12.8%, decrease in NOW accounts and a $1.4 million, or 11.9%, decrease in savings accounts. Our advances from the Federal Home Loan Bank (FHLB) increased $11.6 million, or 24.3%, to $59.3 million at June 30, 2008, from $47.7 million at June 30, 2007. Long-term FHLB advances increased $7.4 million or 19.7% and short-term advances increased $4.1 million or 42.1%. FHLB advance proceeds were primarily used to fund commercial loan originations.

         Stockholders' equity decreased $837,000, or 4.8%, to $16.8 million at June 30, 2008, from $17.6 million at June 30, 2007. The decrease was primarily due to the net operating loss for the period and the repurchases of the Company's stock, partially offset by the impact of adjusting the fair value of available-for-sale securities due to market interest rate changes. The decrease in stockholders' equity reflected the net operating loss of $678,000 for the fiscal year ended June 30, 2008, which was partially offset by an $82,000 reduction of unearned compensation related the Company's Employee Stock Ownership Plan. As part of the stock repurchase plan approved on July 31, 2007, the Company purchased 53,663 shares at an average cost of $6.99 per share during the fiscal year, which decreased stockholders' equity by $376,000. Offsetting the decrease in stockholders' equity was a decrease in accumulated other comprehensive loss of $160,000 to $19,000 at June 30, 2008, from $179,000 at June 30, 2007, reflecting $30,000 in net pre-tax unrealized losses on securities available for sale for the fiscal year ended June 30, 2008, compared to $283,000 for the fiscal year ended June 30, 2007.

Comparison of Operating Results for the Years Ended June 30, 2008 and 2007

         General. The net loss for the fiscal year ended June 30, 2008 was $678,000, compared to a net loss of $464,000 for the fiscal year ended June 30, 2007, resulting in an $214,000 or 46.4%, increase in the net loss. The increase was primarily related to an increase in non-interest expenses, partially offset by an increase in net interest income and non-interest income.

         Interest Income. Interest income increased by $396,000, or 4.4%, to $9.3 million for the fiscal year ended June 30, 2008, from $8.9 million for the fiscal year ended June 30, 2007. The increase in interest income resulted primarily from an increase in interest income from loans receivable, partially offset by a decrease in interest and dividend income from securities and a decrease in interest income from short-term investments. The increase in interest income reflected a $3.3 million, or 2.1% increase in the average balance of interest-earning assets to $159.1 million for the fiscal year ended June 30, 2008, from $155.8 million for the fiscal year ended June 30, 2007, as well as a 13 basis point increase in the average yield on interest-earning assets to 5.85% for the fiscal year ended June 30, 2008, from 5.72% for the fiscal year ended June 30, 2007, reflecting an increase in market interest rates and a change in the loan portfolio composition to higher-yielding commercial and commercial real estate loans.

         Interest income from loans receivable increased $619,000, or 8.2%, to $8.2 million for the fiscal year ended June 30, 2008, from $7.6 million for the fiscal year ended June 30, 2007. The increase was due to a $6.9 million or 5.3% increase in the average balance of loans receivable during fiscal 2008 to $135.7 million from $128.8 million, as well as an increase in the average yield to 6.04% from 5.89%. The increase in the average balance of loans receivable reflected our continued success in originating commercial loans in our market area. Interest and dividend income from investment securities decreased $213,000, or 16.6%, to $1.1 million for the fiscal year ended June 30, 2008, from $1.3 million for the fiscal year ended June 30, 2007. The decrease resulted from a $3.6 million or 13.9% decrease in the average balance of investment securities to $22.4 million for the fiscal year ended June 30, 2008, from $26.0 million for the fiscal year ended June 30, 2007, as well as a decrease in the average yield to 4.77% from 4.92%. The decrease in average balances of investment securities reflected cash flows being used to fund commercial loan originations. Interest income from short-term investments decreased $10,000, or 22.0%, to $38,000 for the fiscal year ended June 30, 2008, from $48,000 for the fiscal year ended June 30, 2007. The decrease resulted primarily from a decrease in the average yield to 3.78% from 5.18%.

         Interest Expense. Interest expense decreased $47,000, or 0.9%, to $5.0 million for fiscal 2008. The decrease in interest expense resulted from a decrease in the average cost of liabilities to 3.64% from 3.75%, partially offset by a $2.8 million, or 2.1%, increase in the average balance of interest-bearing liabilities to $138.4 million for the fiscal year ended June 30, 2008, from $135.6 million for the fiscal year ended June 30, 2007.

         Interest expense on total deposits increased $25,000, or 0.9%, due to a $2.0 million, or 2.4%, increase in the average balance of interest-bearing deposits, partially offset by a 5 basis point decrease in the average rate paid on such deposits. Interest expense in all deposit categories decreased except for money market accounts, which benefited from promotional activity. Interest expense on money market deposits increased $166,000, or 25.1%, due to a $6.7 million, or 32.3% increase in the average balance of money market accounts, partially offset by an 18 basis point decrease in the average rate paid on such deposits. Interest expense on certificates of deposit decreased $82,000, or 4.6%, due to a $2.6 million, or 6.2%, decrease in the average balance of such deposits, partially offset by an 8 basis point increase in the average rate paid. Interest expense on NOW accounts decreased $41,000, or 31.7%, due to a 51 basis point decrease in the average rate paid on such deposits, partially offset by a $409,000, or 4.6%, increase in the average balance of NOW accounts. Additionally, interest expense on savings accounts decreased $18,000, or 42.5%, due to a 10 basis point decrease in the average rate paid on such deposits and by a $2.4 million, or 18.4%, decrease in the average balance of savings accounts.

         Interest expense on FHLB advances decreased $71,000, or 2.9%, primarily due to a 22 basis point decrease in the average rate paid on such advances, partially offset by a $828,000, or 1.6% increase in the average balance of FHLB advances.

         Net Interest Income. Net interest income increased $443,000, or 11.6%, to $4.3 million for the fiscal year ended June 30, 2008, from $3.8 million for the fiscal year ended June 30, 2007. The increase was the result of an increase of our net interest margin and an increase in average net interest-earning assets. The increase in our net interest margin reflected the more rapid re-pricing of our interest-bearing liabilities as compared to our interest-earning assets in a downward trending interest rate environment. Our net interest margin increased to 2.68% during fiscal 2008, from 2.46% during fiscal 2007. Average net interest-earning assets increased $543,000, or 2.7%, to $20.7 million for the fiscal year ended June 30, 2008, from $20.2 million for the fiscal year ended June 30, 2007.

         Provision for Loan Losses. Management establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses quarterly, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. After an evaluation of these factors, management made a provision of $152,000 for the fiscal year ended June 30, 2008, as compared to a $105,000 provision for the fiscal year ended June 30, 2007.

         Historically, our loan portfolio has primarily consisted of one-to four-family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate and commercial business loans. In addition, our current business plan calls for increases in these loans. Management's evaluation of the allowance for loan losses, the composition of the loan portfolio and increased risk associated with multi-family, commercial real estate and commercial loans (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) may result in larger additions to the allowance for loan losses in future periods.

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

         Non-interest Income. Non-interest income increased $161,000, or 22.0% to $898,000 for the fiscal year ended June 30, 2008, as compared to $737,000 for the fiscal year ended June 30, 2007. The increase was primarily due to an increase in the cash surrender value of bank owned life insurance (BOLI) recognized in conjunction with the restructuring of supplemental retirement agreements with certain executive officers and fee income related to deposit accounts. Income from BOLI increased $179,000, or 258.4% to $249,000 for the fiscal year ended June 30, 2008, as compared to $70,000 for the fiscal year ended June 30, 2007. Income from ATM service charges increased $26,000, or 27.1% to $121,000 for the fiscal year ended June 30, 2008, as compared to $95,000 for the fiscal year ended June 30, 2007. Income from our overdraft privilege program increased $17,000, or 4.4% to $396,000 for the fiscal year ended June 30, 2008, as compared to $379,000 for the fiscal year ended June 30, 2007. Fee income from commercial loan pre-payments decreased $44,000, or 96.6% to $2,000 for the fiscal year ended June 30, 2008, as compared to $46,000 for the fiscal year ended June 30, 2007. Financial services income decreased $22,000, or 95.8% to $1,000 for the fiscal year ended June 30, 2008, as compared to $23,000 for the fiscal year ended June 30, 2007, as the Company restructured the program to operate on a referral basis during fiscal 2007.

         Non-interest Expense. Non-interest expense increased $1.1 million, or 20.8%, to $6.2 million for the fiscal year ended June 30, 2008, compared to $5.2 million for the fiscal year ended June 30, 2007. The increase was primarily due to expenses associated with the restructuring of supplemental retirement agreements with certain executive officers and salary expense. Expenses associated with the restructuring of supplemental retirement agreements totaled $758,000 and included a $581,000 increase in the accrued retirement liability, $116,000 in professional fees for consultants and $61,000 in compensation expense associated with executive officer life insurance premiums. Excluding these expenses, total non-interest expenses would have increased $316,000, or 6.1%. Salaries and employee benefits increased $913,000, or 34.4%, primarily due to $642,000 of expenses associated with the restructuring of supplemental retirement agreements, incentive plan compensation expense of $100,000 and salary and benefits expense for additions to staffing. Occupancy expense decreased $33,000, or 3.7%, primarily due to a decrease in repairs and maintenance expense of $27,000, or 42.9%. Data processing expenses increased $48,000, or 15.7%, primarily due to expenses associated with new product offerings. Professional fees increased $150,000, or 52.3%, primarily due to $116,000 of expense associated with the restructuring of supplemental retirement agreements and $63,000 associated with compliance with SOX section 404. Advertising expenses decreased $17,000, or 7.9%, to $200,000 for the fiscal year ended June 30, 2008, as compared to $217,000 for the fiscal year ended June 30, 2007. Our other general and administrative expense increased $13,000, or 1.6%, to $813,000 for the fiscal year ended June 30, 2008, from $800,000 for the prior fiscal year. The increase was primarily due to an increase in FDIC insurance premiums of $35,000 and an increase of $29,000 in fees associated with our ATM network, partially offset by a decrease in recruitment expense of $59,000.

         Income Tax Expense. The loss before income taxes of $1.2 million and $707,000 for the fiscal years ended June 30, 2008 and 2007, respectively, resulted in an income tax benefit of $546,000 and $243,000 for the fiscal years ended June 30, 2008 and 2007, respectively. The effective tax rates for the fiscal years ended June 30, 2008 and 2007 were 44.6% and 34.4%, respectively.

         On July 3, 2008, Massachusetts Governor Patrick signed into law a bill entitled "An Act Relative to Tax Fairness and Business Competitiveness." Among the provisions of this Act is a reduction of the financial institution tax rate from the current 10.5% to 10.0% for years beginning in 2010, 9.5% for years beginning in 2011, and 9.0% for years beginning in 2012. As a result, the tax rate used to compute the deferred tax asset may be reduced for the year ending June 30, 2009. Management estimates the impact to be a reduction in the net deferred tax asset of approximately $15,000.

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

                                                                               Fiscal Years Ended June 30,
                                            At June 30,      -----------------------------------------------------------------
                                                2008                        2008                             2007
                                        ------------------   ------------------------------    -------------------------------
                                                   Weighted   Average                           Average
                                       Outstanding Average  Outstanding              Yield/   Outstanding               Yield/
                                         Balance     Rate     Balance     Interest    Rate      Balance    Interest      Rate
                                        --------    ------   ---------   ---------   ------    ---------   --------     ------
                                                                         (Dollars in thousands)
Interest-earning assets:
Loans                                   $150,121     5.99%   $ 135,702   $   8,202     6.04%   $ 128,830   $  7,583      5.89%
Investment securities (1)                 21,985     4.35%      22,409       1,068     4.77%      26,014      1,281      4.92%
Short-term investments                     2,923     1.92%       1,005          38     3.78%         927         48      5.18%
                                        --------             ---------   ---------             ---------   --------
     Total interest-earning assets       175,029     5.71%     159,116       9,308     5.85%     155,771      8,912      5.72%
Non-interest-earning assets                9,712                 9,410          --                 9,348        --
                                        --------             ---------   ---------             ---------   --------
Total assets                            $184,741             $ 168,526   $   9,308              $165,119   $  8,912
                                        ========             =========   =========             =========   ========

Interest-bearing liabilities:
Savings deposits                        $ 10,498     0.11%   $  10,715   $      26     0.24%   $  13,134   $     44      0.34%
NOW accounts                              10,057     0.14%       9,222          86     0.93%       8,813        127      1.44%
Money market accounts                     33,524     2.29%      27,270         830     3.04%      20,620        664      3.22%
Certificates of deposit                   37,712     3.72%      39,368       1,719     4.37%      41,981      1,801      4.29%
                                        --------             ---------   ---------             ---------   --------
    Total interest-bearing deposits       91,791     2.39%      86,575       2,661     3.07%      84,548      2,636      3.12%
FHLB advances                             59,321     3.94%      51,062       2,369     4.64%      50,234      2,440      4.86%
Repurchase agreements                        552     0.50%         764           7     0.92%         817          8      0.98%
                                        --------             ---------   ---------             ---------   --------
    Total interest-bearing liabilities   151,664     2.99%     138,401       5,037     3.64%     135,599      5,084      3.75%
Non-interest-bearing liabilities:
    Demand deposits                       14,501                11,973                            11,078
    Other non-interest-bearing
      liabilities                          1,803                   678                               266
                                        --------             ---------                         ---------
Total liabilities                        167,968               151,052                           146,943
    Stockholders' equity                  16,773                17,474                            18,176
                                        --------             ---------                         ---------
     Total liabilities and equity       $184,741             $ 168,526                         $ 165,119
                                        ========             =========                         =========

Net interest income                                                      $   4,271                         $  3,828
                                                                         =========                         ========
Net interest rate spread (2)                         2.72%                             2.21%                             1.97%
Net interest-earning assets (3)         $ 23,365             $  20,715                         $ 20,172
                                        ========             =========                         ========
Net interest margin (4)                                                                2.68%                             2.46%
Average of interest-earning
     assets to interest-bearing
      liabilities                                  115.41%                           114.97%                           114.88%

-------------------------------------------------------------------------------
(1)    Consists entirely of taxable investment securities.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

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

                                              Fiscal Years Ended June 30,
                                                     2008 vs. 2007
                                        ----------------------------------------
                                        Increase (Decrease) Due to
                                        --------------------------
                                          Volume          Rate           Net
                                        -----------    -----------   -----------
                                              (In thousands)

 Interest-earning assets:
 Loans                                  $       404    $       215   $      619
 Investment securities (1)                     (178)           (35)        (213)
 Short-term investments                           4            (14)         (10)
                                        -----------    -----------   ----------

      Total interest-earning assets             230            166          396

 Interest-bearing liabilities:
 Savings deposits                                (8)           (10)         (18)
 NOW accounts                                     6            (47)         (41)
 Money market accounts                          214            (48)         166
 Certificates of deposit                       (112)            30          (82)
                                        -----------    -----------   ----------

      Total interest-bearing deposits           100            (75)          25

 FHLB advances                                   40           (111)         (71)
 Repurchase agreements                           (1)            --           (1)
                                        -----------    -----------   ----------

     Total interest-bearing liabilities         139           (186)         (47)
                                        -----------    -----------   ----------

 Change in net interest income          $        91    $       352   $      443
                                        ===========    ===========   ==========

 ------------------------------------------------------------------
      (1) Consists entirely of taxable investment securities.


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

Net Interest Income Simulation. IRR can result from timing differences in the maturity/repricing of an institution's assets, liabilities and off-balance sheet contracts; the effect of embedded options, such as call or convertible options, loan prepayments, interest rate caps, and deposit withdrawals; unexpected shifts of the yield curve that affect both the slope and shape of the yield curve and differences in the behavior of lending and funding rates, sometimes referred to as basis risk. Given the potential types and differing related characteristics of IRR, it is important that the Company maintain an appropriate process and set of measurement tools, which enables it to identify and quantify its sources of IRR. The Company's primary tool in managing IRR in this manner is an income simulation model. This model measures the net interest income at risk primarily under three different interest rate scenarios. Specifically, net interest income is measured assuming market interest rates remain unchanged, where rates increase 200 basis points and where rates decrease 100 basis points from current market rates over a one-year time horizon. The changes in net interest income due to changes in market interest rates reflect the rate sensitivity of the Company's interest-bearing assets and liabilities.

The following table presents, for the year ended June 30, 2008 the estimated changes in net interest income that would result from changes in market interest rates over the next twelve-month period.

                Changes in
              Interest Rates      Net Interest
              (Basis Points)         Income         % Change
              --------------      ------------      --------
                             (Dollars in thousands)

                    200              $5,595          -1.6%
                      0              $5,685           0.0%
                   -100              $5,711           0.5%

Certain shortcomings are inherent in the methodology used in the above IRR measurement. Modeling changes in net interest income simulation requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income simulation table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income simulation table provides an indication of our IRR exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

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

         Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2008, cash and cash equivalents totaled $5.5 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $12.7 million at June 30, 2008. In addition, at June 30, 2008, we had the ability to borrow a total of approximately $73.6 million from the FHLB. On that date, we had $59.3 million in advances outstanding.

         At June 30, 2008, we had $4.9 million in loan commitments outstanding. In addition to commitments to originate loans, we had $20.4 million in unadvanced funds to borrowers. Certificates of deposit due within one year of June 30, 2008 totaled $18.6 million, or 17.5% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings, than we currently pay on the certificates of deposit due on or before June 30, 2008. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

         We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the FHLB.

         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2008, we originated $52.6 million of loans and purchased $5.5 million of securities. In fiscal 2007, we originated $24.3 million of loans and purchased $499,000 of securities.

         Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in total deposits of $8.3 and $247,000 for the fiscal years ended June 30, 2008 and 2007, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. FHLB advances reflected net increases of $11.6 million and decreases of $3.5 million during the fiscal years ended June 30, 2008 and 2007, respectively. FHLB advances have primarily been used to fund loan demand and purchase securities.

         Georgetown Savings Bank is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2008, Georgetown Savings Bank exceeded all of the OTS regulatory capital requirements. Georgetown Savings Bank is considered "well capitalized" under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements for additional information.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Georgetown Bancorp, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




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

Notes to Consolidated Financial Statements                            F-8 - F-41

[LETTERHEAD OF WOLF & COMPANY, P.C.]


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders
Georgetown Bancorp, Inc.
Georgetown, Massachusetts

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Bancorp, Inc. and Subsidiary as of June 30, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 2, 2008


                           GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                                 CONSOLIDATED BALANCE SHEETS

                                  At June 30, 2008 and 2007

                                           ASSETS

                                                                        2008          2007
                                                                      ---------    ---------
                                                                          (In thousands)
Cash and due from banks                                               $   2,532    $   3,950
Short-term investments                                                    2,923        1,653
                                                                      ---------    ---------
               Total cash and cash equivalents                            5,455        5,603

Securities available for sale, at fair value                             12,703       12,690
Securities held to maturity, at amortized cost                            6,274        8,182
Federal Home Loan Bank stock, at cost                                     3,008        2,905
Loans, net of allowance for loan losses of $1,212,000
    at June 30, 2008 and $1,079,000 at June 30, 2007                    148,909      127,659
Premises and equipment, net                                               4,458        4,816
Accrued interest receivable                                                 674          682
Bank-owned life insurance                                                 2,406        1,416
Other assets                                                                854        1,129
                                                                      ---------    ---------

               Total assets                                           $ 184,741    $ 165,082
                                                                      =========    =========

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                              $ 106,292    $  97,956
Securities sold under agreements to repurchase                              552          869
Short-term Federal Home Loan Bank advances                               14,000        9,850
Long-term Federal Home Loan Bank advances                                45,321       37,873
Mortgagors' escrow accounts                                                 361          317
Accrued expenses and other liabilities                                    1,442          607
                                                                      ---------    ---------
               Total liabilities                                        167,968      147,472
                                                                      ---------    ---------

Commitments and contingencies (Notes 6 and 15)

Stockholders' equity:
Preferred stock, $0.10 par value per share: 1,000,000
shares authorized; none outstanding                                          --           --
Common stock, $0.10 par value per share: 10,000,000
shares authorized; 2,777,250 shares issued                                  278          278
Additional paid-in capital                                               11,452       11,452
Retained earnings                                                         6,819        7,522
Accumulated other comprehensive loss                                        (19)        (179)
Unearned compensation - ESOP (57,271 and 65,463 shares unallocated
    at June 30, 2008 and 2007, respectively)                               (573)        (655)
Treasury stock, at cost (138,863 and 85,200 shares at June 30, 2008
    and June 30, 2007, respectively)                                     (1,184)        (808)
                                                                      ---------    ---------
               Total stockholders' equity                                16,773       17,610
                                                                      ---------    ---------

               Total liabilities and stockholders' equity             $ 184,741    $ 165,082
                                                                      =========    =========

See accompanying notes to consolidated financial statements.

                      GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF OPERATIONS

                         Years Ended June 30, 2008 and 2007

                                                           2008            2007
                                                        -----------    -----------
                                                     (In thousands, except share data)
Interest and dividend income:
    Loans, including fees                               $     8,202    $     7,583
    Securities                                                1,068          1,281
    Short-term investments                                       38             48
                                                        -----------    -----------
               Total interest and dividend income             9,308          8,912
                                                        -----------    -----------

Interest expense:
    Deposits                                                  2,661          2,636
    Short-term Federal Home Loan Bank advances                  380            840
    Long-term Federal Home Loan Bank advances                 1,989          1,600
    Securities sold under agreements to repurchase                7              8
                                                        -----------    -----------
               Total interest expense                         5,037          5,084
                                                        -----------    -----------

Net interest income                                           4,271          3,828
Provision for loan losses                                       152            105
                                                        -----------    -----------
Net interest income, after provision for loan losses          4,119          3,723
                                                        -----------    -----------

Non-interest income:
    Customer service fees                                       612            591
    Income from bank-owned life insurance                       249             70
    Other                                                        37             76
                                                        -----------    -----------
               Total non-interest income                        898            737
                                                        -----------    -----------

Non-interest expenses:
    Salaries and employee benefits                            3,571          2,658
    Occupancy and equipment expenses                            868            901
    Data processing expenses                                    351            303
    Professional fees                                           438            288
    Advertising expense                                         200            217
    Other general and administrative expenses                   813            800
                                                        -----------    -----------
               Total non-interest expenses                    6,241          5,167
                                                        -----------    -----------

Loss before income taxes                                     (1,224)          (707)

Income tax benefit                                             (546)          (243)
                                                        -----------    -----------

Net loss                                                $      (678)   $      (464)
                                                        ===========    ===========

Weighted-average number of common shares outstanding:
   Basic and diluted                                      2,594,691      2,640,981

Net loss per share:
   Basic and diluted                                    $     (0.26)   $     (0.18)

See accompanying notes to consolidated financial statements.

                                               GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 Years Ended June 30, 2008 and 2007


                                                                                  Accumulated
                                                         Additional                  Other      Unearned
                                              Common       Paid-in    Retained  Comprehensive Compensation-  Treasury
                                               Stock       Capital    Earnings       Loss         ESOP         Stock        Total
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------
                                                                                 (In thousands)
Balance at June 30, 2006                     $     278    $  11,452   $   7,996    $    (330)   $    (737)   $      --    $  18,659
                                                                                                                          ---------

Comprehensive loss:
    Net loss                                        --           --        (464)          --           --           --         (464)
    Net unrealized gain on securities
        available for sale, net of related
        tax effects of $89,000                      --           --          --          151           --           --          151
                                                                                                                          ---------
                 Total comprehensive loss                                                                                      (313)
                                                                                                                          ---------

Common stock held by ESOP allocated or
committed to be allocated (8,190 shares)            --           --         (10)          --           82           --           72

Treasury stock purchased (85,200 shares)            --           --          --           --           --         (808)        (808)
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------

Balance at June 30, 2007                     $     278    $  11,452   $   7,522    $    (179)   $    (655)   $    (808)   $  17,610
                                                                                                                          ---------


Comprehensive loss:
    Net loss                                        --           --        (678)          --           --           --         (678)
    Net unrealized gain on securities
        available for sale, net of related
        tax effects of $93,000                      --           --          --          160           --           --          160
                                                                                                                          ---------
                 Total comprehensive loss                                                                                      (518)
                                                                                                                          ---------

Common stock held by ESOP allocated or
committed to be allocated (8,192 shares)            --           --         (25)          --           82           --           57

Treasury stock purchased (53,663 shares)            --           --          --           --           --         (376)        (376)
                                             ---------    ---------   ---------    ---------    ---------    ---------    ---------

Balance at June 30, 2008                     $     278    $  11,452   $   6,819    $     (19)   $    (573)   $  (1,184)   $  16,773
                                             =========    =========   =========    =========    =========    =========    =========

See accompanying notes to consolidated financial statements.

                               GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Years Ended June 30, 2008 and 2007


                                                                                    2008        2007
                                                                                  --------    --------
                                                                                     (In thousands)
Cash flows from operating activities:
Net loss                                                                          $   (678)   $   (464)
    Adjustments to reconcile net loss to net cash
        used by operating activities:
            Provision for loan losses                                                  152         105
            Accretion of securities, net                                               (32)        (46)
            Accretion of deferred loan costs, net                                       (4)        (37)
            Depreciation and amortization expense                                      454         460
            Decrease (increase) in accrued interest receivable                           8          (8)
            Income from bank-owned life insurance                                     (249)        (70)
            Deferred tax benefit                                                      (557)       (183)
            ESOP compensation expense                                                   57          72
            Increase in accrual for supplemental retirement agreement liability        612          22
            Other, net                                                                 221          (8)
                                                                                  --------    --------
                  Net cash used by operating activities                                (16)       (157)
                                                                                  --------    --------

Cash flows from investing activities:
    Activity in available-for-sale securities:
         Maturities, prepayments and calls                                           5,765       3,543
         Purchases                                                                  (5,506)       (499)
    Maturities, prepayments and calls
        of held-to-maturity securities                                               1,921       1,658
    Purchase of Federal Home Loan Bank stock                                          (103)         --
    Loan (originations) principal repayments, net                                  (21,398)      1,051
    Purchase of premises and equipment                                                 (96)        (46)
                                                                                  --------    --------
                 Net cash (used) provided by investing activities                  (19,417)      5,707
                                                                                  --------    --------


                                              (continued)


See accompanying notes to consolidated financial statements.

                          GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                            Years Ended June 30, 2008 and 2007

                                                                       2008        2007
                                                                     --------    --------
                                                                        (In thousands)
Cash flows from financing activities:
    Net change in deposits                                              8,336         247
    Net change in securities sold under agreements
         to repurchase                                                   (317)        107
    Net change in Federal Home Loan Bank advances with
         maturities of  three months or less                            5,150      (1,100)
    Proceeds from Federal Home Loan Bank advances
         with maturities greater than three months                     18,600      20,000
    Repayments of Federal Home Loan Bank advances
         with maturities greater than three months                    (12,152)    (22,398)
    Treasury stock purchased                                             (376)       (808)
    Net change in mortgagors' escrow accounts                              44          28
                                                                     --------    --------
                  Net cash provided (used) by financing activities     19,285      (3,924)
                                                                     --------    --------

Net change in cash and cash equivalents                                  (148)      1,626

Cash and cash equivalents at beginning of year                          5,603       3,977
                                                                     --------    --------

Cash and cash equivalents at end of year                             $  5,455    $  5,603
                                                                     ========    ========

Supplementary information:
    Interest paid on deposit accounts                                $  2,678    $  2,627
    Interest paid on Federal Home Loan Bank advances                    2,386       2,429
    Interest paid on securities sold under agreement
    to repurchase                                                           7           8
    Income taxes refunded, net of payments                                (70)       (185)

Other non-cash items:
    Split-dollar life insurance policy transferred to
         bank-owned life insurance                                        741         135


See accompanying notes to consolidated financial statements.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Years Ended June 30, 2008 and 2007

1.      CORPORATE STRUCTURE

        Georgetown Bancorp, Inc. (the "Company") is a federally-chartered corporation organized for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the "Bank"). The Company was organized as a wholly-owned subsidiary of Georgetown Bancorp, MHC ("MHC"), which is a federally-chartered mutual holding company. As of June 30, 2008, the MHC owned 57.9% of the Company's shares of common stock.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of presentation and consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. The Bank's financial statements include its wholly-owned subsidiary, Georgetown Securities Corporation, which engages in the buying, selling and holding of securities. All significant intercompany balances and transactions have been eliminated in consolidation.

        Nature of operations

        The Company provides a variety of financial services to individuals and small businesses in the eastern Massachusetts region and southern New Hampshire. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

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

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        Use of estimates

        In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

        Cash and cash equivalents

        Cash and cash equivalents include cash, amounts due from banks, federal funds sold and other short-term investments, all of which mature within 90 days, and are carried at cost.

        Reclassifications

        Certain amounts in the 2007 consolidated financial statements have been reclassified to conform to the 2008 presentation.

        Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Securities classified as "available for sale" are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss, net of tax effects.

        Purchase premiums and discounts are amortized to earnings by the interest method over the contractual life of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers
        (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on sale of securities are recognized on the trade date and determined using the specific identification method.

        Loans

        The loan portfolio consists of mortgage, commercial and consumer loans to the Company's customers, principally in the eastern Massachusetts region and southern New Hampshire. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

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

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        Allowance for loan losses (concluded)

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the fair value of the existing collateral of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses.

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

        Bank-owned life insurance

        Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in non-interest income on the consolidated statements of operations.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

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

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

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

        Recent accounting pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement was adopted by the Company on July 1, 2008 and did not have a material impact on the Company's consolidated financial statements.

        In September 2006, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. This EITF states that the obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF 06-4 was adopted on July 1, 2008 and did not have a material impact on the Company's consolidated financial statements.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides companies with an option to report selected financial assets and liabilities at fair value. Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement was adopted by the Company on July 1, 2008 and did not have a material impact on the Company's consolidated financial statements.

                          GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        Recent accounting pronouncements (continued)

        In March 2007, the EITF reached a consensus on Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements. Under this EITF, effective for the Company's 2009 fiscal year, the Company is required to recognize a liability for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, and may choose to retroactively apply the accounting change to all periods presented, or to cumulatively adjust the financial statements as of the beginning of the year of adoption. This statement was adopted by the Company on July 1, 2008 and did not have a material impact on the Company's consolidated financial statements.

        In December 2007, the FASB issued Statement No. 141 (revised), Business Combinations. This Statement replaces FASB Statement No. 141, and applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for certain business combinations. Under Statement No. 141 (revised) an acquirer is required to recognize at fair value the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date. This replaces the cost allocation process under Statement No. 141, which resulted in the non-recognition of some assets and liabilities at the acquisition date and in measuring some assets and liabilities at amounts other than their fair values at the acquisition date. This Statement requires that acquisition costs and expected restructuring costs be recognized separately from the acquisition, and that the acquirer in a business combination achieved in stages, recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values. This Statement also requires an acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, while Statement 141 allowed for the deferred recognition of pre-acquisition contingencies until certain recognition criteria were met, and an acquirer is only required to recognize assets or liabilities arising from all other contingencies, if it is more likely than not that they meet the definition of an asset or a liability. Under this Statement, an acquirer is required to recognize contingent consideration at the acquisition date, whereas contingent consideration obligations usually were not recognized at the acquisition date under Statement 141. Further, this Statement eliminates the concept of negative goodwill and requires gain recognition in instances in which the total acquisition-date fair value of the
        identifiable   net  assets  acquired  exceeds  the  fair  value  of  the
        consideration transferred plus any non-controlling interest in the acquiree. This Statement makes significant amendments to other Statements and other authoritative guidance, and applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. This statement would only have an impact on the Company's consolidated financial statements in the event of an acquisition by the Company.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

        Recent accounting pronouncements (concluded)

        In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No.
        51. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for the Company's 2009 fiscal year and is not expected to have a material impact on the Company's consolidated financial statements.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB
        Statement No. 133, which changes the disclosure requirements for derivative instruments and hedging activities. This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This Statement is effective for the Company's consolidated financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have a material impact on the Company's consolidated financial statements.

3.      RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

        The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2008 and 2007, these reserve balances amounted to $1,196,000 and $1,183,000, respectively.

4.      SHORT-TERM INVESTMENTS

        A  summary  of  short-term  investments,   included  in  cash  and  cash
        equivalents, is as follows:

                                          At June 30,
                                     -------------------
                                       2008       2007
                                     --------   --------
                                        (In thousands)

        FHLB Ideal Way               $     16   $      6
        FHLB overnight funds            2,185        200
        Federal funds sold                709      1,359
        Shay Asset Management Fund         13         88
                                     --------   --------

                                     $  2,923   $  1,653
                                     ========   ========

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

5.      SECURITIES

        A summary of securities is as follows:

                                                               Gross         Gross
                                              Amortized     Unrealized     Unrealized        Fair
                                                Cost           Gains         Losses          Value
                                            ------------   ------------   ------------    ------------
                                                                  (In thousands)
        At June 30, 2008
        ----------------

        Securities available for sale
        -----------------------------

            Government-sponsored
                enterprises                 $      4,500   $          2   $        (11)   $      4,491
            Mortgage-backed securities             8,233             13            (34)          8,212
                                            ------------   ------------   ------------    ------------

                   Total securities
                       available for sale   $     12,733   $         15   $        (45)   $     12,703
                                            ============   ============   ============    ============

        Securities held to maturity
        ---------------------------

            Mortgage-backed securities      $      6,274   $         35   $        (73)   $      6,236
                                            ============   ============   ============    ============



        At June 30, 2007
        ----------------

        Securities available for sale
        -----------------------------

            Government-sponsored
                enterprises                 $      3,000   $         --   $        (22)   $      2,978
            Mortgage-backed securities             9,973              2           (263)          9,712
                                            ------------   ------------   ------------    ------------

                   Total securities
                       available for sale   $     12,973   $          2   $       (285)   $     12,690
                                            ============   ============   ============    ============

        Securities held to maturity
        ---------------------------

            Government-sponsored
                enterprises                 $        500   $         --   $         (1)   $        499
            Mortgage-backed securities             7,682              3           (216)          7,469
                                            ------------   ------------   ------------    ------------

                   Total securities
                       held to maturity     $      8,182   $          3   $       (217)   $      7,968
                                            ============   ============   ============    ============

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        SECURITIES (continued)

        The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2008 is as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Available for Sale         Held to Maturity
                               -----------------------   -----------------------
                               Amortized      Fair       Amortized      Fair
                                  Cost        Value         Cost        Value
                               ----------   ----------   ----------   ----------
                                               (In thousands)
        After 1 year through
            5 years            $    3,000   $    2,999   $       --   $       --
        Over 5 years                1,500        1,492           --           --
                               ----------   ----------   ----------   ----------
                                    4,500        4,491           --           --
        Mortgage-backed
            securities              8,233        8,212        6,274        6,236
                               ----------   ----------   ----------   ----------

                               $   12,733   $   12,703   $    6,274   $    6,236
                               ==========   ==========   ==========   ==========


        There were no sales of securities for the years ended June 30, 2008 and 2007.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        SECURITIES (continued)

        Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

                                                Less Than Twelve Months  Greater Than Twelve Months
                                                -----------------------  --------------------------
                                                  Gross                     Gross
                                                Unrealized      Fair      Unrealized      Fair
                                                  Losses        Value       Losses        Value
                                                ----------   ----------   ----------   ----------
                                                             (In thousands)
        At June 30, 2008:
        -----------------

        Securities available for sale
        -----------------------------

            Government-sponsored
                enterprises                     $       11   $    1,488   $       --   $       --
            Mortgage-backed securities                  34        5,581           --           --
                                                ----------   ----------   ----------   ----------
                   Total securities available
                       for sale                         45        7,069           --           --
                                                ----------   ----------   ----------   ----------

        Securities held to maturity
        ---------------------------

            Mortgage-backed securities                  73        4,246           --           --
                                                ----------   ----------   ----------   ----------
                   Total securities held
                       to maturity                      73        4,246           --           --
                                                ----------   ----------   ----------   ----------

                   Total temporarily impaired
                       securities               $      118   $   11,315   $       --   $       --
                                                ==========   ==========   ==========   ==========

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        SECURITIES (concluded)

                                                  Less Than Twelve Months      Greater Than Twelve Months
                                                ---------------------------   ---------------------------
                                                   Gross                         Gross
                                                 Unrealized       Fair         Unrealized       Fair
                                                   Losses         Value          Losses         Value
                                                ------------   ------------   ------------   ------------
                                                                     (In thousands)
        At June 30, 2007:
        -----------------

        Securities available for sale
        -----------------------------

            Government-sponsored
                enterprises                     $          1   $        499   $         21   $      2,479
            Mortgage-backed securities                    --             --            263          9,354
                                                ------------   ------------   ------------   ------------
                   Total securities available
                       for sale                            1            499            284         11,833
                                                ------------   ------------   ------------   ------------

        Securities held to maturity
        ---------------------------

            Government-sponsored
                enterprises                               --             --              1            499
            Mortgage-backed securities                     2            219            214          6,959
                                                ------------   ------------   ------------   ------------
                   Total securities held
                       to maturity                         2            219            215          7,458
                                                ------------   ------------   ------------   ------------

                   Total temporarily impaired
                       securities               $          3         $ 7183   $        499   $     19,291
                                                ============   ============   ============   ============

        At June 30, 2008, ten securities classified as available-for-sale and three securities classified as held-to-maturity, have unrealized losses with aggregate depreciation of 1.03% from the Company's amortized cost basis. Whereas these unrealized losses relate principally to government-sponsored enterprises and mortgage-backed securities, are the result of fluctuations in interest rates and management has the intent and ability to hold these debt securities for the foreseeable future, no declines are deemed to be other than temporary.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

6.      LOANS

        A summary of loans is as follows:

                                                         At June 30,
                                                    ----------------------
                                                       2008         2007
                                                    ---------    ---------
                                                        (In thousands)
        Mortgage loans on real estate:
            One-to-four family residential          $  89,992    $  94,806
            Multi-family and commercial                22,934       14,556
            Construction                               19,386        5,987
            Home equity loans and lines of credit      11,565       10,304
                                                    ---------    ---------
                      Total mortgage loans            143,877      125,653
                                                    ---------    ---------

        Other loans:
            Consumer                                      486          763
            Commercial                                  5,607        2,157
                                                    ---------    ---------
                      Total other loans                 6,093        2,920
                                                    ---------    ---------

                      Total loans                     149,970      128,573
            Allowance for loan losses                  (1,212)      (1,079)
            Net deferred loan costs                       151          165
                                                    ---------    ---------

                      Loans, net                    $ 148,909    $ 127,659
                                                    =========    =========

        An analysis of the allowance for loan losses is as follows:

                                       Years Ended June 30,
                                       -------------------
                                        2008        2007
                                       -------    -------
                                         (In thousands)

        Balance at beginning of year   $ 1,079    $ 1,016
        Provision for loan losses          152        105
        Recoveries                          41         20
        Charge-offs                        (60)       (62)
                                       -------    -------

        Balance at end of year         $ 1,212    $ 1,079
                                       =======    =======

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        LOANS (concluded)

        The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                           At June 30,
                                                                      --------------------
                                                                        2008       2007
                                                                      --------   ---------
                                                                         (In thousands)
        Impaired loans without a valuation allowance                  $  1,339   $  2,266

        Impaired loans with a valuation allowance                           47         --
                                                                      --------   --------

        Total impaired loans                                          $  1,386   $  2,266
                                                                      ========   ========

        Valuation allowance related to impaired loans                 $     47   $     --
                                                                      ========   ========

        Total non-accrual loans                                       $  1,167   $    565
                                                                      ========   ========

        Total loans past due ninety days or more and still accruing   $     --   $     --
                                                                      ========   ========


                                                                      Years Ended June 30,
                                                                      --------------------
                                                                        2008       2007
                                                                      --------   ---------
                                                                         (In thousands)
        Average investment in impaired loans                          $  1,708   $  1,796
                                                                      ========   ========

        Interest income recognized on impaired loans                  $     78   $    108
                                                                      ========   ========

        Interest income recognized on a cash basis
            on impaired loans                                         $      2   $     58
                                                                      ========   ========

        No funds were committed to be advanced in connection with impaired loans at June 30, 2008. At June 30, 2007, additional funds of $290,000 were committed to be advanced in connection with one impaired loan.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

7.      PREMISES AND EQUIPMENT

        A summary of premises and equipment is as follows:

                                               At June 30,
                                         -----------------------     Estimated
                                            2008          2007     Useful Lives
                                         ----------   ----------   ------------
                                              (In thousands)
        Premises:
            Land                         $      279   $      279
            Buildings and improvements        4,738        4,738    5 - 40 years
        Equipment                             1,989        1,893    3 - 7 years
                                         ----------   ----------
                                              7,006        6,910
        Less accumulated depreciation
            and amortization                 (2,548)      (2,094)
                                         ----------   ----------

                                         $    4,458   $    4,816
                                         ==========   ==========

        Depreciation and amortization expense for the years ended June 30, 2008 and 2007 amounted to $454,000 and $460,000, respectively.

8.      DEPOSITS

        A summary of deposit balances is as follows:

                                                            At June 30,
                                                        -------------------
                                                          2008       2007
                                                        --------   --------
                                                           (In thousands)

        Demand                                          $ 14,501   $ 11,215
        NOW                                               10,057     11,539
        Money market deposits                             33,524     22,832
        Regular and other savings                         10,498     11,914
                                                        --------   --------
                       Total non-certificate accounts     68,580     57,500
                                                        --------   --------

        Term certificates less than $100,000              21,896     24,284
        Term certificates of $100,000 or more             15,816     16,172
                                                        --------   --------
                       Total certificate accounts         37,712     40,456
                                                        --------   --------

                       Total deposits                   $106,292   $ 97,956
                                                        ========   ========

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        DEPOSITS (concluded)

        A summary of certificate account, by maturity at June 30, 2008 and 2007 is as follows:

                               2008                            2007
                   ----------------------------    ----------------------------
                                     Weighted                        Weighted
                                     Average                         Average
                     Amount           Rate           Amount            Rate
                   ------------    ------------    ------------    ------------
                                      (Dollars in thousands)

        2008       $         --              --%   $     30,456            4.48%
        2009             18,647            3.92           5,484            4.26
        2010             15,673            3.36           1,959            3.77
        2011              2,027            4.54           1,689            4.76
        2012                756            4.23             868            4.23
        2013                609            3.10              --              --
                   ------------                    ------------

                   $     37,712            3.72%   $     40,456            4.42%
                   ============                    ============


        There were no brokered certificate accounts at June 30, 2008 and 2007.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

9.      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

        Securities sold under agreements to repurchase mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                           At or for the
                                                        Years Ended June 30,
                                                        --------------------
                                                          2008        2007
                                                        --------    --------
                                                       (Dollars in thousands)

        Balance at year-end                             $    552    $    869
        Average balance during the year                      764         817
        Maximum month-end balance during the year            965         898
        Average interest rate during the year               0.86%       1.00%

        Government-sponsored enterprises underlying the agreements at year-end are as follows:

            Carrying value                              $  2,000    $  1,998
            Estimated fair value                           2,002       1,997

        Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets.

10.     FEDERAL HOME LOAN BANK ("FHLB") ADVANCES

        Short-term FHLB advances

        Short-term FHLB advances consist of advances maturing within one year at a weighted average rate of 2.30% and 5.27% at June 30, 2008 and 2007, respectively.

        The Company also has a $2,000,000 line-of-credit with the FHLB. There were no amounts outstanding at June 30, 2008 and 2007.

        At June 30, 2008, all FHLB advances are secured by first mortgage loans on owner-occupied residential property in the amount of $78,951,000 and government-sponsored enterprises, which have a market value of $15,907,000.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        FEDERAL HOME LOAN BANK ("FHLB") ADVANCES (concluded)

        Long-term FHLB advances

        At June 30, 2008 and 2007, long-term, fixed-rate FHLB advances are as follows:

                                     2008                        2007
                          --------------------------    -----------------------
                                           Weighted                   Weighted
                                            Average                    Average
                             Amount          Rate         Amount        Rate
                           ----------     ----------    ----------   ----------
                                         (Dollars in thousands)
      Fixed maturity:
                   2008    $       --            --%   $    6,100          4.54%
                   2009*       16,500          4.48        16,000          4.46
                   2010*        9,000          4.90         7,000          5.09
                   2011*        8,000          4.66         5,500          4.95
                   2012         3,000          5.04         3,000          5.04
                   2013*        5,500          3.40            --            --
                   2014           500          3.71            --            --
                   2015           500          3.91            --            --
                   2018*          500          3.19            --            --
                   2019*        1,600          3.69            --            --
                           ----------                  ----------
                               45,100          4.44        37,600          4.71
      Amortizing advance,
      due March 5, 2012,
      requiring monthly
      principal and
      interest of $5,300          221          4.90           273          4.90
                           ----------                  ----------

                           $   45,321          4.45%   $   37,873          4.71%
                           ==========                  ==========


       * At June 30, 2008, includes advances callable by the FHLB prior to maturity aggregating $11,100,000 with a weighted average rate of 3.80%.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

11.     INCOME TAXES

        Allocation of federal and state income taxes between current and deferred portions is as follows:

                                         Years Ended June 30,
                                         --------------------
                                           2008        2007
                                         --------    --------
                                            (In thousands)
        Current tax (benefit) expense:
            Federal                      $     --    $    (72)
            State                              11          12
                                         --------    --------
                                               11         (60)
                                         --------    --------
        Deferred tax benefit:
            Federal                          (466)       (164)
            State                             (91)        (19)
                                         --------    --------
                                             (557)       (183)
                                         --------    --------

                     Total tax benefit   $   (546)   $   (243)
                                         ========    ========

        The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                       Years Ended June 30,
                                                      ---------------------
                                                        2008         2007
                                                      --------     --------

        Statutory rate                                   (34.0)%      (34.0)%
        Increase (decrease) resulting from:
            State taxes, net of federal tax benefit       (4.3)        (0.7)
            Bank-owned life insurance                     (6.7)        (2.3)
            Other, net                                     0.4          2.6
                                                      --------     --------

        Effective tax rates                              (44.6)%      (34.4)%
                                                      ========     ========

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        INCOME TAXES (continued)

        The components of the net deferred tax asset at June 30, 2008 and 2007, included in other assets, are as follows:

                                    2008        2007
                                  --------    --------
                                     (In thousands)
        Deferred tax liability:
            Federal               $    323    $    367
            State                       92          96
                                  --------    --------
                                       415         463
                                  --------    --------
        Deferred tax asset:
            Federal                   (888)       (549)
            State                     (221)       (144)
                                  --------    --------
                                    (1,109)       (693)
                                  --------    --------

        Net deferred tax asset    $   (694)   $   (230)
                                  ========    ========

        At June 30, 2008 and 2007, the tax effects of each item that gives rise to deferred taxes are as follows:

                                                   2008        2007
                                                 --------    --------
                                                    (In thousands)

        Cash basis of accounting                 $   (324)   $    (36)
        Net unrealized gain/loss on securities
            available for sale                        (11)       (104)
        Depreciation and amortization                 350         392
        Allowance for loan losses                    (496)       (441)
        Net operating loss carryover                 (201)        (64)
        Other, net                                    (12)         23
                                                 --------    --------

        Net deferred tax asset                   $   (694)   $   (230)
                                                 ========    ========

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        INCOME TAXES (concluded)

        A summary of the change in the net deferred tax asset is as follows:

                                                           Years Ended June 30,
                                                         ----------------------
                                                           2008          2007
                                                         ---------    ---------
                                                             (In thousands)

        Balance at beginning of year                     $    (230)   $    (136)
        Deferred tax benefit                                  (557)        (183)
        Deferred tax effects on net unrealized
            gain/loss on securities available for sale          93           89
                                                         ---------    ---------

        Balance at end of year                           $    (694)   $    (230)
                                                         =========    =========

        At June 30, 2008, the Company has a capital loss carryover of $61,000, of which $10,000 expires on June 30, 2010 and $51,000 expires on June 30, 2011. Additionally, the Company has a net operating loss carryover of $590,000, of which $239,000 expires on June 30, 2027 and $351,000 expires on June 30, 2028.

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

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

12.     MINIMUM REGULATORY CAPITAL REQUIREMENTS

        The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Federal savings and loan holding companies are not subject to any regulatory capital requirements by the Office of Thrift Supervision.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of
        Total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and tangible capital (as defined) to tangible assets (as defined). Management believes, as of June 30, 2008 and 2007, that the Bank meets all capital adequacy requirements to which it is subject.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

        As of June 30, 2008, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of June 30, 2008 and 2007 are also presented in the table.

                                                                                                                Minimum
                                                                                                               To Be Well
                                                                                    Minimum                 Capitalized Under
                                                                                    Capital                 Prompt Corrective
                                                           Actual                  Requirement              Action Provisions
                                                  -----------------------    -----------------------    ------------------------
                                                    Amount        Ratio        Amount        Ratio        Amount        Ratio
                                                  ----------   ----------    ----------   ----------    ----------    ----------
                                                                              (Dollars in thousands)
        At June 30, 2008:

        Total Capital to Risk Weighted Assets:    $   15,624         11.8%   $   10,584          8.0%   $   13,230         10.0%

        Tier 1 Capital to Risk Weighted Assets:       14,412         10.9         5,292          4.0         7,938          6.0

        Tier 1 Capital to Average Assets:             14,412          8.3         6,968          4.0         8,710          5.0

        Tangible Capital to Tangible Assets:          14,412          7.8         2,772          1.5           N/A          N/A

        At June 30, 2007:

        Total Capital to Risk Weighted Assets:    $   16,122         14.8%   $    8,701          8.0%   $   10,876         10.0%

        Tier 1 Capital to Risk Weighted Assets:       15,043         13.8         4,350          4.0         6,526          6.0

        Tier 1 Capital to Average Assets:             15,043          9.1         6,605          4.0         8,257          5.0

        Tangible Capital to Tangible Assets:          15,043          9.1         2,477          1.5           N/A          N/A


                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

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

13.     EMPLOYEE BENEFIT PLANS

        401(k) plan

        The Bank provides a savings and retirement plan for employees which qualifies under Section 401(k) of the Internal Revenue Code. All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate. The plan provides for voluntary contributions by participating employees ranging from 1% to 15% of their compensation, subject to certain limitations. In addition, the Bank will make a matching contribution, equal to 50% of the employee's contribution. The Bank's matching contribution will not exceed 3% of an employee's salary. In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee's salary. For the years ended June 30, 2008 and 2007, expense attributable to the plan amounted to $82,000 and $76,000, respectively.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        EMPLOYEE BENEFIT PLANS (concluded)

        Incentive plan

        The Company has an Incentive Plan (the "Plan") whereby all employees are eligible to receive a payment if the Company meets or exceeds certain base standards of performance for its fiscal year. The structure of the Plan is to be reviewed on an annual basis by the Board of Directors. Incentive compensation expense for the year ended June 30, 2008 amounted to $100,000. There was no incentive compensation expense for June 30, 2007.

        Executive supplemental retirement agreements

        The Company has restructured its supplemental retirement agreements with certain executive officers during fiscal 2008, which provide for the payment of specified benefits upon retirement. In connection with this restructure, affected executive officers surrendered existing executive-owned life insurance policies to the Company. For the years ended June 30, 2008 and 2007, compensation expense applicable to these agreements and recorded in the accompanying financial statements amounted to $612,000 and $22,000, respectively.

14.     EMPLOYEE STOCK OWNERSHIP PLAN

        The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least one year of employment with the Bank. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

        The ESOP has a loan agreement with the Company whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company's common stock. The loan has seven remaining annual principal and interest payments of $117,000 and one payment of $57,000, all of which are due on the last business day of each calendar year. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        EMPLOYEE STOCK OWNERSHIP PLAN (concluded)

        The remaining principal balance on the ESOP debt at June 30, 2008, is payable as follows:

         Years Ending
            June 30,                                Amount
           ----------                            ------------
                                                (In thousands)

              2009                                 $     65
              2010                                       71
              2011                                       76
              2012                                       83
              2013                                       89
           Thereafter                                   254
                                                   --------

                                                   $    638
                                                   ========

        The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is only secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid. Total compensation expense applicable to the ESOP amounted to $57,000 and $72,000 for the years ended June 30, 2008 and 2007, respectively.

        Shares held by the ESOP at June 30, 2008 and 2007 are as follows:

                                       2008         2007
                                    ----------   ----------

        Allocated                       38,614       30,422
        Committed to be allocated        4,096        4,096
        Unallocated                     57,271       65,463
                                    ----------   ----------

                                        99,981       99,981
                                    ==========   ==========

        Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP. The fair value of unallocated ESOP shares at June 30, 2008 and 2007 is $324,000 and $517,000, respectively. No dividends have been paid to date by the Company.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

15.     OTHER COMMITMENTS AND CONTINGENCIES

        Loan commitments

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The Company's exposure to credit loss is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At June 30, 2008 and 2007, financial instruments whose contract amounts represent credit risk consist of the following:

                                                             2008      2007
                                                           -------   -------
                                                             (In thousands)

        Commitments to grant loans                         $ 4,911   $ 3,055
        Unadvanced funds on home equity lines of credit     10,822    11,647
        Unadvanced funds on commercial lines of credit       3,158     1,869
        Unadvanced funds on construction loans               5,658     3,789
        Unadvanced funds on other unsecured personal
             lines of credit                                   501       504
        Unadvanced funds on commercial real estate loans       298        --

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

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        OTHER COMMITMENTS AND CONTINGENCIES (concluded)

        Lease commitments

        Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2008, pertaining to branch facilities, future minimum rental payments are as follows:

        Years Ending
           June 30,                                         Payments
         ------------                                      ----------
                                                         (In thousands)

             2009                                          $      155
             2010                                                 157
             2011                                                 167
             2012                                                 173
             2013                                                 172
          Thereafter                                            1,627
                                                           ----------

                                                           $    2,451
                                                           ==========

        One of the leases contains an option to extend for ten additional years. The cost of such rentals is not included above.

        Rental expense amounted to $161,000 for each of the years ended June 30, 2008 and 2007.

        Employment agreements

        The Bank has entered into employment agreements with its Chief Executive Officer and Chief Financial Officer, which expire on June 30, 2011, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received. The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations. In addition, the Bank has entered into a change in control agreement with an officer of the Bank which expires on January 19, 2009 that provides for a lump sum severance payment, subject to certain conditions. These agreements are automatically renewed annually unless a notice of non-renewal is issued upon recommendation from the Board of Directors.

        Other contingencies

        Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company's consolidated financial position.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

16.     LOANS TO RELATED PARTIES

        In the ordinary course of business, the Company grants loans to its Executive Officers and Directors and their affiliates. Activity for the years indicated is as follows:

                                        Years Ended June 30,
                                        -------------------
                                         2008        2007
                                        -------    -------
                                          (In thousands)

        Beginning balance               $ 2,915    $ 2,072
        Originations                      2,649      1,519
        Payments and change in status      (795)      (676)
                                        -------    -------

        Ending balance                  $ 4,769    $ 2,915
                                        =======    =======

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

                Securities:  Fair values for  securities,  excluding FHLB stock,
                ----------
                are based on quoted market prices. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

                Loans: For variable-rate  loans that reprice frequently and with
                -----
                no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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

                Securities sold under  agreements to repurchase:  The fair value
                -----------------------------------------------
                estimate of securities sold under agreements to repurchase approximates carrying value as they mature daily and bear market interest rates.

                Short-term  FHLB  advances:  The carrying  amounts of short-term
                --------------------------
                FHLB advances approximate fair value.

                Long-term FHLB advances:  Fair value for long-term FHLB advances
                -----------------------
                is estimated using discounted cash flow analyses based on borrowing rates for similar types of borrowing arrangements.

                Accrued  interest:  The  carrying  amounts of  accrued  interest
                -----------------
                approximate fair value.

                Off-balance-sheet  instruments:  Fair  values  for  off-balance-
                ------------------------------
                sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At June 30, 2008 and 2007, the fair value of commitments outstanding is not significant since fees charged are not material.

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

        The estimated fair values and related carrying amounts, of the Company's financial instruments are as follows:

                                                           At June 30,
                                             -----------------------------------------
                                                    2008                  2007
                                             -------------------   -------------------
                                             Carrying    Fair      Carrying     Fair
                                              Amount     Value      Amount      Value
                                             --------   --------   --------   --------
                                                           (In thousands)
        Financial assets:
          Cash and cash equivalents          $  5,455   $  5,455   $  5,603   $  5,603
          Securities available for sale        12,703     12,703     12,690     12,690
          Securities held to maturity           6,274      6,236      8,182      7,968
          FHLB stock                            3,008      3,008      2,905      2,905
          Loans, net                          148,909    147,775    127,659    118,681
          Accrued interest receivable             674        674        682        682

        Financial liabilities:
          Deposits                            106,292    107,466     97,956    100,224
          Securities sold under agreements
              to repurchase                       552        552        869        869
          Short-term FHLB advances             14,000     14,000      9,850      9,850
          Long-term FHLB advances              45,321     45,513     37,873     37,726
          Accrued interest payable                186        186        220        220


                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

18.     CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

        The condensed balance sheets of the Parent Company are as follows:

                                 BALANCE SHEETS

                                                                        At June 30,
                                                                    -----------------
                                                                      2008      2007
                                                                    -------   -------
                                                                     (In thousands)
                                     ASSETS

        Non-interest bearing deposit in the Bank                    $ 1,772   $ 2,074
        Loan to the Bank ESOP                                           638       699
        Investment in subsidiary                                     14,393    14,864
        Other assets                                                      1        --
                                                                    -------   -------

                       Total assets                                 $16,804   $17,637
                                                                    =======   =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

        Other liabilities                                           $    31   $    27
        Stockholders' equity                                         16,773    17,610
                                                                    -------   -------

                       Total liabilities and stockholders' equity   $16,804   $17,637
                                                                    =======   =======

        The condensed statements of operations of the Parent Company are as follows:

                            STATEMENTS OF OPERATIONS

                                                                Years Ended June 30,
                                                                -------------------
                                                                   2008      2007
                                                                 -------    -------
                                                                   (In thousands)
        Interest income -ESOP loan                               $    56    $    60
        Non-interest expense                                          39         50
                                                                 -------    -------
        Income before income taxes and equity in undistributed
             net loss of the Bank                                     17         10
        Applicable income tax provision                                7          4
                                                                 -------    -------

        Income before equity in undistributed net loss
            of subsidiary                                             10          6

        Equity in undistributed net loss of subsidiary              (688)      (470)
                                                                 -------    -------

        Net loss                                                 $  (678)   $  (464)
                                                                 =======    =======

                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

        CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

        The condensed statements of cash flows of the Parent Company are as follows:

                                                                      Years Ended June 30,
                                                                      --------------------
                                                                        2008       2007
                                                                      --------    --------
                                                                         (In thousands)
        Cash flows from operating activities:
          Net loss                                                    $   (678)   $   (464)
            Adjustments to reconcile net loss to net cash
                provided by operating activities:
                   Repayment of ESOP loan                                   61          57
                   Equity in undistributed loss of subsidiary              688         470
                   Other, net                                                3         227
                                                                      --------    --------
                          Net cash provided by operating activities         74         290
                                                                      --------    --------

        Cash flows from financing activities:
          Treasury stock purchased                                        (376)       (808)
                                                                      --------    --------
                          Net cash used by financing activities           (376)       (808)
                                                                      --------    --------

        Net change in cash and cash equivalents                           (302)       (518)

        Cash and cash equivalents at beginning of year                   2,074       2,592
                                                                      --------    --------

        Cash and cash equivalents at end of year                      $  1,772    $  2,074
                                                                      ========    ========



                     GEORGETOWN BANCORP, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

19.     QUARTERLY DATA (UNAUDITED)

        A summary of consolidated operating results on a quarterly basis is as follows:

                                                                         Years Ended June 30,
                                     --------------------------------------------------------------------------------------------
                                                        2008                                            2007
                                     --------------------------------------------    --------------------------------------------
                                     Fourth       Third      Second       First      Fourth       Third      Second       First
                                     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
                                     --------    --------    --------    --------    --------    --------    --------    --------
                                                                 (In thousands, except per share data)
Interest and dividend income         $  2,340    $  2,316    $  2,374    $  2,278    $  2,206    $  2,202    $  2,217    $  2,287
Interest expense                        1,125       1,239       1,359       1,314       1,271       1,255       1,277       1,281
                                     --------    --------    --------    --------    --------    --------    --------    --------

Net interest income                     1,215       1,077       1,015         964         935         947         940       1,006
Provision (credit) for loan losses        145           4           2           1          (4)          4          41          64
                                     --------    --------    --------    --------    --------    --------    --------    --------

Net interest income, after
    provision for loan losses           1,070       1,073       1,013         963         939         943         899         942
Non-interest income (1)                   385         152         189         172         232         168         162         175
Non-interest expenses (1)               2,139       1,418       1,337       1,347       1,400       1,311       1,208       1,248
                                     --------    --------    --------    --------    --------    --------    --------    --------

Loss before income taxes                 (684)       (193)       (135)       (212)       (229)       (200)       (147)       (131)

Income tax benefit                       (298)       (128)        (46)        (74)        (79)        (71)        (48)        (45)
                                     --------    --------    --------    --------    --------    --------    --------    --------

Net loss                             $   (386)   $    (65)   $    (89)   $   (138)   $   (150)   $   (129)   $    (99)   $    (86)
                                     ========    ========    ========    ========    ========    ========    ========    ========

Loss per share:
Basic and diluted                    $  (0.15)   $  (0.03)   $  (0.03)   $  (0.05)   $  (0.06)   $  (0.05)   $  (0.04)   $  (0.03)

(1) The increase in the fourth quarter of 2008 is primarily due to the restructure of the supplemental retirement agreements.

                             STOCKHOLDER INFORMATION


DIRECTORS

RICHARD F. SPENCER, CHAIRMAN                         THOMAS L. HAMELIN
ROBERT E. BALLETTO                                   MARYBETH MCINNIS
DAVID H. CONDON                                      KATHLEEN R. SACHS
KEITH N. CONGDON                                     DAVID A. SPLAINE
ANTHONY S. CONTE, JR.                                MARY L. WILLIAMS
STEPHEN L. FLYNN                                     ROBERT T. WYMAN
                                                     JOHN H. YEATON


SENIOR OFFICERS

ROBERT E. BALLETTO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
KAREN COHN, SENIOR VICE PRESIDENT AND SENIOR LOAN OFFICER
WENDY A. GIRROIR, SENIOR VICE PRESIDENT/HUMAN RESOURCES
JOSEPH W. KENNEDY, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND
 TREASURER
JOSEPH R. POLLARD, SENIOR VICE PRESIDENT/RETAIL BANKING
CHARLES R. SHEDIAC, SENIOR VICE PRESIDENT AND CHIEF LOAN OFFICER
PETER L. CHAPMAN, VICE PRESIDENT/MANAGEMENT INFORMATION SYSTEM



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


ANNUAL REPORT ON FORM 10-KSB

ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 2008, ARE AVAILABLE UPON WRITTEN REQUEST TO:

JOSEPH W. KENNEDY
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
GEORGETOWN BANCORP, INC.
2 EAST MAIN STREET
GEORGETOWN, MA 01833

BRANCH LOCATIONS
------ ---------



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