Form 10-K, Exhibit 13
period 2009-06-30
Georgetown Bancorp, Inc.
filed 2009-09-28
CIK 1302709

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS



                              ANNUAL REPORT - 2009


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

MESSAGE FROM THE PRESIDENT

On behalf of the Board of Directors and all of our dedicated employees, I am pleased to present the 2009 Annual Report of Georgetown Bancorp, Inc.

The past year continued to present a challenging operating environment for the Georgetown Savings Bank and the banking industry in general. In what has been described by many analysts as the worst economic environment since The Great Depression, we have seen the collapse of Wall Street as we've known it, major financial institution and corporate bailouts, a collapsing housing market, rising unemployment, and bank failures. Once again, the Georgetown Savings Bank rose to the occasion and despite increased regulatory intervention and a floundering economy, we remained focused on our customers, community, and continued successful execution of our strategic plan.

Our primary objective for fiscal 2009 was a return to profitability through the continued growth of our commercial loan portfolio, while maintaining our high credit standards, continued growth of core deposits, expanding our net interest margin, control of non-interest expenses, and growth of non-interest income through increased emphasis on our mortgage banking operation.

Managing with a steady hand, we were able to achieve most of our objectives including our primary objective, a return to profitability.

Commercial and construction loans grew by 35% and were 40% of total loans as of June 30, 2009, compared to 33% of total loans as of June 30, 2008. Asset quality was extremely strong with non-performing loans remaining below industry averages. In should be noted that, although we have experienced significant growth in our commercial portfolio, we have maintained conservative underwriting standards and a high percentage of our commercial loans are well collateralized by residential 1-4 family and multi-family real estate.

Core deposits grew by 23%. Our net interest margin continued to expand, increasing by 19% over last year. Non-interest expenses declined 5% despite increased deposit insurance premiums and a special assessment from the FDIC. In January of 2009, we began to sell our fixed rate residential loan production in the secondary market. Net gains on sale and servicing income added $214,000 to our non-interest income. Going forward, we expect increasing revenues from our mortgage banking operation through expansion of our origination team.

Our success in achieving our targeted objectives resulted in a return to profitability highlighted by a $1,028,000 or 152% increase in our after-tax net income. This significant increase in profitability was the result of planned investments in people and infrastructure designed to support the growth of the Company. Through focused execution of our strategic plan, a positive return on these investments was realized in 2009 and we look forward to continued profitable growth in 2010 and beyond.

We are committed to our mission and look forward to your continued support. Thank you.


Sincerely,


/s/ Robert E. Balletto
Robert E. Balletto
President/Chief Executive Officer

                                                At June 30,
                                     --------------------------------
                                          2009             2008
                                     ---------------  ---------------
                                              (In thousands)
                                     --------------------------------

SELECTED FINANCIAL CONDITION DATA:
Total assets                         $       201,191  $       184,741
Cash and cash equivalents                     11,356            5,455
Loans receivable, net                        163,825          148,909
Allowance for loan losses                      1,455            1,212
Investment securities                         14,487           18,977
Deposits                                     141,126          106,292
Borrowings (1)                                40,788           59,873
Total stockholders' equity                    17,317           16,773

                                                                   Years Ended June 30,
                                                    ------------------------------------------------
                                                             2009                      2008
                                                    ----------------------    ----------------------
                                                          (In thousands, except per share data)
SELECTED OPERATING DATA:
Interest and dividend income                        $               10,551    $                9,308
Interest expense                                                     4,709                     5,037
                                                    ----------------------    -----------------------
  Net interest income                                                5,842                     4,271
                                                    ----------------------    -----------------------
Provision for loan losses                                              248                       152
  Net interest income after
    provision for loan losses                                        5,594                     4,119
Non-interest income                                                    870                       898
Non-interest expense                                                 5,933                     6,241
                                                    ----------------------    -----------------------
Income (loss) before income taxes                                      531                    (1,224)
                                                    ----------------------    -----------------------
Income tax provision (benefit)                                         181                      (546)
  Net income (loss)                                 $                  350    $                 (678)
                                                    ======================    =======================

Net income (loss) per share:  Basic and diluted     $                 0.14    $                (0.26)

                                                                                          At or For the Years
                                                                                             Ended June 30,
                                                                            --------------------------------------------
                                                                                    2009                    2008
                                                                            --------------------    --------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income (loss) to average total assets)                      0.18%                  -0.40%
Return on equity (ratio of net income (loss) to average equity)                            2.05%                  -3.88%
Interest rate spread   (2)                                                                 2.85%                   2.21%
Net interest margin    (3)                                                                 3.19%                   2.68%
Efficiency ratio       (4)                                                                88.39%                 120.74%
Non-interest expense to average total assets                                               3.05%                   3.70%
Average interest-earning assets to average interest-bearing liabilities                  113.03%                 114.97%

ASSET QUALITY RATIOS:
Non-performing assets to total assets                                                      0.37%                   0.75%
Non-performing loans to total loans                                                        0.45%                   0.92%
Allowance for loan losses to non-performing loans                                        197.42%                  87.45%
Allowance for loan losses to total loans                                                   0.88%                   0.81%

CAPITAL RATIOS:
Stockholders' equity to total assets at end of period                                      8.61%                   9.08%
Total capital to risk-weighted assets   (5)                                               11.30%                  11.80%
Tier 1 capital to risk-weighted assets  (5)                                               10.40%                  10.90%
Tier 1 capital to average assets        (5)                                                8.00%                   8.30%

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

     This Annual Report contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.

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

     Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. Additionally, because our lending activity is concentrated in loans secured by residential and commercial real estate located in the Essex and Suffolk counties, Massachusetts region and southern New Hampshire, downturns in this regional economy could have a negative impact on our earnings.

     The Company's return to profitability during fiscal 2009 was driven primarily by an expansion of our net interest income, which increased 37%. Net interest income improvement resulted from our ability to lower our funding costs, as well as an increase in our commercial loan volume. Asset quality remained strong, which had a positive impact on the provision for loan losses. The Company successfully began selling residential loans in the secondary market, which had a positive impact, not only on profitability, but on our interest rate risk management and our liquidity position. The current poor economic environment has negatively affected the Company by eliminating our FHLB of Boston dividend and increased operating expenses, specifically our FDIC deposit insurance, which increased 235%. Notwithstanding the current economic environment, our outlook for the Company's future remains positive.

CRITICAL  ACCOUNTING  POLICIES

     Critical accounting policies are those that involve significant judgments and assumptions made by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses and deferred taxes.

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

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows or the fair value of the existing collateral of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses.

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

     While loan quality has been stable in recent years, with loan charge-offs of $15,000 for the fiscal year ended June 30, 2009 and $60,000 for the fiscal year ended June 30, 2008, the risks in the loan portfolio have increased based on the change in loan composition. During 2009, the Company analyzed its commercial loan portfolio and established new loan types based on loan collateral. We continued to determine the general allowance requirements based on these new loan types, as well as classification status at each period-end date.

     The allowance for loan losses was $1.5 million, or 0.88% of loans outstanding at June 30, 2009, as compared with $1.2 million, or 0.81% of loans outstanding at June 30, 2008. Management used the same methodology and generally similar assumptions in assessing the allowance for both years.

     Actual loan losses may be more than the allowances we have established, which could have a material negative effect on our financial results.

     INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. The deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax asset will not be realized.

COMPARISON  OF  FINANCIAL  CONDITION  AT  JUNE  30,  2009  AND  2008

     Our total assets increased by $16.5 million, or 8.9%, to $201.2 million at June 30, 2009, from $184.7 million at June 30, 2008. The increase in total assets resulted primarily from increases in net loans receivable and short-term investments, partially offset by decreases in investment securities held to maturity and available for sale. The increase in net loans receivable of $14.9 million, or 10.0%, to $163.8 million at June 30, 2009, was primarily due to increases in commercial real estate loans, commercial loans, construction loans and home equity loans and lines of credit, partially offset by decreases in residential one-to-four family loans. Commercial real estate loans, which include loans collateralized by one-to-four family and multi-family properties, increased $12.1 million or 52.8%, to $35.0 million at June 30, 2009, from $22.9 million at June 30, 2008. Home equity loans and lines of credit increased $5.0 million, or 43.5%, as borrowers took advantage of lower rates. Construction loans increased $2.3 million or 11.2%, to $22.7 million at June 30, 2009, from $20.4 million at June 30, 2008. The construction loans include $12.1 million in loans collateralized by non-owner occupied, one-to-four family residential properties and $2.8 million in loans collateralized by non-owner occupied multi-family properties. Commercial loans increased $2.8 million or 49.6%, to $8.4 million at June 30, 2009, from $5.6 million at June 30, 2008. One-to-four family residential loans decreased $6.9 million or 7.7%, to $82.1 million at June 30, 2009, from $89.0 million at June 30, 2008, as the Company began selling residential loans in the secondary mortgage market. The change in the composition of our loan portfolio is reflective of the Company's continued success in implementing its strategic plan of increasing our commercial business activities and the development of a mortgage banking operation.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated.

                                                                       At June 30,
                       -----------------------------------------------------------------------------------------------------------
                               2009                 2008                   2007                   2006                 2005
                       -------------------  -------------------  -----------------------  -------------------  -------------------
                        Amount    Percent    Amount    Percent      Amount      Percent    Amount    Percent    Amount    Percent
                       ---------  --------  ---------  --------  -------------  --------  ---------  --------  ---------  --------
                                                                  (Dollars in thousands)
Residential loans:
  One-to-four
family                 $ 82,140     49.73%  $ 88,992     59.35%  $     93,806     72.97%  $ 94,417     72.84%  $ 87,214     75.50%
  Home equity
loans
  and lines of credit    16,592     10.05     11,565      7.71         10,304      8.01     10,614      8.19      8,589      7.43
                       ---------  --------  ---------  --------  -------------  --------  ---------  --------  ---------  --------
Total residential
mortgage loans           98,732     59.78    100,557     67.06        104,110     80.98    105,031     81.03     95,803     82.93

Commercial
loans:
  One-to-four
    family real
    estate                4,795      2.90      1,953      1.30              -         -          -         -          -         -
  Multi-family
    real estate           8,226      4.98      3,601      2.40            975      0.76          -         -          -         -
  Commercial
    real estate          22,015     13.33     17,380     11.59         13,581     10.56     11,891      9.17      9,847      8.52
  Commercial              8,389      5.08      5,607      3.74          2,157      1.68      1,486      1.15      1,510      1.31
                       ---------  --------  ---------  --------  -------------  --------  ---------  --------  ---------  --------
Total commercial
loans                    43,425     26.29     28,541     19.03         16,713     13.00     13,377     10.32     11,357      9.83
Construction
loans:
  One-to-four
family                   13,327      8.07     11,210      7.47          2,589      2.01      9,411      7.26      7,304      6.32
  Multi-family            2,786      1.69      7,293      4.86          2,833      2.20          -         -          -         -
  Commercial              6,552      3.97      1,883      1.26          1,565      1.22      1,179      0.91        690      0.60
                       ---------  --------  ---------  --------  -------------  --------  ---------  --------  ---------  --------
Total construction
loans                    22,665     13.73     20,386     13.59          6,987      5.43     10,590      8.17      7,994      6.92
Consumer                    328      0.20        486      0.32            763      0.59        617      0.48        372      0.32
                       ---------  --------  ---------  --------  -------------  --------  ---------  --------  ---------  --------
Total loans:            165,150    100.00%   149,970    100.00%       128,573    100.00%   129,615    100.00%   115,526    100.00%
                                  ========             ========                 ========             ========             ========
Other items:
Net deferred
loan costs                  130                  151                      165                  179                  137
Allowance for
loan losses              (1,455)              (1,212)                  (1,079)              (1,016)                (882)
                       ---------            ---------            -------------            ---------            ---------
Total loans, net       $163,825             $148,909             $    127,659             $128,778             $114,781
                       =========            =========            =============            =========            =========

     Short-term investments increased $5.1 million, or 173.7%, to $8.0 million at June 30, 2009, primarily due to an increase in over-night funds, resulting from security maturities and sales of residential loans. Investment securities available for sale decreased $3.2 million, or 25.0%, to $9.5 million at June 30, 2009, from $12.7 million at June 30, 2008 and investment securities held to maturity decreased $1.3 million, or 21.0%, to $5.0 million at June 30, 2009, from $6.3 million at June 30, 2008.

     Total deposits increased $34.8 million, or 32.8%, to $141.1 million at June 30, 2009, from $106.3 million at June 30, 2008, as all deposit categories showed increases. Term certificates increased $18.8 million, or 49.8% and money market deposit accounts increased $12.4 million, or 37.1%, reflecting promotional activity in both categories. Total deposits also increased due to a $1.9 million, or 18.4%, increase in NOW accounts, a $1.2 million, or 8.5%, increase in demand deposit accounts and a $543,000, or 5.2%, increase in savings accounts. Our advances from the Federal Home Loan Bank (FHLB) decreased $19.1 million, or 32.1%, to $40.3 million at June 30, 2009, from $59.3 million at June 30, 2008. The decline in FHLB advances was primarily due to deposits inflows being used to pay down maturing advances.

     Stockholders' equity increased $544,000, or 3.2%, to $17.3 million at June 30, 2009, from $16.8 million at June 30, 2008. The increase was primarily due to the net income for the period and the impact of adjusting the fair value of available-for-sale securities due to market interest rate changes. The increase in stockholders' equity reflected net income of $350,000 for the fiscal year ended June 30, 2009 and an increase in accumulated other comprehensive income of $155,000 to $136,000 at June 30, 2009, from a loss of $19,000 at June 30, 2008.
At June 30, 2009, there were $209,000 in net pre-tax unrealized gains on securities available for sale, compared to $30,000 in net unrealized losses at June 30, 2008. The net impact of the Company's Employee Stock Ownership Plan
(ESOP)  increased  stockholders'  equity  by  $39,000.

COMPARISON  OF  OPERATING  RESULTS  FOR  THE  YEARS ENDED JUNE 30, 2009 AND 2008

     GENERAL. Net income for the fiscal year ended June 30, 2009 was $350,000, compared to a net loss of $678,000 for the fiscal year ended June 30, 2008, resulting in a $1.0 million, or 151.6%, increase in net income. The increase was primarily related to an increase in net interest income and a decrease in non-interest expenses, partially offset by a decrease in non-interest income.

     INTEREST INCOME. Interest income increased by $1.2 million, or 13.4%, to $10.5 million for the fiscal year ended June 30, 2009, from $9.3 million for the fiscal year ended June 30, 2008. The increase in interest income resulted primarily from an increase in interest income from loans receivable, partially offset by a decrease in interest and dividend income from securities and a decrease in interest income from short-term investments. The increase in interest income reflected a $24.3 million, or 15.2%, increase in the average balance of interest-earning assets to $183.4 million for the fiscal year ended June 30, 2009, from $159.1 million for the fiscal year ended June 30, 2008, partially offset by a 10 basis point decrease in the average yield on interest-earning assets to 5.75% for the fiscal year ended June 30, 2009, from 5.85% for the fiscal year ended June 30, 2008, reflecting the continued change in the loan portfolio composition to higher-yielding commercial and commercial real estate loans in a declining interest rate market.

Interest income from loans receivable increased $1.5 million, or 18.6%, to $9.7 million for the fiscal year ended June 30, 2009, from $8.2 million for the fiscal year ended June 30, 2008. The increase was due to a $26.1 million, or 19.2%, increase in the average balance of loans receivable during fiscal 2009 to $161.8 million from $135.7 million, partially offset by a 3 basis point decrease in the average yield to 6.01% from 6.04%. The increase in the average balance of loans receivable reflected our continued success in originating commercial loans in our market area. Interest and dividend income from investment securities decreased $248,000, or 23.2%, to $820,000 for the fiscal year ended June 30, 2009, from $1.1 million for the fiscal year ended June 30, 2008. The decrease resulted from a $2.0 million, or 8.9%, decrease in the average balance of investment securities to $20.4 million for the fiscal year ended June 30, 2009, from $22.4 million for the fiscal year ended June 30, 2008, as well as a decrease in the average yield to 4.02% from 4.77%. The decrease in average balances of investment securities reflected cash flows being invested in short-term investments, as it is anticipated that these funds will be used to fund loan originations in future periods. Interest income from short-term investments decreased $32,000, or 84.2%, to $6,000 for the fiscal year ended June 30, 2009, from $38,000 for the fiscal year ended June 30, 2008. The decrease resulted primarily from a decrease in the average yield to 0.50% from 3.78%.

     INTEREST EXPENSE. Interest expense decreased $328,000, or 6.5%, to $4.7 million for fiscal 2009. The decrease in interest expense resulted from a decrease in the average cost of liabilities to 2.90% from 3.64%, partially offset by a $23.8 million, or 17.2%, increase in the average balance of interest-bearing liabilities to $162.2 million for the fiscal year ended June
30,  2009,  from  $138.4  million  for  the  fiscal  year  ended  June 30, 2008.

     Interest expense on total deposits decreased $51,000, or 1.9%, due to a 70 basis point decrease in the average rate paid on such deposits, partially offset by a $23.4 million, or 27.1%, increase in the average balance of interest-bearing deposits. Deposit interest rates were decreased, as market interest rates declined throughout the year. The Company was able to significantly increase deposit balances, as the community banking industry experienced deposit growth resulting, in part, from consumer concerns with larger financial institutions. Interest expense on certificates of deposit increased $58,000, or 3.4%, due to an $11.7 million, or 29.7%, increase in the average balance of such deposits, partially offset by an 89 basis point decrease in the average rate paid. Interest expense on money market deposits decreased $20,000, or 2.4%, due to a 97 basis point decrease in the average rate paid on such deposits, partially offset by an $11.8 million, or 43.3%, increase in the average balance of money market accounts. Interest expense on NOW accounts decreased $75,000, or 87.2%, due to a 81 basis point decrease in the average rate paid on such deposits, partially offset by a $229,000, or 2.5%, increase in the average balance of NOW accounts. Additionally, interest expense on savings accounts decreased $14,000, or 53.8%, due to a 12 basis point decrease in the average rate paid on such deposits and by a $298,000, or 2.8%, decrease in the average balance of savings accounts.

     Interest expense on FHLB advances decreased $272,000, or 11.5%, primarily due to a 58 basis point decrease in the average rate paid on such advances, partially offset by a $648,000, or 1.3%, increase in the average balance of FHLB advances.

      NET INTEREST INCOME. Net interest income increased $1.6 million, or 36.8%, to $5.8 million for the fiscal year ended June 30, 2009, from $4.3 million for the fiscal year ended June 30, 2008. The increase was the result of an increase of our net interest margin and an increase in average net interest-earning assets. The increase in our net interest margin reflected the more rapid re-pricing of our interest-bearing liabilities as compared to our interest-earning assets in a downward trending interest rate environment. Our net interest margin increased to 3.19% during fiscal 2009, from 2.68% during fiscal 2008. Average net interest-earning assets increased $420,000, or 2.0%, to $21.1 million for the fiscal year ended June 30, 2009, from $20.7 million for the fiscal year ended June 30, 2008.

     PROVISION FOR LOAN LOSSES. Management establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses quarterly, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. After an evaluation of these factors, management made a provision of $248,000 for the fiscal year ended June 30, 2009, as compared to a $152,000 provision for the fiscal year ended June 30, 2008.

     Historically, our loan portfolio has primarily consisted of one-to-four family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate and commercial business loans. In addition, our current business plan calls for increases in these loans. Management's evaluation of the allowance for loan losses, the composition of the loan portfolio and increased risk associated with multi-family, commercial real estate and commercial loans (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) may result in larger additions to the allowance for loan losses in future periods.

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

      NON-INTEREST INCOME. Non-interest income decreased $28,000, or 3.1%, to $870,000 for the fiscal year ended June 30, 2009, as compared to $898,000 for the fiscal year ended June 30, 2008, as a decrease in income from bank-owned life insurance (BOLI) was partially offset by an increase in income from net gain on sale of loans. Income from BOLI decreased $241,000, or 96.8%, to $8,000 for the fiscal year ended June 30, 2009. Fiscal 2008 income from BOLI included a $202,000 increase in the cash surrender value of BOLI recognized in conjunction with the restructuring of supplemental retirement agreements with certain executive officers. Fiscal 2009 income from BOLI included a $42,000 loss on investments in variable BOLI policies. Management is in the process of transferring these variable BOLI policies into fixed BOLI policies to limit further income fluctuations. The Company began to sell residential loans into the secondary market in accordance with its strategic plan. The net gain on sale of loans totaled $214,000, which included $116,000 of income related to mortgage servicing rights. Income from customer service charges increased $21,000, or 3.4%, to $633,000 for the fiscal year ended June 30, 2009, as compared to $612,000 for the fiscal year ended June 30, 2008. A significant component of customer service fees has been income related to our overdraft privilege program, which generated $398,000 in fees during 2009 and $396,000 during 2008.

     NON-INTEREST EXPENSE. Non-interest expense decreased $308,000, or 4.9%, to $5.9 million for the fiscal year ended June 30, 2009, compared to $6.2 million for the fiscal year ended June 30, 2008. The decrease was primarily due to the fact that fiscal 2008 included expenses associated with the restructuring of supplemental retirement (SERP) agreements with certain executive officers, as well as a reduction in occupancy expense, partially offset by an increase in other general and administrative expense. Expenses associated with the restructuring of SERP agreements totaled $697,000 and included a $581,000 increase in the accrued retirement liability and $116,000 in professional fees for consultants. Excluding these expenses, total non-interest expenses would have increased $389,000, or 7.0%. Salaries and employee benefits decreased $316,000, or 8.8%. However, excluding $581,000 of expenses associated with the restructuring of SERP agreements in fiscal 2008, salaries and benefits would have increased $265,000, or 8.9%, primarily due to several existing positions, which remained open for a portion of 2008, that were filled for all of 2009 and an increase in the annual cost of the restructured SERP agreements totaling $71,000. Occupancy expense decreased $92,000, or 10.6%, primarily due to a decrease in equipment depreciation expense of $78,000, or 29.2%. Data processing expenses increased $27,000, or 7.7%, primarily due to expenses associated with new product offerings. Professional fees decreased $163,000, or 37.2%, primarily due to the fact that fiscal 2008 included $116,000 of expenses associated with the restructuring of SERP agreements and $63,000 associated with the initial compliance with section 404 of the Sarbanes-Oxley Act, related to internal controls over financial reporting. Advertising expenses increased $15,000, or 7.5%, to $215,000 for the fiscal year ended June 30, 2009, as compared to $200,000 for the fiscal year ended June 30, 2008. Our other general and administrative expense increased $221,000, or 27.2%, to $1.0 million for the fiscal year ended June 30, 2009, from $813,000 for the prior fiscal year. The increase was primarily due to an increase in FDIC insurance premiums of $177,000, or 235.3%.

     INCOME TAX EXPENSE. Income before income taxes was $531,000 for the fiscal year ended June 30, 2009, which resulted in income tax expense of $181,000, compared to the net loss before income taxes of $1.2 million for the fiscal year ended June 30, 2008, which resulted in an income tax benefit of $546,000. The effective tax rates for the fiscal years ended June 30, 2009 and 2008 were 34.1% and 44.6%, respectively. The higher benefit rate in 2008 related principally to the level of non-taxable BOLI income.

AVERAGE BALANCE SHEET

          The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. There were no tax-equivalent yield adjustments made. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.


                             At June 30,                               Fiscal Years Ended June 30,
                                               ---------------------------------------------------------------------------
                                2009                           2009                                       2008
                       -----------------------  --------------------------------------  -----------------------------------
                                     Weighted     Average                                   Average
                       Outstanding    Average   Outstanding                 Yield/        Outstanding               Yield/
                         Balance       Rate       Balance     Interest       Rate           Balance      Interest    Rate
                       ------------  ---------  ------------  ---------  -------------  ---------------  ---------  -------
                                                                  (Dollars in thousands
Interest-earning
assets:
  Loans                $    165,280      5.92%  $    161,760  $   9,725          6.01%  $       135,702  $   8,202    6.04%
  Investment
securities (1)               17,598      3.43%        20,416        820          4.02%           22,409      1,068    4.77%
  Short-term
    investments               8,001      0.05%         1,191          6          0.50%            1,005         38    3.78%
                       ------------             ------------  ---------                 ---------------  ---------
    Total interest-
      earning assets        190,879      5.44%       183,367     10,551          5.75%          159,116      9,308    5.85%
  Non-interest-
    earning assets           10,312                   11,114          -                           9,410          -
                       ------------             ------------  ---------                 ---------------  ---------
  Total assets         $    201,191             $    194,481     10,551                 $       168,526      9,308
                       ============             ============  ---------                 ===============  ---------
Interest-bearing
liabilities:
  Savings deposits     $     11,041      0.12%  $     10,417  $      12          0.12%  $        10,715  $      26    0.24%
  NOW accounts               11,909      0.05%         9,451         11          0.12%            9,222         86    0.93%
  Money market
accounts                     45,949      1.53%        39,075        810          2.07%           27,270        830    3.04%
  Certificates
    of deposit               56,500      3.39%        51,065      1,777          3.48%           39,368      1,719    4.37%
                       ------------             ------------  ---------                 ---------------  ---------
    Total interest-
      bearing
      deposits              125,399      2.10%       110,008      2,610          2.37%           86,575      2,661    3.07%
FHLB advances                40,268      4.19%        51,710      2,097          4.06%           51,062      2,369    4.64%
Repurchase
  agreements                    520      0.50%           514          2          0.39%              764          7    0.92%
                       ------------             ------------  ---------                 ---------------  ---------
    Total interest-
      bearing
      liabilities           166,187      2.60%       162,232      4,709          2.90%          138,401      5,037    3.64%
                                                              =========                                  =========
Non-interest-
  bearing
  liabilities:
  Demand deposits            15,727                   13,676                                     11,973
  Other non-
    interest-bearing
    liabilities               1,960                    1,461                                        678
                       ------------             ------------                            ---------------
Total liabilities           183,874                  177,369                                    151,052
  Stockholders'
    equity                   17,317                   17,112                                     17,474
                       ------------             ------------                            ---------------
  Total liabilities
    and equity         $    201,191             $    194,481                            $       168,526
                       ============             ============                            ===============

Net interest
  income                                                      $   5,842                                  $   4,271
                                                              =========                                  =========
Net interest
  rate spread (2)                        2.84%                                   2.85%                                2.21%
Net interest-
  earning assets (3)   $     24,692             $     21,135                            $        20,715
                       ============             ============                            ===============
Net interest
  margin (4)                                                                     3.19%                                2.68%
Average of
interest-earning
  assets to
  interest-bearing
  liabilities                          114.86%                                 113.03%                              114.97%

-----------------------------------
(1)  Consists entirely of taxable investment securities.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

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

                                                      Fiscal Years Ended June 30,
                                                              2009 vs. 2008
                                         -------------------------------------------------
                                            Increase (Decrease) Due to
                                         --------------------------------
                                             Volume            Rate              Net
                                         ---------------  ---------------  ---------------
                                                          (In thousands)
Interest-earning assets:
  Loans                                  $        1,575   $          (52)  $        1,523
  Investment securities (1)                         (95)            (153)            (248)
  Short-term investments                              7              (39)             (32)
                                         ---------------  ---------------  ---------------

    Total interest-earning assets                 1,487             (244)           1,243
                                         ---------------  ---------------  ---------------


Interest-bearing liabilities:
  Savings deposits                                   (1)             (13)             (14)
  NOW accounts                                        2              (77)             (75)
  Money market accounts                             359             (379)             (20)
  Certificates of deposit                           511             (453)              58
                                         ---------------  ---------------  ---------------

Total interest-bearing deposits                     871             (922)             (51)

  FHLB advances                                      30             (302)            (272)
  Repurchase agreements                              (2)              (3)              (5)
                                         ---------------  ---------------  ---------------

    Total interest-bearing liabilities              899           (1,227)            (328)
                                         ---------------  ---------------  ---------------

Change in net interest income            $          588   $          983   $        1,571
                                         ===============  ===============  ===============

-------------------------------------------------------------------------
    (1) Consists entirely of taxable investment securities.

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

     We have sought to manage our IRR in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our IRR: (i) offering a variety of adjustable rate loan products, including adjustable rate one-to-four family, multi-family and non-residential mortgage loans, and short-term consumer loans; (ii) offering shorter-term fixed-rate mortgage loans; (iii) using alternative funding sources, such as advances from the FHLB; and (iv) deposit pricing strategies and short duration investments. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

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

The following table presents, for the year ended June 30, 2009, the estimated changes in net interest income that would result from changes in market interest rates over the next twelve-month period:

       Changes in
     Interest Rates          Net Interest
     (Basis Points)             Income                  % Change
----------------------  -----------------------  ----------------------
                        (Dollars in thousands)
                   200  $                 6,417                    0.7%
                     0  $                 6,372                    0.0%
                  -100  $                 6,428                    0.9%

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

     We regularly review the need to adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

     Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2009, cash and cash equivalents totaled $11.4 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $9.5 million at June 30, 2009. In addition, at June 30, 2009, we had the ability to borrow a total of approximately $60.6 million from the FHLB. On that date, we had $40.3 million in advances outstanding.

     At June 30, 2009, we had $6.8 million in loan commitments outstanding. In addition to commitments to originate loans, we had $20.9 million in unadvanced funds to borrowers. Certificates of deposit due within one year of June 30, 2009 totaled $35.6 million, or 25.2% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit at June 30, 2009. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

     We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the FHLB.

     Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2009, we originated $73.1 million of loans and purchased $4.0 million of securities. In fiscal 2008, we originated $52.6 million of loans and purchased $5.5 million of securities.

     Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in total deposits of $34.8 million and $8.3 million for the fiscal years ended June 30, 2009 and 2008, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. FHLB advances reflected net decreases of $19.1 million and net increases of $11.6 million during the fiscal years ended June 30, 2009 and 2008, respectively. FHLB advances have primarily been used to fund loan demand and purchase securities.

          Georgetown Savings Bank is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2009, Georgetown Savings Bank exceeded all of the OTS regulatory capital requirements. Georgetown Savings Bank is considered "well capitalized" under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements for additional information.

IMPACT  OF  INFLATION  AND  CHANGING  PRICES

The consolidated financial statements and related notes of Georgetown Bancorp, Inc. and Subsidiary have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

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

Notes to Consolidated Financial Statements                  F-8 - F-47

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The  Board  of  Directors  and  Stockholders
Georgetown  Bancorp,  Inc.
Georgetown,  Massachusetts

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of June 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Bancorp, Inc. and Subsidiary as of June 30, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company P.C.
Boston,  Massachusetts
September  18,  2009

                          GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                                CONSOLIDATED BALANCE SHEETS

                                 AT JUNE 30, 2009 AND 2008

                                          ASSETS

                                                                       2009         2008
                                                                     ---------    ---------
                                                                          (In thousands)
Cash and due from banks                                              $  3,355     $  2,532
Short-term investments                                                  8,001        2,923
                                                                     ---------    ---------
    Total cash and cash equivalents                                    11,356        5,455

Securities available for sale, at fair value                            9,528       12,703
Securities held to maturity, at amortized cost                          4,959        6,274
Federal Home Loan Bank stock, at cost                                   3,111        3,008
Loans held for sale                                                       269            -
Loans, net of allowance for loan losses of $1,455,000
  at June 30, 2009 and $1,212,000 at June 30, 2008                    163,825      148,909
Premises and equipment, net                                             4,212        4,458
Accrued interest receivable                                               714          674
Bank-owned life insurance                                               2,414        2,406
Other assets                                                              803          854
                                                                     ---------    ---------

    Total assets                                                     $201,191     $184,741
                                                                     =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                             $141,126     $106,292
Securities sold under agreements to repurchase                            520          552
Short-term Federal Home Loan Bank advances                                  -       14,000
Long-term Federal Home Loan Bank advances                              40,268       45,321
Mortgagors' escrow accounts                                               407          361
Accrued expenses and other liabilities                                  1,553        1,442
                                                                     ---------    ---------
    Total liabilities                                                 183,874      167,968
                                                                     ---------    ---------

Commitments and contingencies (Note 15)

Stockholders' equity:
Preferred stock, $0.10 par value per share:  1,000,000
  shares authorized; none outstanding                                       -            -
Common stock, $0.10 par value per share: 10,000,000
  shares authorized; 2,777,250 shares issued                              278          278
Additional paid-in capital                                             11,350       11,393
Retained earnings                                                       7,228        6,878
Accumulated other comprehensive income (loss)                             136          (19)
Unearned compensation - ESOP (49,078 and 57,271 shares unallocated
  at June 30, 2009 and 2008, respectively)                               (491)        (573)
Treasury stock, at cost (138,863 shares)                               (1,184)      (1,184)
                                                                     ---------    ---------
    Total stockholders' equity                                         17,317       16,773
                                                                     ---------    ---------

    Total liabilities and stockholders' equity                       $201,191     $184,741
                                                                     =========    =========

See accompanying notes to consolidated financial statements.

                           GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF OPERATIONS

                             YEARS ENDED JUNE 30, 2009 AND 2008

                                                               2009               2008
                                                        ------------------  -----------------
                                                          (In thousands, except share data)
                                                        ------------------  -----------------
Interest and dividend income:
  Loans, including fees                                 $            9,725  $          8,202
  Securities                                                           820             1,068
  Short-term investments                                                 6                38
                                                        ------------------  -----------------
    Total interest and dividend income                              10,551             9,308
                                                        ------------------  -----------------

Interest expense:
  Deposits                                                           2,610             2,661
  Securities sold under agreements to repurchase                         2                 7
  Short-term Federal Home Loan Bank advances                           110               380
  Long-term Federal Home Loan Bank advances                          1,987             1,989
                                                        ------------------  -----------------
    Total interest expense                                           4,709             5,037
                                                        ------------------  -----------------

Net interest income                                                  5,842             4,271
Provision for loan losses                                              248               152
                                                        ------------------  -----------------
Net interest income, after provision for loan losses                 5,594             4,119
                                                        ------------------  -----------------

Non-interest income:
  Customer service fees                                                633               612
  Net gain on sale of loans                                            214                 -
  Income from bank-owned life insurance                                  8               249
  Other                                                                 15                37
                                                        ------------------  -----------------
    Total non-interest income                                          870               898
                                                        ------------------  -----------------

Non-interest expenses:
  Salaries and employee benefits                                     3,255             3,571
  Occupancy and equipment expenses                                     776               868
  Data processing expenses                                             378               351
  Professional fees                                                    275               438
  Advertising expenses                                                 215               200
  Other general and administrative expenses                          1,034               813
                                                        ------------------  -----------------
    Total non-interest expenses                                      5,933             6,241
                                                        ------------------  -----------------

Income (loss) before income taxes                                      531            (1,224)

Income tax provision (benefit)                                         181              (546)
                                                        ------------------  -----------------

Net income (loss)                                       $              350  $           (678)
                                                        ==================  =================

Weighted-average number of common shares outstanding:
  Basic and diluted                                              2,584,892         2,594,691

Net income (loss) per share:
  Basic and diluted                                     $             0.14  $          (0.26)

See accompanying notes to consolidated financial statements.



                                             GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                YEARS ENDED JUNE 30, 2009 AND 2008


                                                                              Accumulated
                                                   Additional                    Other          Unearned
                                         Common     Paid-in      Retained    Comprehensive    Compensation-    Treasury
                                          Stock     Capital      Earnings    Income (Loss)        ESOP          Stock      Total
                                         -------  ------------  ----------  ---------------  ---------------  ----------  --------
                                                                            (In thousands)
Balance at June 30, 2007                 $   278  $    11,418   $   7,556   $         (179)  $         (655)  $    (808)  $17,610
                                                                                                                          --------

Comprehensive loss:
  Net loss                                     -            -        (678)               -                -           -      (678)
  Net unrealized gain on securities
    available for sale, net of related
    tax effects of $93,000                     -            -           -              160                -           -       160
                                                                                                                          --------
      Total comprehensive loss                                                                                               (518)
                                                                                                                          --------

Common stock held
  by ESOP allocated or
  committed to be allocated
  (8,192 shares)                               -          (25)          -                -               82           -        57

Treasury stock purchased
  (53,663 shares)                              -            -           -                -                -        (376)     (376)
                                         -------  ------------  ----------  ---------------  ---------------  ----------  --------

Balance at June 30, 2008                     278       11,393       6,878              (19)            (573)     (1,184)   16,773
                                                                                                                          --------

Comprehensive income:
  Net income                                   -            -         350                -                -           -       350
  Net unrealized gain on securities
    available for sale, net of related
    tax effects of $84,000                     -            -           -              155                -           -       155
                                                                                                                          --------
      Total comprehensive income                                                                                              505
                                                                                                                          --------

Common stock held by
  ESOP allocated or
  committed to be allocated
  (8,193 shares)                               -          (43)          -                -               82           -        39
                                         -------  ------------  ----------  ---------------  ---------------  ----------  --------

Balance at June 30, 2009                 $   278  $    11,350   $   7,228   $          136   $         (491)  $  (1,184)  $17,317
                                         -------  ------------  ----------  ---------------  ---------------  ----------  --------

See accompanying notes to consolidated financial statements.

                            GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                               YEARS ENDED JUNE 30, 2009 AND 2008

                                                                              2009       2008
                                                                            ---------  ---------
                                                                               (In thousands)
Cash flows from operating activities:
  Net income (loss)                                                         $    350   $   (678)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
      Provision for loan losses                                                  248        152
      Accretion of securities, net                                               (34)       (32)
      Accretion of deferred loan fees and costs, net                             (31)        (4)
      Depreciation and amortization expense                                      360        454
      (Increase) decrease in accrued interest receivable                         (40)         8
      Income from bank-owned life insurance                                       (8)      (249)
      Deferred tax provision (benefit)                                            71       (557)
      ESOP compensation expense                                                   39         57
      Increase in accrual for supplemental retirement agreement liability        102        612
      Loans originated for sale                                              (12,015)         -
      Loan sale proceeds                                                      11,843          -
      Cash gain on sale of loans                                                 (97)         -
      Net change in other assets and liabilities                                 (95)       221
                                                                            ---------  ---------
        Net cash provided (used) by operating activities                         693        (16)
                                                                            ---------  ---------

Cash flows from investing activities:
  Activity in available-for-sale securities:
    Maturities, prepayments and calls                                          7,447      5,765
    Purchases                                                                 (4,010)    (5,506)
  Maturities, prepayments and calls
    of held-to-maturity securities                                             1,326      1,921
Purchase of Federal Home Loan Bank stock                                        (103)      (103)
Loan principal originations, net                                             (15,133)   (21,398)
Purchase of premises and equipment                                              (114)       (96)
                                                                            ---------  ---------
      Net cash used by investing activities                                  (10,587)   (19,417)
                                                                            ---------  ---------

                                        (continued)

See accompanying notes to consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)

                       YEARS ENDED JUNE 30, 2009 AND 2008

                                                         2009       2008
                                                       ---------  ---------
                                                          (In thousands)
Cash flows from financing activities:
  Net change in deposits                                 34,834      8,336
  Net change in securities sold under agreements
    to repurchase                                           (32)      (317)
  Net change in Federal Home Loan Bank advances with
    maturities of  three months or less                 (14,000)     5,150
  Proceeds from Federal Home Loan Bank advances
    with maturities greater than three months            15,500     18,600
  Repayments of Federal Home Loan Bank advances
    with maturities greater than three months           (20,553)   (12,152)
  Net change in mortgagors' escrow accounts                  46         44
  Treasury stock purchased                                    -       (376)
                                                       ---------  ---------
      Net cash provided by financing activities          15,795     19,285
                                                       ---------  ---------

Net change in cash and cash equivalents                   5,901       (148)

Cash and cash equivalents at beginning of year            5,455      5,603
                                                       ---------  ---------

Cash and cash equivalents at end of year               $ 11,356   $  5,455
                                                       =========  =========

Supplementary information:
  Interest paid on deposit accounts                    $  2,615   $  2,678
  Interest paid on borrowings                             2,136      2,393
  Income taxes paid (refunded)                              110        (70)

Other non-cash items:
  Split-dollar life insurance policy transferred to
    bank-owned life insurance                                 -        741

See accompanying notes to consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEARS ENDED JUNE 30, 2009 AND 2008

1.   CORPORATE STRUCTURE

     Georgetown Bancorp, Inc. (the "Company") is a federally-chartered corporation organized for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the "Bank"). The Company was organized as a wholly-owned subsidiary of Georgetown Bancorp, MHC ("MHC"), which is a federally-chartered mutual holding company. As of June 30, 2009, the MHC owned 57.9% of the Company's shares of common stock.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     USE OF ESTIMATES

     In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the realizability of deferred tax assets.

     RECLASSIFICATIONS

     Certain amounts in the 2008 consolidated financial statements have been reclassified to conform to the 2009 presentation.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SECURITIES (CONCLUDED)

     Effective June 30, 2009, in accordance with FSP FAS 115-2 and FAS 124-2 (see "Recent accounting pronouncements"), if the fair value of a debt security is less than its amortized cost basis, the full amount of the depreciation is recognized as other-than-temporary impairment through earnings if the Company intends to sell the security or if it is "more likely than not" that the Company will be required to sell the security before recovery of its amortized costs basis. If neither of the aforementioned criteria are met, yet the present value of expected cash flows is not sufficient to recover the entire amortized cost basis, this credit loss is recognized as other-than-temporary impairment through earnings, with the non-credit related portion of the unrealized loss recognized in other comprehensive income. No other-than-temporary impairment charges have been recorded for the years ended June 30, 2009 or 2008.

     FEDERAL HOME LOAN BANK STOCK

     The Bank, as a member of the Federal Home Loan Bank ("FHLB") system, is required to maintain an investment in capital stock of the FHLB of Boston. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. In December 2008, as part of a capital restoration initiative, the FHLB of Boston established a moratorium on the repurchase of excess stock, and effective February 26, 2009, the FHLB of Boston suspended the payment of dividends. The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of June 30, 2009, no impairment has been recognized.

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

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows or the fair value of the existing collateral of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component may be maintained to cover uncertainties that could affect management's estimate of probable losses.

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

     LOANS HELD FOR SALE

     Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Fair value is based on committed secondary market prices.

     SERVICING

     The Company services mortgage loans for others. Mortgage servicing assets are recognized at fair value, as separate assets when rights are acquired through purchase or through sale of financial assets. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. Capitalized servicing rights are reported in other assets and are amortized into loan servicing fee income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Changes in the valuation allowance are reported in loan servicing fee income.

     DERIVATIVE  FINANCIAL  INSTRUMENTS

     Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheet and measured at fair value and are immaterial at June 30, 2009.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     DERIVATIVE  FINANCIAL  INSTRUMENTS  (CONCLUDED)

     Derivative  Loan  Commitments
     -----------------------------
     Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in other non-interest income. Fair value is determined using secondary market pricing, including expected normal servicing rights. In estimating fair value, the Company assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

     Forward  Loan  Sale  Commitments
     --------------------------------
     To protect against the price risk inherent in derivative loan commitments, the Company utilizes both "mandatory delivery" and "best efforts" forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Generally, the Company's best efforts contracts meet the definition of derivative instruments when the loans to the underlying borrowers close, and are accounted for as derivative instruments at that time. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in other noninterest income.

     The Company estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

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

     INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. The deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax asset will not be realized.

     ADVERTISING COSTS

     Advertising  costs  are  expensed  when  incurred.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EMPLOYEE STOCK OWNERSHIP PLAN

     Compensation expense for the Employee Stock Ownership Plan ("ESOP") is recorded at an amount equal to the shares committed to be allocated by the ESOP multiplied by the average fair market value of the shares during the period. The Company recognizes compensation expense ratably over the year based upon the Company's estimate of the number of shares expected to be allocated by the ESOP. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholders' equity in the consolidated balance sheet. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.

     EARNINGS PER SHARE

     Basic earnings (loss) per share represents income (loss) available (attributable) to common stockholders divided by the weighted-average number of common shares outstanding during the period. Treasury shares and unallocated ESOP shares are not deemed outstanding for earnings per share calculations. Diluted earnings per share reflects additional common shares (common stock equivalents) that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income or loss that would result from the assumed issuance. The Company has no common stock equivalents.

     COMPREHENSIVE INCOME (LOSS)

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operating results. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders' equity section of the consolidated balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. Emphasis is placed on fair value being a market-based measurement, not an entity-specific measurement, and therefore a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering these market participant assumptions, a fair value hierarchy has been established to distinguish between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The Company adopted this statement as of July 1, 2008 and the adoption did not have a material impact on the consolidated financial statements. See Note 17.

     In April 2009, the FASB issued Staff Position No. FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" (FSP FAS 157-4), which provides guidance on how to determine the fair value of assets and liabilities in an environment where the volume and level of activity for the asset or liability have significantly decreased and re-emphasizes that the objective of a fair value measurement remains an exit price. The Staff Position is effective for periods ending after June 15, 2009, with earlier adoption permitted. The adoption of FSP FAS 157-4 did not have an impact on the Company's consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

     In April 2009, the FASB issued Staff Position No. FAS 115-2 and 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" (FSP FAS 115-2 and 124-2), which modifies the requirements for recognizing other-than-temporary-impairment on debt securities and significantly changes the impairment model for such securities. Under FSP FAS 115-2 and 124-2, a security is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected is less than the security's amortized cost basis, or if the fair value of the security is less than the security's amortized cost basis and the investor intends, or more-likely-than-not will be required, to sell the security before recovery of the security's amortized cost basis. The Staff Position also modifies the presentation of other-than-temporary impairment losses and increases related disclosure requirements. FSP FAS 115-2 and 124-2 is effective for periods ending after June 15, 2009. The Company adopted the Staff Position as of June 30, 2009 and it did not have a significant impact on its consolidated financial statements.

     In May 2009, the FASB issued SFAS No. 165, "Subsequent Events." This Statement establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. See Note 19.

     In June 2009, the FASB issued SFAS No. 166, "Accounting for Transfers of Financial Assets". This Statement improves the relevance and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement in transferred financial assets. This Statement is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of SFAS No. 166 is not expected to have a material impact on the Company's consolidated financial statements.

     In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)". This Statement amends certain requirements of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities", to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of SFAS No. 167 is not expected to have a material impact on the Company's consolidated financial statements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

     RECENT ACCOUNTING PRONOUNCEMENTS (CONCLUDED)

     In June 2009, the FASB approved the FASB Accounting Standards Codification (Codification) as the single source of authoritative nongovernmental U.S. Generally Accepted Accounting Principles (U.S. GAAP). The Codification does not change current U.S. GAAP but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered nonauthoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. The Codification is effective for the Company during its interim period ending September 30, 2009 and is not expected to have an impact on its financial condition or results of operations.

3.   RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

     The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2009 and 2008, these reserve balances amounted to $636,000 and $1,196,000, respectively.

4.   SHORT-TERM INVESTMENTS

     A summary of short-term investments, included in cash and cash equivalents, is as follows:

                                At June 30,
                            ------------------
                              2009      2008
                            --------  --------
                              (In thousands)
FHLB Ideal Way              $    154  $     16
FHLB overnight funds               -     2,185
Federal funds sold             7,846       709
Shay Asset Management Fund         1        13
                            --------  --------
                            $  8,001  $  2,923
                            ========  ========

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

5.   SECURITIES

     A  summary  of  securities  is  as  follows:

                                               Gross        Gross
                                Amortized   Unrealized    Unrealized      Fair
                                  Cost         Gains        Losses        Value
                               -----------  -----------  ------------  -----------
                                                 (In thousands)
AT JUNE 30, 2009
-----------------------------

Securities available for sale
-----------------------------

  Government-sponsored
    enterprise obligations     $     1,500  $         -  $        (2)  $     1,498
  Residential mortgage-backed
    securities                       7,819          216           (5)        8,030
                               -----------  -----------  ------------  -----------

      Total securities
        available for sale     $     9,319  $       216  $        (7)  $     9,528
                               ===========  ===========  ============  ===========

Securities held to maturity
-----------------------------

  Residential mortgage-backed
    securities                 $     4,959  $       142  $         -   $     5,101
                               ===========  ===========  ============  ===========


AT JUNE 30, 2008
-----------------------------

Securities available for sale
-----------------------------

  Government-sponsored
    enterprise obligations     $     4,500  $         2  $       (11)  $     4,491
  Residential mortgage-backed
    securities                       8,233           13          (34)        8,212
                               -----------  -----------  ------------  -----------

      Total securities
        available for sale     $    12,733  $        15  $       (45)  $    12,703
                               ===========  ===========  ============  ===========

Securities held to maturity
-----------------------------

  Residential mortgage-backed
    securities                 $     6,274  $        35  $       (73)  $     6,236
                               ===========  ===========  ============  ===========

     All residential mortgage-backed securities have been issued by government-sponsored enterprises.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SECURITIES (CONTINUED)

     The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2009 is as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               Available for Sale        Held to Maturity
                             ----------------------  -----------------------
                             Amortized      Fair      Amortized      Fair
                                Cost       Value        Cost        Value
                             ----------  ----------  -----------  ----------
                                            (In thousands)
After 1 year through
  5 years                    $    1,500  $    1,498  $         -  $        -
                             ----------  ----------  -----------  ----------
                                  1,500       1,498            -           -
Residential mortgage-backed
  securities                      7,819       8,030        4,959       5,101
                             ----------  ----------  -----------  ----------

                             $    9,319  $    9,528  $     4,959  $    5,101
                             ==========  ==========  ===========  ==========

     There were no sales of securities for the years ended June 30, 2009 and 2008. Certain securities are pledged as collateral for securities sold under agreements to repurchase and for FHLB advances. See Notes 9 and 10.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SECURITIES (CONTINUED)

     Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

                                       Less Than Twelve Months       Greater Than Twelve Months
                                  -------------------------------  -----------------------------
                                       Gross                           Gross
                                    Unrealized          Fair        Unrealized         Fair
                                      Losses           Value          Losses          Value
                                  ---------------  --------------  -------------  --------------
                                                          (In thousands)

AT JUNE 30, 2009:
--------------------------------

Securities available for sale
--------------------------------

  Government-sponsored
    enterprise obligations        $             2  $        1,498  $           -  $            -
  Residential mortgage-backed
    securities                                  5           1,455              -               -
                                  ---------------  --------------  -------------  --------------
      Total temporarily impaired
        securities                $             7  $        2,953  $           -  $            -
                                  ===============  ==============  =============  ==============

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     SECURITIES (CONCLUDED)

                                     Less Than Twelve Months      Greater Than Twelve Months
                                   ---------------------------  -----------------------------
                                      Gross                         Gross
                                    Unrealized       Fair        Unrealized         Fair
                                      Losses         Value         Losses          Value
                                   ------------  -------------  -------------  --------------
                                                        (In thousands)
AT JUNE 30, 2008:
---------------------------------

Securities available for sale
---------------------------------

  Government-sponsored
    enterprise obligations         $         11  $       1,488  $           -  $            -
  Residential mortgage-backed
    securities                               34          5,581              -               -
                                   ------------  -------------  -------------  --------------
      Total securities available
        for sale                             45          7,069              -               -
                                   ------------  -------------  -------------  --------------

Securities held to maturity
---------------------------------

  Residential mortgage-backed
    securities                               73          4,246              -               -
                                   ------------  -------------  -------------  --------------
      Total securities held
        to maturity                          73          4,246              -               -
                                   ------------  -------------  -------------  --------------

      Total temporarily impaired
        securities                 $        118  $      11,315  $           -  $            -
                                   ============  =============  =============  ==============

     At June 30, 2009, three securities classified as available-for-sale have unrealized losses with aggregate depreciation of 0.24% from the Company's amortized cost basis, which management believes to be temporary.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

6.   LOANS AND SERVICING

     LOANS

     A  summary  of  loans  is  as  follows:

                                              At June 30,
                                         ---------------------
                                            2009       2008
                                         ----------  ---------
                                            (In thousands)
Mortgage loans on real estate:
  One-to-four family residential         $  82,140   $ 88,992
  Multi-family and commercial               35,036     22,934
  Construction                              22,665     20,386
  Home equity loans and lines of credit     16,592     11,565
                                         ----------  ---------
      Total mortgage loans                 156,433    143,877
                                         ----------  ---------

Other loans:
  Consumer                                     328        486
  Commercial                                 8,389      5,607
                                         ----------  ---------
      Total other loans                      8,717      6,093
                                         ----------  ---------

      Total loans                          165,150    149,970
Allowance for loan losses                   (1,455)    (1,212)
Net deferred loan costs                        130        151
                                         ----------  ---------

      Loans, net                         $ 163,825   $148,909
                                         ==========  =========

     An  analysis  of  the  allowance  for  loan  losses  is  as  follows:

                                 Years Ended June 30,
                              --------------------------
                                  2009          2008
                              ------------  ------------
                                    (In thousands)
Balance at beginning of year  $     1,212   $     1,079
Provision for loan losses             248           152
Recoveries                             10            41
Charge-offs                           (15)          (60)
                              ------------  ------------

Balance at end of year        $     1,455   $     1,212
                              ============  ============

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     LOANS  AND  SERVICING  (CONTINUED)

     LOANS  (CONCLUDED)

     The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                 At June 30,
                                                             -------------------
                                                               2009       2008
                                                             ---------  --------
                                                               (In thousands)
Impaired loans without a valuation allowance                 $     282  $  1,339

Impaired loans with a valuation allowance                          455        47
                                                             ---------  --------

Total impaired loans                                         $     737  $  1,386
                                                             =========  ========

Valuation allowance related to impaired loans                $      98  $     47
                                                             =========  ========

Total non-accrual loans                                      $     737  $  1,167
                                                             =========  ========

Total loans past due ninety days or more and still accruing  $       -  $      -
                                                             =========  ========

                                                Years Ended June 30,
                                              -----------------------
                                                 2009         2008
                                              ----------  -----------
                                                   (In thousands)
Average investment in impaired loans          $      650  $     1,708
                                              ==========  ===========

Interest income recognized on impaired loans  $       14  $        78
                                              ==========  ===========

Interest income recognized on a cash basis
  on impaired loans                           $       13  $         2
                                              ==========  ===========

     No additional funds are committed to be advanced in connection with impaired loans.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     LOANS  AND  SERVICING  (CONCLUDED)

     LOANS  SERVICED  FOR  OTHERS  AND  MORTGAGE  SERVICING  RIGHTS

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $12,038,000 and $378,000 at June 30, 2009 and 2008, respectively.

     The mortgage servicing rights capitalized during the year ended June 30, 2009 totaled $117,000. Amortization of the servicing rights during the year totaled $1,000, resulting in a balance of $116,000 at June 30, 2009. The risks inherent in the mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was $119,000 at June 30, 2009 and was determined using the quarterly average 10-year, U.S. Treasury rate plus 5.0%, adjusted to reflect the current credit spreads and conditions in the market as a discount rate. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Public Securities Association.

7.   PREMISES AND EQUIPMENT

     A  summary  of  premises  and  equipment  is  as  follows:

                                    At June 30,       Estimated
                               --------------------
                                  2009       2008    Useful Lives
                               ----------  --------  ------------
                                  (In thousands)
Premises:
  Land                         $     279   $   279
  Buildings and improvements       4,738     4,738   5 - 40 years
Equipment                          2,103     1,989   3 - 7 years
                               ----------  --------
                                   7,120     7,006

Less accumulated depreciation
  and amortization                (2,908)   (2,548)
                               ----------  --------

                               $   4,212   $ 4,458
                               ==========  ========

     Depreciation and amortization expense for the years ended June 30, 2009 and 2008 amounted to $360,000 and $454,000, respectively.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

8.   DEPOSITS

     A  summary  of  deposit  balances  is  as  follows:

                                            At June 30,
                                       --------------------
                                         2009       2008
                                       ---------  ---------
                                          (In thousands)
Demand                                 $  15,727  $  14,501
NOW                                       11,909     10,057
Money market deposits                     45,949     33,524
Regular and other savings                 11,041     10,498
                                       ---------  ---------
    Total non-certificate accounts        84,626     68,580
                                       ---------  ---------

Term certificates less than $100,000      30,962     21,896
Term certificates of $100,000 or more     25,538     15,816
                                       ---------  ---------
    Total certificate accounts            56,500     37,712
                                       ---------  ---------

    Total deposits                     $ 141,126  $ 106,292
                                       =========  =========

     A summary of certificate accounts by maturity at June 30, 2009 and 2008 is as follows:

                      2009                  2008
             --------------------  --------------------
                        Weighted             Weighted
Year Ending             Average               Average
June 30,      Amount      Rate      Amount     Rate
-----------  --------  ----------  --------  ----------
                      (Dollars in thousands)
2009         $      -       -   %  $ 18,647      3.92%
2010           35,593       3.35     15,673      3.36
2011            4,923       3.23      2,027      4.54
2012           13,298       3.62        756      4.23
2013              732       3.04        609      3.10
2014            1,954       2.90          -         -
             --------              --------
             $ 56,500       3.39%  $ 37,712      3.72%
             ========              ========

     There were $1,102,000 of brokered certificate accounts at June 30, 2009 and no brokered certificate accounts at June 30, 2008.

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

                                                               At or for the
                                                            Years Ended June 30,
                                                        ----------------------------
                                                            2009           2008
                                                        -------------  -------------
                                                            (Dollars in thousands)

Balance at year-end                                     $        520   $        552
Average balance during the year                                  514            764
Maximum month-end balance during the year                        838            965
Weighted average rate at end of year                            0.50%          0.50%
Average interest rate during the year                           0.50%          0.86%

Government-sponsored enterprise obligations underlying the agreements at year-end are as follows:

    Carrying value                                      $      1,000   $      2,000
    Estimated fair value                                         999          2,002

10.  FEDERAL HOME LOAN BANK ADVANCES

     At June 30, 2009, all FHLB of Boston advances are secured by a blanket security agreement on qualified collateral; principally first mortgage loans on owner-occupied residential property in the amount of $68,496,000, government-sponsored enterprise obligations with a fair value of $499,000 and mortgage-backed securities with a fair value of $13,096,000.

     SHORT-TERM FHLB ADVANCES

     Short-term FHLB advances consist of advances maturing within one year at a weighted average rate of 2.30% at June 30, 2008. There were no short-term advances as of June 30, 2009.

     The Company also has a $2,000,000 line-of-credit with the FHLB. There were no amounts outstanding at June 30, 2009 and 2008.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     FEDERAL HOME LOAN BANK ADVANCES (CONCLUDED)

     LONG-TERM FHLB ADVANCES

     At June 30, 2009 and 2008, long-term, fixed-rate FHLB advances are as follows:

                               2009                2008
                         ------------------  ------------------
Fixed Maturity:                   Weighted            Weighted
  Year Ending                      Average             Average
    June 30,             Amount     Rate     Amount     Rate
-----------------------  -------  ---------  -------  ---------
                                (Dollars in thousands)

     2009                $     -        - %  $16,500      4.48%
     2010                  9,000      4.90     9,000      4.90
     2011*                12,500      4.29     8,000      4.66
     2012                  4,000      4.73     3,000      5.04
     2013*                 6,500      3.46     5,500      3.40
     2014*                 4,000      3.47       500      3.71
  Thereafter*              4,100      3.68     2,600      3.64
                         -------             -------
                          40,100      4.19    45,100      4.44

Amortizing advance,
  due March 5, 2012,
  requiring monthly
  principal and interest
  of $5,300                  168      4.90       221      4.90
                         -------             -------

                         $40,268      4.19%  $45,321      4.45%
                         =======             =======

* At June 30, 2009, includes advances callable by the FHLB prior to maturity aggregating $10,600,000 with a weighted average rate of 3.65%.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

11. INCOME TAXES

     Allocation of federal and state income taxes between current and deferred portions is as follows:

                                       Years Ended June 30,
                                     -------------------------
                                        2009          2008
                                     -----------  ------------
                                          (In thousands)
Current tax provision:
  Federal                            $        88  $         -
  State                                       22           11
                                     -----------  ------------
                                             110           11
                                     -----------  ------------
Deferred tax provision (benefit):
  Federal                                     71         (466)
  State                                        -          (91)
                                     -----------  ------------
                                              71         (557)
                                     -----------  ------------

      Total tax provision (benefit)  $       181  $      (546)
                                     ===========  ============

     The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                             Years Ended June 30,
                                           ------------------------
                                              2009         2008
                                           ----------  ------------
Statutory rate                                  34.0%       (34.0)%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit        2.7          (4.3)
  Bank-owned life insurance                        -          (6.7)
  Stock compensation plans                      (2.8)         (0.5)
  Other, net                                     0.2           0.9
                                           ----------  ------------

Effective tax rates                             34.1%       (44.6)%
                                           ==========  ============

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     INCOME TAXES (CONTINUED)

     The components of the net deferred tax asset at June 30, 2009 and 2008, included in other assets, are as follows:

                             2009       2008
                           ---------  --------
                              (In thousands)
Deferred tax liabilities:
  Federal                  $    413   $   323
  State                          86        92
                           ---------  --------
                                499       415
                           ---------  --------
Deferred tax assets:
  Federal                      (827)     (888)
  State                        (211)     (221)
                           ---------  --------
                             (1,038)   (1,109)
                           ---------  --------

Net deferred tax asset     $   (539)  $  (694)
                           =========  ========

     At June 30, 2009 and 2008, the tax effects of each item that gives rise to deferred taxes are as follows:

                                            2009       2008
                                          ---------  --------
                                             (In thousands)
Cash basis of accounting                  $   (328)  $  (324)
Net unrealized gain (loss) on securities
  available for sale                            73       (11)
Depreciation and amortization                  371       350
Allowance for loan losses                     (581)     (496)
Net operating loss carryover                     -      (201)
Alternative minimum tax credit                 (52)        -
Other, net                                     (22)      (12)
                                          ---------  --------

Net deferred tax asset                    $   (539)  $  (694)
                                          =========  ========

     A  summary  of  the  change  in  the  net deferred tax asset is as follows:

                                             Years Ended June 30,
                                          --------------------------
                                              2009          2008
                                          ------------  ------------
                                                (In thousands)
Balance at beginning of year              $      (694)  $      (230)
Deferred tax provision (benefit)                   71          (557)
Deferred tax effects of net unrealized
  gain on securities available for sale            84            93
                                          ------------  ------------

Balance at end of year                    $      (539)  $      (694)
                                          ============  ============

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     INCOME TAXES (CONCLUDED)

     At June 30, 2009, the Company has a capital loss carryover of $61,000, of which $10,000 expires on June 30, 2010 and $51,000 expires on June 30, 2011.

     The federal income tax reserve for loan losses at the Company's base year is $723,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve), would be subject to taxation in the fiscal year in which used. As the Company intends to use the reserve solely to absorb loan losses, a deferred tax liability of $289,000 has not been provided.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and tangible capital (as defined) to tangible assets (as defined). Management believes, as of June 30, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

     As of June 30, 2009, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of June 30, 2009 and 2008 are also presented in the table.

                                                                                 Minimum
                                                                                To Be Well
                                                             Minimum         Capitalized Under
                                                             Capital         Prompt Corrective
                                            Actual         Requirement       Action Provisions
                                        ---------------  ---------------  -----------------------
                                        Amount   Ratio   Amount   Ratio     Amount       Ratio
                                        -------  ------  -------  ------  -----------  ----------
                                                       (Dollars in thousands)
AT JUNE 30, 2009:

Total Capital to Risk Weighted Assets   $16,906   11.3%  $12,015    8.0%  $    15,018       10.0%

Tier 1 Capital to Risk Weighted Assets   15,551   10.4     6,007    4.0         9,011        6.0

Tier 1 Capital to Average Assets         15,551    8.0     7,779    4.0         9,724        5.0

Tangible Capital to Tangible Assets      15,551    7.7     3,016    1.5           N/A        N/A

AT JUNE 30, 2008:

Total Capital to Risk Weighted Assets   $15,624   11.8%  $10,584    8.0%  $    13,230       10.0%

Tier 1 Capital to Risk Weighted Assets   14,412   10.9     5,292    4.0         7,938        6.0

Tier 1 Capital to Average Assets         14,412    8.3     6,968    4.0         8,710        5.0

Tangible Capital to Tangible Assets      14,412    7.8     2,772    1.5           N/A        N/A

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

     The Office of Thrift Supervision, as the primary federal regulator of federal savings banks, periodically recommends certain of those institutions take voluntary steps to reduce risk to the institutions and the federal deposit insurance fund. In light of the current economic environment, the Office of Thrift Supervision requested and the Bank's board of directors agreed on October 27, 2008, to certain voluntary constraints on the Bank's leveraged growth strategy. Moreover, the Bank does not expect any of these standards to materially impair its execution of its business plan. The Office of Thrift Supervision has agreed to revisit these voluntary constraints from time to time. The voluntary constraints are as follows: (i) the Bank will maintain a Tier 1 (core) capital ratio of at least 7.1%; and (ii) in the event the Tier 1 (core) capital ratio decreases below 7.5%, the ratio of "high-risk" loans, as defined, to Tier 1 (core) capital would not exceed 350%; the ratio of classified assets to Tier 1 (core) capital (plus the allowance for loan losses) would not exceed 15%; and the ratio of nonperforming assets to total assets would not exceed 1.5%. As of June 30, 2009, the Bank was in compliance with the requested targets. The Company has an additional $1.1 million of cash available to down-stream to the Bank to support its future capital needs.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

13.  EMPLOYEE BENEFIT PLANS

     401(K) PLAN

     The Bank provides a savings and retirement plan for employees which qualifies under Section 401(k) of the Internal Revenue Code. All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate. The plan provides for voluntary contributions by participating employees ranging from 1% to 75% of their compensation, subject to certain limitations. In addition, the Bank will make a matching contribution, equal to 50% of the employee's contribution. The Bank's matching contribution will not exceed 3% of an employee's salary. In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee's salary. For the years ended June 30, 2009 and 2008, expense attributable to the plan amounted to $96,000 and $82,000, respectively.

     INCENTIVE PLAN

     The Company has an Incentive Plan (the "Plan") whereby all employees are eligible to receive a payment if the Company meets or exceeds certain base standards of performance for its fiscal year. The structure of the Plan is to be reviewed on an annual basis by the Board of Directors. Incentive compensation expense for the years ended June 30, 2009 and 2008 amounted to $97,000 and $100,000, respectively.

     EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENTS

     The Company restructured its supplemental retirement agreements with certain executive officers during fiscal 2008, which provide for the payment of specified benefits upon retirement. In connection with this restructure, affected executive officers surrendered existing executive-owned life insurance policies to the Company. The excess of the cash surrender value of the policies received over the premiums paid was included in income from bank-owned life insurance. For the years ended June 30, 2009 and 2008, compensation expense applicable to these agreements amounted to $102,000 and $612,000, respectively.

14.  EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least one year of employment with the Bank. Benefits may be paid in shares of common stock or in cash, subject to the employees' right to demand shares.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     EMPLOYEE STOCK OWNERSHIP PLAN (CONCLUDED)

     The ESOP has a loan agreement with the Company whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company's common stock. At June 30, 2009, the loan has six remaining annual principal and interest payments of $117,000 and one payment of $57,000, all of which are due on the last business day of the respective year. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

     The remaining principal balance on the ESOP debt at June 30, 2009, is payable as follows:

Years Ending
  June 30,        Amount
------------  ---------------
              (In thousands)
   2010       $            71
   2011                    76
   2012                    83
   2013                    89
   2014                    97
Thereafter                157
              ---------------

              $           573
              ===============

     The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid. Total compensation expense applicable to the ESOP amounted to $39,000 and $57,000 for the years ended June 30, 2009 and 2008, respectively.

     Shares  held  by  the  ESOP  at  June  30,  2009  and  2008 are as follows:

                            2009      2008
                           ------    ------
Allocated                  46,807    38,614
Committed to be allocated   4,096     4,096
Unallocated                49,078    57,271
                           ------    ------

                           99,981    99,981
                           ======    ======

     Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP. The fair value of unallocated ESOP shares at June 30, 2009 and 2008 is $196,000 and $324,000, respectively. No dividends have been paid to date by the Company.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

15.  COMMITMENTS AND CONTINGENCIES

     LOAN COMMITMENTS

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The Company's exposure to credit loss is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At June 30, 2009 and 2008, financial instruments whose contract amounts represent credit risk consist of the following:

                                                    2009      2008
                                                  --------  --------
                                                    (In thousands)
Commitments to grant loans                        $  6,762  $  4,911
Unadvanced funds on home equity lines of credit     11,731    10,822
Unadvanced funds on commercial lines of credit       2,989     3,158
Unadvanced funds on construction loans               5,691     5,658
Unadvanced funds on other unsecured personal
  lines of credit                                      512       501
Unadvanced funds on commercial real estate loans         -       298

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     COMMITMENTS AND CONTINGENCIES (CONCLUDED)

     LEASE COMMITMENTS

     Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2009, pertaining to branch facilities, future minimum rental payments are as follows:

Years Ending
  June 30,       Payments
------------  ---------------
              (In thousands)
   2010       $           157
   2011                   167
   2012                   173
   2013                   173
   2014                   171
Thereafter              1,455
              ---------------

              $         2,296
              ===============

     One of the leases contains an option to extend for ten additional years. The cost of such rentals is not included above.

     Rental expense amounted to $165,000 and $161,000 for the years ended June 30, 2009 and 2008, respectively.

     EMPLOYMENT AGREEMENTS

     The  Bank  has  entered  into  employment  agreements  with  its  Chief
     Executive Officer and Chief Financial Officer, with initial terms of thirty-six months, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received. The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations. In addition, the Bank has entered into a change in control agreement with an officer of the Bank with an initial term of twelve months, that provides for a lump sum severance payment, subject to certain conditions. These agreements are automatically renewed annually unless a notice of non-renewal is issued upon recommendation from the Board of Directors.

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

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

16.  LOANS TO RELATED PARTIES

     In the ordinary course of business, the Company grants loans to its Executive Officers and Directors and their affiliates. Activity for the years indicated is as follows:

                                  Years Ended June 30,
                               --------------------------
                                   2009          2008
                               ------------  ------------
                                     (In thousands)

Beginning balance              $     4,769   $     2,915
Originations                           160         2,649
Payments and change in status         (170)         (795)
                               ------------  ------------

Ending balance                 $     4,759   $     4,769
                               ============  ============

17.  FAIR VALUE OF ASSETS AND LIABILITIES

     Effective July 1, 2008, the Company adopted FASB Statement No. 157 (SFAS No. 157), Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles.

     The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine their value disclosures. In accordance with SFAS No. 157 and related FASB staff positions, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other evaluation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

     FAIR  VALUE  HIERARCHY

     In accordance with SFAS No. 157, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value as follows:

     Level  l  -  Valuation  is  based  on  quoted  prices in active markets for
     --------
     identical assets or liabilities. Level l assets and liabilities generally include debt and equity securities that are traded in an active exchange market. At June 30, 2009, the Company had no assets or liabilities valued using Level 1 measurements.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)

     FAIR  VALUE  HIERARCHY  (CONCLUDED)

     Level  2  -  Valuation  is  based  on  observable inputs other than Level l
     --------
     prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. For example, Level 2 assets and liabilities may include debt securities with quoted prices that are traded less frequently than exchange-traded instruments or mortgage loans held for sale, for which the fair value is based on what the securitization market is currently offering for mortgage loans with similar characteristics.

     Level  3  -  Valuation  is  based on unobservable inputs that are supported
     --------
     by little or no market activity and that are significant to the fair value of the assets or liabilities. Leve1 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain impaired loans and residential mortgage servicing rights.

     ASSETS  AND  LIABILITIES  MEASURED  AT  FAIR  VALUE  ON  A  RECURRING BASIS

     Assets measured at fair value on a recurring basis at June 30, 2009 are summarized below. There are no liabilities measured at fair value on a recurring basis.

                                                                  Total
                                                                 Assets
                               Level 1   Level 2   Level 3    at Fair Value
                               --------  --------  --------  ---------------
                                            (In thousands)
Securities available for sale  $      -  $  9,528  $      -  $         9,528
                               ========  ========  ========  ===============

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     ASSETS  AND  LIABILITIES  MEASURED  AT  FAIR VALUE ON A NON-RECURRING BASIS

     The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. There are no liabilities measured at fair value on a non-recurring basis at June 30, 2009. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of June 30, 2009.

                                                Year Ended
                                               June 30, 2009
                                                Fair Value
                Level 1   Level 2   Level 3     Adjustments
                --------  --------  --------  ---------------
                             (In thousands)
Impaired loans  $      -  $      -  $    357  $          (51)
                ========  ========  ========  ===============

     Losses applicable to write-downs of impaired loans are based on the appraised value of the underlying collateral considering discounting factors, if deemed appropriate, and as adjusted for selling costs. These appraised values may be discounted based on management's historical knowledge, expertise or changes in market conditions from time of valuation.

     SUMMARY  OF  FAIR  VALUES  OF  FINANCIAL  INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     SUMMARY OF FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

          Securities: Fair values for the Company's debt securities are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

          Federal Home Loan Bankstock: Fair value is based on redemption provisions of the FHLB of Boston. The FHLB stock has no quoted market value.

          Loans held for sale: Fair value is based on committed secondary market prices.

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          Capitalized mortgage servicing rights: Fair value is based on a quarterly, third-party valuation model that calculates the present value of estimated future net servicing income. The model utilizes a variety of assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Public Securities Association and modeled against the serviced loan portfolio by the third party valuation specialist. The discount rate is the quarterly average 10-year, U.S. Treasury rate plus 5.0% and adjusted to reflect the current credit spreads and conditions in the market. Other assumptions include delinquency rates, foreclosure rates, servicing cost inflation, and annual unit loan cost. All assumptions are adjusted periodically to reflect current circumstances.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     SUMMARY OF FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

          Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Securities sold under agreements to repurchase: The fair value estimate of securities sold under agreements to repurchase approximates carrying value as they mature daily and bear market interest rates.

          Short-term FHLB advances: The fair value of short-term FHLB advances approximate carrying value, as they generally immature within 90 days.

          Long-term FHLB advances: The fair value for long-term FHLB advances is estimated using discounted cash flow analyses based on current market borrowing rates for similar types of borrowing arrangements.

          Accrued interest: The carrying amounts of accrued interest approximate fair value.

          Off-balance-sheet instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At June 30, 2009 and 2008, the fair value of commitments outstanding is not significant since fees charged are not material.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

          FAIR VALUE OF FINANCIAL INSTRUMENTS (CONCLUDED)

      SUMMARY OF FAIR VALUES OF FINANCIAL INSTRUMENTS (CONCLUDED)

     The estimated fair values and related carrying amounts of the Company's financial instruments are as follows:

                                                        At June 30,
                                         -----------------------------------------
                                                 2009                 2008
                                         -------------------  --------------------
                                         Carrying     Fair    Carrying     Fair
                                          Amount     Value     Amount      Value
                                         ---------  --------  ---------  ---------
                                                       (In thousands)
Financial assets:
  Cash and cash equivalents              $  11,356  $ 11,356  $   5,455  $   5,455
  Securities available for sale              9,528     9,528     12,703     12,703
  Securities held to maturity                4,959     5,101      6,274      6,236
  FHLB stock                                 3,111     3,111      3,008      3,008
  Loans held for sale                          269       274          -          -
  Loans, net                               163,825   163,345    148,909    146,714
  Accrued interest receivable                  714       714        674        674
  Capitalized mortgage servicing rights        116       119          -          -

Financial liabilities:
  Deposits                                 141,126   143,018    106,292    107,466
  Securities sold under agreements
    to repurchase                              520       520        552        552
  Short-term FHLB advances                       -         -     14,000     14,000
  Long-term FHLB advances                   40,268    40,967     45,321     45,513
  Accrued interest payable                     148       148        186        186

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

18.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

     The  condensed  balance  sheets  of  the  parent  company  are  as follows:

                                 BALANCE SHEETS
                                                      At June 30,
                                                  ------------------
                                                    2009      2008
                                                  --------  --------
                                                    (In thousands)
                   ASSETS

Non-interest bearing deposit in the Bank          $  1,083  $  1,772
Loan to the Bank ESOP                                  573       638
Investment in subsidiary                            15,687    14,393
Other assets                                             1         1
                                                  --------  --------

      Total assets                                $ 17,344  $ 16,804
                                                  ========  ========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                 $     27  $     31
Stockholders' equity                                17,317    16,773
                                                  --------  --------

      Total liabilities and stockholders' equity  $ 17,344  $ 16,804
                                                  ========  ========

     The condensed statements of operations of the parent company are as follows:

                            STATEMENTS OF OPERATIONS

                                                             Years Ended June 30,
                                                          -------------------------
                                                             2009         2008
                                                          ----------  -------------
                                                               (In thousands)
Interest income -ESOP loan                                $       51  $         56
Non-interest expense                                              51            39
                                                          ----------  -------------
Income before income taxes and equity in undistributed
  net income (loss) of the Bank                                    -            17
Applicable income tax provision                                    -             7
                                                          ----------  -------------

Income before equity in undistributed net income (loss)
  of subsidiary                                                    -            10

Equity in undistributed net income (loss) of subsidiary          350          (688)
                                                          ----------  -------------

  Net income (loss)                                       $      350  $       (678)
                                                          ==========  =============

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

     CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (CONCLUDED)

     The condensed statements of cash flows of the parent company are as follows:

                                                                 Years Ended June 30,
                                                              --------------------------
                                                                 2009          2008
                                                              -----------  -------------
                                                                    (In thousands)
Cash flows from operating activities:
  Net income (loss)                                           $      350   $       (678)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Repayment of ESOP loan                                        65             61
        Equity in undistributed (income) loss of subsidiary         (350)           688
        Other, net                                                    (4)             3
                                                              -----------  -------------
          Net cash provided by operating activities                   61             74
                                                              -----------  -------------

Cash flows from investing activities:
  Capital contribution to the Bank                                  (750)             -
                                                              -----------  -------------
          Net cash used by investing activities                     (750)             -
                                                              -----------  -------------

Cash flows from financing activities:
  Treasury stock purchased                                             -           (376)
                                                              -----------  -------------
          Net cash used by financing activities                        -           (376)
                                                              -----------  -------------

Net change in cash and cash equivalents                             (689)          (302)

Cash and cash equivalents at beginning of year                     1,772          2,074
                                                              -----------  -------------

Cash and cash equivalents at end of year                      $    1,083   $      1,772
                                                              ===========  =============

19.     SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 18, 2009, which is the date the financial statements were available to be issued. There were no subsequent events that require adjustment to or disclosure in the consolidated financial statements, except as follows. On August 24, 2009, the Board of Directors adopted, subject to stockholder approval, the Georgetown Bancorp, Inc. 2009 Equity Incentive Plan (the "Plan"). The Plan will be administered by the Company's Compensation Committee and provides for stock-based compensation awards.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

SUBSEQUENT EVENTS (CONCLUDED)

Subject to permitted adjustments for certain corporate transactions, the Plan authorizes the issuance or delivery to participants of up to 250,000 shares of Georgetown Bancorp, Inc. common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that shares of stock used to fund stock options greater than 136,085 shares must be obtained through stock repurchases and shares of stock used to fund restricted stock awards greater than 54,434 shares must be obtained through stock repurchases.

Employees and directors of Georgetown Bancorp, Inc. or its subsidiaries are eligible to receive awards under the Plan, except that non-employees may not be granted incentive stock options.

                    GEORGETOWN BANCORP, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

20.     QUARTERLY DATA (UNAUDITED)

     A summary of consolidated operating results on a quarterly basis is as follows:

                                                                   Years Ended June 30,
                                    ---------------------------------------------------------------------------------
                                                     2009                                     2008
                                    --------------------------------------  -----------------------------------------
                                     Fourth    Third     Second    First     Fourth      Third     Second      First
                                    Quarter   Quarter   Quarter   Quarter    Quarter    Quarter    Quarter    Quarter
                                    --------  --------  --------  --------  ---------  ---------  ---------  ---------
                                                          (In thousands, except per share data)
Interest and dividend income        $  2,638  $  2,677  $  2,686  $  2,550  $  2,340   $  2,316   $  2,374   $  2,278
Interest expense                       1,120     1,217     1,204     1,168     1,125      1,239      1,359      1,314
                                    --------  --------  --------  --------  ---------  ---------  ---------  ---------

Net interest income                    1,518     1,460     1,482     1,382     1,215      1,077      1,015        964
Provision for loan losses                 66         4        91        87       145          4          2          1
                                    --------  --------  --------  --------  ---------  ---------  ---------  ---------

Net interest income, after
  provision for loan losses            1,452     1,456     1,391     1,295     1,070      1,073      1,013        963
Non-interest income (1)                  319       218       185       148       385        152        189        172
Non-interest expenses (1)              1,546     1,566     1,416     1,405     2,139      1,418      1,337      1,347
                                    --------  --------  --------  --------  ---------  ---------  ---------  ---------

Income (loss) before income taxes        225       108       160        38      (684)      (193)      (135)      (212)

Income tax provision (benefit)            69        33        53        26      (298)      (128)       (46)       (74)
                                    --------  --------  --------  --------  ---------  ---------  ---------  ---------

Net income (loss)                   $    156  $     75  $    107  $     12  $   (386)  $    (65)  $    (89)  $   (138)
                                    ========  ========  ========  ========  =========  =========  =========  =========

Income (loss) per share:
  Basic and diluted                 $   0.06  $   0.03  $   0.04  $      -  $  (0.15)  $  (0.03)  $  (0.03)  $  (0.05)

(1) The increase in the fourth quarter of 2008 is primarily due to the restructure of the supplemental retirement agreements.

                             STOCKHOLDER INFORMATION


DIRECTORS

RICHARD F. SPENCER, CHAIRMAN                         THOMAS L. HAMELIN
MARY L. WILLIAMS, VICE CHAIRMAN                      MARYBETH MCINNIS
ROBERT E. BALLETTO                                   J. RICHARD MURPHY
KEITH N. CONGDON                                     KATHLEEN R. SACHS
ANTHONY S. CONTE, JR.                                DAVID A. SPLAINE
STEPHEN L. FLYNN                                     ROBERT T. WYMAN
                                                     JOHN H. YEATON


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


ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2009, ARE AVAILABLE UPON WRITTEN REQUEST TO:

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