Form 10-K, Exhibit 13
period 2010-06-30
Georgetown Bancorp, Inc.
filed 2010-09-28
CIK 1302709

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

ANNUAL REPORT - 2010

Georgetown	North Andover	Rowley

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

Georgetown	North Andover	Rowley

Table of Contents

Message From the President	4

Selected Financial Information	6

Management’s Discussion and Analysis of Financial Condition and Results of Operations	7

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Income	F-4

Consolidated Statements of Changes in Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-8

Message from the President

On behalf of the Board of Directors and all of our dedicated employees, I am pleased to present the 2010 Annual Report of Georgetown Bancorp, Inc.

Georgetown Savings Bank continued to operate safely and soundly as the banking industry wrestled with a stubborn recession and anticipated the passing of the Dodd-Frank Financial Reform Act, the most sweeping banking legislation since the 1930’s. Once again, despite increased regulatory intervention and a floundering economy, we remained focused on our customers, community, and continued successful execution of our strategic plan.

Our primary objective for fiscal 2010 was to generate further earnings improvement through the continued growth of our commercial loan portfolio, while maintaining our high credit standards, continued growth of core deposits, expanding our net interest income, and growth of non-interest income through increased emphasis on our mortgage banking operation. The Bank showed a steady ability to adapt to a rapidly changing environment and stay focused on continued improvement in its financial performance.

Commercial and construction loans grew by 29% and were 48% of total loans as of June 30, 2010, compared to 40% of total loans as of June 30, 2009. Asset quality was extremely strong with non-performing loans remaining well below industry averages. In addition, we continue to maintain conservative underwriting standards and a high percentage of our commercial loans are well collateralized by residential 1-4 family and multi-family real estate.

In December 2009, the Bank introduced a new checking account line. Our new Prime and 24/7 checking accounts were developed in response to the increasing threat of identity theft and offer free LifeLock® Proactive Identity Theft Protection service for the life of the account. The LifeLock value proposition has added new life to our checking account promotions and contributed to core deposit growth of 9%. Our net interest income continued to expand, increasing by 21% over last year, aided by the growth of core deposits and a continuing low interest rate environment.

In 2009, we initiated a plan to increase residential loan originations for sale in the secondary market. With thousands of mortgage companies going out of business as a result of the sub-prime mortgage debacle, consumers have rediscovered the benefits of doing business with their local community bank. This development, in addition to a historically low interest rate environment, has created a unique opportunity to capitalize and expand upon one of our core businesses. The sale of residential mortgages, while retaining the servicing of those mortgages, allows us to finance the dream of homeownership for a larger number of customers. In addition, we are creating a larger customer base from which to cross sell other bank services. Our efforts continue to produce positive results. Net gains on sale and servicing of residential mortgage loans increased 73% over fiscal 2009, contributing to an overall 25% increase in non-interest income. Going forward, we expect increasing revenues from our mortgage banking operation through expansion of our origination team.

Our success in achieving our targeted objectives resulted in a $589,000 or 168% increase in our after-tax net income.

We continue to apply a disciplined approach to the execution of our strategic plan. Also, we continue to fulfill our role as a leader in our local communities through the continued support of local businesses and charitable organizations, in spite of a persistently difficult financial environment. We are committed to our mission of providing exceptional personal service and serving the best interests of our customers, shareholders, and business partners and we look forward to continued profitable growth in 2011 and beyond. Thank you for your support.

Sincerely,

/s/ Robert E. Balletto

Robert E. Balletto
President/Chief Executive Officer

Georgetown	North Andover	Rowley

Selected Financial Information

	At June 30,
	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$211,545	$201,191
Cash and cash equivalents	7,340	11,356
Loans receivable, net	175,867	163,825
Allowance for loan losses	1,676	1,455
Investment securities	14,643	14,487
Deposits	147,286	141,126
Borrowings (1)	43,368	40,788
Total stockholders' equity	18,368	17,317

	Years Ended June 30,
	2010	2009
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$10,734	$10,551
Interest expense	3,680	4,709
Net interest income	7,054	5,842
Provision for loan losses	361	248
Net interest income, after
provision for loan losses	6,693	5,594
Non-interest income	1,085	870
Non-interest expense	6,320	5,933
Income before income taxes	1,458	531
Income tax provision	519	181
Net income	$939	$350

Net income per share: Basic and diluted	$0.36	$0.14

	At or For the Years
	Ended June 30,
	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.47%	0.18%
Return on equity (ratio of net income to average equity)	5.30%	2.05%
Interest rate spread (2)	3.41%	2.85%
Net interest margin (3)	3.70%	3.19%
Efficiency ratio (4)	77.64%	88.39%
Non-interest expense to average total assets	3.14%	3.05%
Average interest-earning assets to average interest-bearing liabilities	115.22%	113.03%

Asset Quality Ratios:
Non-performing assets to total assets	0.21%	0.37%
Non-performing loans to total loans	0.21%	0.45%
Allowance for loan losses to non-performing loans	452.97%	197.42%
Allowance for loan losses to total loans	0.94%	0.88%

Capital Ratios:
Stockholders' equity to total assets at end of period	8.68%	8.61%
Total capital to risk-weighted assets (5)	11.40%	11.30%
Tier 1 capital to risk-weighted assets (5)	10.40%	10.40%
Tier 1 capital to average assets (5)	8.50%	8.00%

1. Includes securities sold under agreements to repurchase.
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
5. Calculation is for Georgetown Savings Bank.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

This Annual Report contains certain “forward-looking statements” that may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors that could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation or regulatory policies and procedures, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income consists of fees and service charges, mortgage banking income, income from bank-owned life insurance and miscellaneous other income. Non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment, data processing, professional fees, advertising and other administrative expenses.

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

The Company’s positive profitability trend continued during fiscal 2010, fueled primarily by the continued expansion of our net interest income, which increased 20.7%. Net interest income improvement resulted from lower funding costs, as well as an increase in our commercial loan volume. Asset quality remained strong, which limited the impact of the provision for loan losses on net income. The Company continued to increase its mortgage banking operation through the selling of residential loans in the secondary market, which continued to have a positive impact on profitability, interest rate risk management and our liquidity position. The Company’s strategy is to sell the majority of the residential loans on a servicing-retained basis, which will enhance the Company’s cross-selling efforts with these customers. Despite the persistent, poor economic climate, our outlook for the Company’s future remains positive.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows or the fair value of the existing collateral (less cost to sell) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses.

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

Loan quality continued to remain stable, as net loan charge-offs as a percentage of average loans was 0.08% for the fiscal year ended June 30, 2010 and 0.00% for the fiscal year ended June 30, 2009.

The allowance for loan losses was $1.7 million, or 0.94% of loans outstanding at June 30, 2010, as compared with $1.5 million, or 0.88% of loans outstanding at June 30, 2009. During the year ended June 30, 2010, the Company revised its methodology to identify more categories which have increased risk based on their specific loan type or adverse ratings.

Actual loan losses may be more than the allowances we have established, which could have a material negative effect on our financial results.

Income Taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.  A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

Comparison of Financial Condition at June 30, 2010 and 2009

Our total assets increased by $10.4 million, or 5.1%, to $211.5 million at June 30, 2010, from $201.2 million at June 30, 2009. The increase in total assets resulted primarily from increases in net loans receivable and securities available for sale, partially offset by decreases in short-term investments and securities held to maturity. The increase in net loans receivable of $12.0 million, or 7.3%, to $175.9 million at June 30, 2010, was primarily due to increases in commercial real estate loans collateralized by residential multi-family and one-to-four family investment properties, commercial real estate loans collateralized by commercial properties, construction loans and commercial loans, partially offset by decreases in residential one-to-four family loans. Commercial real estate loans collateralized by residential multi-family properties, increased $5.9 million or 71.2%, to $14.1 million at June 30, 2010, from $8.2 million at June 30, 2009. Commercial real estate loans collateralized by commercial properties, increased $5.0 million or 23.3%, to $26.5 million at June 30, 2010, from $21.5 million at June 30, 2009. Commercial real estate loans collateralized by residential one-to-four family investment  properties, increased $2.3 million or 47.6%, to $7.1 million at June 30, 2010, from $4.8 million at June 30, 2009. Construction loans increased $3.2 million or 13.9%, to $26.4 million at June 30, 2010. The majority of construction loans, 87.4%, are collateralized by residential one-to-four family investment and multi-family properties. Commercial loans increased $2.6 million or 31.6%, to $11.0 million at June 30, 2010, from $8.4 million at June 30, 2009. One-to-four family residential loans decreased $7.7 million or 9.4%, to $74.4 million at June 30, 2010, from $82.1 million at June 30, 2009, as customer prepayments were fueled by the low interest rate environment and the Company continued to sell the majority of residential loan originations in the secondary mortgage market. The Company has had continued success in implementing its strategic plan of increasing our commercial business activities and the development of our mortgage banking operation.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated.

	At June 30,
	2010		2009		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Residential loans:
One-to-four family	$74,390	41.92%	$82,140	49.74%	$88,992	59.35%	$93,806	72.97%	$94,417	72.84%
Home equity loans
and lines of credit	17,251	9.72	16,592	10.05	11,565	7.71	10,304	8.01	10,614	8.19
Total residential mortgage loans	91,641	51.64	98,732	59.79	100,557	67.06	104,110	80.98	105,031	81.03

Commercial loans:
One-to-four family investment property	7,080	3.99	4,795	2.90	1,953	1.30	-	-	-	-
Multi-family real estate	14,085	7.94	8,226	4.98	3,601	2.40	975	0.76	-	-
Commercial real estate	26,535	14.95	21,525	13.04	17,380	11.59	13,581	10.56	11,891	9.17
Commercial	11,010	6.21	8,364	5.06	5,595	3.73	2,157	1.68	1,473	1.14
Total commercial loans	58,710	33.09	42,910	25.98	28,529	19.02	16,713	13.00	13,364	10.31

Construction loans:
One-to-four family	15,873	8.95	13,327	8.07	11,210	7.47	2,589	2.01	9,411	7.26
Multi-family	7,161	4.03	2,786	1.69	7,293	4.86	2,833	2.20	-	-
Commercial	3,329	1.88	7,042	4.26	1,883	1.26	1,565	1.22	1,179	0.91
Total construction loans	26,363	14.86	23,155	14.02	20,386	13.59	6,987	5.43	10,590	8.17

Consumer	719	0.41	353	0.21	498	0.33	763	0.59	630	0.49

Total loans:	177,433	100.00%	165,150	100.00%	149,970	100.00%	128,573	100.00%	129,615	100.00%

Other items:
Net deferred loan costs	110		130		151		165		179
Allowance for loan losses	(1,676)		(1,455)		(1,212)		(1,079)		(1,016)

Total loans, net	$175,867		$163,825		$148,909		$127,659		$128,778

Short-term investments decreased $4.5 million or 56.7%, to $3.5 million at June 30, 2010, from $8.0 million at June 30, 2009, as a temporary increase in overnight funds was used to fund loan demand. Securities available for sale increased $1.4 million, or 14.7%, to $10.9 million at June 30, 2010 and securities held to maturity decreased $1.2 million, or 25.0%, to $3.7 million at June 30, 2010, as cashflows from security maturities were reinvested in securities available for sale.

Total deposits increased $6.2 million, or 4.4%, to $147.3 million at June 30, 2010, from $141.1 million at June 30, 2009, primarily due to increases in money market deposit accounts, NOW accounts and savings accounts, partially offset by a decrease in term certificates. The increases in money market deposit accounts, NOW accounts and savings accounts were substantially related to the introduction of a new relationship banking program that featured free identity theft protection for account holders. Money market deposit accounts increased $4.9 million, or 10.7%, to $50.9 million at June 30, 2010. NOW accounts increased $1.6 million, or 13.7%, to $13.5 million at June 30, 2010 and savings accounts increased $1.3 million, or 11.5%, to $12.3 million at June 30, 2010. Term certificates decreased $1.4 million, or 2.4%, reflecting consumers’ desires to remain liquid, given the low interest rate environment. Our advances from the Federal Home Loan Bank (FHLB) increased $2.7 million, or 6.7%, to $43.0 million at June 30, 2010, from $40.3 million at June 30, 2009, as proceeds from the advances were used to fund loan originations. Short-term advances increased $7.3 million and long-term advances decreased $4.6 million, as management shortened the maturities of advances to take advantage of the low interest rate environment.

Stockholders’ equity increased $1.1 million, or 6.1%, to $18.4 million at June 30, 2010, from $17.3 million at June 30, 2009. The increase was primarily due to the net income for the period and the impact of adjusting the fair value of available-for-sale securities due to market interest rate changes. The increase in stockholders’ equity reflected net income of $939,000 for the fiscal year ended June 30, 2010 and an increase in accumulated other comprehensive income of $57,000 to $193,000 at June 30, 2010. There were $298,000 and $209,000 in net pre-tax unrealized gains on securities available for sale at June 30, 2010 and 2009, respectively.

Comparison of Operating Results for the Years Ended June 30, 2010 and 2009

General. Net income for the fiscal year ended June 30, 2010 was $939,000, compared to $350,000 for the fiscal year ended June 30, 2009, resulting in a $589,000, or 168.4%, increase in net income. The increase was primarily related to an increase in net interest income and non-interest income, partially offset by an increase in non-interest expense and the income tax provision.

Interest Income. Interest income increased by $183,000, or 1.7%, to $10.7 million for the fiscal year ended June 30, 2010. The increase in interest income resulted primarily from an increase in interest income from loans receivable, partially offset by a decrease in interest and dividend income from securities and a decrease in interest income from short-term investments. The increase in interest income reflected a $7.2 million, or 3.9%, increase in the average balance of interest-earning assets to $190.6 million for the fiscal year ended June 30, 2010, from $183.4 million for the fiscal year ended June 30, 2009, partially offset by a 12 basis point decrease in the average yield on interest-earning assets to 5.63% for the fiscal year ended June 30, 2010, from 5.75% for the fiscal year ended June 30, 2009, reflecting the continued change in the loan portfolio composition to higher-yielding commercial real estate loans in a declining interest rate market.

 Interest income from loans receivable increased $385,000, or 4.0%, to $10.1 million for the fiscal year ended June 30, 2010, from $9.7 million for the fiscal year ended June 30, 2009. The increase was due to a $7.9 million, or 4.9%, increase in the average balance of loans receivable during fiscal 2010 to $169.6 million from $161.8 million, partially offset by a 5 basis point decrease in the average yield to 5.96% from 6.01%. Interest and dividend income from investment securities decreased $198,000, or 24.1%, to $622,000 for the fiscal year ended June 30, 2010, from $820,000 for the fiscal year ended June 30, 2009. The decrease resulted from a $1.9 million, or 9.4%, decrease in the average balance of investment securities to $18.5 million for the fiscal year ended June 30, 2010, from $20.4 million for the fiscal year ended June 30, 2009, as well as a 66 basis point decrease in the average yield to 3.36% from 4.02%.

Interest Expense. Interest expense decreased $1.0 million, or 21.9%, to $3.7 million for fiscal 2010, from $4.7 million for the fiscal year ended June 30, 2009.  The decrease in interest expense resulted from a 68 basis point decrease in the average cost of liabilities to 2.22% from 2.90%, partially offset by a $3.2 million, or 2.0%, increase in the average balance of interest-bearing liabilities to $165.4 million for the fiscal year ended June 30, 2010, from $162.2 million for the fiscal year ended June 30, 2009.

Interest expense on total deposits decreased $408,000, or 15.6%, due to a 58 basis point decrease in the average rate paid on such deposits, partially offset by a $13.3 million, or 12.1%, increase in the average balance of interest-bearing deposits. Deposit interest rates were decreased, as market interest rates remained low throughout the year. Interest expense on money market deposits decreased $326,000, or 40.2%, due to a 95 basis point decrease in the average rate paid on such deposits, partially offset by a $4.1 million, or 10.6%, increase in the average balance of money market accounts.  Interest expense on certificates of deposit decreased $119,000, or 6.7%, due to a 57 basis point decrease in the average rate paid, partially offset by a $5.8 million, or 11.4%, increase in the average balance of such deposits. Interest expense on NOW accounts increased $29,000, or 263.6%, due to a 22 basis point increase in the average rate paid on such deposits and by a $2.2 million, or 22.9%, increase in the average balance of NOW accounts. The average balance increases in money market deposit and NOW accounts were primarily due to the introduction of a new relationship banking program that featured free identity theft protection for account holders.

Interest expense on FHLB advances decreased $621,000, or 29.6%, primarily due to a 51 basis point decrease in the average rate paid on such advances and by a $10.1 million, or 19.6%, decrease in the average balance of FHLB advances.

Net Interest Income. Net interest income increased $1.2 million, or 20.7%, to $7.1 million for the fiscal year ended June 30, 2010, from $5.8 million for the fiscal year ended June 30, 2009. The increase was the result of an increase of our net interest margin and an increase in average net interest-earning assets. The increase in our net interest margin reflected the more rapid re-pricing of our interest-bearing liabilities as compared to our interest-earning assets in a downward trending interest rate environment. Our net interest margin increased to 3.70% during fiscal 2010, from 3.19% during fiscal 2009. Average net interest-earning assets increased $4.0 million, or 19.1%, to $25.2 million for the fiscal year ended June 30, 2010, from $21.1 million for the fiscal year ended June 30, 2009.

Provision for Loan Losses. Management establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses quarterly, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a twelve-month rolling period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. During the year ended June 30, 2010, the Company revised its methodology to identify more categories which have increased risk based on their specific loan type or adverse ratings. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. After an evaluation of these factors, the Company’s provision was $361,000 for the fiscal year ended June 30, 2010, as compared to a $248,000 provision for the fiscal year ended June 30, 2009.

  Historically, our loan portfolio has primarily consisted of one-to-four family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate and commercial business loans. In addition, our current business plan calls for increases in these loans. Management’s evaluation of the allowance for loan losses, the composition of the loan portfolio and increased risk associated with multi-family, commercial real estate and commercial business loans (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) may result in larger additions to the allowance for loan losses in future periods.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision (“the OTS”), as an integral part of its examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Non-interest Income. Non-interest income increased $215,000, or 24.7%, to $1.1 million for the fiscal year ended June 30, 2010, as compared to $870,000 for the fiscal year ended June 30, 2009, primarily due to increases in mortgage banking income and income from bank-owned life insurance (“BOLI”). Mortgage banking income increased $159,000, or 72.6% to $378,000, reflecting the continued development of our mortgage banking function. Income from BOLI increased $52,000, or 650.0%, to $60,000 for the fiscal year ended June 30, 2010. Fiscal 2009 income from BOLI included a $42,000 loss on investments in variable BOLI policies, which were exchanged for fixed BOLI policies during fiscal 2010. Income from customer service fees increased $12,000, or 1.9%, to $645,000 for the fiscal year ended June 30, 2010, as compared to $633,000 for the fiscal year ended June 30, 2009. A significant component of customer service fees has been income related to our overdraft privilege program, which generated $372,000 in fees during 2010 and $398,000 during 2009. New Regulations E guidelines effective July 1, 2010, required the Company to receive a positive “opt-in” response from all customers authorizing the Company to charge overdraft fees on debit card or point of sale transactions. Management does not expect the “opt-in” requirement to have a material impact on our customer service fees.

Non-interest Expense.  Non-interest expense increased $387,000, or 6.5%, to $6.3 million for the fiscal year ended June 30, 2010, compared to $5.9 million for the fiscal year ended June 30, 2009. The increase was primarily due to increases in salaries and benefits, professional fees, data processing fees and advertising expenses, partially offset by decreases in FDIC insurance and other general and administrative expenses. Salaries and employee benefits increased $244,000, or 7.5%, primarily due to a $67,000 increase in health insurance premiums, as several existing employees began coverage, and annual salary increases. Occupancy expense decreased $9,000, or 1.2% to $767,000 for the fiscal year ended June 30, 2010. Data processing expenses increased $64,000, or 16.9%, primarily due to the addition of services provided, such as online account opening for both loans and deposits. Professional fees increased $85,000, or 30.9%, primarily due to increased costs associated with the Company’s compliance with section 404 of the Sarbanes-Oxley Act, related to internal controls over financial reporting, which was subsequently not required, and with legal expense associated with an employee termination. Advertising expenses increased $59,000, or 27.4%, to $274,000 for the fiscal year ended June 30, 2010, primarily due to the inclusion of a radio campaign in the advertising program. FDIC insurance decreased $38,000, or 15.1% to $214,000, as fiscal 2009 expense included a special FDIC insurance assessment of $93,000. Our other general and administrative expense decreased $18,000, or 2.3%, to $764,000 for the fiscal year ended June 30, 2010.

 Income Tax Expense. Income before income taxes was $1.5 million for the fiscal year ended June 30, 2010, which resulted in income tax expense of $519,000, compared to net income before income taxes of $531,000 for the fiscal year ended June 30, 2009, which resulted in an income tax expense of $181,000. The effective tax rates for the fiscal years ended June 30, 2010 and 2009 were 35.6% and 34.1%, respectively.

Average Balance Sheet

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. There were no tax-equivalent yield adjustments made. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees and costs, discounts and premiums that are amortized or accreted to interest income or expense.

	At June 30,		Fiscal Years Ended June 30,
	2010		2010			2009
		Weighted	Average			Average
	Outstanding	Average	Outstanding		Yield/	Outstanding		Yield/
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$179,102	5.95%	$169,610	$10,110	5.96%	$161,760	$9,725	6.01%
Investment securities (1)	17,754	3.30%	18,487	622	3.36%	20,416	820	4.02%
Short-term investments	3,461	0.01%	2,472	2	0.08%	1,191	6	0.50%
Total interest-earning assets	200,317	5.61%	190,569	10,734	5.63%	183,367	10,551	5.75%
Non-interest-earning assets	11,228		10,661	-		11,114	-
Total assets	$211,545		$201,230	10,734		$194,481	10,551

Interest-bearing liabilities:
Savings deposits	$12,308	0.24%	$11,647	20	0.17%	$10,417	$12	0.12%
NOW accounts	13,540	0.74%	11,611	40	0.34%	9,451	11	0.12%
Money market accounts	50,877	1.31%	43,201	484	1.12%	39,075	810	2.07%
Certificates of deposit	55,129	2.47%	56,887	1,658	2.91%	51,065	1,777	3.48%
Total interest-bearing deposits	131,854	1.63%	123,346	2,202	1.79%	110,008	2,610	2.37%
FHLB advances	42,961	3.15%	41,590	1,476	3.55%	51,710	2,097	4.06%
Repurchase agreements	407	0.50%	465	2	0.43%	514	2	0.39%
Total interest-bearing liabilities	175,222	2.00%	165,401	3,680	2.22%	162,232	4,709	2.90%
Non-interest-bearing liabilities:
Demand deposits	15,432		16,289			13,676
Other non-interest-bearing liabilities	2,523		1,814			1,461
Total liabilities	193,177		183,504			177,369
Stockholders' equity	18,368		17,726			17,112
Total liabilities and equity	$211,545		$201,230			$194,481

Net interest income				$7,054			$5,842
Net interest rate spread (2)		3.61%			3.41%			2.85%
Net interest-earning assets (3)	$25,095		$25,168			$21,135
Net interest margin (4)					3.70%			3.19%
Average of interest-earning
assets to interest-bearing
liabilities		114.32%			115.22%			113.03%

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

	Fiscal Years Ended June 30,
	2010 vs. 2009
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans	$472	$(87)	$385
Investment securities (1)	(77)	(121)	(198)
Short-term investments	6	(10)	(4)

Total interest-earning assets	401	(218)	183

Interest-bearing liabilities:
Savings deposits	1	7	8
NOW accounts	3	26	29
Money market accounts	86	(412)	(326)
Certificates of deposit	203	(322)	(119)

Total interest-bearing deposits	293	(701)	(408)

FHLB advances	(410)	(211)	(621)

Total interest-bearing liabilities	(117)	(912)	(1,029)

Change in net interest income	$518	$694	$1,212

(1) Consists entirely of taxable investment securities.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk (“IRR”). Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage IRR and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee, which is responsible for evaluating the IRR inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of IRR on a regular basis and the Asset/Liability Committee meets on a monthly basis to review our asset/liability policies and position, IRR position and to discuss and implement IRR strategies.

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

The following table presents, for the year ended June 30, 2010, the estimated changes in net interest income that would result from changes in market interest rates over the next twelve-month period:

Changes in
Interest Rates	Net Interest
(Basis Points)	Income	% Change
(Dollars in thousands)

200	$6,417	0.7%
0	$6,372	0.0%
-100	$6,428	0.9%

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

Liquidity Resources

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

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2010, cash and cash equivalents totaled $7.3 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $10.9 million at June 30, 2010. In addition, at June 30, 2010, we had the ability to borrow a total of approximately $53.5 million from the FHLB. On that date, we had $43.0 million in advances outstanding.

We continued our mortgage banking activities in fiscal 2010 by selling residential loans in the secondary market, primarily on a servicing retained basis. These activities have a positive effect on liquidity by providing an additional source of funds to the Company. During fiscal 2010, we sold $19.5 million in residential loans and we sold $11.7 million during fiscal 2009.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the FHLB.

At June 30, 2010, we had $11.0 million in loan commitments outstanding. In addition to commitments to originate loans, we had $19.6 million in unadvanced funds to borrowers. Related to our mortgage banking activities, we had $4.9 million and $1.0 million of forward loan sale commitments at June 30, 2010 and 2009, respectively. These forward loan sale commitments were used to offset the interest rate risk associated with mortgage loans, which have had their interest rate locked by our customers. We also had $1.6 million and $269,000 of loans held for sale at June 30, 2010 and 2009, respectively. Certificates of deposit due within one year of June 30, 2010 totaled $29.3 million, or 19.9% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit at June 30, 2010. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2010, we originated $86.4 million of loans and purchased $6.5 million of securities. In fiscal 2009, we originated $73.1 million of loans and purchased $4.0 million of securities.

Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in total deposits of $6.2 million and $34.8 million for the fiscal years ended June 30, 2010 and 2009, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. FHLB advances reflected net increases of $2.7 million and net decreases of $19.1 million during the fiscal years ended June 30, 2010 and 2009, respectively. FHLB advances have primarily been used to fund loan demand and purchase securities.

Capital

Georgetown Savings Bank is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2010, Georgetown Savings Bank exceeded all of the OTS regulatory capital requirements. Georgetown Savings Bank is considered “well capitalized” under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements for additional information.

Periodically, the OTS, as the primary federal regulator of federal savings banks, recommends certain of those institutions take voluntary steps to reduce risk to the institutions and the federal deposit insurance fund. In light of the economic environment, the OTS requested and the Georgetown Savings Bank’s board of directors agreed in October 2008, to certain voluntary constraints on the Georgetown Savings Bank’s leveraged growth strategy. The voluntary constraints are as follows: (i) the Bank will maintain a Tier 1 (core) capital ratio of at least 7.1%; and (ii) in the event the Tier 1 (core) capital ratio decreases below 7.5%, the ratio of “high-risk” loans, as defined, to Tier 1 (core) capital would not exceed 350%; the ratio of classified assets to Tier 1 (core) capital (plus the allowance for loan losses) would not exceed 15%; and the ratio of nonperforming assets to total assets would not exceed 1.5%. As of June 30, 2010, the Georgetown Savings Bank was in compliance with the requested targets. The Company has approximately $600,000 of cash available to down-stream to the Georgetown Savings Bank to support its future capital needs.

Given the persistent, poor economic climate, further increases to the Georgetown Savings Bank’s capital requirements may be possible, which could negatively impact the current leveraged growth strategy and the improving profitability trends.

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Income	F-4

Consolidated Statements of Changes in Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6 to F-7

Notes to Consolidated Financial Statements	F-8 to F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Georgetown Bancorp, Inc.
Georgetown, Massachusetts

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of June 30, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Bancorp, Inc. and Subsidiary as of June 30, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 20, 2010

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

At June 30, 2010 and 2009

ASSETS

	2010	2009
	(In thousands)

Cash and due from banks	$3,879	$3,355
Short-term investments	3,461	8,001
Total cash and cash equivalents	7,340	11,356

Securities available for sale, at fair value	10,925	9,528
Securities held to maturity, at amortized cost	3,718	4,959
Federal Home Loan Bank stock, at cost	3,111	3,111
Loans held for sale	1,559	269
Loans, net of allowance for loan losses of $1,676,000
at June 30, 2010 and $1,455,000 at June 30, 2009	175,867	163,825
Premises and equipment, net	4,017	4,212
Accrued interest receivable	794	714
Bank-owned life insurance	2,546	2,414
Prepaid FDIC insurance	610	-
Other assets	1,058	803

Total assets	$211,545	$201,191

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$147,286	$141,126
Securities sold under agreements to repurchase	407	520
Short-term Federal Home Loan Bank advances	7,250	-
Long-term Federal Home Loan Bank advances	35,711	40,268
Mortgagors' escrow accounts	455	407
Accrued expenses and other liabilities	2,068	1,553
Total liabilities	193,177	183,874

Commitments and contingencies (Note 14)

Stockholders' equity:
Preferred stock, $0.10 par value per share: 1,000,000
shares authorized; none outstanding	-	-
Common stock, $0.10 par value per share: 10,000,000
shares authorized; 2,777,250 shares issued	278	278
Additional paid-in capital	11,438	11,350
Retained earnings	8,167	7,228
Accumulated other comprehensive income	193	136
Unearned compensation - ESOP (40,886 and 49,078 shares unallocated
at June 30, 2010 and 2009, respectively)	(409)	(491)
Unearned compensation - Restricted stock (24,000 shares non-vested
at June 30, 2010)	(115)	-
Treasury stock, at cost (138,863 shares)	(1,184)	(1,184)
Total stockholders' equity	18,368	17,317

Total liabilities and stockholders' equity	$211,545	$201,191

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended June 30, 2010 and 2009

	2010	2009
	(In thousands, except share data)

Interest and dividend income:
Loans, including fees	$10,110	$9,725
Securities	622	820
Short-term investments	2	6
Total interest and dividend income	10,734	10,551

Interest expense:
Deposits	2,202	2,610
Short-term Federal Home Loan Bank advances	14	110
Long-term Federal Home Loan Bank advances	1,462	1,987
Securities sold under agreements to repurchase	2	2
Total interest expense	3,680	4,709

Net interest income	7,054	5,842
Provision for loan losses	361	248
Net interest income, after provision for loan losses	6,693	5,594

Non-interest income:
Customer service fees	645	633
Mortgage banking income, net	378	219
Income from bank-owned life insurance	60	8
Other	2	10
Total non-interest income	1,085	870

Non-interest expenses:
Salaries and employee benefits	3,499	3,255
Occupancy and equipment expenses	767	776
Data processing expenses	442	378
Professional fees	360	275
Advertising expenses	274	215
FDIC insurance	214	252
Other general and administrative expenses	764	782
Total non-interest expenses	6,320	5,933

Income before income taxes	1,458	531

Income tax provision	519	181

Net income	$939	$350

Weighted-average number of common shares outstanding:
Basic and diluted	2,601,668	2,584,892

Net income per share:
Basic and diluted	$0.36	$0.14

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended June 30, 2010 and 2009

				Accumulated
		Additional		Other	Unearned	Unearned
	Common	Paid-in	Retained	Comprehensive	Compensation-	Compensation-	Treasury
	Stock	Capital	Earnings	Income (Loss)	ESOP	Restricted Stock	Stock	Total
	(In thousands)

Balance at June 30, 2008	$278	$11,393	$6,878	$(19)	$(573)	-	$(1,184)	$16,773

Comprehensive income:
Net income	-	-	350	-	-	-	-	350
Net unrealized gain on securities
available for sale, net of related
tax effects of $84,000	-	-	-	155	-	-	-	155
Total comprehensive income								505

Common stock held by ESOP allocated or
committed to be allocated (8,193 shares)	-	(43)	-	-	82	-	-	39

Balance at June 30, 2009	278	11,350	7,228	136	(491)	-	(1,184)	17,317

Comprehensive income:
Net income	-	-	939	-	-	-	-	939
Net unrealized gain on securities
available for sale, net of related
tax effects of $32,000	-	-	-	57	-	-	-	57
Total comprehensive income	-	-	-	-	-	-	-	996

Common stock held by ESOP allocated or
committed to be allocated (8,192 shares)	-	(41)	-	-	82	-	-	41

Restricted stock granted in connection with equity
incentive plan (25,000 shares)	-	130	-	-	-	(130)	-	-

Forfeiture of restricted stock (1,000 shares)	-	(5)	-	-	-	5	-	-

Share based compensation - options	-	4	-	-	-	-	-	4
Share based compensation - restricted stock	-	-	-	-	-	10	-	10

Balance at June 30, 2010	$278	$11,438	$8,167	$193	$(409)	$(115)	$(1,184)	$18,368

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2010 and 2009

	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$939	$350
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Provision for loan losses	361	248
Accretion of securities, net	(23)	(34)
Amortization of deferred loan fees and costs, net	(22)	(31)
Depreciation and amortization expense	343	360
Increase in accrued interest receivable	(80)	(40)
Income from bank-owned life insurance	(60)	(8)
Stock-based compensation expense	55	39
Loans originated for sale	(20,759)	(12,015)
Principal balance of loans sold	19,480	11,746
Prepaid FDIC insurance	(610)	-
Net change in other assets and liabilities	217	78
Net cash (used) provided by operating activities	(159)	693

Cash flows from investing activities:
Activity in securities available for sale:
Maturities, prepayments and calls	5,206	7,447
Purchases	(6,500)	(4,010)
Maturities, prepayments and calls
of securities held to maturity	1,250	1,326
Purchase of Federal Home Loan Bank stock	-	(103)
Loan originations, net	(13,546)	(15,133)
Principal balance of portfolio loans sold	1,165	-
Purchase of premises and equipment	(148)	(114)
Proceeds from redemption of bank-owned life insurance	112	-
Purchase of bank-owned life insurance	(184)	-
Net cash used by investing activities	(12,645)	(10,587)

(continued)

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

Years Ended June 30, 2010 and 2009

	2010	2009
	(In thousands)
Cash flows from financing activities:
Net change in deposits	6,160	34,834
Net change in securities sold under agreements
to repurchase	(113)	(32)
Net change in Federal Home Loan Bank advances with
maturities of three months or less	7,250	(14,000)
Proceeds from Federal Home Loan Bank advances
with maturities greater than three months	9,500	15,500
Repayments of Federal Home Loan Bank advances
with maturities greater than three months	(14,057)	(20,553)
Net change in mortgagors' escrow accounts	48	46
Net cash provided by financing activities	8,788	15,795

Net change in cash and cash equivalents	(4,016)	5,901

Cash and cash equivalents at beginning of year	11,356	5,455

Cash and cash equivalents at end of year	$7,340	$11,356

Supplementary information:
Interest paid on deposit accounts	$2,203	$2,615
Interest paid on borrowings	1,509	2,136
Income taxes paid	128	110

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended June 30, 2010 and 2009

1.            CORPORATE STRUCTURE

Georgetown Bancorp, Inc. (the “Company”) is a federally-chartered corporation organized for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the “Bank”).  The Company was organized as a wholly-owned subsidiary of Georgetown Bancorp, MHC (“MHC”), which is a federally-chartered mutual holding company. As of June 30, 2010, the MHC owned 57.9% of the Company’s shares of common stock.

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

                Nature of operations

The Company, through the Bank, provides a variety of financial services to individuals and small businesses in the eastern Massachusetts region and southern New Hampshire.  Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the realizability of deferred tax assets.

Fair value hierarchy

The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value as follows:

Level l - Valuation is based on quoted prices in active markets for identical assets or liabilities.  Level l assets and liabilities generally include debt and equity securities that are traded in an active exchange market.

Level 2 - Valuation is based on observable inputs other than Level l prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

   Reclassifications

Certain amounts in the 2009 consolidated financial statements have been reclassified to conform to the 2010 presentation.

   Cash and cash equivalents
Cash and cash equivalents include cash, amounts due from banks, federal funds sold and other short-term investments, all of which mature within 90 days, and are carried at cost.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

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

Each reporting period, the Company evaluates all securities classified as available-for-sale or held-to-maturity, with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”).

For debt securities, OTTI is required to be recognized (1) if the Company intends to sell the security; (2) if it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes.

   Federal Home Loan Bank stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Boston. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. In December 2008, as part of a capital restoration initiative, the FHLB of Boston established a moratorium on the repurchase of excess stock, and effective February 26, 2009, the FHLB of Boston suspended the payment of dividends.  The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock. As of June 30, 2010, no impairment has been recognized.

   Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  Fair value is based on committed secondary market prices.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   Loans

The loan portfolio consists of mortgage, commercial and consumer loans to the Bank’s customers, principally in the eastern Massachusetts region and southern New Hampshire.  The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans that are classified as impaired, an allowance is established when the discounted cash flows or the

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

   Allowance for loan losses (concluded)

fair value of the existing collateral (less cost to sell) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

The Bank periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring ("TDR").  All TDRs are initially classified as impaired.

   Servicing

The Bank services mortgage loans for others.  Mortgage servicing assets are recognized at fair value, as separate assets when rights are acquired through purchase or through sale of financial assets.  Initial fair value is determined using prices for similar assets with similar characteristics. Capitalized servicing rights are reported in other assets and are amortized into loan servicing fee income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.  Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms.  Fair value is based on a quarterly, third-party valuation model that calculates the present value of estimated future net servicing income.  Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.  Changes in the valuation allowance are reported in loan servicing fee income.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative financial instruments

Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value.

Derivative Loan Commitments
Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding.  Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking income. Fair value is determined using secondary market pricing, including expected normal servicing rights. In estimating fair value, the Bank assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Forward Loan Sale Commitments
To protect against the price risk inherent in derivative loan commitments, the Bank may utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments.  Generally, the Bank’s best efforts contracts meet the definition of derivative instruments when the loans to the underlying borrowers close, and are accounted for as derivative instruments at that time.  Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking income.

The Bank estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

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

   Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in non-interest income on the consolidated statements of income.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

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

   Income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.  A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.  The Company does not have any uncertain tax positions at June 30, 2010 which require accrual or disclosure.

Income tax benefits related to stock compensation in excess of grant date fair value less any proceeds on exercise are recognized as an increase to additional paid-in capital upon vesting or exercising and delivery of the stock. Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

   Advertising costs

Advertising costs are expensed when incurred.

   Employee Stock Ownership Plan

Compensation expense for the Employee Stock Ownership Plan (“ESOP”) is recorded at an amount equal to the shares committed to be allocated by the ESOP multiplied by the average fair market value of the shares during the period. The Bank recognizes compensation expense ratably over the year based upon the Bank’s estimate of the number of shares expected to be allocated by the ESOP. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholders’ equity in the consolidated balance sheets. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-based Compensation Plans

The Company measures and recognizes compensation cost relating to share-based payment transactions based on the grant-date fair value of the equity instruments issued.  Share-based compensation is recognized over the period the employee is required to provide services for the award.  Reductions in compensation expense associated with forfeited options are estimated at the date of grant, and this estimated forfeiture rate is adjusted quarterly based on actual forfeiture experience.  The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options granted.

Earnings per share

Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.  If rights to dividends on unvested options/awards are non-forfeitable, these unvested awards/options are considered outstanding in the computation of basic earnings per share.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards and are determined using the treasury stock method.

Treasury shares and unallocated ESOP shares are not deemed outstanding for earnings per share calculations.

Earnings per common share have been computed based on the following:

	Years Ended June 30,
	2010	2009

Net income available to common stockholders	$939,000	$350,000

Basic common shares:
Weighted average shares outstanding	2,638,387	2,638,387
Less: Weighted average unallocated ESOP shares	(45,302)	(53,495)
Add: Weighted average unvested restricted stock
shares with non-forfeitable dividend rights	8,583	-
Basic weighted average common shares outstanding	2,601,668	2,584,892

Dilutive potential common shares	-	-

Diluted weighted average common shares outstanding	2,601,668	2,584,892

Basic and diluted earnings per share	$0.36	$0.14

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

   Earnings per share (concluded)
Options for 24,000 shares were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the year ended June 30, 2010.

   Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operating results.  Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

   Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued two related accounting pronouncements changing the accounting principles and disclosure requirements related to transfers of assets, securitizations and special-purpose entities. For situations in which only a portion of a financial asset is transferred, such as for a participation loan or the government-guaranteed portion of a loan, if the transfer of the portion of the loan does not meet the criteria of a participating interest, then it must be accounted for as a secured borrowing rather than as a sale. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder can have the right to pledge or exchange the entire loan. These pronouncements are effective for the Company as of July 1, 2010 and are not expected to have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-20, Receivables (Topic 310), Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  This Update requires an entity to provide disclosures that facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s loan portfolio (2) how that risk is analyzed and assessed in arriving at the allowance for loan and lease losses and (3) the changes and reasons for those changes in the allowance for loan and lease losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. This Update is effective for the Company for the quarter ending December 31, 2010 and will have a significant impact on the disclosures in the consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.         RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At June 30, 2010 and 2009, these reserve balances amounted to $769,000 and $636,000, respectively.

4.         SHORT-TERM INVESTMENTS

A summary of short-term investments, included in cash and cash equivalents, is as follows:

	At June 30,
	2010	2009
	(In thousands)

FHLB Ideal Way	$3,403	$154
Federal funds sold	57	7,846
Shay Asset Management Fund	1	1

	$3,461	$8,001

5.         SECURITIES

A summary of securities is as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

At June 30, 2010

Securities available for sale

Government-sponsored
enterprise obligations	$5,000	$19	$-	$5,019
Residential mortgage-backed
securities	5,627	279	-	5,906

Total securities
available for sale	$10,627	$298	$-	$10,925

Securities held to maturity

Residential mortgage-backed
securities	$3,718	$209	$-	$3,927

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
At June 30, 2009

Securities available for sale

Government-sponsored
enterprise obligations	$1,500	$-	$(2)	$1,498
Residential mortgage-backed
securities	7,819	216	(5)	8,030

Total securities
available for sale	$9,319	$216	$(7)	$9,528

Securities held to maturity

Residential mortgage-backed
securities	$4,959	$142	$-	$5,101

All residential mortgage-backed securities have been issued by government-sponsored enterprises.

The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2010 is as follows.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)
After 1 year through
5 years	$1,500	$1,507	$-	$-
After 5 years through
10 years	2,500	2,511	-	-
Over 10 years	1,000	1,001	-	-
	5,000	5,019	-	-
Residential mortgage-backed
securities	5,627	5,906	3,718	3,927

	$10,627	$10,925	$3,718	$3,927

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (concluded)

There were no sales of securities for the years ended June 30, 2010 and 2009.  Certain securities are pledged as collateral for securities sold under agreements to repurchase and for FHLB advances. See Notes 9 and 10.

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

	Less Than Twelve Months		Greater Than Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
At June 30, 2009:

Securities available for sale

Government-sponsored
enterprise obligations	$2	$1,498	$-	$-
Residential mortgage-backed
securities	5	1,455	-	-
Total temporarily impaired
securities	$7	$2,953	$-	$-

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.            LOANS AND SERVICING

   Loans

A summary of loans is as follows:

	At June 30,
	2010	2009
	(In thousands)
Residential loans:
One-to-four family	$74,390	$82,140
Home equity loans
and lines of credit	17,251	16,592
Total residential mortgage loans	91,641	98,732

Commercial loans:
One-to-four family investment property	7,080	4,795
Multi-family real estate	14,085	8,226
Commercial real estate	26,535	21,525
Commercial	11,010	8,364
Total commercial loans	58,710	42,910

Construction loans:
One-to-four family	15,873	13,327
Multi-family	7,161	2,786
Non-residential	3,329	7,042
Total construction loans	26,363	23,155

Consumer	719	353

Total loans	177,433	165,150

Other items:
Net deferred loan costs	110	130
Allowance for loan losses	(1,676)	(1,455)

Total loans, net	$175,867	$163,825

An analysis of the allowance for loan losses is as follows:

	Years Ended June 30,
	2010	2009
	(In thousands)

Balance at beginning of year	$1,455	$1,212
Provision for loan losses	361	248
Recoveries	15	10
Charge-offs	(155)	(15)

Balance at end of year	$1,676	$1,455

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (concluded)

The following is a summary of information pertaining to impaired and non-accrual loans:

	At June 30,
	2010	2009
	(In thousands)

Impaired loans without a valuation allowance	$210	$282

Impaired loans with a valuation allowance	160	455

Total impaired loans	$370	$737

Valuation allowance related to impaired loans	$87	$98

Total non-accrual loans	$160	$737

Total loans past due ninety days or more and still accruing	$-	$-

	Years Ended June 30,
	2010	2009
	(In thousands)

Average investment in impaired loans	$892	$650

Interest income recognized on impaired loans	$40	$14

Interest income recognized on a cash basis
on impaired loans	$15	$13

No additional funds are committed to be advanced in connection with impaired loans.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (concluded)

Loans serviced for others and mortgage servicing rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $23,533,000 and $12,038,000 at June 30, 2010 and 2009, respectively.

The risks inherent in the mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was $237,000 at June 30, 2010 and was determined using the quarterly average 10-year U.S. Treasury rate plus 5.0%, adjusted to reflect the current credit spreads and conditions in the market, as a discount rate. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Public Securities Association.

The following summarizes mortgage servicing rights capitalized and amortized:

	Years Ended June 30,
	2010	2009
	(In thousands)

Mortgage servicing rights:
Balance at beginning of period	$116	$-
Additions	128	116
Disposals	-	-
Amortization	(22)	-
Balance at end of period	$222	$116

Fair value of mortgage servicing assets	$237	$119

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.             PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

	At June 30,		Estimated
	2010	2009	Useful Lives
	(In thousands)
Premises:
Land	$279	$279
Buildings and improvements	4,804	4,738	5 - 40 years
Equipment	2,185	2,103	3 - 7 years
	7,268	7,120
Less accumulated depreciation
and amortization	(3,251)	(2,908)

	$4,017	$4,212

Depreciation and amortization expense for the years ended June 30, 2010 and 2009 amounted to $343,000 and $360,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.             DEPOSITS

A summary of deposit balances is as follows:

	At June 30,
	2010	2009
	(In thousands)

Demand	$15,432	$15,727
NOW	13,540	11,909
Money market deposits	50,877	45,949
Regular and other savings	12,308	11,041
Total non-certificate accounts	92,157	84,626

Term certificates less than $100,000	28,141	30,962
Term certificates of $100,000 or more	26,988	25,538
Total certificate accounts	55,129	56,500

Total deposits	$147,286	$141,126

A summary of certificate accounts by maturity at June 30, 2010 and 2009 is as follows:

	2010		2009
		Weighted		Weighted
Year Ending		Average		Average
June 30,	Amount	Rate	Amount	Rate
	(Dollars in thousands)

2010	$-	-%	$35,593	3.35%
2011	29,316	2.09	4,923	3.23
2012	20,634	2.93	13,298	3.62
2013	2,078	2.91	732	3.04
2014	2,032	2.84	1,954	2.90
2015	1,069	2.27	-	-

	$55,129	2.47%	$56,500	3.39%

There were $699,000 and $1,102,000 of brokered certificate accounts at June 30, 2010 and 2009, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.            SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. Securities sold under agreements to repurchase amounted to $407,000 and $520,000 at June 30, 2010 and June 30, 2009, respectively, mature on a daily basis and are secured by U.S. Government securities with a fair value of $1,007,000 and $999,000, respectively. The weighted average interest rate on these agreements was 0.50%, at both June 30, 2010 and June 30, 2009.

10.          FEDERAL HOME LOAN BANK ADVANCES

All FHLB of Boston advances are secured by a blanket security agreement on qualified collateral; principally first mortgage loans on owner-occupied residential property in the amount of $57,909,000 and $68,496,000 at June 30, 2010 and 2009, respectively, government-sponsored enterprise obligations with a fair value of $4,012,000 and $499,000 at June 30, 2010 and 2009, respectively, and mortgage-backed securities with a fair value of $9,805,000 and $13,096,000 at June 30, 2010 and 2009, respectively.

   Short-term FHLB advances

Short-term FHLB advances consist of advances maturing within one year at a weighted average rate of 0.26% at June 30, 2010.  There were no short-term advances at June 30, 2009.

The Bank also has a $2,000,000 line-of-credit with the FHLB.  There were no amounts outstanding at June 30, 2010 and 2009.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FEDERAL HOME LOAN BANK ADVANCES (concluded)

Long-term FHLB advances

At June 30, 2010 and 2009, long-term, fixed-rate FHLB advances are as follows:

	2010		2009
Fixed Maturity:		Weighted		Weighted
Year Ending		Average		Average
June 30,	Amount	Rate	Amount	Rate
	(Dollars in thousands)

2010	$-	-%	$9,000	4.90%
2011*	10,500	4.31	12,500	4.29
2012	1,000	3.83	4,000	4.73
2013*	8,000	3.35	6,500	3.46
2014*	8,500	3.85	4,000	3.47
2015	4,000	2.75	500	3.91
Thereafter*	3,600	3.65	3,600	3.65
	35,600	3.73	40,100	4.19
Amortizing advance,
due March 5, 2012,
requiring monthly
principal and interest
of $5,300	111	4.90	168	4.90

	$35,711	3.73%	$40,268	4.19%

*	At June 30, 2010, includes advances callable by the FHLB prior to maturity aggregating $10,600,000 with a weighted average rate of 3.65%.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.          INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended June 30,
	2010	2009
	(In thousands)
Current tax provision:
Federal	$389	$88
State	88	22
	477	110
Deferred tax provision (benefit):
Federal	53	71
State	(11)	-
	42	71

Total tax provision	$519	$181

The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended June 30,
	2010	2009

Statutory rate	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	3.5	2.7
Bank-owned life insurance	(1.2)	-
Stock compensation plans	(1.0)	(2.8)
Other, net	0.3	0.2

Effective tax rates	35.6%	34.1%

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (continued)

The components of the net deferred tax asset at June 30, 2010 and 2009, included in other assets, are as follows:

	2010	2009
	(In thousands)
Deferred tax assets:
Federal	$842	$827
State	245	211
	1,087	1,038
Deferred tax liabilities:
Federal	(511)	(413)
State	(111)	(86)
	(622)	(499)

Net deferred tax asset	$465	$539

At June 30, 2010 and 2009, the tax effects of each item that gives rise to deferred taxes are as follows:

	2010	2009
	(In thousands)

Deferred compensation	$366	$320
Net unrealized gain on securities
available for sale	(105)	(73)
Depreciation and amortization	(357)	(371)
Allowance for loan losses	669	581
Mortgage servicing rights	(89)	(46)
Alternative minimum tax credit	-	52
Other, net	(19)	76

Net deferred tax asset	$465	$539

A summary of the change in the net deferred tax asset is as follows:

	Years Ended June 30,
	2010	2009
	(In thousands)

Balance at beginning of year	$539	$694
Deferred tax provision	(42)	(71)
Deferred tax effects of net unrealized
gain on securities available for sale	(32)	(84)

Balance at end of year	$465	$539

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

At June 30, 2010, the Company has a capital loss carryover of $51,000, which expires on June 30, 2011. A deferred tax asset of $17,000 attributable to this carryover has been offset by a valuation reserve in the same amount.

The federal income tax reserve for loan losses at the Company’s base year is $723,000.  If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve), would be subject to taxation in the fiscal year in which used.  As the Company intends to use the reserve solely to absorb loan losses, a deferred tax liability of $289,000 has not been provided.

12.          MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Federal savings and loan holding companies are not subject to any regulatory capital requirements by the Office of Thrift Supervision.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and tangible capital (as defined) to tangible assets (as defined).  Management believes, as of June 30, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

As of June 30, 2010, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.  The Bank’s actual capital amounts and ratios as of June 30, 2010 and 2009 are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At June 30, 2010

Total Capital to Risk Weighted Assets	$18,645	11.4%	$13,060	8.0%	$16,326	10.0%

Tier 1 Capital to Risk Weighted Assets	17,058	10.4	6,530	4.0	9,795	6.0

Tier 1 Capital to Average Assets	17,058	8.5	8,050	4.0	10,062	5.0

Tangible Capital to Tangible Assets	17,058	8.1	3,170	1.5	N/A	N/A

At June 30, 2009

Total Capital to Risk Weighted Assets	$16,906	11.3%	$12,015	8.0%	$15,018	10.0%

Tier 1 Capital to Risk Weighted Assets	15,551	10.4	6,007	4.0	9,011	6.0

Tier 1 Capital to Average Assets	15,551	8.0	7,779	4.0	9,724	5.0

Tangible Capital to Tangible Assets	15,551	7.7	3,016	1.5	N/A	N/A

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

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

The Office of Thrift Supervision, as the primary federal regulator of federal savings banks, periodically recommends certain of those institutions take voluntary steps to reduce risk to the institutions and the federal deposit insurance fund. In light of the current economic environment, the Office of Thrift Supervision requested and the Bank’s board of directors agreed on October 27, 2008, to certain voluntary constraints on the Bank’s leveraged growth strategy. The Office of Thrift Supervision has agreed to revisit these voluntary constraints from time to time. The voluntary constraints are as follows: (i) the Bank will maintain a Tier 1 (core) capital ratio of at least 7.1%; and (ii) in the event the Tier 1 (core) capital ratio decreases below 7.5%, the ratio of “high-risk” loans, as defined, to Tier 1 (core) capital would not exceed 350%; the ratio of classified assets to Tier 1 (core) capital (plus the allowance for loan losses) would not exceed 15%; and the ratio of nonperforming assets to total assets would not exceed 1.5%. As of June 30, 2010, the Bank was in compliance with the requested targets. The Company has approximately $600,000 of cash available to down-stream to the Bank to support its future capital needs.

13.          EMPLOYEE BENEFIT PLANS

401(k) plan

The Bank provides a savings and retirement plan for employees, which qualifies under Section 401(k) of the Internal Revenue Code.  All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.  The plan provides for voluntary contributions by participating employees ranging from 1% to 75% of their compensation, subject to certain limitations.  In addition, the Bank will make a matching contribution, equal to 50% of the employee’s contribution.  The Bank’s matching contribution will not exceed 3% of an employee’s salary.  In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee’s salary.  For the years ended June 30, 2010 and 2009, expense attributable to the plan amounted to $125,000 and $96,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Incentive plan

The Bank has an Incentive Plan (the “Plan”) whereby all employees are eligible to receive a payment if the Bank meets or exceeds certain base standards of performance for its fiscal year.  The structure of the Plan is to be reviewed on an annual basis by the Board of Directors.  Incentive compensation expense for the years ended June 30, 2010 and 2009 amounted to $113,000 and $97,000, respectively.

Executive supplemental retirement agreements

The Bank has entered into supplemental retirement agreements with certain executive officers, which provide for the payment of specified benefits upon retirement or early termination, as defined in the agreements. For the years ended June 30, 2010 and 2009, total expense applicable to these agreements amounted to $114,000 and $102,000, respectively.

Employee Stock Ownership Plan

The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least one year of employment with the Bank.  Benefits may be paid in shares of common stock or in cash, subject to the employees’ right to demand shares.

The ESOP has a loan agreement with the Company whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company’s common stock.  At June 30, 2010, the loan has five remaining annual principal and interest payments of $117,000 and one payment of $57,000, all of which are due on the last business day of the respective year.  The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Employee Stock Ownership Plan (concluded)

The remaining principal balance on the ESOP debt at June 30, 2010, is payable as follows:

Years Ending
June 30,	Amount
(In thousands)

2011	$76
2012	83
2013	89
2014	97
2015	104
Thereafter	53

$502

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid.  Total compensation expense applicable to the ESOP amounted to $41,000 and $39,000 for the years ended June 30, 2010 and 2009, respectively.

Shares held by the ESOP at June 30, 2010 and 2009 are as follows:

	2010	2009

Allocated	54,999	46,807
Committed to be allocated	4,096	4,096
Unallocated	40,886	49,078
Paid out to participants	(8,613)	(8,527)

	91,368	91,454

Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP.  The fair value of unallocated ESOP shares at June 30, 2010 and 2009 is $204,000 and $196,000, respectively. No dividends have been paid to date by the Company.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plans

In accordance with the Company’s 2009 Equity Incentive Plan, the Company awarded 25,000 stock options and 25,000 shares of restricted stock to eligible participants on February 22, 2010.  The 2009 Plan provides for total awards of 250,000 shares of the Company’s common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that shares of stock used to fund stock options greater than 136,085 shares must be obtained through stock repurchases and shares of stock used to fund restricted stock awards greater than 54,434 shares must be obtained through stock repurchases.

The exercise price of each option will be equal to or greater than the market price of the Company’s stock on the date of grant and the maximum term of each option is ten years.  Vesting periods for options and restricted stock granted to directors and officers are three years and five years, respectively, from the date of grant.

The fair value of the stock options granted in fiscal 2010 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

2010

Expected dividends	-%
Expected term	6.4 years
Expected volatility	34%
Risk-free interest rate	3.80%

The expected volatility is based on historical volatility.  The risk-free interest rates for periods consistent with the expected term of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected term is determined using the average of the mathematical mean of the vesting period and the full term of the option rather than estimating based on historical experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plans (continued)

The following table presents the activity for the 2009 Plan as of and for the year ended June 30, 2010:

					Non-vested
	Stock Options				Restricted Stock
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractural Term (years)	Aggregate Intrinsic Value	Number of Shares	Weighted Average Grant Date Value

Oustanding at beginning
of year	-	$-			-	$-

Granted	25,000	$6.72			25,000	$5.20

Forfeited	(1,000)	$6.72			(1,000)	$5.20

Oustanding at end of year	24,000	$6.72	9.64	$-	24,000	$5.20

Options exercisable at
end of year	-	$-	-	$-

As of June 30, 2010, unrecognized share-based compensation expense related to non-vested options amounted to $47,000 and the unrecognized share-based compensation expense related to non-vested restricted stock amounted to $115,000.  Both amounts are expected to be recognized over a weighted average period of 4.1 years.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (concluded)

Share-based compensation plans (concluded)

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $5.00 as of June 30, 2010 which would have been received by the option holders had all option holders exercised their options as of that date.  There were no in-the-money options exercisable as of June 30, 2010; therefore the options have no intrinsic value.

For the year ended June 30, 2010, the Company recognized compensation expense for stock options of $4,000 with a related tax benefit of $700.  For the year ended June 30, 2010, the Company recognized compensation expense for restricted stock awards of $10,000, with a related tax benefit of $4,000.

14.          COMMITMENTS AND CONTINGENCIES

Loan commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.  The Bank’s exposure to credit loss is represented by the contractual amount of the instruments.  The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.  At June 30, 2010 and 2009, financial instruments whose contract amounts represent credit risk consist of the following:

	2010	2009
	(In thousands)

Commitments to grant loans	$10,953	$6,762
Unadvanced funds on home equity lines of credit	10,617	11,731
Unadvanced funds on commercial lines of credit	2,663	2,989
Unadvanced funds on construction loans	5,728	5,691
Unadvanced funds on other unsecured personal
lines of credit	493	512
Unadvanced funds on commercial real estate loans	70	-
Unadvanced funds on residential real estate loans	17	-

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for all lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s credit worthiness on a case-by-case basis.  Substantially all of these financial instruments, except for unadvanced lines of credit on unsecured personal loans and commercial lines of credit, are secured by real estate.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (concluded)

Lease commitments

Pursuant to the terms of non-cancelable lease agreements in effect at June 30, 2010, pertaining to branch facilities, future minimum rental payments are as follows:

Years Ending
June 30,	Payments
(In thousands)

2011	$167
2012	173
2013	172
2014	171
2015	170
Thereafter	1,285

$2,138

One of the leases contains an option to extend for ten additional years.  The cost of such rentals is not included above.

Rental expense amounted to $171,000 and $165,000 for the years ended June 30, 2010 and 2009, respectively.

Employment agreements

The Bank has entered into employment agreements with its Chief Executive Officer and Chief Financial Officer, with initial terms of thirty-six months, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received upon certain termination events, including a change in control, as defined in the agreements.  The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations.  In addition, the Bank has entered into a change in control agreement with an officer of the Bank with an initial term of twelve months, which provides for a lump sum severance payment, subject to certain conditions.  These agreements are automatically renewed annually unless a notice of non-renewal is issued upon recommendation from the Board of Directors.

Other contingencies

Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial position.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.          LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank grants loans to its Executive Officers and Directors and their affiliates.  Activity for the years indicated is as follows:

	Years Ended June 30,
	2010	2009
	(In thousands)

Beginning balance	$4,759	$4,769
Originations	125	160
Payments and change in status	(406)	(170)

Ending balance	$4,478	$4,759

16.	DERIVATIVE FINANCIAL INSTRUMENTS

Mortgage loan commitments

The Company enters into commitments to originate mortgage loans for sale and uses forward commitments to sell such loans, both of which represent derivative instruments. These instruments involve both credit and market risk.

Commitments to originate loans require the Company to originate a loan at an interest rate that may or may not be fixed upon completion of various underwriting requirements. At June 30, 2010, the Company had $3,300,000 in outstanding commitments to grant mortgage loans that are intended to be sold and the fair value of such commitments is an asset of $84,000.

Forward commitments to sell loans require the Company to make delivery at a specific future date of a specified amount, at a specified price or yield. At June 30, 2010, such commitments amounted to $4,900,000 and the fair value of such commitments was a liability of $70,000.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DERIVATIVE FINANCIAL INSTRUMENTS (concluded)

Mortgage loan commitments (concluded)

The following table presents the fair values of derivative instruments in the balance sheet.

	June 30, 2010
	Assets		Liabilities
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives not designated
as hedging instruments:

Derivative loan commitments	Other assets	$84	N/A	$-

Forward loan sale commitments	N/A	-	Accrued expenses and other liabilities	70

Total derivatives not designated
as hedging instruments		$84		$70

The Company records the value of outstanding derivative loan commitments and forward loan sale commitments at the end of each quarterly reporting period.  As a result, such commitments that are both entered into and resolved during the quarter are captured in the realized gain or loss on the sale of the related loan.  Included in mortgage banking income for the year ended June 30, 2010, are realized gains and losses on sales of loans and derivative valuation adjustments aggregating $356,000.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.          FAIR VALUE OF ASSETS AND LIABILITIES

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

Determination of fair value

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

Securities: Fair values for the Company's debt securities are obtained from a third-party pricing service and are based on models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. No further adjustments to such values are made by the Company.

Federal Home Loan Bank stock: Fair value is based on redemption provisions of the FHLB of Boston. The FHLB stock has no quoted market value.

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Determination of fair value (concluded)

Capitalized mortgage servicing rights: Fair value is based on a quarterly, third-party valuation model that calculates the present value of estimated future net servicing income. The model utilizes a variety of assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Public Securities Association and modeled against the serviced loan portfolio by the third party valuation specialist. The discount rate is the quarterly average 10-year U.S. Treasury rate plus 5.0% and adjusted to reflect the current credit spreads and conditions in the market. Other assumptions include delinquency rates, foreclosure rates, servicing cost inflation, and annual unit loan cost. All assumptions are adjusted periodically to reflect current circumstances.

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

Forward loan sale commitments and derivative loan commitments: Fair value is determined using secondary market pricing, including expected normal servicing rights. In estimating fair value, the Bank assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Off-balance-sheet instruments:  Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  At June 30, 2010 and 2009, the fair value of commitments outstanding is not significant since fees charged are not material.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Assets and liabilities measured at fair value on a recurring basis

Assets measured at fair value on a recurring basis at June 30, 2010 and 2009 are summarized below.

				Total
				Assets
	Level 1	Level 2	Level 3	at Fair Value
At June 30, 2010	(In thousands)

Assets
Securities available for sale	$-	$10,925	$-	$10,925
Derivative loan commitments	-	-	84	84
Total assets	$-	$10,925	$84	$11,009

Liabilities
Forward loan sale commitments	$-	$-	$70	$70

At June 30, 2009

Assets
Securities available for sale	$-	$9,528	$-	$9,528

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Assets and liabilities measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets.  There are no liabilities measured at fair value on a non-recurring basis at June 30, 2010 and 2009.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of June 30, 2010 and 2009. The fair value adjustments represent the amount of write down recorded during fiscal 2010 and 2009 on the assets held at June 30, 2010 and 2009, respectively.

				Year Ended
				June 30, 2010
				Fair Value
	Level 1	Level 2	Level 3	Adjustments
	(In thousands)

Impaired loans	$-	$-	$73	$21

				Year Ended
				June 30, 2009
				Fair Value
	Level 1	Level 2	Level 3	Adjustments
	(In thousands)

Impaired loans	$-	$-	$357	$(51)

Gains and losses applicable to impaired loans are based on the appraised value of the underlying collateral considering discounting factors, if deemed appropriate, and as adjusted for selling costs. These appraised values may be discounted based on management’s historical knowledge, expertise or changes in market conditions from time of valuation. Fair value adjustments are reflected in the provision for loan losses.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

Summary of Fair Value of Financial Instruments

The estimated fair values and related carrying amounts of the Company’s financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements.  Accordingly, the aggregate fair value amounts presented herein may not necessarily represent the underlying fair value of the Company.

	At June 30,
	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$7,340	$7,340	$11,356	$11,356
Securities available for sale	10,925	10,925	9,528	9,528
Securities held to maturity	3,718	3,927	4,959	5,101
FHLB stock	3,111	3,111	3,111	3,111
Loans held for sale	1,559	1,559	269	274
Loans, net	175,867	181,276	163,825	164,670
Accrued interest receivable	794	794	714	714
Capitalized mortgage servicing rights	222	237	116	119

Financial liabilities:
Deposits	147,286	148,511	141,126	143,018
Securities sold under agreements
to repurchase	407	407	520	520
Short-term FHLB advances	7,250	7,250	-	-
Long-term FHLB advances	35,711	36,430	40,268	40,967
Accrued interest payable	115	115	148	148

On-balance sheet derivative
financial instruments:
Derivative loan commitments
- Assets	84	84	-	-
Forward loan sale commitments
- Liabilities	70	70	-	-

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.          CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The condensed balance sheets of the parent company are as follows:

BALANCE SHEETS
	At June 30,
	2010	2009
	(In thousands)

ASSETS

Non-interest bearing deposit in the Bank	$635	$1,083
Loan to the Bank ESOP	502	573
Investment in subsidiary	17,251	15,687
Other assets	1	1

Total assets	$18,389	$17,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities	$21	$27
Stockholders' equity	18,368	17,317

Total liabilities and stockholders' equity	$18,389	$17,344

The condensed statements of net income of the parent company are as follows:

STATEMENTS OF INCOME
	Years Ended June 30,
	2010	2009
	(In thousands)

Interest income -ESOP loan	$46	$51
Non-interest expense	66	51
Loss before income taxes and equity in undistributed
net income of the Bank	(20)	-
Applicable income tax benefit	7	-

Loss before equity in undistributed net income
of subsidiary	(13)	-

Equity in undistributed net income of subsidiary	952	350

Net income	$939	$350

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

The condensed statements of cash flows of the parent company are as follows:

	Years Ended June 30,
	2010	2009
	(In thousands)

Cash flows from operating activities:
Net income	$939	$350
Adjustments to reconcile net income to net cash
provided by operating activities:
Repayment of ESOP loan	71	65
Equity in undistributed income of subsidiary	(952)	(350)
Other, net	(6)	(4)
Net cash provided by operating activities	52	61

Cash flows from investing activities:
Capital contribution to the Bank	(500)	(750)
Net cash used by investing activities	(500)	(750)

Net change in cash and cash equivalents	(448)	(689)

Cash and cash equivalents at beginning of year	1,083	1,772

Cash and cash equivalents at end of year	$635	$1,083

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

19.          QUARTERLY DATA (UNAUDITED)

A summary of consolidated operating results on a quarterly basis is as follows:

	Years Ended June 30,
	2010				2009
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)

Interest and dividend income	$2,806	$2,694	$2,622	$2,612	$2,638	$2,677	$2,686	$2,550
Interest expense	872	864	913	1,031	1,120	1,217	1,204	1,168

Net interest income	1,934	1,830	1,709	1,581	1,518	1,460	1,482	1,382
Provision for loan losses	76	89	163	33	66	4	91	87

Net interest income, after
provision for loan losses	1,858	1,741	1,546	1,548	1,452	1,456	1,391	1,295
Non-interest income	251	310	285	239	319	218	185	148
Non-interest expenses	1,596	1,599	1,597	1,528	1,546	1,566	1,416	1,405

Income before income taxes	513	452	234	259	225	108	160	38

Income tax provision	178	166	74	101	69	33	53	26

Net income	$335	$286	$160	$158	$156	$75	$107	$12

Income per share:
Basic and diluted	$0.13	$0.11	$0.06	$0.06	$0.06	$0.03	$0.04	$-

(THIS PAGE LEFT INTENTIONALLY BLANK)

NOTES

NOTES

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
Charles R. Shediac, Senior Vice President and Chief Loan Officer
James T. Allen, Vice President/Management Information System

INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	LEGAL COUNSEL
Wolf & Company, P.C.	Luse Gorman Pomerenk & Schick, P.C.
99 High Street	5335 Wisconsin Avenue, N.W.
Boston, MA 02110	Suite 780
(617) 439-9700	Washington, DC 20015
(202) 274-2000

REGISTRAR AND TRANSFER AGENT	STOCK LISTING
Registrar and Transfer Company	OTC BULLETIN BOARD
10 Commerce Drive	SYMBOL: GTWN
Cranford, NJ 07016	WWW.OTCBB.COM
(800) 368-5948
www.rtco.com

CONTACT OUR TRANSFER AGENT DIRECTLY FOR ASSISTANCE IN CHANGING YOUR ADDRESS, ELIMINATION OF DUPLICATE MAILINGS, TRANSFERRING STOCK, OR REPLACING LOST, STOLEN OR DESTROYED STOCK CERTIFICATES.

ANNUAL REPORT ON FORM 10-K
Additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, are available upon written request to:

Joseph W. Kennedy
Senior Vice President, Chief Financial Officer and Treasurer
Georgetown Bancorp, Inc.
2 East Main Street
Georgetown, MA 01833

Branch Locations

Georgetown

2 East Main Street
Georgetown, MA 01833
(978) 352-8600

North Andover

75 Turnpike Street
North Andover, MA 01845
(978) 557-1679

Rowley

303 Haverhill Street
Rowley, MA 01969
(978) 948-8602

www.georgetownsb.com

Georgetown	North Andover	Rowley