Form 10-K, Exhibit 13
period 2010-12-31
Georgetown Bancorp, Inc.
filed 2011-03-31
CIK 1302709

Exhibit 13

Annual Report

December 31, 2010

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

Table of Contents

Message from the President	4

Selected Financial Information	6

Management's Discussion and Analysis of Financial Condition
and Results of Operations	7

Reports of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-4

Consolidated Statements of Income	F-5

Consolidated Statements of Changes in Stockholders' Equity	F-6

Consolidated Statements of Cash Flows	F-7

Notes to Consolidated Financial Statements	F-9

Message from the President

On behalf of the Board of Directors and all of our dedicated employees, I am pleased to present the December 31, 2010 Annual Report of Georgetown Bancorp, Inc. This interim Annual Report covers the period from July 1, 2010 to December 31, 2010, as a result of our process to convert to a calendar year end for financial reporting purposes.

I am pleased to report that the Georgetown Savings Bank continued to improve its operating results during this interim period and has now achieved several consecutive quarters of improved financial results. Although there are signs of an improving economy and we are confident that we will meet the challenges ahead, we remain cautious about the near term economic outlook and the potential negative effects on the banking industry associated with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Despite increased regulatory risk and a struggling economy, we remained focused on our customers, community, and continued successful execution of our strategic plan.

As stated in our fiscal 2010 Annual Report, our primary objective was to generate further earnings improvement through the continued growth of our commercial loan portfolio, while maintaining our high credit standards, continued growth of core deposits, expanding our net interest income, and growth of non-interest income through increased emphasis on our mortgage banking operation. These objectives continued to take center stage during the interim period.

Commercial and construction loans grew another 7% during the interim period and were 51% of total loans as of December 31, 2010, compared to 48% of total loans as of June 30, 2010. Asset quality remained strong with non-performing loans well below industry averages. We continue to maintain conservative underwriting standards and a high percentage of our commercial loans are well-collateralized by residential 1-4 family and multi-family real estate.

Core deposits continued to expand, as we continued to promote our Prime and 24/7 checking accounts with free LifeLock® Proactive Identity Theft Protection service for the life of the account. Core deposits grew another 10% during the interim period. Our net interest income continued to expand, increasing by 24% during the six months ended December 31, 2010, compared to the same period in 2009.

The expansion of our mortgage banking operation continued to provide a boost to non-interest income during the interim period. The sale of residential mortgages, while retaining the servicing of those mortgages, allows us to finance the dream of homeownership for a larger number of customers. In addition, we are creating a larger customer base from which to cross-sell other bank services. Total mortgage banking income increased 130%, contributing to an overall 49% increase in non-interest income comparing the six months ended December 31, 2010 to the same period for 2009. Going forward, we expect increasing revenues from our mortgage banking operation through expansion of our origination team.

Our success in achieving our targeted objectives resulted in a $514,000 or 162% increase in our after-tax net income comparing the six months ended December 31, 2010 to the same period for 2009.

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

Sincerely,

/s/ Robert E. Balletto
Robert E. Balletto
President/Chief Executive Officer

Selected Financial Information

	At December 31,	At June 30,
	2010	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$205,015	$211,545	$201,191
Cash and cash equivalents	3,298	7,340	11,356
Loans receivable, net	178,524	175,867	163,825
Allowance for loan losses	1,651	1,676	1,455
Investment securities	10,421	14,643	14,487
Deposits	151,463	147,286	141,126
Borrowings (1)	32,173	43,368	40,788
Total stockholders' equity	19,169	18,368	17,317

	Six Months Ended December 31,		Years Ended June 30,
	2010	2009	2010	2009
		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$5,679	$5,234	$10,734	$10,551
Interest expense	1,594	1,944	3,680	4,709
Net interest income	4,085	3,290	7,054	5,842
Provision for loan losses	23	196	361	248
Net interest income, after
provision for loan losses	4,062	3,094	6,693	5,594
Non-interest income	778	524	1,085	870
Non-interest expense	3,497	3,125	6,320	5,933
Income before income taxes	1,343	493	1,458	531
Income tax provision	511	175	519	181
Net income	$832	$318	$939	$350

Net income per share: Basic and diluted	$0.32	$0.12	$0.36	$0.14

	At or For the Six Months		At or For the Years
	Ended December 31, (2)		Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.80%	0.32%	0.47%	0.18%
Return on equity (ratio of net income to average equity)	8.87%	3.63%	5.30%	2.05%
Interest rate spread (3)	3.89%	3.22%	3.41%	2.85%
Net interest margin (4)	4.13%	3.55%	3.70%	3.19%
Efficiency ratio (5)	71.92%	81.93%	77.64%	88.39%
Non-interest expense to average total assets	3.36%	3.18%	3.14%	3.05%
Average interest-earning assets to average interest-bearing liabilities	115.37%	115.40%	115.22%	113.03%

Asset Quality Ratios:
Non-performing assets to total assets	0.15%	0.37%	0.21%	0.37%
Non-performing loans to total loans	0.14%	0.40%	0.21%	0.45%
Allowance for loan losses to non-performing loans	652.57%	236.85%	452.97%	197.42%
Allowance for loan losses to total loans	0.92%	0.95%	0.94%	0.88%

Capital Ratios:
Stockholders' equity to total assets at end of period	9.35%	8.85%	8.68%	8.61%
Total capital to risk-weighted assets (6)	12.30%	11.30%	11.40%	11.30%
Tier 1 capital to risk-weighted assets (6)	11.30%	10.30%	10.40%	10.40%
Tier 1 capital to average assets (6)	8.60%	8.10%	8.50%	8.00%

1.	Includes securities sold under agreements to repurchase.
2.	Percentage calculations for the six month periods have been annualized.
3.	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
4.	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
5.	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
6.	Calculation is for Georgetown Savings Bank.

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

The positive profitability trend of Georgetown Bancorp, Inc. (“the Company”) continued during six month period ended December 31, 2010, as our net interest income continued to expand, increasing 24.2% from the six month period ended December 31, 2009. Net interest income improvement resulted from lower funding costs, as well as an increase in our commercial loan volume. Asset quality remained strong, which limited the impact of the provision for loan losses on net income. The Company continued to increase its mortgage banking operation through the selling of residential loans in the secondary market, which continued to have a positive impact on profitability, interest rate risk management and our liquidity position. The Company’s strategy is to sell the majority of the residential loans on a servicing-retained basis, which is expected to enhance the Company’s cross-selling efforts with these customers. Despite the persistent, poor economic climate, our outlook for the Company’s future remains positive.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions made by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a monthly basis by management and is based upon management’s monthly review of the collectability of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  Additionally, as part of the evaluation of the level of the allowance for loan losses, on a quarterly basis management analyzes several qualitative loan portfolio risk factors including, but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

Loan quality continued to remain stable, as net loan charge-offs as a percentage of average loans was 0.03% for the six months ended December 31, 2010 and 0.03% for the six months ended December 31, 2009.

The allowance for loan losses was $1.7 million, or 0.92% of loans outstanding at December 31, 2010, as compared with $1.7 million, or 0.94% of loans outstanding at June 30, 2010.

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

Comparison of Financial Condition at December 31, 2010 and June 30, 2010

Our total assets decreased by $6.5 million, or 3.1%, to $205.0 million at December 31, 2010, from $211.5 million at June 30, 2010. The decrease in total assets resulted primarily from decreases in cash, short-term investments, securities available for sale and securities held to maturity, partially offset by increases in net loans receivable. The increase in net loans receivable of $2.7 million, or 1.5%, to $178.5 million at December 31, 2010, was primarily due to increases in commercial real estate loans collateralized by one-to-four family investment properties, commercial business loans and commercial real estate loans collateralized by commercial properties, partially offset by decreases in residential one-to-four family loans and construction loans. Commercial real estate loans collateralized by residential one-to-four family investment  properties, increased $4.8 million or 68.0%, to $11.9 million at December 31, 2010, from $7.1 million at June 30, 2010. Commercial business loans increased $1.5 million or 13.3%, to $12.5 million at December 31, 2010, from $11.0 million at June 30, 2010. Commercial real estate loans collateralized by commercial properties, increased $1.2 million or 4.3%, to $27.7 million at December 31, 2010, from $26.5 million at June 30, 2010. One-to-four family residential loans decreased $3.7 million or 5.0%, to $70.7 million at December 31, 2010, from $74.4 million at June 30, 2010, as customer prepayments were fueled by the low interest rate environment and the Company continued to sell the majority of residential loan originations in the secondary mortgage market. Construction loans decreased $1.2 million or 4.5%, to $25.2 million at December 31, 2010. The majority of construction loans, 97.1%, are collateralized by residential one-to-four family investment and multi-family properties. Commercial real estate loans collateralized by residential multi-family properties, decreased $36,000 or 0.3%, to $14.1 million at December 31, 2010. The Company has had continued success in implementing its strategic plan of increasing our commercial business activities and the development of our mortgage banking operation.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated.

	At December 31,		At June 30,
	2010		2010		2009		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Residential loans:
One-to-four family	$70,685	39.25%	$74,390	41.92%	$82,140	49.74%	$88,992	59.35%	$93,806	72.97%	$94,417	72.84%
Home equity loans
and lines of credit	17,305	9.61	17,251	9.72	16,592	10.05	11,565	7.71	10,304	8.01	10,614	8.19
Total residential mortgage loans	87,990	48.86	91,641	51.64	98,732	59.79	100,557	67.06	104,110	80.98	105,031	81.03

Commercial loans:
One-to-four family investment property	11,892	6.60	7,080	3.99	4,795	2.90	1,953	1.30	-	-	-	-
Multi-family real estate	14,121	7.84	14,085	7.94	8,226	4.98	3,601	2.40	975	0.76	-	-
Commercial real estate	27,688	15.38	26,535	14.95	21,525	13.04	17,380	11.59	13,581	10.56	11,891	9.17
Commercial business	12,475	6.93	11,010	6.21	8,364	5.06	5,595	3.73	2,157	1.68	1,473	1.14
Total commercial loans	66,176	36.75	58,710	33.09	42,910	25.98	28,529	19.02	16,713	13.00	13,364	10.31

Construction loans:
One-to-four family	16,725	9.29	15,873	8.95	13,327	8.07	11,210	7.47	2,589	2.01	9,411	7.26
Multi-family	7,730	4.29	7,161	4.03	2,786	1.69	7,293	4.86	2,833	2.20	-	-
Non-residential	733	0.41	3,329	1.88	7,042	4.26	1,883	1.26	1,565	1.22	1,179	0.91
Total construction loans	25,188	13.99	26,363	14.86	23,155	14.02	20,386	13.59	6,987	5.43	10,590	8.17

Consumer	726	0.40	719	0.41	353	0.21	498	0.33	763	0.59	630	0.49

Total loans:	180,080	100.00%	177,433	100.00%	165,150	100.00%	149,970	100.00%	128,573	100.00%	129,615	100.00%

Other items:
Net deferred loan costs	95		110		130		151		165		179
Allowance for loan losses	(1,651)		(1,676)		(1,455)		(1,212)		(1,079)		(1,016)

Total loans, net	$178,524		$175,867		$163,825		$148,909		$127,659		$128,778

Short-term investments decreased $1.7 million, or 47.8%, to $1.8 million at December 31, 2010, from $3.5 million at June 30, 2010, as overnight funds were used to fund loan demand. Securities available for sale decreased $3.7 million, or 33.9%, to $7.2 million at December 31, 2010 and securities held to maturity decreased $516,000, or 13.9%, to $3.2 million at December 31, 2010, as cashflows from security maturities were used to fund loan demand and to pay off maturing Federal Home Loan Bank (“FHLB”)  advances.

Total deposits increased $4.2 million, or 2.8%, to $151.5 million at December 31, 2010, from $147.3 million at June 30, 2010, primarily due to increases in money market deposit accounts, NOW accounts and demand deposits, partially offset by a decrease in term certificates and savings accounts. The increases in money market deposit accounts, NOW accounts and demand deposits were substantially related to the introduction of a new relationship banking program that featured free identity theft protection for account holders. Money market deposit accounts increased $6.6 million, or 12.9%, to $57.4 million at December 31, 2010. NOW accounts increased $1.6 million, or 11.9%, to $15.1 million at December 31, 2010 and demand deposits increased $1.2 million, or 7.9%, to $16.6 million at December 31, 2010. Term certificates decreased $5.1 million, or 9.3%, reflecting consumers’ desires to remain liquid, given the low interest rate environment. Our advances from the FHLB decreased $11.3 million, or 26.3%, to $31.7 million at December 31, 2010, from $43.0 million at June 30, 2010, as cashflows from security maturities and deposit increases were used to pay off maturing advances. Short-term advances decreased $3.7 million and long-term advances decreased $7.5 million.

 Stockholders’ equity increased $801,000, or 4.4%, to $19.2 million at December 31, 2010, from $18.4 million at June 30, 2010. The increase in stockholders’ equity reflected net income of $832,000 for the six months ended December 31, 2010, partially offset by a decrease in accumulated other comprehensive income of $73,000 to $120,000 at December 31, 2010, due to market interest rate changes. There were $185,000 and $298,000 in net pre-tax unrealized gains on securities available for sale at December 31, 2010 and June 30, 2010, respectively.

Comparison of Financial Condition at June 30, 2010 and 2009

Our total assets increased by $10.4 million, or 5.1%, to $211.5 million at June 30, 2010, from $201.2 million at June 30, 2009. The increase in total assets resulted primarily from increases in net loans receivable and securities available for sale, partially offset by decreases in short-term investments and securities held to maturity. The increase in net loans receivable of $12.0 million, or 7.3%, to $175.9 million at June 30, 2010, was primarily due to increases in commercial real estate loans collateralized by residential multi-family and one-to-four family investment properties, commercial real estate loans collateralized by commercial properties, construction loans and commercial loans, partially offset by decreases in residential one-to-four family loans. Commercial real estate loans collateralized by residential multi-family properties, increased $5.9 million, or 71.2%, to $14.1 million at June 30, 2010, from $8.2 million at June 30, 2009. Commercial real estate loans collateralized by commercial properties, increased $5.0 million, or 23.3%, to $26.5 million at June 30, 2010, from $21.5 million at June 30, 2009. Commercial real estate loans collateralized by residential one-to-four family investment properties, increased $2.3 million, or 47.6%, to $7.1 million at June 30, 2010, from $4.8 million at June 30, 2009. Construction loans increased $3.2 million, or 13.9%, to $26.4 million at June 30, 2010. The majority of construction loans, 87.4%, are collateralized by residential one-to-four family investment and multi-family properties. Commercial business loans increased $2.6 million, or 31.6%, to $11.0 million at June 30, 2010, from $8.4 million at June 30, 2009. One-to-four family residential loans decreased $7.7 million, or 9.4%, to $74.4 million at June 30, 2010, from $82.1 million at June 30, 2009, as customer prepayments were fueled by the low interest rate environment and the Company continued to sell the majority of residential loan originations in the secondary mortgage market. The Company has had continued success in implementing its strategic plan of increasing our commercial business activities and the development of our mortgage banking operation.

Short-term investments decreased $4.5 million, or 56.7%, to $3.5 million at June 30, 2010, from $8.0 million at June 30, 2009, as a temporary increase in overnight funds was used to fund loan demand. Securities available for sale increased $1.4 million, or 14.7%, to $10.9 million at June 30, 2010 and securities held to maturity decreased $1.2 million, or 25.0%, to $3.7 million at June 30, 2010, as cashflows from security maturities were reinvested in securities available for sale.

Total deposits increased $6.2 million, or 4.4%, to $147.3 million at June 30, 2010, from $141.1 million at June 30, 2009, primarily due to increases in money market deposit accounts, NOW accounts and savings accounts, partially offset by a decrease in term certificates. The increases in money market deposit accounts, NOW accounts and savings accounts were substantially related to the introduction of a new relationship banking program that featured free identity theft protection for account holders. Money market deposit accounts increased $4.9 million, or 10.7%, to $50.9 million at June 30, 2010. NOW accounts increased $1.6 million, or 13.7%, to $13.5 million at June 30, 2010 and savings accounts increased $1.3 million, or 11.5%, to $12.3 million at June 30, 2010. Term certificates decreased $1.4 million, or 2.4%, reflecting consumers’ desires to remain liquid, given the low interest rate environment. Our advances from the FHLB increased $2.7 million, or 6.7%, to $43.0 million at June 30, 2010, from $40.3 million at June 30, 2009, as proceeds from the advances were used to fund loan originations. Short-term advances increased $7.3 million and long-term advances decreased $4.6 million, as management shortened the maturities of advances to take advantage of the low interest rate environment.

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

Comparison of Operating Results for the Six Month Period Ended December 31, 2010 and 2009

General. Net income for the six months ended December 31, 2010 was $832,000, compared to $318,000 for the six months ended December 31, 2009, resulting in a $514,000, or 162.0%, increase in net income. The increase was primarily related to an increase in net interest income and non-interest income, partially offset by an increase in non-interest expense and income tax expense.

Interest Income. Interest income increased by $445,000, or 8.5%, to $5.7 million for the six months ended December 31, 2010. The increase in interest income resulted primarily from an increase in interest income from loans receivable, partially offset by a decrease in interest and dividend income from securities. The increase in interest income reflected a $12.1 million, or 6.5%, increase in the average balance of interest-earning assets to $197.6 million for the six months ended December 31, 2010, from $185.5 million for the six months ended December 31, 2009 and by an 11 basis point increase in the average yield on interest-earning assets to 5.75% for the six months ended December 31, 2010, from 5.64% for the six months ended December 31, 2009, reflecting the continued change in the loan portfolio composition to higher-yielding commercial real estate loans in a declining interest rate market.

Interest income from loans receivable increased $526,000, or 10.7%, to $5.4 million for the six months ended December 31, 2010, from $4.9 million for the six months ended December 31, 2009. The increase was due to a $15.2 million, or 9.2%, increase in the average balance of loans receivable for the six months ended December 31, 2010 to $179.9 million from $164.7 million and by an 8 basis point increase in the average yield to 6.05% from 5.97%. Interest and dividend income from investment securities decreased $81,000, or 25.6%, to $235,000 for the six months ended December 31, 2010, from $316,000 for the six months ended December 31, 2009. The decrease resulted from a $3.4 million, or 18.2%, decrease in the average balance of investment securities to $15.1 million for the six months ended December 31, 2010, from $18.5 million for the six months ended December 31, 2009, as well as a 31 basis point decrease in the average yield to 3.11% from 3.42%.

Interest Expense. Interest expense decreased $350,000, or 18.0%, to $1.6 million for the six months ended December 31, 2010, from $1.9 million for the six months ended December 31, 2009.  The decrease in interest expense resulted from a 56 basis point decrease in the average cost of liabilities to 1.86% from 2.42%, partially offset by a $10.5 million, or 6.6%, increase in the average balance of interest-bearing liabilities to $171.3 million for the six months ended December 31, 2010, from $160.8 million for the six months ended December 31, 2009.

Interest expense on total deposits decreased $154,000, or 13.4%, due to a 44 basis point decrease in the average rate paid on such deposits, partially offset by a $15.6 million, or 12.9%, increase in the average balance of interest-bearing deposits. Deposit interest rates were decreased, as market interest rates remained low throughout the six months ended December 31, 2010. Interest expense on certificates of deposit decreased $263,000, or 28.9%, due to a 90 basis point decrease in the average rate paid and by a $943,000, or 1.7%, decrease in the average balance of such deposits. Interest expense on money market deposits increased $68,000, or 29.3%, due to a $12.1 million, or 28.2%, increase in the average balance of money market accounts and by a 1 basis point increase in the average rate paid on such deposits.  Interest expense on NOW accounts increased $35,000, to $38,000, due to a 48 basis point increase in the average rate paid on such deposits and by a $3.6 million, or 34.7%, increase in the average balance of NOW accounts. The average balance increases in money market deposit and NOW accounts were primarily due to the introduction of a new relationship banking program that featured free identity theft protection for account holders.

Interest expense on FHLB advances decreased $196,000, or 24.8%, due to a 55 basis point decrease in the average rate paid on such advances and by a $5.0 million, or 12.9%, decrease in the average balance of FHLB advances.

Net Interest Income. Net interest income increased $795,000, or 24.2%, to $4.1 million for the six months ended December 31, 2010, from $3.3 million for the six months ended December 31, 2009. The increase was the result of an increase of our net interest margin and an increase in average net interest-earning assets. The increase in our net interest margin reflected the more rapid re-pricing of our interest-bearing liabilities as compared to our interest-earning assets in a downward trending interest rate environment. Our net interest margin increased to 4.13% for the six months ended December 31, 2010, from 3.55% for the six months ended December 31, 2009. Average net interest-earning assets increased $1.6 million, or 6.4%, to $26.3 million for the six months ended December 31, 2010, from $24.8 million for the six months ended December 31, 2009.

Provision for Loan Losses. Management establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses quarterly, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a twelve-month rolling period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. During the year ended June 30, 2010, the Company revised its methodology to identify more categories which have increased risk based on their specific loan type or adverse ratings. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. After an evaluation of these factors, the Company’s provision was $23,000 for the six months ended December 31, 2010, as compared to a $196,000 provision for the six months ended December 31, 2009.

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

Non-interest Income. Non-interest income increased $254,000, or 48.7%, to $778,000 for the six months ended December 31, 2010, as compared to $524,000 for the six months ended December 31, 2009, primarily due to increases in mortgage banking income and income from bank-owned life insurance (“BOLI”), partially offset by a decrease in customer service fees. Mortgage banking income increased $236,000, or 129.9% to $417,000, reflecting the continued development of our mortgage banking function and the low mortgage rate environment, which fueled loan refinancings. Income from BOLI increased $41,000, or 403.8%, to $51,000 for the six months ended December 31, 2010. Income from BOLI for the six months ended December 31, 2009 included a $28,000 loss on investments in variable BOLI policies, which were exchanged for fixed BOLI policies in September 2009. Income from customer service fees decreased $25,000, or 7.2%, to $307,000 for the six months ended December 31, 2010, as compared to $332,000 for the six months ended December 31, 2009. The decrease was primarily due to a $44,000, or 22.2% decrease in fees associated with our overdraft privilege program, partially offset by a $15,000, 18.5% increase in ATM fees. A significant component of customer service fees has been income related to our overdraft privilege program. New and proposed regulations may have a negative impact on the level of our customer service fees.

Non-interest Expense.  Non-interest expense increased $372,000, or 11.9%, to $3.5 million for the six months ended December 31, 2010, compared to $3.1 million for the six months ended December 31, 2009. The increase was primarily due to increases in salaries and benefits, professional fees and other general and administrative expenses, partially offset by a decrease in occupancy and equipment expense. Salaries and employee benefits increased $241,000, or 13.9%, primarily due to a $57,000 increase in incentive plan expense, $35,000 from temporary employee expense and $22,000 from payroll taxes. Occupancy expense decreased $16,000, or 4.5% to $365,000 for the six months ended December 31, 2010, primarily due to a decline in depreciation expense. Data processing expenses increased $1,000, or 0.8%. Professional fees increased $26,000, or 13.2%, primarily due to costs associated with changing the Company’s fiscal year end from June to December. Advertising expenses increased $1,000, or 1.2%, to $105,000 for the six months ended December 31, 2010. Federal Deposit Insurance Corporation (“FDIC”) insurance increased $9,000, or 8.6%, to $106,000 for the six months ended December 31, 2010. Our other general and administrative expense increased $110,000, or 28.8%, to $497,000 for the six months ended December 31, 2010, primarily due to a $60,000 increase in recruitment expense and $15,000 of expense associated with our new checking account products that feature identity theft protection.

 Income Tax Expense. Income before income taxes was $1.3 million for the six months ended December 31, 2010, which resulted in income tax expense of $511,000, compared to net income before income taxes of $493,000 for the six months ended December 31, 2009, which resulted in an income tax expense of $175,000. The effective tax rates for the six months ended December 31, 2010 and 2009 were 38.1% and 35.6%, respectively.

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

Non-interest Income. Non-interest income increased $215,000, or 24.7%, to $1.1 million for the fiscal year ended June 30, 2010, as compared to $870,000 for the fiscal year ended June 30, 2009, primarily due to increases in mortgage banking income and income from BOLI. Mortgage banking income increased $159,000, or 72.6% to $378,000, reflecting the continued development of our mortgage banking function. Income from BOLI increased $52,000, or 650.0%, to $60,000 for the fiscal year ended June 30, 2010. Fiscal 2009 income from BOLI included a $42,000 loss on investments in variable BOLI policies, which were exchanged for fixed BOLI policies during fiscal 2010. Income from customer service fees increased $12,000, or 1.9%, to $645,000 for the fiscal year ended June 30, 2010, as compared to $633,000 for the fiscal year ended June 30, 2009. A significant component of customer service fees has been income related to our overdraft privilege program, which generated $372,000 in fees during 2010 and $398,000 during 2009. New Regulations E guidelines effective July 1, 2010, required the Company to receive a positive “opt-in” response from all customers authorizing the Company to charge overdraft fees on debit card or point of sale transactions. Management does not expect the “opt-in” requirement to have a material impact on our customer service fees.

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

Average Balance Sheet

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. There were no tax-equivalent yield adjustments made. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees and costs, discounts and premiums that are amortized or accreted to interest income or expense.

	At December 31,		Six Months Ended December 31,
	2010		2010			2009
		Weighted	Average			Average
	Outstanding	Average	Outstanding		Yield/	Outstanding		Yield/
	Balance	Rate	Balance	Interest	Rate	Balance	Interest	Rate
						(Unaudited)
			(Dollars in thousands)
Interest-earning assets:
Loans	$180,860	5.89%	$179,860	$5,443	6.05%	$164,703	$4,917	5.97%
Investment securities (1)	13,532	3.03%	15,120	235	3.11%	18,476	316	3.42%
Short-term investments	1,808	0.04%	2,654	1	0.08%	2,336	1	0.09%
Total interest-earning assets	196,200	5.64%	197,634	5,679	5.75%	185,515	5,234	5.64%
Non-interest-earning assets	8,815		10,484	-		11,077	-
Total assets	$205,015		$208,118	5,679		$196,592	5,234

Interest-bearing liabilities:
Savings deposits	$12,205	0.20%	$11,999	13	0.22%	$11,240	7	0.12%
NOW accounts	15,148	0.46%	14,091	38	0.54%	10,461	3	0.06%
Money market accounts	57,438	0.92%	55,211	300	1.09%	43,068	232	1.08%
Certificates of deposit	50,022	2.18%	55,509	648	2.33%	56,452	911	3.23%
Total interest-bearing deposits	134,813	1.27%	136,810	999	1.46%	121,221	1,153	1.90%
FHLB advances	31,682	3.24%	33,965	594	3.50%	39,006	790	4.05%
Repurchase agreements	491	0.50%	524	1	0.38%	529	1	0.38%
Total interest-bearing liabilities	166,986	1.64%	171,299	1,594	1.86%	160,756	1,944	2.42%
Non-interest-bearing liabilities:
Demand deposits	16,650		16,290			16,840
Other non-interest-bearing liabilities	2,210		1,794			1,496
Total liabilities	185,846		189,383			179,092
Stockholders' equity	19,169		18,735			17,500
Total liabilities and equity	$205,015		$208,118			$196,592

Net interest income				$4,085			$3,290
Net interest rate spread (2)		4.00%			3.89%			3.22%
Net interest-earning assets (3)	$29,214		$26,335			$24,759
Net interest margin (4)					4.13%			3.55%
Average of interest-earning
assets to interest-bearing
liabilities		117.49%			115.37%			115.40%

(1)	Consists entirely of taxable investment securities.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Fiscal Years Ended June 30,
	2010			2009
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$169,610	$10,110	5.96%	$161,760	$9,725	6.01%
Investment securities (1)	18,487	622	3.36%	20,416	820	4.02%
Short-term investments	2,472	2	0.08%	1,191	6	0.50%
Total interest-earning assets	190,569	10,734	5.63%	183,367	10,551	5.75%
Non-interest-earning assets	10,661	-		11,114	-
Total assets	$201,230	10,734		$194,481	10,551

Interest-bearing liabilities:
Savings deposits	$11,647	20	0.17%	$10,417	12	0.12%
NOW accounts	11,611	40	0.34%	9,451	11	0.12%
Money market accounts	43,201	484	1.12%	39,075	810	2.07%
Certificates of deposit	56,887	1,658	2.91%	51,065	1,777	3.48%
Total interest-bearing deposits	123,346	2,202	1.79%	110,008	2,610	2.37%
FHLB advances	41,590	1,476	3.55%	51,710	2,097	4.06%
Repurchase agreements	465	2	0.43%	514	2	0.39%
Total interest-bearing liabilities	165,401	3,680	2.22%	162,232	4,709	2.90%
Non-interest-bearing liabilities:
Demand deposits	16,289			13,676
Other non-interest-bearing liabilities	1,814			1,461
Total liabilities	183,504			177,369
Stockholders' equity	17,726			17,112
Total liabilities and equity	$201,230			$194,481

Net interest income		$7,054			$5,842
Net interest rate spread (2)			3.41%			2.85%
Net interest-earning assets (3)	$25,168			$21,135
Net interest margin (4)			3.70%			3.19%
Average of interest-earning
assets to interest-bearing
liabilities			115.22%			113.03%

(1)	Consists entirely of taxable investment securities.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Six Months Ended December 31,			Fiscal Years Ended June 30,
	2010 vs. 2009			2010 vs. 2009
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans	$452	$74	$526	$472	$(87)	$385
Investment securities (1)	(57)	(24)	(81)	(77)	(121)	(198)
Short-term investments	-	-	-	6	(10)	(4)

Total interest-earning assets	395	50	445	401	(218)	183

Interest-bearing liabilities:
Savings deposits	-	6	6	1	7	8
NOW accounts	1	34	35	3	26	29
Money market accounts	65	3	68	86	(412)	(326)
Certificates of deposit	(15)	(248)	(263)	203	(322)	(119)

Total interest-bearing deposits	51	(205)	(154)	293	(701)	(408)

FHLB advances	(102)	(94)	(196)	(410)	(211)	(621)

Total interest-bearing liabilities	(51)	(299)	(350)	(117)	(912)	(1,029)

Change in net interest income	$446	$349	$795	$518	$694	$1,212

(1)  Consists entirely of taxable investment securities.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk (“IRR”). Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage IRR and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Committee, which is responsible for evaluating the IRR inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of IRR on a regular basis and the Asset/Liability Committee meets on a monthly basis to review our asset/liability policies and position, IRR position and to discuss and implement IRR strategies.

We have sought to manage our IRR in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our IRR: (1) offering a variety of adjustable rate loan products, including adjustable rate one-to-four family, multi-family and non-residential mortgage loans, and short-term consumer loans; (2) offering shorter-term fixed-rate mortgage loans; (3) using alternative funding sources, such as advances from the FHLB; and (4) deposit pricing strategies and short duration investments. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

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

The following tables presents the estimated changes in net interest income that would result from changes in market interest rates over the next twelve-month period at December 31, 2010 and June 30, 2010:

At December 31, 2010			At June 30, 2010
Changes in			Changes in
Interest Rates	Net Interest		Interest Rates	Net Interest
(Basis Points)	Income	% Change	(Basis Points)	Income	% Change
(Dollars in thousands)			(Dollars in thousands)

200	$8,056	-1.1%	200	$6,417	0.7%
0	$8,144	0.0%	0	$6,372	0.0%
-100	$8,136	-0.1%	-100	$6,428	0.9%

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

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2010, cash and cash equivalents totaled $3.3 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $7.2 million at December 31, 2010. In addition, at December 31, 2010, we had the ability to borrow a total of approximately $47.6 million from the FHLB. On that date, we had $31.7 million in advances outstanding.

We continued our mortgage banking activities by selling residential loans in the secondary market, primarily on a servicing-retained basis. These activities have a positive effect on liquidity by providing an additional source of funds to the Company. During the six months ended December 31, 2010, we sold $29.9 million in residential loans and we sold $8.8 million during the six months ended December 31, 2009. During the fiscal year ended June 30, 2010, we sold $19.5 million in residential loans compared to $11.7 million during fiscal 2009.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the FHLB.

At December 31, 2010, we had $9.1 million in loan commitments outstanding. In addition to commitments to originate loans, we had $22.4 million in unadvanced funds to borrowers. Related to our mortgage banking activities, we had $1.8 million and $1.6 million of forward loan sale commitments at December 31, 2010 and 2009, respectively. These forward loan sale commitments were used to offset the interest rate risk associated with mortgage loans, which have had their interest rate locked by our customers. We also had $685,000 and $521,000 of loans held for sale at December 31, 2010 and 2009, respectively. Certificates of deposit due within one year of December 31, 2010 totaled $38.8 million, or 25.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit at December 31, 2010. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

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

Our primary investing activities are the origination of loans and the purchase of securities. During the six months ended December 31, 2010, we originated $69.2 million of loans and purchased $2.0 million of securities. We originated $39.7 million of loans and purchased $3.5 million of securities during the six months ended December 31, 2009.

Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in total deposits of $4.2 million and a net decrease of $4.5 million for the six months ended December 31, 2010 and 2009, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. FHLB advances reflected net decreases of $11.3 million and net increases of $2.5 million during the six months ended December 31, 2010 and 2009, respectively. FHLB advances have primarily been used to fund loan demand and purchase securities.

Capital

Georgetown Savings Bank (“the Bank”) is subject to various regulatory capital requirements administered by the OTS, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2010, the Bank exceeded all of the OTS regulatory capital requirements. The Bank is considered “well capitalized” under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements for additional information.

Periodically, the OTS, as the primary federal regulator of federal savings banks, recommends certain of those institutions take voluntary steps to reduce risk to the institutions and the federal deposit insurance fund. In light of the economic environment, the OTS requested and the  Bank’s Board of Directors agreed in October 2008, to certain voluntary constraints on the Bank’s leveraged growth strategy. The voluntary constraints are as follows: (i) the Bank will maintain a Tier 1 (core) capital ratio of at least 7.1%; and (ii) in the event the Tier 1 (core) capital ratio decreases below 7.5%, the ratio of “high-risk” loans, as defined, to Tier 1 (core) capital would not exceed 350%; the ratio of classified assets to Tier 1 (core) capital (plus the allowance for loan losses) would not exceed 15%; and the ratio of nonperforming assets to total assets would not exceed 1.5%. As of December 31, 2010, the Bank was in compliance with the requested targets. The Company has approximately $650,000 of cash available to down-stream to the Bank to support its future capital needs.

Given the persistent, poor economic climate, further increases to the Bank’s capital requirements may be possible, which could negatively impact the current leveraged growth strategy and the improving profitability trends.

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

(This page intentionally left blank)

GEORGETOWN BANCORP, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Reports of Independent Registered Public Accounting Firm	F-2 to F-3

Consolidated Balance Sheets	F-4

Consolidated Statements of Income	F-5

Consolidated Statements of Changes in Stockholders’ Equity	F-6

Consolidated Statements of Cash Flows	F-7 to F-8

Notes to Consolidated Financial Statements	F-9 to F-59

To the Board of Directors
Georgetown Bancorp, Inc.
Georgetown, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2010 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the six months ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  The consolidated financial statements of Georgetown Bancorp, Inc. and Subsidiary as of June 30, 2010 and 2009 were audited by other auditors whose report dated September 20, 2010 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 2010 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2010, and the consolidated results of their operations and their cash flows for the six months ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.
SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
February 28, 2011

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

/s/ Wolf & Company, P.C.
Boston, Massachusetts
September 20, 2010

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	June 30,
	2010	2010	2009
	(In thousands)

Cash and due from banks	$1,490	$3,879	$3,355
Short-term investments	1,808	3,461	8,001
Total cash and cash equivalents	3,298	7,340	11,356

Securities available for sale, at fair value	7,219	10,925	9,528
Securities held to maturity, at amortized cost (fair value $3,398,000 at December
31, 2010, $3,927,000 at June 30, 2010 and $5,101,000 at June 30, 2009)	3,202	3,718	4,959
Federal Home Loan Bank stock, at cost	3,111	3,111	3,111
Loans held for sale	685	1,559	269
Loans, net of allowance for loan losses of $1,651,000 at December 31, 2010,
$1,676,000 at June 30, 2010 and $1,455,000 at June 30, 2009	178,524	175,867	163,825
Premises and equipment, net	3,961	4,017	4,212
Accrued interest receivable	777	794	714
Bank-owned life insurance	2,597	2,546	2,414
Prepaid FDIC insurance	514	610	-
Other assets	1,127	1,058	803

Total assets	$205,015	$211,545	$201,191

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$151,463	$147,286	$141,126
Securities sold under agreements to repurchase	491	407	520
Short-term Federal Home Loan Bank advances	3,500	7,250	-
Long-term Federal Home Loan Bank advances	28,182	35,711	40,268
Mortgagors' escrow accounts	598	455	407
Accrued expenses and other liabilities	1,612	2,068	1,553
Total liabilities	185,846	193,177	183,874

Commitments and contingencies (Note 14)

Stockholders' equity:
Preferred stock, $0.10 par value per share: 1,000,000
shares authorized; none outstanding	-	-	-
Common stock, $0.10 par value per share: 10,000,000
shares authorized; 2,777,250 shares issued	278	278	278
Additional paid-in capital	11,424	11,438	11,350
Retained earnings	8,999	8,167	7,228
Accumulated other comprehensive income	120	193	136
Unearned compensation - ESOP (36,789, 40,886 and 49,078 shares unallocated
at December 31, 2010, June 30, 2010 and 2009, respectively)	(368)	(409)	(491)
Unearned compensation - Restricted stock (24,000 shares non-vested
at December 31, 2010 and June 30, 2010)	(100)	(115)	-
Treasury stock, at cost (138,863 shares)	(1,184)	(1,184)	(1,184)
Total stockholders' equity	19,169	18,368	17,317

Total liabilities and stockholders' equity	$205,015	$211,545	$201,191

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended		Years Ended
	December 31,		June 30,
	2010	2009	2010	2009
		(Unaudited)
	(In thousands, except share data)

Interest and dividend income:
Loans, including fees	$5,443	$4,917	$10,110	$9,725
Securities	235	316	622	820
Short-term investments	1	1	2	6
Total interest and dividend income	5,679	5,234	10,734	10,551

Interest expense:
Deposits	999	1,153	2,202	2,610
Short-term Federal Home Loan Bank advances	4	1	14	110
Long-term Federal Home Loan Bank advances	590	789	1,462	1,987
Securities sold under agreements to repurchase	1	1	2	2
Total interest expense	1,594	1,944	3,680	4,709

Net interest income	4,085	3,290	7,054	5,842
Provision for loan losses	23	196	361	248
Net interest income, after provision for loan losses	4,062	3,094	6,693	5,594

Non-interest income:
Customer service fees	307	332	645	633
Mortgage banking income, net	417	181	378	219
Income from bank-owned life insurance	51	10	60	8
Other	3	1	2	10
Total non-interest income	778	524	1,085	870

Non-interest expenses:
Salaries and employee benefits	1,967	1,726	3,499	3,255
Occupancy and equipment expenses	365	381	767	776
Data processing expenses	224	223	442	378
Professional fees	233	207	360	275
Advertising expenses	105	104	274	205
FDIC insurance	106	97	214	252
Other general and administrative expenses	497	387	764	792
Total non-interest expenses	3,497	3,125	6,320	5,933

Income before income taxes	1,343	493	1,458	531

Income tax provision	511	175	519	181

Net income	$832	$318	$939	$350

Weighted-average number of common shares outstanding:
Basic and diluted	2,623,227	2,591,035	2,601,668	2,584,892

Net income per share:
Basic and diluted	$0.32	$0.12	$0.36	$0.14

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Six Months Ended December 31, 2010 and Years Ended June 30, 2010 and 2009

				Accumulated
		Additional		Other	Unearned	Unearned
	Common	Paid-in	Retained	Comprehensive	Compensation-	Compensation-	Treasury
	Stock	Capital	Earnings	Income (Loss)	ESOP	Restricted Stock	Stock	Total
	(In thousands)

Balance at June 30, 2008	$278	$11,393	$6,878	$(19)	$(573)	$-	$(1,184)	$16,773

Comprehensive income:
Net income	-	-	350	-	-	-	-	350
Net unrealized gain on securities
available for sale, net of related
tax effects of $84,000	-	-	-	155	-	-	-	155
Total comprehensive income								505

Common stock held by ESOP allocated or
committed to be allocated (8,193 shares)	-	(43)	-	-	82	-	-	39

Balance at June 30, 2009	278	11,350	7,228	136	(491)	-	(1,184)	17,317

Comprehensive income:
Net income	-	-	939	-	-	-	-	939
Net unrealized gain on securities
available for sale, net of related
tax effects of $32,000	-	-	-	57	-	-	-	57
Total comprehensive income								996

Common stock held by ESOP allocated or
committed to be allocated (8,192 shares)	-	(41)	-	-	82	-	-	41

Restricted stock granted in connection with equity
incentive plan (25,000 shares)	-	130	-	-	-	(130)	-	-

Forfeiture of restricted stock (1,000 shares)	-	(5)	-	-	-	5	-	-

Share based compensation - options	-	4	-	-	-	-	-	4
Share based compensation - restricted stock	-	-	-	-	-	10	-	10

Balance at June 30, 2010	278	11,438	8,167	193	(409)	(115)	(1,184)	18,368

Comprehensive income:
Net income	-	-	832	-	-	-	-	832
Net unrealized loss on securities
available for sale, net of related
tax effects of $40,000	-	-	-	(73)	-	-	-	(73)
Total comprehensive income								759

Common stock held by ESOP allocated or
committed to be allocated (4,097 shares)	-	(20)	-	-	41	-	-	21

Share based compensation - options	-	6	-	-	-	-	-	6
Share based compensation - restricted stock	-	-	-	-	-	15	-	15

Balance at December 31, 2010	$278	$11,424	$8,999	$120	$(368)	$(100)	$(1,184)	$19,169

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended		Years Ended
	December 31,		June 30,
	2010	2009	2010	2009
		(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$832	$318	$939	$350
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Provision for loan losses	23	196	361	248
Accretion of securities, net	(8)	(14)	(23)	(34)
Accretion of deferred loan fees and costs, net	(40)	(3)	(22)	(31)
Depreciation and amortization expense	141	175	343	360
Decrease (increase) in accrued interest receivable	17	(90)	(80)	(40)
Income from bank-owned life insurance	(51)	(10)	(60)	(8)
Stock-based compensation expense	42	20	55	39
Loans originated for sale	(29,019)	(8,014)	(20,759)	(12,015)
Principal balance of loans sold	29,893	7,762	19,480	11,746
Prepaid FDIC insurance	96	(719)	(610)	-
Net change in other assets and liabilities	(485)	(296)	217	78
Net cash provided (used) by operating activities	1,441	(675)	(159)	693

Cash flows from investing activities:
Activity in securities available for sale:
Maturities, prepayments and calls	5,604	1,193	5,206	7,447
Purchases	(2,006)	(3,500)	(6,500)	(4,010)
Maturities, prepayments and calls
of securities held to maturity	519	675	1,250	1,326
Purchase of Federal Home Loan Bank stock	-	-	-	(103)
Loan originations, net	(2,640)	(4,213)	(13,546)	(15,133)
Principal balance of portfolio loans sold	-	1,007	1,165	-
Purchase of premises and equipment	(85)	(54)	(148)	(114)
Proceeds from redemption of bank-owned life insurance	-	112	112	-
Purchase of bank-owned life insurance	-	(184)	(184)	-
Net cash provided (used) by investing activities	1,392	(4,964)	(12,645)	(10,587)
(continued)

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

	Six Months Ended		Years Ended
	December 31,		June 30,
	2010	2009	2010	2009
		(Unaudited)
	(In thousands)
Cash flows from financing activities:
Net change in deposits	4,177	(4,496)	6,160	34,834
Net change in securities sold under agreements
to repurchase	84	(103)	(113)	(32)
Net change in Federal Home Loan Bank advances with
maturities of three months or less	(3,750)	6,050	7,250	(14,000)
Proceeds from Federal Home Loan Bank advances
with maturities greater than three months	1,500	7,000	9,500	15,500
Repayments of Federal Home Loan Bank advances
with maturities greater than three months	(9,029)	(10,528)	(14,057)	(20,553)
Net change in mortgagors' escrow accounts	143	5	48	46
Net cash (used) provided by financing activities	(6,875)	(2,072)	8,788	15,795

Net change in cash and cash equivalents	(4,042)	(7,711)	(4,016)	5,901

Cash and cash equivalents at beginning of period	7,340	11,356	11,356	5,455

Cash and cash equivalents at end of period	$3,298	$3,645	$7,340	$11,356

Supplementary information:
Interest paid on deposit accounts	$1,001	$1,157	$2,203	$2,615
Interest paid on borrowings	620	825	1,509	2,136
Income taxes paid	879	127	128	110

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010 and June 30, 2010 and 2009

1.	CORPORATE STRUCTURE

Georgetown Bancorp, Inc. (the “Company”) is a federally-chartered corporation organized for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the “Bank”).  The Company was organized as a wholly-owned subsidiary of Georgetown Bancorp, MHC (“MHC”), which is a federally-chartered mutual holding company. As of December 31, 2010, the MHC owned 56.8% of the Company’s outstanding shares of common stock. In March 2011, the Company changed its fiscal year from June 30 to December 31.

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

Cash and cash equivalents

Cash and cash equivalents include cash, amounts due from banks and short-term investments, all of which mature within 90 days, and are carried at cost.

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

Purchase premiums and discounts are amortized to earnings by the interest method over the contractual lives of the securities. Gains and losses on sale of securities are recognized on the trade date and determined using the specific identification method.

Each reporting period, the Company evaluates all securities classified as available-for-sale or held-to-maturity with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”).

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

Federal Home Loan Bank stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Boston. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. In December 2008, as part of a capital restoration initiative, the FHLB of Boston established a moratorium on the repurchase of excess stock and effective February 26, 2009, the FHLB of Boston suspended the payment of dividends.  On February 22, 2011, the FHLB of Boston declared a quarterly dividend and the board of directors anticipated that it will continue to declare modest cash dividends through 2011. The Bank reviews its investment in capital stock of the FHLB of Boston for impairment based on the ultimate recoverability of its cost basis in the FHLB of Boston stock. As of December 31, 2010, no impairment has been recognized.

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans

The loan portfolio consists of mortgage, business and consumer loans to the Bank’s customers, principally in the eastern Massachusetts region and southern New Hampshire.  The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (continued)

The allowance for loan losses is evaluated on a monthly basis by management and is based upon management’s monthly review of the collectability of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  Additionally, as part of the evaluation of the level of the allowance for loan losses, on a quarterly basis management analyzes several qualitative loan portfolio risk factors including, but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans that are classified as impaired, an allowance for loan losses is established when the discounted cash flows or the fair value of the existing collateral (less cost to sell) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses.

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

Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Loans secured by commercial real estate, multi-family and one-to-four family investment properties, generally involve larger principal amounts and a greater degree of risk than one-to-four family residential mortgage loans. Because payments on loans secured by commercial real estate, including multi-family and one-to-four family investment properties, are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value that is insufficient to assure full repayment.

Other real estate owned and in-substance foreclosures

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Accounting Standards Codification (“ASC”) 310-40, “Receivables – Troubled Debt Restructuring by Creditors.”  These properties are carried at the lower of cost or estimated fair value less estimated costs to sell.  Any write down from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses.  Expenses incurred in connection with maintaining these assets, subsequent write downs and gains or losses recognized upon sale are included in other general and administrative expense.

In accordance with ASC 310-10-35, “Receivables - Overall - Subsequent Measurements,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

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

Forward Loan Sale Commitments
To protect against the price risk inherent in derivative loan commitments, the Bank utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments.  Generally, the Bank’s best efforts contracts meet the definition of derivative instruments when the loans to the underlying borrowers close and are accounted for as derivative instruments at that time.  Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking income.

The Bank estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Premises and equipment

Land is carried at cost.  Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.  Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in non-interest income on the consolidated statements of income.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.  A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.  The Company does not have any uncertain tax positions at December 31, 2010 which require accrual or disclosure.

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

Share-based Compensation Plan

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

Treasury shares and unallocated ESOP shares are not deemed outstanding for earnings per share calculations.

Earnings per common share have been computed based on the following:

	Six Months Ended		Years Ended
	December 31,		June 30,
	2010	2009	2010	2009
		(Unaudited)
Net income available to common stockholders	$832,000	$318,000	$939,000	$350,000

Basic common shares:
Weighted average shares outstanding	2,638,387	2,638,387	2,638,387	2,638,387
Less: Weighted average unallocated ESOP shares	(39,160)	(47,352)	(45,302)	(53,495)
Add: Weighted average unvested restricted stock
shares with non-forfeitable dividend rights	24,000	-	8,583	-
Basic weighted average common shares outstanding	2,623,227	2,591,035	2,601,668	2,584,892

Dilutive potential common shares	-	-	-	-

Diluted weighted average common shares outstanding	2,623,227	2,591,035	2,601,668	2,584,892

Basic and diluted earnings per share	$0.32	$0.12	$0.36	$0.14

Options for 24,000 shares that were granted in February 2010 were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the six months ended December 31, 2010 and the year ended June 30, 2010.

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

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued two related accounting pronouncements changing the accounting principles and disclosure requirements related to transfers of assets, securitizations and special-purpose entities. For situations in which only a portion of a financial asset is transferred, such as for a participation loan or the government-guaranteed portion of a loan, if the transfer of the portion of the loan does not meet the criteria of a participating interest, then it must be accounted for as a secured borrowing rather than as a sale. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder can have the right to pledge or exchange the entire loan. These pronouncements are effective for the Company as of July 1, 2010 and did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-20, Receivables (Topic 310), Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  This Update requires an entity to provide disclosures that facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s loan portfolio (2) how that risk is analyzed and assessed in arriving at the allowance for loan and lease losses and (3) the changes and reasons for those changes in the allowance for loan and lease losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. This Update is effective for the Company for the quarter ending December 31, 2010 and has a significant impact on the disclosures in the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, “Intangibles - Goodwill and Other.”  This ASU addresses when to perform step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For public entities, the amendments in this ASU are effective for fiscal years, and interim periods beginning after December 15, 2010.  For nonpublic entities, the amendments are effective for fiscal years and interim periods beginning after December 15, 2011. The amendments in this ASU are not expected to have a material impact on the Company’s consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent accounting pronouncements (concluded)

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations.”  This ASU addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations.  This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. This ASU is not expected to have a material impact on the Company’s consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At December 31, 2010, June 30, 2010 and 2009, these reserve balances amounted to $846,000, $769,000 and $636,000, respectively.

4.	SHORT-TERM INVESTMENTS

A summary of short-term investments, included in cash and cash equivalents, is as follows:

	December 31,	June 30,
	2010	2010	2009
	(In thousands)

FHLB Ideal Way	$25	$3,403	$154
Federal funds sold	1,782	57	7,846
Shay Asset Management Fund	1	1	1

	$1,808	$3,461	$8,001

5.	SECURITIES

A summary of securities is as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

At December 31, 2010

Securities available for sale

Government-sponsored
enterprise obligations	$3,006	$4	$(36)	$2,974
Residential mortgage-backed
securities	4,028	217	-	4,245

Total securities
available for sale	$7,034	$221	$(36)	$7,219

Securities held to maturity

Residential mortgage-backed
securities	$3,202	$196	$-	$3,398

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
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

The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2010 is as follows.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)
After 1 year through
5 years	$1,006	$1,007	$-	$-
After 5 years through
10 years	500	503	-	-
Over 10 years	1,500	1,464	-	-
	3,006	2,974	-	-
Residential mortgage-backed
securities	4,028	4,245	3,202	3,398

	$7,034	$7,219	$3,202	$3,398

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (concluded)

There were no sales of securities for the six months ended December 31, 2010 and the years ended June 30, 2010 and 2009.  Certain securities are pledged as collateral for securities sold under agreements to repurchase and for FHLB advances. See Notes 9 and 10.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

	Less Than Twelve Months		Twelve Months Or Longer
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
At December 31, 2010

Securities available for sale

Government-sponsored
enterprise obligations	$36	$1,464	$-	$-
Residential mortgage-backed
securities	-	-	-	-
Total temporarily impaired
securities	$36	$1,464	$-	$-

At June 30, 2009

Securities available for sale

Government-sponsored
enterprise obligations	$2	$1,498	$-	$-
Residential mortgage-backed
securities	5	1,455	-	-
Total temporarily impaired
securities	$7	$2,953	$-	$-

At December 31, 2010, one security classified as available-for-sale had an unrealized loss with aggregate depreciation of 2.42% from the security’s amortized cost basis, which management believes to be temporary.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	LOANS AND SERVICING

Loans

A summary of loans is as follows:

	December 31,	June 30,
	2010	2010	2009
		(In thousands)
Residential loans:
One-to-four family	$70,685	$74,390	$82,140
Home equity loans
and lines of credit	17,305	17,251	16,592
Total residential mortgage loans	87,990	91,641	98,732

Commercial loans:
One-to-four family investment property	11,892	7,080	4,795
Multi-family real estate	14,121	14,085	8,226
Commercial real estate	27,688	26,535	21,525
Commercial business	12,475	11,010	8,364
Total commercial loans	66,176	58,710	42,910

Construction loans:
One-to-four family	16,725	15,873	13,327
Multi-family	7,730	7,161	2,786
Non-residential	733	3,329	7,042
Total construction loans	25,188	26,363	23,155

Consumer	726	719	353

Total loans	180,080	177,433	165,150

Other items:
Net deferred loan costs	95	110	130
Allowance for loan losses	(1,651)	(1,676)	(1,455)

Total loans, net	$178,524	$175,867	$163,825

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

An analysis of the allowance for loan losses follows:

	Six Months Ended	Years Ended
	December 31,	June 30,
	2010	2010	2009
	(In thousands)

Balance at beginning of period	$1,676	$1,455	$1,212
Provision for loan losses	23	361	248
Recoveries	6	15	10
Charge-offs	(54)	(155)	(15)

Balance at end of period	$1,651	$1,676	$1,455

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

Further information pertaining to the allowance for loan losses at December 31, 2010 follows:

	Residential		Commercial				Construction
	One-to-four family	Home equity loans and lines of credit	One-to-four family investment property	Multi-family real estate	Commercial real estate	Commercial business	One-to-four family	Multi-family	Non-residential	Consumer	Total
	(In thousands)
Allowance for loan losses

Ending Balance	$233	$320	$60	$106	$431	$304	$93	$83	$6	$15	$1,651

Ending balance:
individually evaluated
for impairment	$-	$36	$-	$-	$-	$-	$-	$-	$-	$-	$36

Ending balance:
collectively evaluated
for impairment	$233	$284	$60	$106	$431	$304	$93	$83	$6	$15	$1,615

Loans

Ending Balance	$70,685	$17,305	$11,892	$14,121	$27,688	$12,475	$16,725	$7,730	$733	$726	$180,080

Ending balance:
individually evaluated
for impairment	$208	$45	$-	$-	$-	$-	$-	$-	$-	$-	$253

Ending balance:
collectively evaluated
for impairment	$70,477	$17,260	$11,892	$14,121	$27,688	$12,475	$16,725	$7,730	$733	$726	$179,827

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is a summary of past-due and non-accrual loans at December 31, 2010:

	Loans delinquent for:						90 days
			90 days	Total	Total	Total	or more	Non-accrual
	30 - 59 Days	60 - 89 Days	or more	Past Due	Current	Loans	and accruing	Loans
	(In thousands)

Residential loans:
One-to-four family	$391	$138	$-	$529	$70,156	$70,685	$-	$-
Home equity loans and lines of credit	19	-	45	64	17,241	17,305	-	45

Commercial loans:
One-to-four family investment property	-	-	-	-	11,892	11,892	-	-
Multi-family real estate	-	-	-	-	14,121	14,121	-	-
Commercial real estate	314	-	-	314	27,374	27,688	-	-
Commercial business	-	-	-	-	12,475	12,475	-	-

Construction loans:
One-to-four family	-	-	-	-	16,725	16,725	-	-
Multi-family	-	-	-	-	7,730	7,730	-	-
Non-residential	-	-	-	-	733	733	-	-

Consumer	9	1	-	10	716	726	-	-

Total	$733	$139	$45	$917	$179,163	$180,080	$-	$45

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is an analysis of impaired loans at December 31, 2010:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
(In thousands)

Impaired loans without a valuation allowance

Residential loans:
One-to-four family	$208	$208	$-	$209	$5
Home equity loans and lines of credit	-	-	-	-	-
Commercial loans:
One-to-four family investment property	-	-	-	-	-
Multi-family real estate	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Commercial business	-	-	-	-	-
Construction loans:
One-to-four family	-	-	-	-	-
Multi-family	-	-	-	-	-
Non-residential	-	-	-	-	-
Consumer	-	-	-	-	-

Total impaired with no related allowance	$208	$208	$-	$209	$5

Impaired loans with a valuation allowance

Residential loans:
One-to-four family	$-	$-	$-	$-	$-
Home equity loans and lines of credit	45	45	36	47	1
Commercial loans:
One-to-four family investment property	-	-	-	-	-
Multi-family real estate	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Commercial business	-	-	-	-	-
Construction loans:
One-to-four family	-	-	-	-	-
Multi-family	-	-	-	-	-
Non-residential	-	-	-	-	-
Consumer	-	-	-	-	-

Total with an allowance recorded	$45	$45	$36	$47	$1

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is a summary of information pertaining to impaired and non-accrual loans:

	At December 31,	At June 30,
	2010	2010	2009
	(In thousands)

Impaired loans without a valuation allowance	$208	$210	$282

Impaired loans with a valuation allowance	45	160	455

Total impaired loans	$253	$370	$737

Valuation allowance related to impaired loans	$36	$87	$98

Total non-accrual loans	$45	$160	$737

Total loans past due ninety days or more and still accruing	$-	$-	$-

	Six Months Ended	Years Ended
	December 31,	June 30,
	2010	2010	2009
	(In thousands)

Average investment in impaired loans	$313	$892	$650

Interest income recognized on impaired loans	$6	$40	$14

Interest income recognized on a cash basis
on impaired loans	$1	$15	$13

No additional funds are committed to be advanced in connection with impaired loans.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (concluded)

The following table presents the Company’s loans by risk rating at December 31, 2010:

	Residential		Commercial				Construction
	One-to-four family	Home equity loans and lines of credit	One-to-four family investment property	Multi-family real estate	Commercial real estate	Commercial business	One-to-four family	Multi-family	Non-residential	Consumer	Total
	(In thousands)

Classification:
Pass	$70,477	$17,260	$11,495	$14,121	$24,119	$12,475	$16,725	$7,730	$733	$726	$175,861
Special mention	-	-	397	-	3,569	-	-	-	-	-	3,966
Substandard	208	45	-	-	-	-	-	-	-	-	253
Doubtful	-	-	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-	-	-
Total loans	$70,685	$17,305	$11,892	$14,121	$27,688	$12,475	$16,725	$7,730	$733	$726	$180,080

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

LOANS AND SERVICING (continued)

Credit Quality Information

The Company utilizes an eleven grade internal loan rating system for commercial real estate, construction and residential mortgages and commercial business loans as follows:

Loans rated 1 - 5:  Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 6:  Loans in this category are considered “marginally acceptable.”  These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 6.5:  Loans in this category are considered “management attention.”  These loans are placed on a “watch list” and are being closely monitored by management because of some borrower management weaknesses and non-monetary defaults.

Loans rated 7:  Loans in this category are considered “special mention.”  These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 8:  Loans in this category are considered “substandard.”  These loans have a well defined weakness that jeopardize the liquidation of the debt and is inadequately protected by the current sound worth and paying capacity of the borrower or pledged collateral. There is a distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Loans rated 9:  Loans in this category are considered “doubtful.”  Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 10:  Loans in this category are considered uncollectible “loss” and it has been determined uncollectible and the chance of loss in inevitable. Loans in this category will be charged-off.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial business loans.

Loans serviced for others and mortgage servicing rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $45,028,000, $23,533,000 and $12,038,000 at December 31, 2010, June 30, 2010 and 2009, respectively.

The risks inherent in the mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was $461,000 at December 31, 2010 and was determined using the quarterly average 10-year U.S. Treasury rate plus 5.0%, adjusted to reflect the current credit spreads and conditions in the market, as a discount rate. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Public Securities Association.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (concluded)

Loans serviced for others and mortgage servicing rights (concluded)

The following summarizes mortgage servicing rights capitalized and amortized:

	Six Months Ended	Years Ended
	December 31,	June 30,
	2010	2010	2009
	(In thousands)

Mortgage servicing rights:
Balance at beginning of period	$222	$116	$-
Additions	298	128	117
Disposals	-	-	-
Amortization	(96)	(22)	(1)
Balance at end of period	424	222	116

Valuation allowances:
Balance at beginning of period	-	-	-
Additions	33	-	-
Recoveries	(29)	-	-
Write-downs	-	-	-
Balance at end of period	4	-	-

Mortgage servicing assets, net	$420	$222	$116

Fair value of mortgage servicing assets	$461	$237	$119

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

	At	At
	December 31,	June 30,		Estimated
	2010	2010	2009	Useful Lives
	(In thousands)
Premises:
Land	$279	$279	$279
Buildings and improvements	4,826	4,804	4,738	5 - 40 years
Equipment	2,248	2,185	2,103	3 - 7 years
	7,353	7,268	7,120
Less accumulated depreciation
and amortization	(3,392)	(3,251)	(2,908)

	$3,961	$4,017	$4,212

Depreciation and amortization expense for the six months ended December 31, 2010 and 2009 (unaudited) amounted to $141,000 and $175,000, respectively. Depreciation and amortization expense for the years ended June 30, 2010 and 2009 amounted to $343,000 and $360,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	DEPOSITS

A summary of deposit balances is as follows:

	At December 31,	At June 30,
	2010	2010	2009
	(In thousands)

Demand	$16,650	$15,432	$15,727
NOW	15,148	13,540	11,909
Money market deposits	57,438	50,877	45,949
Regular and other savings	12,205	12,308	11,041
Total non-certificate accounts	101,441	92,157	84,626

Term certificates less than $100,000	26,591	28,141	30,962
Term certificates of $100,000 or more	23,431	26,988	25,538
Total certificate accounts	50,022	55,129	56,500

Total deposits	$151,463	$147,286	$141,126

A summary of certificate accounts by maturity is as follows:

	At December 31,		At June 30,
	2010		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Within one year	$38,767	2.17%	$29,316	2.09%	$35,593	3.35%
One to two years	6,821	2.12	20,634	2.93	4,923	3.23
Two to three years	1,533	2.56	2,078	2.91	13,298	3.62
Three to four years	2,376	2.44	2,032	2.84	732	3.04
Four to five years	525	1.98	1,069	2.27	1,954	2.90

	$50,022	2.18%	$55,129	2.47%	$56,500	3.39%

There were $699,000 of brokered certificate accounts at December 31, 2010 and June 30, 2010 and $1,102,000 at June 30, 2009.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. Securities sold under agreements to repurchase amounted to $491,000, $407,000 and $520,000 at December 31, 2010, June 30, 2010 and 2009, respectively, mature on a daily basis and are secured by U.S. Government securities with a fair value of $1,009,000, $1,007,000 and $999,000, respectively. The weighted average interest rate on these agreements was 0.50% at December 31, 2010, June 30, 2010 and June 30, 2009.

10.	FEDERAL HOME LOAN BANK ADVANCES

All FHLB of Boston advances are secured by a blanket security agreement on qualified collateral, consisting principally of first mortgage loans on owner-occupied residential property in the amount of $56,058,000, $57,909,000 and $68,496,000 at December 31, 2010, June 30, 2010 and 2009, respectively; government-sponsored enterprise obligations with a fair value of $1,964,000, $4,012,000 and $499,000 at December 31, 2010, June 30, 2010 and 2009, respectively; and mortgage-backed securities with a fair value of $7,619,000, $9,805,000 and $13,096,000 at December 31, 2010, June 30, 2010 and 2009, respectively.

Short-term FHLB advances

Short-term FHLB advances consist of advances maturing within one year at a weighted average rate of 0.23% and 0.26% at December 31, 2010 and June 30, 2010, respectively.  There were no short-term advances at June 30, 2009.

The Bank also has a $2,000,000 line-of-credit with the FHLB.  There were no amounts outstanding at December 31, 2010, June 30, 2010 and 2009.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FEDERAL HOME LOAN BANK ADVANCES (concluded)

Long-term FHLB advances

Long-term, fixed-rate FHLB advances and maturities are as follows:

	At December 31,		At June 30,
	2010		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Within one year*	$3,000	5.05%	$10,500	4.31%	$9,000	4.90%
One to two years	1,500	2.89	1,000	3.83	12,500	4.29
Two to three years*	15,000	3.67	8,000	3.35	4,000	4.73
Three to four years	3,500	2.67	8,500	3.85	6,500	3.46
Four to five years	1,500	2.95	4,000	2.75	4,000	3.47
After five years*	3,600	3.65	3,600	3.65	4,100	3.68
	28,100	3.61	35,600	3.73	40,100	4.19
Amortizing advance,
due March 5, 2012,
requiring monthly
principal and interest
of $5,300	82	4.90	111	4.90	168	4.90

	$28,182	3.62%	$35,711	3.73%	$40,268	4.19%

*	At December 31, 2010, includes advances callable by the FHLB prior to maturity aggregating $9,600,000 with a weighted average rate of 3.53%.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Six Months Ended	Years Ended
	December 31,	June 30,
	2010	2010	2009
	(In thousands)
Current tax provision:
Federal	$381	$389	$88
State	102	88	22
	483	477	110
Deferred tax provision (benefit):
Federal	38	53	71
State	7	(11)	-
	45	42	71

Change in valuation allowance	(17)	-	-

Total tax provision	$511	$519	$181

The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Six Months Ended	Years Ended
	December 31,	June 30,
	2010	2010	2009

Statutory rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	5.4	3.5	2.7
Bank-owned life insurance	(1.3)	(1.2)	-
Stock compensation plans	(1.4)	(1.0)	(2.8)
Other, net	1.4	0.3	0.2

Effective tax rates	38.1%	35.6%	34.1%

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (continued)

The components of the net deferred tax asset included in other assets are as follows:

	At December 31,	At June 30,
	2010	2010	2009
	(In thousands)
Deferred tax assets:
Federal	$850	$842	$827
State	250	245	211
	1,100	1,087	1,038
Deferred tax liabilities:
Federal	(504)	(511)	(413)
State	(119)	(111)	(86)
	(623)	(622)	(499)

Net deferred tax asset	$477	$465	$539

The tax effects of each item that gives rise to deferred taxes are as follows:

	At December 31,	At June 30,
	2010	2010	2009
	(In thousands)

Deferred compensation	$385	$366	$320
Net unrealized gain on securities
available for sale	(65)	(105)	(73)
Depreciation and amortization	(348)	(357)	(371)
Allowance for loan losses	659	669	581
Mortgage servicing rights	(168)	(89)	(46)
Alternative minimum tax credit	-	-	52
Other, net	14	(19)	76

Net deferred tax asset	$477	$465	$539

A summary of the change in the net deferred tax asset is as follows:

	Six Months Ended	Years Ended
	December 31,	June 30,
	2010	2010	2009
	(In thousands)

Balance at beginning of period	$465	$539	$694
Deferred tax provision	(28)	(42)	(71)
Deferred tax effects of net unrealized
gain (loss) on securities available for sale	40	(32)	(84)

Balance at end of period	$477	$465	$539

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

The federal income tax reserve for loan losses at the Company’s base year is $723,000.  If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which it is used.  As the Company intends to use the reserve solely to absorb loan losses, a deferred tax liability of $289,000 has not been provided.

Uncertain tax positions

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.  As of December 31, 2010, June 30, 2010 and 2009, there were no material uncertain tax positions related to federal and state income tax matters.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended June 30, 2007 through December 31, 2010.

12.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (“OTS”).  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Federal savings and loan holding companies are not subject to any regulatory capital requirements by the OTS.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and tangible capital (as defined) to tangible assets (as defined).  Management believes, as of December 31, 2010, June 30, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

As of December 31, 2010, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.  The Bank’s actual capital amounts and ratios as of December 31, 2010, June 30, 2010 and 2009 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2010

Total Capital to Risk Weighted Assets	$19,564	12.3%	$12,706	8.0%	$15,882	10.0%

Tier 1 Capital to Risk Weighted Assets	17,951	11.3	6,353	4.0	9,529	6.0

Tier 1 Capital to Average Assets	17,951	8.6	8,326	4.0	10,407	5.0

Tangible Capital to Tangible Assets	17,951	8.8	3,074	1.5	N/A	N/A

At June 30, 2010

Total Capital to Risk Weighted Assets	$18,645	11.4%	$13,060	8.0%	$16,326	10.0%

Tier 1 Capital to Risk Weighted Assets	17,058	10.4	6,530	4.0	9,795	6.0

Tier 1 Capital to Average Assets	17,058	8.5	8,050	4.0	10,062	5.0

Tangible Capital to Tangible Assets	17,058	8.1	3,170	1.5	N/A	N/A

At June 30, 2009

Total Capital to Risk Weighted Assets	$16,906	11.3%	$12,015	8.0%	$15,018	10.0%

Tier 1 Capital to Risk Weighted Assets	15,551	10.4	6,007	4.0	9,011	6.0

Tier 1 Capital to Average Assets	15,551	8.0	7,779	4.0	9,724	5.0

Tangible Capital to Tangible Assets	15,551	7.7	3,016	1.5	N/A	N/A

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

The OTS, as the primary federal regulator of federal savings banks, periodically recommends certain of those institutions take voluntary steps to reduce risk to the institutions and the federal deposit insurance fund. In light of the current economic environment, the OTS requested and the Bank’s Board of Directors agreed on October 27, 2008, to certain voluntary constraints on the Bank’s leveraged growth strategy. The OTS has agreed to revisit these voluntary constraints from time to time. The voluntary constraints are as follows: (1) the Bank will maintain a Tier 1 (core) capital ratio of at least 7.1%; and (2) in the event the Tier 1 (core) capital ratio decreases below 7.5%, the ratio of “high-risk” loans, as defined, to Tier 1 (core) capital would not exceed 350%; the ratio of classified assets to Tier 1 (core) capital (plus the allowance for loan losses) would not exceed 15%; and the ratio of nonperforming assets to total assets would not exceed 1.5%. As of December 31, 2010, the Bank was in compliance with the requested targets. The Company has approximately $650,000 of cash available to down-stream to the Bank to support its future capital needs.

13.	EMPLOYEE BENEFIT PLANS

401(k) plan

The Bank provides a savings and retirement plan for employees, which qualifies under Section 401(k) of the Internal Revenue Code.  All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.  The plan provides for voluntary contributions by participating employees ranging from 1% to 75% of their compensation, subject to certain limitations.  In addition, the Bank will make a matching contribution, equal to 50% of the employee’s contribution.  The Bank’s matching contribution will not exceed 3% of an employee’s salary.  In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee’s salary.  For the six months ended December 31, 2010 and 2009 (unaudited), expense attributable to the plan amounted to $76,000 and $63,000, respectively.  For the years ended June 30, 2010 and 2009, expense attributable to the plan amounted to $125,000 and $96,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Incentive plan

The Bank has an Incentive Plan (the “Plan”) whereby all employees are eligible to receive a payment if the Bank meets or exceeds certain base standards of performance for its fiscal year.  The structure of the Plan is to be reviewed on an annual basis by the Board of Directors.  Incentive compensation expense for the six months ended December 31, 2010 and 2009 (unaudited) amounted to $123,000 and $66,000, respectively.  Incentive compensation expense for the years ended June 30, 2010 and 2009 amounted to $113,000 and $97,000, respectively.

Executive supplemental retirement agreements

The Bank has entered into supplemental retirement agreements with certain executive officers, which provide for the payment of specified benefits upon retirement or early termination, as defined in the agreements. For the six months ended December 31, 2010 and 2009 (unaudited), total expense applicable to these agreements amounted to $48,000 and $50,000, respectively.  For the years ended June 30, 2010 and 2009, total expense applicable to these agreements amounted to $114,000 and $102,000, respectively.

Employee Stock Ownership Plan

The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least one year of employment with the Bank.  Benefits may be paid in shares of common stock or in cash, subject to the employees’ right to demand shares.

The ESOP has a loan agreement with the Company whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company’s common stock.  At December 31, 2010, the loan has four remaining annual principal and interest payments of $117,000 and one payment of $57,000, all of which are due on the last business day of the respective year.  The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Employee Stock Ownership Plan (concluded)

The remaining principal balance on the ESOP debt at December 31, 2010, is payable as follows:

Years Ending
December 31,	Amount
(In thousands)

2011	$83
2012	89
2013	97
2014	104
2015	53

$426

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid.  Total compensation expenses applicable to the ESOP amounted to $21,000 for the six months ended December 31, 2010 and December 31, 2009 (unaudited).  Total compensation expense applicable to the ESOP amounted to $41,000 and $39,000 for the years ended June 30, 2010 and 2009, respectively.

Shares held by the ESOP are as follows:

	At December 31,	At June 30,
	2010	2010	2009

Allocated	54,999	54,999	46,807
Committed to be allocated	8,193	4,096	4,096
Unallocated	36,789	40,886	49,078
Paid out to participants	(10,194)	(8,613)	(8,527)

	89,787	91,368	91,454

Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP.  The fair value of unallocated ESOP shares at December 31, 2010, June 30, 2010 and 2009 is $ 212,000, $204,000 and $196,000, respectively. No dividends have been paid to date by the Company.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plan

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

The fair value of the stock options granted in 2010 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plan (continued)

The following table presents the activity for the 2009 Plan as of and for the six months ended December 31, 2010:

Non-vested
	Stock Options				Restricted Stock
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value	Number of Shares	Weighted Average Grant Date Value

Outstanding at beginning
of period	24,000	$6.72			24,000	$5.20

Granted	-	$-			-	$-

Forfeited	-	$-			-	$-

Outstanding at end of period	24,000	$6.72	9.15	$-	24,000	$5.20

Options exercisable at
end of period	-	$-	-	$-

As of December 31, 2010, unrecognized share-based compensation expense related to non-vested options amounted to $41,000 and the unrecognized share-based compensation expense related to non-vested restricted stock amounted to $100,000.  Both amounts are expected to be recognized over a weighted average period of 3.6 years.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (concluded)

Share-based compensation plan (concluded)

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $5.75 as of December 31, 2010, which would have been received by the option holders had all option holders exercised their options as of that date.  There were no in-the-money options exercisable as of December 31, 2010, therefore the options have no intrinsic value.

For the six months ended December 31, 2010, the Company recognized compensation expense for stock options of $6,000 with a related tax benefit of $800.  For the six months ended December 31, 2010, the Company recognized compensation expense for restricted stock awards of $15,000, with a related tax benefit of $6,000. For the year ended June 30, 2010, the Company recognized compensation expense for stock options of $4,000 with a related tax benefit of $700.  For the year ended June 30, 2010, the Company recognized compensation expense for restricted stock awards of $10,000, with a related tax benefit of $4,000.

14.	COMMITMENTS AND CONTINGENCIES

Loan commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.  The Bank’s exposure to credit loss is represented by the contractual amount of the instruments.  The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk consist of the following:

	At December 31,	At June 30,
	2010	2010	2009
	(In thousands)

Commitments to grant loans	$9,141	$10,953	$6,762
Unadvanced funds on home equity lines of credit	10,386	10,617	11,731
Unadvanced funds on commercial lines of credit	2,783	2,663	2,989
Unadvanced funds on construction loans	8,609	5,728	5,691
Unadvanced funds on other unsecured personal
lines of credit	459	493	512
Unadvanced funds on commercial real estate loans	30	70	-
Unadvanced funds on residential real estate loans	118	17	-

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (continued)

Loan commitments (concluded)

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

Lease commitments

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2010, pertaining to branch facilities, future minimum rental payments are as follows:

Years Ending
December 31,	Payments
(In thousands)

2011	$173
2012	173
2013	172
2014	172
2015	158
Thereafter	1,265

$2,113

One of the leases contains an option to extend for ten additional years.  The cost of such rentals is not included above.

Rental expense amounted to $92,000 and $84,000 for the six months ended December 31, 2010 and 2009 (unaudited), respectively.  Rental expense amounted to $171,000 and $165,000 for the years ended June 30, 2010 and 2009, respectively.

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

Other contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial position.

15.	LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank grants loans to its Executive Officers and Directors and their affiliates.  Total loans to such persons and their affiliates amounted to $4,653,000 as of December 31, 2010.  During the six months ended December 31, 2010, principal payments totaled $61,000 and principal advances amounted to $497,000.

16.	DERIVATIVE FINANCIAL INSTRUMENTS

Mortgage loan commitments

The Company enters into commitments to originate mortgage loans for sale and uses forward commitments to sell such loans, both of which represent derivative instruments. These instruments involve both credit and market risk.

Commitments to originate loans require the Company to originate a loan at an interest rate that may or may not be fixed upon completion of various underwriting requirements. At December 31, 2010, the Company had $1,100,000 in outstanding commitments to grant mortgage loans that are intended to be sold, the fair value of which was not material. At June 30, 2010, the Company had $3,300,000 in outstanding commitments to grant mortgage loans that are intended to be sold and the fair value of such commitments is an asset of $84,000.

Forward commitments to sell loans require the Company to make delivery at a specific future date of a specified amount, at a specified price or yield. At December 31, 2010, such commitments amounted to $1,800,000, the fair value of which was not material. At June 30, 2010, such commitments amounted to $4,900,000 and the fair value of such commitments was a liability of $70,000.

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

The Company records the value of outstanding derivative loan commitments and forward loan sale commitments at the end of each quarterly reporting period.  As a result, such commitments that are both entered into and resolved during the quarter are captured in the realized gain or loss on the sale of the related loan.  Included in mortgage banking income for the years ended June 30, 2010 and 2009, are realized gains and losses on sales of loans and derivative valuation adjustments aggregating $356,000 and $214,000, respectively. Included in mortgage banking income for the six months ended December 31, 2010 and 2009, are realized gains and losses on sales of loans and derivative valuation adjustments aggregating $544,000 and $176,000 (unaudited), respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	FAIR VALUE OF ASSETS AND LIABILITIES

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine their fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

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

Federal Home Loan Bank stock: Fair value is based on redemption provisions of the FHLB. The FHLB stock has no quoted market value.

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

Determination of fair value (continued)

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

Short-term FHLB advances: The fair value of short-term FHLB advances approximate carrying value, as they generally mature within 90 days.

Long-term FHLB advances: The fair value for long-term FHLB advances is estimated using discounted cash flow analyses based on current market borrowing rates for similar types of borrowing arrangements.

Mortgagors’ escrow accounts: The fair value disclosed for mortgagors’ escrow accounts are equal to the amounts payable on demand at the reporting date (i.e. their carrying amounts).

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Determination of fair value (concluded)

Off-balance sheet instruments:  Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  At December 31, 2010, June 30, 2010 and 2009, the fair value of commitments outstanding is not significant since fees charged are not material.

Assets and liabilities measured at fair value on a recurring basis

Assets measured at fair value on a recurring basis are summarized below.

	Level 1	Level 2	Level 3	Total Assets at Fair Value
At December 31, 2010	(In thousands)

Assets
Securities available for sale	$-	$7,219	$-	$7,219

At June 30, 2010

Assets
Securities available for sale	$-	$10,925	$-	$10,925
Derivative loan commitments	-	-	84	84
Total assets	$-	$10,925	$84	$11,009

Liabilities
Forward loan sale commitments	$-	$-	$70	$70

At June 30, 2009

Assets
Securities available for sale	$-	$9,528	$-	$9,528

The Company did not have any significant transfers of assets between levels 1 and 2 of the fair value hierarchy during the six months ended December 31, 2010.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Assets and liabilities measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets.  There are no liabilities measured at fair value on a non-recurring basis at December 31, 2010, June 30, 2010 and 2009.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2010, June 30, 2010 and 2009. The fair value adjustments represent the amount of write down recorded during the six months ended December 31, 2010 and fiscal 2010 and 2009 on the assets held at December 31, 2010, June 30, 2010 and 2009, respectively.

	Level 1	Level 2	Level 3	Assets at Fair Value
	(In thousands)
At December 31, 2010

Impaired loans	$-	$-	$9	$9
Other real estate owned	-	-	53	53
	$-	$-	$62	$62

	Level 1	Level 2	Level 3	Year Ended June 30, 2010 Fair Value Adjustments
	(In thousands)
At June 30, 2010

Impaired loans	$-	$-	$73	$21

	Level 1	Level 2	Level 3	Year Ended June 30, 2009 Fair Value Adjustments
	(In thousands)
At June 30, 2009

Impaired loans	$-	$-	$357	$(51)

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Assets and liabilities measured at fair value on a non-recurring basis (concluded)

	Fair Value Measurements
	Using Significant Unobservable Inputs
	Level 3
	Impaired Loans	Other Real Estate Owned	Derivative Loan Commitments

Beginning balance, June 30, 2010	$73	$-	$84
Transfers in and/or out of level 3	(64)	53	(84)
Ending balance, December 31, 2010	$9	$53	$-

Fair values of impaired loans are based on the appraised value of the underlying collateral considering discounting factors, if deemed appropriate, and as adjusted for selling costs. These appraised values may be discounted based on management’s historical knowledge, expertise or changes in market conditions from time of valuation. Fair value adjustments are reflected in the provision for loan losses.

Other real estate owned values are estimated using level 2 inputs based on appraisals of similar properties obtained from a third party. For level 3 inputs, fair values are based on management estimates.

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

	At December 31,		At June 30,
	2010		2010		2009
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$3,298	$3,298	$7,340	$7,340	$11,356	$11,356
Securities available for sale	7,219	7,219	10,925	10,925	9,528	9,528
Securities held to maturity	3,202	3,398	3,718	3,927	4,959	5,101
FHLB stock	3,111	3,111	3,111	3,111	3,111	3,111
Loans held for sale	685	693	1,559	1,559	269	274
Loans, net	178,524	180,972	175,867	181,276	163,825	164,670
Accrued interest receivable	777	777	794	794	714	714
Capitalized mortgage servicing rights	420	461	222	237	116	119

Financial liabilities:
Deposits	151,463	151,859	147,286	148,511	141,126	143,018
Securities sold under agreements
to repurchase	491	491	407	407	520	520
Short-term FHLB advances	3,500	3,500	7,250	7,250	-	-
Long-term FHLB advances	28,182	28,774	35,711	36,430	40,268	40,967
Mortgagors' escrow accounts	598	598	455	455	407	407
Accrued interest payable	88	88	115	115	148	148

On-balance sheet derivative
financial instruments:
Derivative loan commitments
- Assets	-	-	84	84	-	-
Forward loan sale commitments
- Liabilities	-	-	70	70	-	-

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The condensed balance sheets of the parent company are as follows:

BALANCE SHEETS

	December 31,	June 30,
	2010	2010	2009
	(In thousands)

ASSETS

Non-interest bearing deposit in the Bank	$712	$635	$1,083
Loan to the Bank ESOP	426	502	573
Investment in subsidiary	18,072	17,251	15,687
Other assets	2	1	1

Total assets	$19,212	$18,389	$17,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities	$43	$21	$27
Stockholders' equity	19,169	18,368	17,317

Total liabilities and stockholders' equity	$19,212	$18,389	$17,344

The condensed statements of net income of the parent company are as follows:

STATEMENTS OF INCOME

	Six Months Ended		Years Ended
	December 31,		June 30,
	2010	2009	2010	2009
		(Unaudited)
	(In thousands)

Interest income -ESOP loan	$20	$23	$46	$51
Non-interest expense	51	26	66	51
Loss before income taxes and equity in undistributed
net income of the Bank	(31)	(3)	(20)	-
Applicable income tax benefit	13	1	7	-

Loss before equity in undistributed net income
of subsidiary	(18)	(2)	(13)	-

Equity in undistributed net income of subsidiary	850	320	952	350

Net income	$832	$318	$939	$350

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

The condensed statements of cash flows of the parent company are as follows:

	Six Months Ended		Years Ended
	December 31,		June 30,
	2010	2009	2010	2009
		(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net income	$832	$318	$939	$350
Adjustments to reconcile net income to net cash
provided by operating activities:
Repayment of ESOP loan	76	71	71	65
Equity in undistributed income of subsidiary	(850)	(320)	(952)	(350)
Other, net	19	17	(6)	(4)
Net cash provided by operating activities	77	86	52	61

Cash flows from investing activities:
Capital contribution to the Bank	-	-	(500)	(750)
Net cash used by investing activities	-	-	(500)	(750)

Net change in cash and cash equivalents	77	86	(448)	(689)

Cash and cash equivalents at beginning of period	635	1,083	1,083	1,772

Cash and cash equivalents at end of period	$712	$1,169	$635	$1,083

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

19.	QUARTERLY DATA (UNAUDITED)

A summary of consolidated operating results on a quarterly basis is as follows:

	Six Months Ended		Years Ended
	December 31,		June 30,
	2010		2010				2009
	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)

Interest and dividend income	$2,849	$2,830	$2,806	$2,694	$2,622	$2,612	$2,638	$2,677	$2,686	$2,550
Interest expense	737	857	872	864	913	1,031	1,120	1,217	1,204	1,168

Net interest income	2,112	1,973	1,934	1,830	1,709	1,581	1,518	1,460	1,482	1,382
Provision for loan losses	-	23	76	89	163	33	66	4	91	87

Net interest income, after
provision for loan losses	2,112	1,950	1,858	1,741	1,546	1,548	1,452	1,456	1,391	1,295
Non-interest income	470	308	251	310	285	239	319	218	185	148
Non-interest expenses	1,821	1,676	1,596	1,599	1,597	1,528	1,546	1,566	1,416	1,405

Income before income taxes	761	582	513	452	234	259	225	108	160	38

Income tax provision	294	217	178	166	74	101	69	33	53	26

Net income	$467	$365	$335	$286	$160	$158	$156	$75	$107	$12

Income per share:
Basic and diluted	$0.18	$0.14	$0.13	$0.11	$0.06	$0.06	$0.06	$0.03	$0.04	$-

NOTES

stockholder information

directors
J. Richard Murphy, Chairman	Thomas L. Hamelin
Mary L. Williams, Vice Chairman	Marybeth McInnis
Robert E. Balletto	Kathleen R. Sachs
Keith N. Congdon	Richard F. Spencer
Anthony S. Conte, Jr.	David A. Splaine
Stephen L. Flynn	Robert T. Wyman
John H. Yeaton

senior officers
Robert E. Balletto, President and Chief Executive Officer
Philip Bryan, Senior Vice President/Retail Lending
Karen Cohn, Senior Vice President and Senior Commercial Lending Officer
Wendy A. Girroir, Senior Vice President/Human Resources
Joseph W. Kennedy, Senior Vice President and Chief Financial Officer and Treasurer
Joseph R. Pollard, Senior Vice President/Retail Banking
Charles R. Shediac, Senior Vice President and Chief Commercial Loan Officer
James T. Allen, Vice President/Management Information Systems

independent registered	legal counsel
public accounting firm	Luse Gorman Pomerenk & Schick, P.C.
Shatswell, MacLeod & Company, P.C.	5335 Wisconsin Avenue, N.W.
83 Pine Street	Suite 780
West Peabody, MA 01960-3635	Washington, DC 20015
(978) 535-0206	(202) 274-2000

registrar and transfer agent	stock listing
Registrar and Transfer Company	OTC BULLETIN BOARD
10 Commerce Drive	SYMBOL: GTWN
Cranford, NJ 07016	WWW.OTCBB.COM
(800) 368-5948
www.rtco.com

contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailings, transferring stock, or replacing lost, stolen or destroyed stock certificates.

annual report on form 10-k

Additional copies of our Annual Report on Form 10-K for six months ended December 31, 2010, are available upon written the request to:

Joseph W. Kennedy
Senior Vice President, Chief Financial Officer and Treasurer
Georgetown Bancorp, Inc.
2 East Main Street
Georgetown, MA 01833

Branch Locations

Georgetown

2 East Main Street
Georgetown, MA 01833
(978) 352-8600

North Andover

75 Turnpike Street
North Andover, MA 01845
(978) 557-1679

Rowley

303 Haverhill Street
Rowley, MA 01969
(978) 948-8602

www.georgetownsb.com