Form 10-K, Exhibit 13
period 2011-12-31
Georgetown Bancorp, Inc.
filed 2012-03-30
CIK 1302709

EXHIBIT 13

PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS

Selected Financial Information

	At December 31,
	2011	2010
	(In thousands)
Selected Financial Condition Data:
Total assets	$199,375	$205,015
Cash and cash equivalents	19,083	3,298
Loans receivable, net	161,120	178,524
Allowance for loan losses	1,824	1,651
Investment securities	6,496	10,421
Deposits	151,085	151,463
Borrowings (1)	25,694	32,173
Total stockholders’ equity	20,329	19,169

	Years Ended December 31,
	2011	2010

	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$10,705	$11,179
Interest expense	2,416	3,330
Net interest income	8,289	7,849
Provision for loan losses	949	188
Net interest income, after provision for loan losses	7,340	7,661
Non-interest income	990	1,339
Non-interest expense	6,736	6,692
Income before income taxes	1,594	2,308
Income tax provision	583	855
Net income	$1,011	$1,453

Net income per share: Basic and diluted	$0.38	$0.56

	At or For the Years Ended December 31,
	2011	2010

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.51%	0.70%
Return on equity (ratio of net income to average equity)	5.14%	7.92%
Interest rate spread (3)	4.18%	3.73%
Net interest margin (4)	4.39%	3.99%
Efficiency ratio (5)	72.59%	72.83%
Non-interest expense to average total assets	3.37%	3.23%
Average interest-earning assets to average interest-bearing liabilities	116.73%	115.21%
Dividend payout ratio	—	—

Asset Quality Ratios:
Non-performing assets to total assets	1.59%	0.15%
Non-performing loans to total loans	1.92%	0.14%
Allowance for loan losses to non-performing loans	58.22%	652.57%
Allowance for loan losses to total loans	1.12%	0.92%

Capital Ratios:
Stockholders’ equity to total assets at end of period	10.20%	9.35%
Total capital to risk-weighted assets (6)	14.20%	12.30%
Tier 1 capital to risk-weighted assets (6)	13.20%	11.30%
Tier 1 capital to average assets (6)	9.60%	8.60%

(1)	Includes securities sold under agreements to repurchase.
(2)	Percentage calculations for the six month periods have been annualized.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Calculation is for Georgetown Savings Bank.

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

Overview

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, certificates of deposit and borrowings.  Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense.  Non-interest income consists of fees and service charges, mortgage banking income, income from bank-owned life insurance and miscellaneous other income.  Non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment, data processing, professional fees, advertising and other administrative expenses.

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

We have continued our trend of net income, reporting earnings of $1.0 million for the year ended December 31, 2011 and $1.5 million for the year ended December 31, 2010.  Earnings were positively affected by our net interest income expansion, which totaled $8.3 million for the year ended December 31, 2011 compared to $7.8 million for the year ended December 31, 2010.  However, the decrease in net income was due primarily to a $949,000 provision for loan losses for the year ended December 31, 2011 compared to a $188,000 provision for loan losses for the year ended December 31, 2010, reflecting a $698,000 charge-off relating to one large, out-of-market home equity loan.  In addition, despite an increase in non-performing loans to $3.1 million, or 1.92% of total loans at December 31, 2011, compared to $253,000, or 0.14% of total loans at December 31, 2010, our allowance for loan losses increased to $1.8 million at December 31, 2011 compared to $1.7 million at December 31, 2010, as described in “Comparison of Operating Results for the Years Ended December 31, 2011 and 2010—Provision for Loan Losses.”

Total assets decreased $5.6 million, or 2.8%, to $199.4 million at December 31, 2011 from $205.0 million at December 31, 2010.  The decrease resulted from decreases in loans and securities, partially offset by an increase in cash and cash equivalents.  Loan originations during 2011 were negatively affected by a change in lending staff in 2011.   However, we now have a fully staffed loan department, including a fully staffed commercial loan department, as discussed in “—Business Strategy.”

We do not originate subprime, Alt-A or option ARM residential mortgage loans.  All of our mortgage-backed securities have been issued by Freddie Mac, Fannie Mae or Ginnie Mae, which are U.S. Government agencies or Government-sponsored enterprises.  These entities guarantee the payment of principal and interest on our mortgage-backed securities.  We do not own any common or preferred stock issued by Fannie Mae or Freddie Mac.

As of December 31, 2011, our available credit lines and other sources of liquidity had not been reduced compared to levels from December 31, 2010.

Business Strategy

Our principal objective is to build long-term value for our shareholders by operating a profitable community bank dedicated to meeting the banking needs of our customers.  Our board of directors has sought to accomplish this objective with a strategy designed to increase profitability, while maintaining a strong capital position and high asset quality.  We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

•                                          Continuing to emphasize the origination of commercial loans.  In recent years, we have diversified our lending activities by increasing our origination of commercial and multi-family real estate loans, residential (one- to four-family) investment property loans and commercial business loans.  We have established a fully staffed commercial loan department that includes two commercial loan officers, a credit manager and analyst, a commercial loan assistant, and a commercial loan servicing representative. Our commercial loan portfolio, including commercial construction loans, has grown significantly since 2006, to $82.6 million, or 50.8% of our total loan portfolio as of December 31, 2011 compared to $24.0 million, or 18.5% of our loan portfolio at June 30, 2006.  While commercial construction loans increased to $23.2 million or 14.3% of our loan portfolio at December 31, 2011 from $10.6 million or 8.2% of our loan portfolio at June 30, 2006, we intend to focus on the origination of more permanent, longer term loans that will help us establish more profitable relationships with our borrowers and grow our core deposit base. The additional capital raised in the offering will further increase our ability to originate commercial loans.  However, originating more one-four family investment property, multi-family, commercial real estate and commercial business loans exposes us to increased risks.

•                                          Continuing to emphasize core deposit growth to reduce our funding costs.  Our balance of demand deposit accounts, NOW accounts, savings accounts and money market deposits, which we consider core deposits, has increased to 69.9% of total deposits at December 31, 2011 from 58.0% of deposits at June 30, 2006.  This, along with a significantly lower interest rate environment, has helped to lower the weighted average cost of our total deposits to 0.78% at December 31, 2011 from 2.53% at June 30, 2006. We intend to continue to increase core deposits by cross-selling existing customers and establishing new relationships. With our continued focus on building commercial loan and deposit service relationships, we will continue to seek lower cost core deposits primarily in the form of our commercial demand deposit and money market accounts. Additionally, we will continue to promote the growth of retail core deposits through the continued marketing of our retail checking accounts. Finally, our overall deposit growth has enabled us to reduce our need for borrowings, which generally have a higher cost than core deposits. Total Federal Home Loan Bank borrowings decreased to $25.1 million at December 31, 2011 from $51.2 million at June 30, 2006.

•                                          Maintaining high asset quality through conservative underwriting and aggressive monitoring of our assets.  We have emphasized maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate, and when appropriate, guaranteed by state or government programs like the U.S. Small Business Administration.  In the current economic environment, we intend to continue to aggressively monitor our loan portfolio.

We use an outside loan review firm to review a majority of our commercial loan portfolio on an annual basis. This review provides management with an objective third-party analysis of the quality of our commercial loan portfolio. In addition, we conduct periodic reviews of individual commercial credits and meet periodically, in person and at their place of business, with our commercial customers in order to stay abreast of any and all issues that may affect the quality of the credit relationship. In light of the poor residential real estate market since 2008, we have also conducted multiple reviews of our home equity line of credit portfolio to determine the effect of the housing market on the quality of this portion of our loan portfolio. We plan to continue this practice annually.  The most recent review, conducted in May 2011, indicated that 94% of our home equity lines of credit had combined loan-to-value ratios of 85% or less. We will continue to emphasize strong asset quality as we further diversify our loan portfolio.  At December 31, 2011 and 2010, our ratio of non-performing assets to total assets was 1.59% and 0.15%, respectively.  This compares with the ratios of 3.59% and 3.71%, respectively, as of the same dates (or the latest date for which information is available as of March 2, 2012) for all Nasdaq-listed banks and thrifts and 1.51% and 1.48%, respectively as of the same dates (or the latest date for which information is available as of March 2, 2012) for all Nasdaq-listed banks and thrifts located in Massachusetts.

•                                          Expanding our secondary mortgage marketing capabilities.  Historically, we emphasized the origination of one- to four-family residential lending within our market area and we retained in our portfolio substantially all loans that we originated.  Recently, we have developed a mortgage banking operation, as we sold $19.4 million in residential loans in the secondary market during the year ended December 31, 2011, generating $403,000 in net gain on sale income.  The loans we sold consisted primarily of one- to four-family residential real estate loans with terms of 15 years or more and were primarily sold on a servicing retained basis, which has allowed us to maintain customer relationships for future cross-selling opportunities.  Selling these longer-term loans also assists us in managing interest rate risk and provides us with added liquidity to fund our commercial lending activity.  We expect to have a greater emphasis in this activity in the future as, among other things, we intend to expand our residential mortgage origination staff and possibly expand our geographic locations.

•                                          Remaining a community bank.  We were established in Georgetown, Massachusetts in 1868 and we have been operating continuously since that time.  We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing exceptional personal service to our customers.  We emphasize personalized banking, competitive pricing strategies and the advantage of local decision-making in our banking business.  In addition, our senior management has an average experience of 27 years in the banking industry and has extensive knowledge of our local markets.

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

The allowance for loan losses is evaluated on a monthly basis by management and is based upon management’s monthly review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  Additionally, as part of the evaluation of the level of the allowance for loan losses, on a quarterly basis management analyzes several qualitative loan portfolio risk factors including, but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring.  All troubled debt restructurings are initially classified as impaired.

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

Loans secured by commercial real estate, multi-family and one- to four-family investment properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate, including multi-family and one- to four-family investment properties, are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

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

Comparison of Financial Condition at December 31, 2011 and 2010

Total assets decreased $5.6 million, or 2.8%, to $199.4 million at December 31, 2011 from $205.0 million at December 31, 2010.  The decrease resulted from decreases in loans and securities, partially offset by an increase in cash and cash equivalents.  Loan originations during 2011 were negatively affected by a change in lending staff in 2011.   However, we now have a fully staffed loan department, including a fully staffed commercial loan department, as discussed above in “—Business Strategy.”

Cash and cash equivalents increased $15.8 million to $19.1 million at December 31, 2011 from $3.3 million at December 31, 2010.  The increase in cash and cash equivalents resulted primarily from loan repayments and prepayments and securities maturities during the year ended December 31, 2011, as well as our origination and sale of $19.4 million of loans during the year ended December 31, 2011 (comprised primarily of 30-year, fixed rate conforming residential mortgage loans sold on a servicing-retained basis), as described below.

Our total securities portfolio decreased $3.9 million, or 37.7%, to $6.5 million at December 31, 2011 from $10.4 million at December 31, 2010.  At this time, we have not replaced maturing securities in the current low-yield environment.  However, we anticipate that we will use excess cash for future securities purchases.

Loans (excluding loans held for sale) decreased $17.3 million, or 9.6%, to $162.8 million at December 31, 2011 from $180.1 million at December 31, 2010.  We experienced decreases in all categories of our loan portfolio except for multi-family construction loans.  One- to four-family residential real estate loans decreased $8.1 million, or 11.4%, to $62.6 million at December 31, 2011 from $70.7 million at December 31, 2010, as we continue to sell newly-originated residential real estate loans, with such sales totaling $19.4 million during the year ended December 31, 2011.  Total commercial loans decreased $6.8 million, or 10.3%, to $59.4 million at December 31, 2011 from $66.2 million at December 31, 2010.  Although we continue to emphasize the origination of commercial loans, despite the current competitive market, we have determined to maintain our historical underwriting standards instead of relaxing these standards and we have not reduced loan rates below levels at which we could not operate profitably.  One- to four-family construction loans decreased $4.8 million, or 28.6%, partially offset by an increase of $2.9 million, or 37.9%, in multi-family construction loans.  The significant majority of our construction loans remain collateralized by residential real estate (97.3% at December 31, 2011 and 97.1% at December 31, 2010).  Loan originations during 2011 were negatively affected by a change in lending staff in 2011.   However, we now have a fully staffed loan department, including a fully staffed commercial loan department, as discussed above.

Deposits remained relatively unchanged, totaling $151.1 million at December 31, 2011 and $151.5 million at December 31, 2010.  However, our focus on generating lower-cost “core” deposits (which we define as non-certificate of deposit accounts) resulted in such core deposits increasing $4.2 million, or 4.1%, to $105.6 million at December 31, 2011 from $101.4 million at December 31, 2010, and such deposits representing 69.9% of our deposit portfolio at December 31, 2011 compared to 67.0% of our deposit portfolio at December 31, 2010.

Total borrowings decreased $6.5 million, or 20.1%, to $25.7 million at December 31, 2011 from $32.2 million at December 31, 2010, as we used excess cash to pay off maturing Federal Home Loan Bank advances.

Stockholders’ equity increased $1.2 million, or 6.1%, to $20.3 million at December 31, 2011 from $19.2 million at December 31, 2010.  The increase resulted primarily from net income of $1.0 million for the year ended December 31, 2011.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010

General. Net income decreased $442,000, or 30.4%, to $1.0 million for the year ended December 31, 2011 from $1.5 million for the year ended December 31, 2010.  The decrease was due primarily to an increase in the provision for loan losses as well as an increase in net interest income, which were partially offset by a decrease in non-interest income and an increase in non-interest expense.

Interest and Dividend Income. Interest and dividend income decreased $474,000, or 4.2%, to $10.7 million for the year ended December 31, 2011 from $11.2 million for the year ended December 31, 2010.  We experienced decreases in interest and dividend income from both loans and securities.  Interest income on loans decreased $282,000, or 2.7%, to $10.4 million for the year ended December 31, 2011 from $10.6 million for the year ended December 31, 2010, due to a nine basis point decrease in yield to 5.91% for the year ended December 31, 2011 from 6.00% for the year ended December 31, 2010 as well as a $1.9 million, or 1.1%, decrease in the average balance of loans.  As noted above, we experienced decreases in almost all categories of loans, and the new loans we have been originating have been at lower interest rates due to continued low market interest rates.

Interest and dividend income on investment securities decreased $191,000, or 35.4%, to $349,000 for the year ended December 31, 2011 from $540,000 for the year ended December 31, 2010, due to decreases in both the yields earned on investment securities as well as the average balance of investment securities.  At this time, we have not replaced maturing securities in the current low-yield environment.

Interest Expense. Interest expense decreased $914,000, or 27.4%, to $2.4 million for the year ended December 31, 2011 from $3.3 million for the year ended December 31, 2010.  We experienced decreases in interest expense on both deposits and borrowings (primarily long-term Federal Home Loan Bank advances).  Interest expense on deposits decreased $562,000, or 27.4%, to $1.5 million for the year ended December 31, 2011 from $2.0 million for the year ended December 31, 2010, due primarily to a decrease in rates we paid on interest-bearing deposits.  The average rate we paid on interest-bearing deposits decreased to 1.12% for the year ended December 31, 2011 compared to 1.56% for the year ended December 31, 2010.  We have been able to increase our lower cost “core” deposits, as described above, while also reducing rates in the current low interest rate environment.

Interest expense on Federal Home Loan Bank advances decreased $352,000, or 27.5%, to $928,000 for the year ended December 31, 2011 from $1.3 million for the year ended December 31, 2010.  The decrease was due primarily to a decrease in the average balance, which decreased $10.1 million, or 25.9%, to $28.9 million for the year ended December 31, 2011 from $39.0 million for the year ended December 31, 2010.  We have been able to reduce our reliance on borrowings, as we have had excess cash to fund our operations.

Net Interest Income. Net interest income increased $440,000, or 5.6%, to $8.3 million for the year ended December 31, 2011 compared to $7.8 million for the year ended December 31, 2010.  Our net interest margin increased 40 basis points, to 4.39% for the year ended December 31, 2011 compared to 3.99% for the year ended December 31, 2010, as the rates we paid on interest-bearing liabilities decreased 46 basis points to 1.49% for the year ended December 31, 2011 compared to 1.95% for the year ended December 31, 2010, while the yield we earned on interest-earning assets remained almost flat (5.67% for the year ended December 31, 2011 compared to 5.68% for the year ended December 31, 2010).  In addition, our net interest-earning assets increased $1.1 million, or 4.3%, to $27.1 million for the year ended December 31, 2011 compared to $26.0 million for the year ended December 31, 2010.  We expect that our net interest margin will compress in the future due to current competitive pricing in our market area.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements.  In evaluating the level of the allowance for loan losses quarterly, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a relevant period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews.  During the year ended December 31, 2010, we revised our methodology to identify more categories that have increased risk based on their specific loan type or adverse ratings.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.  After an evaluation of these factors, we recorded a $949,000 provision for loan losses for the year ended December 31, 2011, as compared to a $188,000 provision for loan losses for the year ended

December 31, 2010.  The provisions recorded resulted in an allowance for loan losses of $1.8 million, or 1.12% of total loans and 58.22% of non-performing loans at December 31, 2011, compared to an allowance for loan losses of $1.7 million, or 0.92% of total loans and 652.57% of non-performing loans at December 31, 2010.  The increase in the allowance for loan losses was primarily due to an increase in the valuation allowance for impaired loans.  The increase in the provision was primarily due to a $645,000 increase in loan charge-offs during 2011 compared to 2010.  The increase in loan charge-offs was primarily due to the  charge-off of  one large, out-of-market home equity loan.  The provision replenished the general valuation allowance applicable to home equity loans and lines of credit.

Historically, our loan portfolio has primarily consisted of one- to four-family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate, investment property and commercial business loans.  In addition, we intend to emphasize increased originations of these loans.  Management’s evaluation of the allowance for loan losses, the composition of the loan portfolio and increased risk associated with multi-family, commercial real estate and commercial business loans (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) may result in continued larger additions to the allowance for loan losses in future periods.

To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate at December 31, 2011 and 2010.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provisions for loan losses.  In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses.  Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Non-interest Income. Non-interest income decreased $349,000, or 26.1%, to $990,000 for the year ended December 31, 2011 from $1.3 million for the year ended December 31, 2010.  Mortgage banking income decreased $254,000, or 41.4%, to $359,000 for the year ended December 31, 2011 from $613,000 for the year ended December 31, 2010.  We sold $19.4 million of loans during the year ended December 31, 2011 compared to $40.6 million of such sales for the year ended December 31, 2010, primarily due to a higher level of refinancing activity in 2010.  In addition, customer service fees decreased $94,000, or 15.1%, to $527,000 for the year ended December 31, 2011 from $621,000 for the year ended December 31, 2010, primarily due to a decline in checking account overdraft fees of $116,000, or 35.4%, partially offset by an increase in ATM service charges of $22,000, or 12.3%.

Non-interest Expense. Non-interest expense increased $44,000, or 0.7%, totaling $6.7 million for each of the years ended December 31, 2011 and 2010.  Salaries and employee benefits expense increased $91,000, or 2.4%, to $3.8 million for the year ended December 31, 2011 from $3.7 million for the year ended December 31, 2010.  This increase was lower than our historical increases as we had several positions that remained unfilled during 2011.  In addition, advertising expense decreased $50,000, or 18.2%, reflecting reduced business development staff.  We expect non-interest expense to increase in future periods, reflecting normalized staffing.

Income Tax Expense. Income tax expense was $583,000 for the year ended December 31, 2011 compared to $855,000 for the year ended December 31, 2010, reflecting a decrease in pre-tax income.  The effective income tax rate was 36.5% for the year ended December 31, 2011 compared to 37.1% for the year ended December 31, 2010.

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

			Years Ended December 31,
	At December 31, 2011		2011			2010
	Outstanding Balance	Weighted Average Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$163,713	5.65%	$175,320	$10,355	5.91%	$177,250	$10,637	6.00%
Investment securities (2)	9,607	2.69%	11,906	349	2.93%	16,796	540	3.22%
Short-term investments	9,485	0.03%	1,693	1	0.06%	2,632	2	0.08%
Total interest-earning assets	182,805	5.21%	188,919	10,705	5.67%	196,678	11,179	5.68%
Non-interest-earning assets	16,570		10,840	—		10,363	—
Total assets	$199,375		$199,759	10,705		$207,041	11,179

Interest-bearing liabilities:
Savings deposits	$11,390	0.23%	$11,682	25	0.21%	$12,030	25	0.21%
NOW accounts	17,122	0.45%	14,834	66	0.44%	13,441	75	0.56%
Money market accounts	59,846	0.72%	56,992	477	0.84%	49,322	552	1.12%
Certificates of deposit	45,438	1.43%	48,961	918	1.87%	56,412	1,396	2.47%
Total interest-bearing deposits	133,796	0.89%	132,469	1,486	1.12%	131,205	2,048	1.56%
FHLB advances	25,121	3.44%	28,921	928	3.21%	39,049	1,280	3.28%
Repurchase agreements	573	0.50%	455	2	0.44%	463	2	0.43%
Total interest-bearing liabilities	159,490	1.29%	161,845	2,416	1.49%	170,717	3,330	1.95%
Non-interest-bearing liabilities:
Demand deposits	17,289		16,535			16,012
Other non-interest-bearing liabilities	2,267		1,703			1,964
Total liabilities	179,046		180,083			188,693
Stockholders’ equity	20,329		19,676			18,348
Total liabilities and equity	$199,375		$199,759			$207,041

Net interest income				$8,289			$7,849
Net interest rate spread (3)					4.18%			3.73%
Net interest-earning assets (4)	$23,315		$27,074			$25,961
Net interest margin (5)					4.39%			3.99%
Average of interest-earning assets to interest-bearing liabilities					116.73%			115.21%

(1)          Includes loans held for sale.

(2)          Consists entirely of taxable investment securities and Federal Home Loan Bank stock.

(3)          Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)          Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)          Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31, 2011 vs. 2010
	Increase (Decrease) Due to
	Volume	Rate	Net
		(In thousands)
Interest-earning assets:
Loans	$(116)	$(166)	$(282)
Investment securities (1)	(157)	(34)	(191)
Short-term investments	(1)	—	(1)

Total interest-earning assets	(274)	(200)	(474)

Interest-bearing liabilities:
Savings deposits	(1)	1	—
NOW accounts	8	(17)	(9)
Money market accounts	86	(161)	(75)
Certificates of deposit	(184)	(294)	(478)

Total interest-bearing deposits	(91)	(471)	(562)

FHLB advances	(332)	(20)	(352)

Total interest-bearing liabilities	(423)	(491)	(914)

Change in net interest income	$149	$291	$440

(1)   Consists entirely of taxable investment securities.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk.  Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits.  As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates.  Accordingly, our Board of Directors has established an Asset/Liability Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.  Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Committee meets on a monthly basis to review our asset/liability policies and position, interest rate risk position and to discuss and implement interest rate risk strategies.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates.  We have implemented the following strategies to manage our interest rate risk: (1) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multi-family and non-residential mortgage loans, and short-term consumer loans; (2) offering shorter-term fixed-rate mortgage loans; (3) using alternative funding sources, such as advances from the Federal Home Loan Bank of Boston; and (4) deposit pricing strategies and short duration investments.  By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

Net Interest Income Simulation. Interest rate risk can result from timing differences in the maturity/repricing of an institution’s assets, liabilities and off-balance sheet contracts; the effect of embedded options, such as call or convertible options, loan prepayments, interest rate caps, and deposit withdrawals; unexpected shifts of the yield curve that affect both the slope and shape of the yield curve and differences in the behavior of lending and funding rates, sometimes referred to as basis risk.  Given the potential types and differing related characteristics of interest rate risk, it is important that we maintain an appropriate process and set of measurement tools, which enables us to identify and quantify our sources of interest rate risk.  Our primary tool in measuring interest rate risk in this manner is an income simulation model.  This model measures the net interest income at risk primarily under three different interest rate scenarios.  Specifically, net interest income is measured assuming market interest rates remain unchanged, where rates increase 200 basis points and where rates decrease 100 basis points from current market rates over a one-year time horizon.  The changes in net interest income due to changes in market interest rates reflect the rate sensitivity of our interest-bearing assets and liabilities.

The following table presents the estimated changes in net interest income of Georgetown Savings Bank, calculated on a bank-only basis, that would result from changes in market interest rates over twelve-month periods beginning December 31, 2011 and 2010.

	At December 31,
Changes in	2011		2010
Interest Rates (Basis Points)	Net Interest Income	% Change	Net Interest Income	% Change
(Dollars in thousands)
200	$7,113	0.6%	$8,056	(1.1%)
0	$7,074	—	$8,144	—
-100	$7,132	0.8%	$8,136	(0.1%)

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement.  Modeling changes in net interest income simulation requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  In this regard, the net interest income simulation table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities.  Accordingly, although the net interest income simulation table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Resources

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

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period.  At December 31, 2011, cash and cash equivalents totaled $19.1 million.  This amount is higher than historical amounts due to significant loan repayments and prepayments during 2011.  We expect to reduce our level of cash and cash equivalents in the future as we use excess cash to fund loan originations, securities purchases and the payoff of Federal Home Loan Bank borrowings.  Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $4.2 million at

December 31, 2011.  In addition, at December 31, 2011, we had the ability to borrow a total of approximately $37.3 million from the Federal Home Loan Bank of Boston.  On that date, we had $25.1 million in advances outstanding.

During 2011, we continued our mortgage banking activities by selling residential loans in the secondary market, primarily on a servicing-retained basis.  These activities have a positive effect on liquidity by providing us with an additional source of funds.  During the years ended December 31, 2011 and 2010, we sold $19.4 million and $40.6 million in residential loans, respectively.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below.  In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Boston.

At December 31, 2011 and 2010, we had $6.1 million and $9.1 million in loan commitments outstanding, respectively.  In addition to commitments to originate loans, at December 31, 2011 and 2010, we had $18.5 million and $22.4 million in unadvanced funds to borrowers, respectively.  We also had $125,000 in outstanding letters of credit at December 31, 2011 and 2010.  We also had $3.6 million and $1.8 million of forward loan sale commitments at December 31, 2011 and 2010, respectively. These forward loan sale commitments were used to offset the interest rate risk associated with mortgage loans, which have had their interest rate locked by our customers.  We also had $769,000 and $685,000 of loans held for sale at December 31, 2011 and 2010, respectively.  Certificates of deposit due within one year of December 31, 2011 totaled $27.6 million, or 18.2% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank of Boston advances.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit at December 31, 2011.  We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities.  During the year ended December 31, 2011, we originated $75.8 million of loans, including $56.3 million of loans to be held in our portfolio, and purchased $983,000 of securities.  During the year ended December 31, 2010, we originated $116.1 million of loans, including $75.5 million of loans to be held in our portfolio, and purchased $5.0 million of securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances.  We experienced a net decrease in total deposits of $378,000 and a net increase of $14.8 million for the years ended December 31, 2011 and 2010, respectively.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive.  Federal Home Loan Bank advances reflected net decreases of $6.6 million and $11.1 million during the years ended December 31, 2011 and 2010, respectively.  Federal Home Loan Bank advances have primarily been used to fund loan demand and purchase securities during periods of lower liquidity.

Capital

Georgetown Savings Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2011, Georgetown Savings Bank exceeded all applicable regulatory capital requirements, and was considered “well capitalized” under regulatory guidelines.  See Note 12 of the Notes to the consolidated financial statements for additional information.

Periodically, the Office of the Thrift Supervision, as the former primary federal regulator of federal savings banks, recommended certain of those institutions take voluntary steps to reduce risk to the institutions and the federal deposit insurance fund.  In light of the then-existing economic environment and our then-anticipated loan growth, the Office of the Thrift Supervision requested, and Georgetown Savings Bank’s Board of Directors agreed, in October 2008, to certain voluntary constraints on Georgetown Savings Bank’s leveraged growth strategy, which constraints have been modified over time.  The voluntary constraints are as follows: (i) Georgetown Savings Bank will maintain a Tier 1 (core) capital ratio of at least 7.1%; and (ii) in the event the Tier 1 (core) capital ratio decreases below 7.5%, the ratio of “high-risk” loans, as defined, to Tier 1 (core) capital would not exceed 450%; the ratio of classified assets to Tier 1 (core) capital (plus the allowance for loan losses) would not exceed 15%; and the ratio of nonperforming assets to total assets would not exceed 1.5%.  As of December 31, 2011, Georgetown Savings Bank was in compliance with the requested targets.  As of December 31, 2011, Georgetown Bancorp, Inc. also had approximately $700,000 of cash available to downstream to Georgetown Savings Bank to support its future capital needs, if necessary.  Management does not expect these voluntary restrictions to negatively affect our operations.

Off-Balance Sheet Arrangements and Contractual Obligations

Georgetown Savings Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for all lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s credit worthiness on a case-by-case basis. Substantially all of these financial instruments, except for unadvanced lines of credit on unsecured personal loans and commercial lines of credit, are secured by real estate.

Standby letters of credit are conditional commitments we issue to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Our outstanding letters of credit generally have a term of less than one year.  If a letter of credit is drawn upon, we may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, we may take possession of the collateral, if any, securing the line of credit.

In the ordinary course of our operations, we enter into certain contractual obligations.  Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments and employment agreements with certain of our executive officers.

For information, please see Note 14 of the Notes to the Company consolidated financial statements beginning on page F-1.

Recent Accounting Pronouncements

For information with respect to recent accounting pronouncements that are applicable to the Company, please see Note 2 of the Notes to the Company’s consolidated financial statements beginning on page F-1.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding the Company have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of the Company’s assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on the Company’s performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

To the Board of Directors

Georgetown Bancorp, Inc.

Georgetown, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

February 10, 2012

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

At December 31, 2011 and 2010

ASSETS

	2011	2010
	(In thousands)

Cash and due from banks	$9,598	$1,490
Short-term investments	9,485	1,808
Total cash and cash equivalents	19,083	3,298

Securities available for sale, at fair value	4,174	7,219
Securities held to maturity, at amortized cost (fair value of $2,506,000 and $3,398,000 at December 31, 2011 and 2010, respectively)	2,322	3,202
Federal Home Loan Bank stock, at cost	3,111	3,111
Loans held for sale	769	685
Loans, net of allowance for loan losses of $1,824,000 and $1,651,000 at December 31, 2011 and 2010, respectively	161,120	178,524
Premises and equipment, net	3,882	3,961
Accrued interest receivable	627	777
Bank-owned life insurance	2,696	2,597
Prepaid FDIC insurance	362	514
Other assets	1,229	1,127

Total assets	$199,375	$205,015

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$151,085	$151,463
Securities sold under agreements to repurchase	573	491
Short-term Federal Home Loan Bank advances	-	3,500
Long-term Federal Home Loan Bank advances	25,121	28,182
Mortgagors’ escrow accounts	730	598
Accrued expenses and other liabilities	1,537	1,612
Total liabilities	179,046	185,846

Commitments and contingencies (Note 14)

Stockholders’ equity:
Preferred stock, $0.10 par value per share: 1,000,000 shares authorized; none outstanding	-	-
Common stock, $0.10 par value per share: 10,000,000 shares authorized; 2,777,250 shares issued	278	278
Additional paid-in capital	11,496	11,424
Retained earnings	10,010	8,999
Accumulated other comprehensive income	134	120
Unearned compensation - ESOP (28,597 and 36,789 shares unallocated at December 31, 2011 and 2010, respectively)	(286)	(368)
Unearned compensation - Restricted stock (36,552 and 24,000 shares non-vested at December 31, 2011 and 2010, respectively)	(167)	(100)
Treasury stock, at cost (133,347 and 138,863 shares shares at December 31, 2011 and 2010, respectively)	(1,136)	(1,184)
Total stockholders’ equity	20,329	19,169

Total liabilities and stockholders’ equity	$199,375	$205,015

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2011 and 2010

	2011	2010
	(In thousands, except share data)

Interest and dividend income:
Loans, including fees	$10,355	$10,637
Securities	349	540
Short-term investments	1	2
Total interest and dividend income	10,705	11,179

Interest expense:
Deposits	1,486	2,048
Short-term Federal Home Loan Bank advances	7	17
Long-term Federal Home Loan Bank advances	921	1,263
Securities sold under agreements to repurchase	2	2
Total interest expense	2,416	3,330

Net interest income	8,289	7,849
Provision for loan losses	949	188
Net interest income, after provision for loan losses	7,340	7,661

Non-interest income:
Customer service fees	527	621
Mortgage banking income, net	359	613
Income from bank-owned life insurance	99	101
Other	5	4
Total non-interest income	990	1,339

Non-interest expenses:
Salaries and employee benefits	3,831	3,740
Occupancy and equipment expenses	773	750
Data processing expenses	449	443
Professional fees	356	387
Advertising expenses	225	275
FDIC insurance	166	222
Other general and administrative expenses	936	875
Total non-interest expenses	6,736	6,692

Income before income taxes	1,594	2,308

Income tax provision	583	855

Net income	$1,011	$1,453

Weighted-average number of common shares outstanding:
Basic	2,645,547	2,617,764
Diluted	2,645,789	2,617,764

Net income per share:
Basic	$0.38	$0.56
Diluted	$0.38	$0.56

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2011 and 2010

				Accumulated
		Additional		Other	Unearned	Unearned
	Common	Paid-in	Retained	Comprehensive	Compensation-	Compensation-	Treasury
	Stock	Capital	Earnings	Income (Loss)	ESOP	Restricted Stock	Stock	Total
	(In thousands)

Balance at December 31, 2009	$278	$11,329	$7,546	$127	$(450)	$-	$(1,184)	$17,646

Comprehensive income:
Net income	-	-	1,453	-	-	-	-	1,453
Net unrealized loss on securities available for sale, net of related tax effects of $4,000	-	-	-	(7)	-	-	-	(7)
Total comprehensive income								1,446

Common stock held by ESOP allocated or committed to be allocated (8,193 shares)	-	(40)	-	-	82	-	-	42

Restricted stock granted in connection with equity incentive plan (25,000 shares)	-	130	-	-	-	(130)	-	-

Forfeiture of restricted stock (1,000 shares)	-	(5)	-	-	-	5	-	-

Share based compensation - options	-	10	-	-	-	-	-	10
Share based compensation - restricted stock	-	-	-	-	-	25	-	25

Balance at December 31, 2010	278	11,424	8,999	120	(368)	(100)	(1,184)	19,169

Comprehensive income:
Net income	-	-	1,011	-	-	-	-	1,011
Net unrealized gain on securities available for sale, net of related tax effects of $9,000	-	-	-	14	-	-	-	14
Total comprehensive income								1,025

Common stock held by ESOP allocated or committed to be allocated (8,192 shares)	-	(26)	-	-	82	-	-	56

Restricted stock granted in connection with equity incentive plan (25,998 shares)	-	169	-	-	-	(169)	-	-

Forfeiture of restricted stock (7,650 shares)	-	(46)	-	-	-	46	-	-

Reissuance of treasury stock (5,796 shares)	-	(50)	-	-	-	-	50	-

Purchase of treasury stock (280 shares)	-	-	-	-	-	-	(2)	(2)

Share based compensation - options	-	25	-	-	-	-	-	25
Share based compensation - restricted stock	-	-	-	-	-	56	-	56

Balance at December 31, 2011	$278	$11,496	$10,010	$134	$(286)	$(167)	$(1,136)	$20,329

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2011 and 2010

	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$1,011	$1,453
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	949	188
Accretion of securities, net	(6)	(18)
Net change in deferred loan fees and costs	(52)	20
Depreciation and amortization expense	265	308
Decrease in accrued interest receivable	150	27
Income from bank-owned life insurance	(99)	(101)
Stock-based compensation expense	137	77
Gain on sale of loans	(403)	(725)
Loans originated for sale	(19,494)	(40,600)
Proceeds from sale of loans	19,813	41,161
Write down of other real estate owned	10	13
Prepaid FDIC insurance	152	205
Net change in other assets and liabilities	(209)	26
Net cash provided by operating activities	2,224	2,034

Cash flows from investing activities:
Activity in securities available for sale:
Maturities, prepayments and calls	4,052	9,617
Purchases	(983)	(5,006)
Maturities, prepayments and calls of securities held to maturity	885	1,095
Loan originations, net	16,507	(12,051)
Principal balance of portfolio loans sold	-	157
Proceeds from sale of other real estate owned	13	-
Purchase of premises and equipment	(186)	(178)
Net cash provided (used) by investing activities	20,288	(6,366)

(continued)

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

Years Ended December 31, 2011 and 2010

	2011	2010
	(In thousands)
Cash flows from financing activities:
Net change in deposits	(378)	14,833
Net change in securities sold under agreements to repurchase	82	74
Net change in Federal Home Loan Bank advances with maturities of three months or less	(3,500)	(2,550)
Proceeds from Federal Home Loan Bank advances with maturities greater than three months	-	4,000
Repayments of Federal Home Loan Bank advances with maturities greater than three months	(3,061)	(12,558)
Net change in mortgagors’ escrow accounts	132	186
Purchase of vested restricted shares to treasury stock	(2)	-
Net cash (used) provided by financing activities	(6,727)	3,985

Net change in cash and cash equivalents	15,785	(347)

Cash and cash equivalents at beginning of period	3,298	3,645

Cash and cash equivalents at end of period	$19,083	$3,298

Supplementary information:
Interest paid on deposit accounts	$1,485	$2,048
Interest paid on borrowings	940	1,305
Income taxes paid	705	879

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011 and 2010

1.       CORPORATE STRUCTURE

Georgetown Bancorp, Inc. (the “Company”) is a federally-chartered corporation organized for the purpose of owning all of the outstanding capital stock of Georgetown Savings Bank (the “Bank”).  The Company was initially organized as a wholly-owned subsidiary of Georgetown Bancorp, MHC (“MHC” or “the Mutual Holding Company”), which is a federally-chartered mutual holding company. As of December 31, 2011, the MHC owned 57.0% of the Company’s outstanding shares of common stock.

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

Reclassifications

Certain amounts in the 2010 consolidated financial statements have been reclassified to conform to the 2011 presentation.

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

Federal Home Loan Bank stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Boston. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. In December 2008, as part of a capital restoration initiative, the FHLB of Boston established a moratorium on the repurchase of excess stock and effective February 26, 2009, the FHLB of Boston suspended the payment of dividends.  On February 22, 2011, the FHLB of Boston declared a quarterly dividend and the board of directors anticipated that it will continue to declare modest cash dividends through 2012. The Bank reviews its investment in capital stock of the FHLB of Boston for impairment based on the ultimate recoverability of its cost basis in the FHLB of Boston stock. As of December 31, 2011, no impairment has been recognized.

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

The Bank periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”).  All TDRs are initially classified as impaired.

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

Other real estate owned and in-substance foreclosures

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Accounting Standards Codification (“ASC”) 310-40, “Receivables — Troubled Debt Restructuring by Creditors.”  These properties are carried at the lower of cost or estimated fair value less estimated costs to sell.  Any write down from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses.  Expenses incurred in connection with maintaining these assets, subsequent write downs and gains or losses recognized upon sale are included in other general and administrative expense.

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

Income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.  A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company does not have any uncertain tax positions at December 31, 2011 which require accrual or disclosure.

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

Treasury shares and unallocated ESOP shares are not deemed outstanding for earnings per share calculations.

Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2011	2010

Net income available to common stockholders	$1,011,000	$1,453,000

Basic common shares:
Weighted average shares outstanding	2,643,091	2,638,387
Less: Weighted average unallocated ESOP shares	(33,013)	(41,206)
Add: Weighted average unvested restricted stock shares with non-forfeitable dividend rights	35,469	20,583
Basic weighted average common shares outstanding	2,645,547	2,617,764

Dilutive potential common shares	242	-

Diluted weighted average common shares outstanding	2,645,789	2,617,764

Basic earnings per share	$0.38	$0.56

Diluted earnings per share	$0.38	$0.56

Options to purchase 19,750 shares that were granted in February 2010 were included in the computation of diluted earnings per share for the year ended December 31, 2011. Options to purchase 21,748 shares that were granted in February 2011 were not included in the computation of diluted earnings per share for the year ended December 31, 2011, because to do so would have been antidilutive. Options to purchase 24,000 shares that were granted in February 2010 were not included in the computation of diluted earnings per share for the year ended December 31, 2010, because to do so would have been antidilutive.

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

Recent accounting pronouncements

In April 2011, the FASB issued ASU 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” This ASU provides additional guidance or clarification to help creditors determine whether a restructuring constitutes a troubled debt restructuring. For public entities, the amendments in this ASU are effective for the first interim or annual period beginning on or after September 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired, and should measure impairment on those receivables prospectively for the first interim or annual period beginning on or after September 15, 2011. Additional disclosures are also required under this ASU. On July 1, 2011 the Company adopted this ASU. Refer to Note 6 — Loans and Servicing for further information.

In April 2011, the FASB issued ASU 2011-03, “Reconsideration of Effective Control for Repurchase Agreements.” The objective of this ASU is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This ASU prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Early adoption is not permitted.  The Company does not anticipate that the adoption of this guidance will have a material impact on its financial position or results of operation.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  The Company does not anticipate that the adoption of this guidance will have a material impact on its financial position or results of operation.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent accounting pronouncements (concluded)

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Under this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. An entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not anticipate that the adoption of this guidance will have a material impact on its financial position or results of operation.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities.” This ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company does not anticipate that the adoption of this guidance will have a material impact on its financial position or results of operation.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.”  The amendments in this update defer those changes in ASU 2011-05 that relate to the presentation of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.  All other requirements in ASU 2011-05 are not affected by this update. The amendments are effective during interim and annual periods beginning after December 15, 2011.  The Company does not anticipate that the adoption of this guidance will have a material impact on its financial position or results of operation.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.      RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At December 31, 2011 and 2010, these reserve balances amounted to $860,000 and $846,000, respectively.

4.      SHORT-TERM INVESTMENTS

A summary of short-term investments, included in cash and cash equivalents, is as follows:

	At December 31,
	2011	2010
	(In thousands)

FHLB Ideal Way	$2,024	$25
Federal funds sold	7,460	1,782
Shay Asset Management Fund	1	1

	$9,485	$1,808

5.      SECURITIES

A summary of securities is as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

At December 31, 2011

Securities available for sale

Government-sponsored enterprise obligations	$502	$1	$-	$503
Residential mortgage-backed securities	3,464	207	-	3,671

Total securities available for sale	$3,966	$208	$-	$4,174

Securities held to maturity

Residential mortgage-backed securities	$2,322	$184	$-	$2,506

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

At December 31, 2010

Securities available for sale

Government-sponsored enterprise obligations	$3,006	$4	$(36)	$2,974
Residential mortgage-backed securities	4,028	217	-	4,245

Total securities available for sale	$7,034	$221	$(36)	$7,219

Securities held to maturity

Residential mortgage-backed securities	$3,202	$196	$-	$3,398

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

All residential mortgage-backed securities have been issued by government-sponsored enterprises.

The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2011 is as follows.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)

Within 1 year	$502	$503	$-	$-
After 1 year through
5 years	-	-	-	-
After 5 years through
10 years	-	-	-	-
Over 10 years	-	-	-	-
	502	503	-	-
Residential mortgage-backed securities	3,464	3,671	2,322	2,506

	$3,966	$4,174	$2,322	$2,506

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (concluded)

There were no sales of securities for the years ended December 31, 2011 and 2010.  Certain securities are pledged as collateral for securities sold under agreements to repurchase and for FHLB advances. See Notes 9 and 10.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

	Less Than Twelve Months		Twelve Months Or Longer
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(In thousands)
At December 31, 2010

Securities available for sale

Government-sponsored enterprise obligations	$36	$1,464	$-	$-
Total temporarily impaired securities	$36	$1,464	$-	$-

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.      LOANS AND SERVICING

Loans

A summary of loans is as follows:

	December 31,
	2011	2010
	(In thousands)
Residential loans:
One-to-four family	$62,613	$70,685
Home equity loans and lines of credit	17,118	17,305
Total residential mortgage loans	79,731	87,990

Commercial loans:
One-to-four family investment property	10,816	11,892
Multi-family real estate	13,037	14,121
Commercial real estate	25,399	27,688
Commercial business	10,137	12,475
Total commercial loans	59,389	66,176

Construction loans:
One-to-four family	11,941	16,725
Multi-family	10,656	7,730
Non-residential	629	733
Total construction loans	23,226	25,188

Consumer	451	726

Total loans	162,797	180,080

Other items:
Net deferred loan costs	147	95
Allowance for loan losses	(1,824)	(1,651)

Total loans, net	$161,120	$178,524

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

An analysis of the allowance for loan losses follows:

	Years Ended
	December 31,
	2011	2010
	(In thousands)

Balance at beginning of period	$1,651	$1,594
Provision for loan losses	949	188
Recoveries	12	12
Charge-offs	(788)	(143)

Balance at end of period	$1,824	$1,651

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

Further information pertaining to the allowance for loan losses at and for the year ended December 31, 2011 follows:

	Residential		Commercial				Construction
	One-to-four family	Home equity loans and lines of credit	One-to-four family investment property	Multi-family real estate	Commercial real estate	Commercial business	One-to-four family	Multi-family	Non- residential	Consumer	Total
	(In thousands)

Allowance for loan losses

Beginning Balance	$233	$320	$60	$106	$431	$304	$93	$83	$6	$15	$1,651
Charge-offs	-	(741)	-	-	(10)	(3)	-	-	-	(34)	(788)
Recoveries	9	-	-	-	-	1	-	-	-	2	12
Provision (benefit)	104	762	(1)	(8)	(21)	(68)	135	15	5	26	949
Ending Balance	$346	$341	$59	$98	$400	$234	$228	$98	$11	$9	$1,824

Ending balance:
individually evaluated for impairment	$185	$13	$-	$-	$-	$-	$121	$-	$-	$-	$319

Ending balance:
collectively evaluated for impairment	$161	$328	$59	$98	$400	$234	$107	$98	$11	$9	$1,505

Loans

Ending Balance	$62,613	$17,118	$10,816	$13,037	$25,399	$10,137	$11,941	$10,656	$629	$451	$162,797

Ending balance:
individually evaluated for impairment	$898	$13	$-	$-	$314	$-	$1,168	$1,269	$-	$-	$3,662

Ending balance:
collectively evaluated for impairment	$61,715	$17,105	$10,816	$13,037	$25,085	$10,137	$10,773	$9,387	$629	$451	$159,135

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

Further information pertaining to the allowance for loan losses at December 31, 2010 follows:

	Residential		Commercial				Construction
	One-to-four family	Home equity loans and lines of credit	One-to-four family investment property	Multi-family real estate	Commercial real estate	Commercial business	One-to-four family	Multi-family	Non- residential	Consumer	Total
	(In thousands)

Allowance for loan losses

Ending Balance	$233	$320	$60	$106	$431	$304	$93	$83	$6	$15	$1,651

Ending balance:
individually evaluated for impairment	$-	$36	$-	$-	$-	$-	$-	$-	$-	$-	$36

Ending balance:
collectively evaluated for impairment	$233	$284	$60	$106	$431	$304	$93	$83	$6	$15	$1,615

Loans

Ending Balance	$70,685	$17,305	$11,892	$14,121	$27,688	$12,475	$16,725	$7,730	$733	$726	$180,080

Ending balance:
individually evaluated for impairment	$208	$45	$-	$-	$-	$-	$-	$-	$-	$-	$253

Ending balance:
collectively evaluated for impairment	$70,477	$17,260	$11,892	$14,121	$27,688	$12,475	$16,725	$7,730	$733	$726	$179,827

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is a summary of past-due and non-accrual loans at December 31, 2011:

	Loans delinquent for:						90 days
			90 days	Total	Total	Total	or more	Non-accrual
	30 - 59 Days	60 - 89 Days	or more	Past Due	Current	Loans	and accruing	Loans
	(In thousands)

Residential loans:
One-to-four family	$431	$175	$391	$997	$61,616	$62,613	$-	$683
Home equity loans and lines of credit	-	-	-	-	17,118	17,118	-	13

Commercial loans:
One-to-four family investment property	-	-	-	-	10,816	10,816	-	-
Multi-family real estate	-	-	-	-	13,037	13,037	-	-
Commercial real estate	314	-	-	314	25,085	25,399	-	-
Commercial business	-	-	-	-	10,137	10,137	-	-

Construction loans:
One-to-four family	-	100	1,168	1,268	10,673	11,941	-	1,168
Multi-family	-	-	-	-	10,656	10,656	-	1,269
Non-residential	-	-	-	-	629	629	-	-

Consumer	4	-	-	4	447	451	-	-

Total	$749	$275	$1,559	$2,583	$160,214	$162,797	$–	$3,133

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is an analysis of impaired loans at December 31, 2011:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)

Impaired loans without a valuation allowance

Residential loans:
One-to-four family	$-	$-	$-	$16	$-
Home equity loans and lines of credit	-	-	-	-	-
Commercial loans:
One-to-four family investment property	-	-	-	-	-
Multi-family real estate	-	-	-	-	-
Commercial real estate	314	314	-	145	10
Commercial business	-	-	-	63	42
Construction loans:
One-to-four family	732	732	-	225	-
Multi-family	1,269	1,269	-	448	62
Non-residential	-	-	-	-	-
Consumer	-	-	-	-	-

Total impaired with no related allowance	$2,315	$2,315	$-	$897	$114

Impaired loans with a valuation allowance

Residential loans:
One-to-four family	$898	$898	$185	$297	$7
Home equity loans and lines of credit	13	13	13	182	1
Commercial loans:
One-to-four family investment property	-	-	-	-	-
Multi-family real estate	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Commercial business	-	-	-	-	-
Construction loans:
One-to-four family	436	436	121	226	19
Multi-family	-	-	-	-	-
Non-residential	-	-	-	-	-
Consumer	-	-	-	-	-

Total with an allowance recorded	$1,347	$1,347	$319	$705	$27

No additional funds are committed to be advanced in connection with impaired loans.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is an analysis of impaired loans at December 31, 2010:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
(In thousands)

Impaired loans without a valuation allowance

Residential loans:
One-to-four family	$208	$208	$-	$210	$9
Home equity loans and lines of credit	-	-	-	-	-
Commercial loans:
One-to-four family investment property	-	-	-	-	-
Multi-family real estate	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Commercial business	-	-	-	-	-
Construction loans:
One-to-four family	-	-	-	-	-
Multi-family	-	-	-	-	-
Non-residential	-	-	-	-	-
Consumer	-	-	-	-	-

Total impaired with no related allowance	$208	$208	$-	$210	$9

Impaired loans with a valuation allowance

Residential loans:
One-to-four family	$-	$-	$-	$189	$-
Home equity loans and lines of credit	45	45	36	129	1
Commercial loans:
One-to-four family investment property	-	-	-	-	-
Multi-family real estate	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Commercial business	-	-	-	-	-
Construction loans:
One-to-four family	-	-	-	-	-
Multi-family	-	-	-	-	-
Non-residential	-	-	-	-	-
Consumer	-	-	-	2	-

Total with an allowance recorded	$45	$45	$36	$320	$1

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

As of December 31, 2011 the Company has one loan that has been modified and classified as a troubled debt restructure.  The pre-modification outstanding recorded investment of this loan was $312,000 and the post-modification outstanding recorded investment was $315,000.  At December 31, 2011 this loan has a recorded investment of $313,000 and is in default of its modified terms.  This modification did not result in a material impact to the allowance for loan loss account.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (concluded)

The following table presents the Company’s loans by risk rating:

	Residential		Commercial				Construction
	One-to-four family	Home equity loans and lines of credit	One-to-four family investment property	Multi-family real estate	Commercial real estate	Commercial business	One-to-four family	Multi-family	Non- residential	Consumer	Total
	(In thousands)
At December 31, 2011

Classification:
Not formally rated	$61,715	$17,105	$-	$-	$-	$-	$-	$-	$-	$451	$79,271
Pass	-	-	10,816	13,037	21,643	9,208	10,773	9,387	139	-	75,003
Special mention	-	-	-	-	458	289	-	-	-	-	747
Substandard	898	13	-	-	3,298	640	1,168	1,269	490	-	7,776
Doubtful	-	-	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-	-	-
Total loans	$62,613	$17,118	$10,816	$13,037	$25,399	$10,137	$11,941	$10,656	$629	$451	$162,797

At December 31, 2010

Classification:
Not formally rated	$70,477	$17,260	$-	$-	$-	$-	$-	$-	$-	$726	$88,463
Pass	-	-	11,495	14,121	24,119	12,475	16,725	7,730	733	-	87,398
Special mention	-	-	397	-	3,569	-	-	-	-	-	3,966
Substandard	208	45	-	-	-	-	-	-	-	-	253
Doubtful	-	-	-	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-	-	-	-
Total loans	$70,685	$17,305	$11,892	$14,121	$27,688	$12,475	$16,725	$7,730	$733	$726	$180,080

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (concluded)

Loans serviced for others and mortgage servicing rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $57,948,000 and $45,028,000 at December 31, 2011 and 2010, respectively.

The risks inherent in the mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was $493,000 at December 31, 2011 and was determined using the moving average 10-year U.S. Treasury rate plus 5.0%, adjusted to reflect the current credit spreads and conditions in the market, as a discount rate. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Securities Industry and Financial Markets Association, an independent third party proprietary analysis of prepayment rates embedded in liquid mortgage securities markets and modeled against the serviced loan portfolio by the independent third party valuation specialist.

The following summarizes mortgage servicing rights capitalized and amortized:

	Years Ended
	December 31,
	2011	2010
	(In thousands)

Mortgage servicing rights:
Balance at beginning of period	$424	$183
Additions	186	345
Disposals	-	-
Amortization	(135)	(104)
Balance at end of period	475	424

Valuation allowances:
Balance at beginning of period	4	-
Additions	55	33
Recoveries	(42)	(29)
Write-downs	-	-
Balance at end of period	17	4

Mortgage servicing assets, net	$458	$420

Fair value of mortgage servicing assets	$493	$461

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.       PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

	At December 31,		Estimated
	2011	2010	Useful Lives
	(In thousands)
Premises:
Land	$279	$279
Buildings and improvements	4,860	4,826	5 - 40 years
Equipment	2,286	2,248	3 - 7 years
	7,425	7,353
Less accumulated depreciation and amortization	(3,543)	(3,392)

	$3,882	$3,961

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 amounted to $265,000 and $308,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.       DEPOSITS

A summary of deposit balances is as follows:

	At December 31,
	2011	2010
	(In thousands)

Demand	$15,971	$15,892
On us accounts	1,318	758
NOW	17,122	15,148
Money market deposits	59,846	57,438
Regular and other savings	11,390	12,205
Total non-certificate accounts	105,647	101,441

Term certificates less than $100,000	23,524	26,591
Term certificates of $100,000 or more	21,914	23,431
Total certificate accounts	45,438	50,022

Total deposits	$151,085	$151,463

A summary of certificate accounts by maturity is as follows:

	At December 31,
	2011		2010
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Within one year	$27,571	1.27%	$38,767	2.17%
One to two years	9,742	1.36	6,821	2.12
Two to three years	4,308	1.97	1,533	2.56
Three to four years	787	1.99	2,376	2.44
Four to five years	3,030	2.20	525	1.98

	$45,438	1.43%	$50,022	2.18%

There were $996,000 and $699,000 of brokered certificate accounts at December 31, 2011 and 2010, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. Securities sold under agreements to repurchase amounted to $573,000 and $491,000 at December 31, 2011 and 2010, respectively, mature on a daily basis and are secured by U.S. Government securities with a fair value of $1,484,000 and $1,009,000, respectively. The weighted average interest rate on these agreements was 0.50% at December 31, 2011 and 2010.

10.     FEDERAL HOME LOAN BANK ADVANCES

All FHLB of Boston advances are secured by a blanket security agreement on qualified collateral, consisting principally of first mortgage loans on owner-occupied residential property in the amount of $52,502,000 and $56,058,000 at December 31, 2011 and 2010, respectively; government-sponsored enterprise obligations with a fair value of $1,964,000 at December 31, 2010; and mortgage-backed securities with a fair value of $5,176,000 and $7,619,000 at December 31, 2011 and 2010, respectively.

Short-term FHLB advances

Short-term FHLB advances consist of advances maturing within one year at a weighted average rate of 0.23% at December 31, 2010.  There were no short-term advances at December 31, 2011.

The Bank also has a $2,000,000 line-of-credit with the FHLB.  There were no amounts outstanding at December 31, 2011 and 2010.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FEDERAL HOME LOAN BANK ADVANCES (concluded)

Long-term FHLB advances

Long-term, fixed-rate FHLB advances and maturities are as follows:

	At December 31,
	2011		2010
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Within one year	$500	1.96%	$3,000	5.05%
One to two years*	16,000	3.65	1,500	2.89
Two to three years	3,500	2.67	15,000	3.67
Three to four years	1,500	2.95	3,500	2.67
Four to five years*	3,600	3.65	1,500	2.95
After five years	-	-	3,600	3.65
	25,100	3.44	28,100	3.61
Amortizing advance, due March 5, 2012, requiring monthly principal and interest of $5,300	21	4.90	82	4.90

	$25,121	3.44%	$28,182	3.62%

*	At December 31, 2011, includes advances callable by the FHLB prior to maturity aggregating $5,500,000 with a weighted average rate of 3.10%.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.     INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended
	December 31,
	2011	2010
	(In thousands)
Current tax provision:
Federal	$535	$679
State	134	180
	669	859
Deferred tax provision (benefit):
Federal	(69)	13
State	(17)	-
	(86)	13

Change in valuation allowance	-	(17)

Total tax provision	$583	$855

The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended
	December 31,
	2011	2010

Statutory rate	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	4.8	5.1
Bank-owned life insurance	(2.1)	(1.5)
Stock compensation plans	(0.3)	(0.5)
Other, net	0.1	-

Effective tax rates	36.5%	37.1%

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (continued)

The components of the net deferred tax asset included in other assets are as follows:

	At December 31,
	2011	2010
	(In thousands)
Deferred tax assets:
Federal	$954	$850
State	278	250
	1,232	1,100
Deferred tax liabilities:
Federal	(549)	(504)
State	(129)	(119)
	(678)	(623)

Net deferred tax asset	$554	$477

The tax effects of each item that gives rise to deferred taxes are as follows:

	At December 31,
	2011	2010
	(In thousands)

Deferred compensation	$429	$385
Net unrealized gain on securities available for sale	(74)	(65)
Depreciation and amortization	(359)	(348)
Allowance for loan losses	728	659
Mortgage servicing rights	(183)	(168)
Other, net	13	14

Net deferred tax asset	$554	$477

A summary of the change in the net deferred tax asset is as follows:

	Years Ended
	December 31,
	2011	2010
	(In thousands)

Balance at beginning of period	$477	$469
Deferred tax provision	86	4
Deferred tax effects of net unrealized gain (loss) on securities available for sale	(9)	4

Balance at end of period	$554	$477

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

Uncertain tax positions

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.  As of December 31, 2011 and 2010 there were no material uncertain tax positions related to federal and state income tax matters.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended June 30, 2008 through December 31, 2011.

12.     MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency (“OCC”).  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Federal savings and loan holding companies are not subject to any regulatory capital requirements by the OCC.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and tangible capital (as defined) to tangible assets (as defined).  Management believes, as of December 31, 2011 and 2010, that the Bank meets all capital adequacy requirements to which it is subject.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

As of December 31, 2011, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of December 31, 2011 and 2010 are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2011

Total Capital to Risk Weighted Assets	$20,608	14.2%	$11,611	8.0%	$14,513	10.0%

Tier 1 Capital to Risk Weighted Assets	19,105	13.2	5,805	4.0	8,708	6.0

Tier 1 Capital to Average Assets	19,105	9.6	7,993	4.0	9,991	5.0

Tangible Capital to Tangible Assets	19,105	9.6	2,989	1.5	N/A	N/A

At December 31, 2010

Total Capital to Risk Weighted Assets	$19,564	12.3%	$12,706	8.0%	$15,882	10.0%

Tier 1 Capital to Risk Weighted Assets	17,951	11.3	6,353	4.0	9,529	6.0

Tier 1 Capital to Average Assets	17,951	8.6	8,326	4.0	10,407	5.0

Tangible Capital to Tangible Assets	17,951	8.8	3,074	1.5	N/A	N/A

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

Periodically, the Office of Thrift Supervision (“OTS”), as the former primary federal regulator of federal savings banks, recommended certain of those institutions take voluntary steps to reduce risk to the institutions and the federal deposit insurance fund. In light of the then-existing economic environment and the Bank’s then-anticipated loan growth, the OTS requested and the Bank’s Board of Directors agreed on October 27, 2008, to certain voluntary constraints on the Bank’s leveraged growth strategy, which constraints have been modified over time. The voluntary constraints are as follows: (1) the Bank will maintain a Tier 1 (core) capital ratio of at least 7.1%; and (2) in the event the Tier 1 (core) capital ratio decreases below 7.5%, the ratio of “high-risk” loans, as defined, to Tier 1 (core) capital would not exceed 450%; the ratio of classified assets to Tier 1 (core) capital (plus the allowance for loan losses) would not exceed 15%; and the ratio of nonperforming assets to total assets would not exceed 1.5%. As of December 31, 2011, the Bank was in compliance with the requested targets. As of December 31, 2011, the Company has approximately $700,000 of cash available to down-stream to the Bank to support its future capital needs. The Bank does not expect these voluntary restrictions to negatively affect its operations.

13.     EMPLOYEE BENEFIT PLANS

401(k) plan

The Bank provides a savings and retirement plan for employees, which qualifies under Section 401(k) of the Internal Revenue Code.  All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.  The plan provides for voluntary contributions by participating employees ranging from 1% to 75% of their compensation, subject to certain limitations.  In addition, the Bank will make a matching contribution, equal to 50% of the employee’s contribution.  The Bank’s matching contribution will not exceed 3% of an employee’s salary.  In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee’s salary.  For the years ended December 31, 2011 and 2010, expense attributable to the plan amounted to $110,000 and $138,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Incentive plan

The Bank has an Incentive Plan whereby all employees are eligible to receive a payment if the Bank meets or exceeds certain base standards of performance for its fiscal year.  The structure of the Incentive Plan is to be reviewed on an annual basis by the Board of Directors.  Incentive compensation expense for the years ended December 31, 2011 and 2010 amounted to $68,000 and $175,000, respectively.

Executive supplemental retirement agreements

The Bank has entered into supplemental retirement agreements with certain executive officers, which provide for the payment of specified benefits upon retirement or early termination, as defined in the agreements. For the years ended December 31, 2011 and 2010, total expense applicable to these agreements amounted to $111,000 and $112,000, respectively.

Employee Stock Ownership Plan

The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least one year of employment with the Bank.  Benefits may be paid in shares of common stock or in cash, subject to the employees’ right to demand shares.

The ESOP has a loan agreement with the Company whereby $1,000,000 was borrowed for the purpose of purchasing shares of the Company’s common stock.  At December 31, 2011, the loan has three remaining annual principal and interest payments of $117,000 and one payment of $57,000, all of which are due on the last business day of the respective year.  The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Employee Stock Ownership Plan (concluded)

The remaining principal balance on the ESOP debt at December 31, 2011, is payable as follows:

Years Ending
December 31,	Amount
(In thousands)

2012	$89
2013	97
2014	104
2015	53

$343

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid.  Total compensation expenses applicable to the ESOP amounted to $56,000 and $42,000 for the years ended December 31, 2011 and 2010, respectively.

Shares held by the ESOP are as follows:

	At December 31,
	2011	2010

Allocated	63,192	54,999
Committed to be allocated	8,192	8,193
Unallocated	28,597	36,789
Paid out to participants	(12,831)	(10,194)

	87,150	89,787

Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be applied to repay the outstanding debt of the ESOP.  The fair value of unallocated ESOP shares at December 31, 2011 and 2010 is $207,000 and $212,000, respectively. No dividends have been paid to date by the Company.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plan

In accordance with the Company’s 2009 Equity Incentive Plan, the Company awarded 25,998 stock options and 25,998 shares of restricted stock to eligible participants on February 22, 2011.  The 2009 Plan provides for total awards of 250,000 shares of the Company’s common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that shares of stock used to fund stock options greater than 136,085 shares must be obtained through stock repurchases and shares of stock used to fund restricted stock awards greater than 54,434 shares must be obtained through stock repurchases.

The exercise price of each option will be equal to or greater than the market price of the Company’s stock on the date of grant and the maximum term of each option is ten years.  Vesting periods for options and restricted stock granted to directors and officers are three years and five years, respectively, from the date of grant.

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2011	2010

Expected dividends	- %	- %
Expected term	6.4 years	6.4 years
Expected volatility	35.00%	34.00%
Risk-free interest rate	3.46%	3.80%

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plan (continued)

The following table presents the activity for the 2009 Plan as of and for the year ended December 31, 2011 and 2010:

	Stock Options
	2011		2010
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Outstanding at beginning of year	24,000	$6.72	-	$-
Granted	25,998	$6.88	25,000	$6.72
Forfeited	(8,500)	$6.80	(1,000)	$6.72

Outstanding at end of period	41,498	$6.80	24,000	$6.72

Exercisable at end of year	4,946		-
Weighted average fair value of options granted during the year	$3.03		$2.12

Options Outstanding			Options Exercisable
Number Outstanding as of 12/31/2011	Weighted-Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding as of 12/31/2011	Weighted Average Exercise Price

19,750	8.15 Years	$6.72	4,946	$6.72
21,748	9.15 Years	$6.88	-	-
41,498	8.67 Years	$6.80	4,946	$6.72

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plan (continued)

	Non-vested Restricted Stock
	2011		2010
	Number of Shares	Weighted Average Grant Date Value	Number of Shares	Weighted Average Grant Date Value

Outstanding at beginning of year	24,000	$5.20	-	$-
Granted	25,998	$6.50	25,000	$5.20
Forfeited	(7,650)	$5.92	(1,000)	$5.20
Vested	(5,796)	$5.20	-	$-

Outstanding at end of year	36,552	$5.97	24,000	$5.20

As of December 31, 2011, unrecognized share-based compensation expense related to non-vested options amounted to $73,000 and the unrecognized share-based compensation expense related to non-vested restricted stock amounted to $167,000.  Both amounts are expected to be recognized over a weighted average period of 3.3 years.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (concluded)

Share-based compensation plan (concluded)

For the year ended December 31, 2011, the Company recognized compensation expense for stock options of $25,000 with a related tax benefit of $4,000.  For the year ended December 31, 2011, the Company recognized compensation expense for restricted stock awards of $56,000, with a related tax benefit of $22,000. For the year ended December 31, 2010, the Company recognized compensation expense for stock options of $10,000 with a related tax benefit of $2,000.  For the year ended December 31, 2010, the Company recognized compensation expense for restricted stock awards of $25,000, with a related tax benefit of $10,000.

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

	At December 31,
	2011	2010
	(In thousands)

Commitments to grant loans	$6,083	$9,141
Unadvanced funds on home equity lines of credit	8,980	10,386
Unadvanced funds on commercial lines of credit	2,555	2,783
Unadvanced funds on construction loans	6,473	8,609
Unadvanced funds on other unsecured personal lines of credit	473	459
Unadvanced funds on commercial real estate loans	-	30
Unadvanced funds on residential real estate loans	-	118
Standy letters of credit	125	125

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  As of December 31, 2011 and 2010, the maximum potential amount of the Bank’s obligation was $125,000, for standby letters of credit.  The Bank’s outstanding letters of credit generally have a term of less than one year.  If a letter of credit is drawn upon, the Bank may seek recourse through the customer’s underlying line of credit.  If the customer’s line of credit is also in default, the Bank may take possession of the collateral, if any, securing the line of credit.

Lease commitments

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2011, pertaining to branch facilities, future minimum rental payments are as follows:

Years Ending
December 31,	Payments
(In thousands)

2012	$173
2013	172
2014	172
2015	158
2016	55
Thereafter	1,210

$1,940

One of the leases contains an option to extend for ten additional years.  The cost of such rentals is not included above.

Rental expense amounted to $195,000 and $180,000 for the years ended December 31, 2011 and 2010, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (concluded)

Employment agreements

The Bank has entered into employment agreements with its Chief Executive Officer and Chief Financial Officer, with initial terms of thirty-six months, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received upon certain termination events, including a change in control, as defined in the agreements.  The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations.  In addition, the Bank has entered into change in control agreements with three officers of the Bank with an initial term of twelve months, which provides for a lump sum severance payment, subject to certain conditions.  These agreements are automatically renewed annually unless a notice of non-renewal is issued upon recommendation from the Board of Directors.

Other contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial position.

15.     LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank grants loans to its Executive Officers and Directors and their affiliates.  Total loans to such persons and their affiliates amounted to $4,176,000 as of December 31, 2011.  During the year ended December 31, 2011, principal payments totaled $996,000 and principal advances amounted to $597,000.

16.                  DERIVATIVE FINANCIAL INSTRUMENTS

Mortgage loan commitments

The Company enters into commitments to originate mortgage loans for sale and uses forward commitments to sell such loans, both of which represent derivative instruments. These instruments involve both credit and market risk.

Commitments to originate loans require the Company to originate a loan at an interest rate that may or may not be fixed upon completion of various underwriting requirements. At December 31, 2011, the Company had $2,800,000 in outstanding commitments to grant mortgage loans that are intended to be sold, the fair value of which was not material. At December 31, 2010, the Company had $1,100,000 in outstanding commitments to grant mortgage loans that are intended to be sold, the fair value of which was not material.

Forward commitments to sell loans require the Company to make delivery at a specific future date of a specified amount, at a specified price or yield. At December 31, 2011, such commitments amounted to $3,600,000, the fair value of which was not material. At December 31, 2010, such commitments amounted to $1,800,000, the fair value of which was not material.

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

Securities: Fair values for the Company’s debt securities are obtained from a third-party pricing service and are based on models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. No further adjustments to such values are made by the Company.

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Determination of fair value (continued)

Capitalized mortgage servicing rights: Fair value is based on a quarterly, third-party valuation model that calculates the present value of estimated future net servicing income. The model utilizes a variety of assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Securities Industry and Financial Markets Association, third party proprietary analysis of prepayment rates embedded in liquid mortgage securities markets and modeled against the serviced loan portfolio by the third party valuation specialist. The discount rate is the moving average 10-year U.S. Treasury rate plus 5.0% and adjusted to reflect the current credit spreads and conditions in the market. Other assumptions include delinquency rates, foreclosure rates, servicing cost inflation, and annual unit loan cost. All assumptions are adjusted periodically to reflect current circumstances and all are obtained from independent market sources.

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

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Determination of fair value (concluded)

Off-balance sheet instruments:  Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  At December 31, 2011 and 2010, the fair value of commitments outstanding is not significant since fees charged are not material.

Assets and liabilities measured at fair value on a recurring basis

Assets measured at fair value on a recurring basis are summarized below.

				Total
				Assets
	Level 1	Level 2	Level 3	at Fair Value
At December 31, 2011	(In thousands)

Assets

Securities available for sale
Government-sponsored enterprise obligations	$-	$503	$-	$503
Residential mortgage-backed securities	-	3,671	-	3,671
Total securities available for sale	$-	$4,174	$-	$4,174

At December 31, 2010

Assets

Securities available for sale
Government-sponsored enterprise obligations	$-	$2,974	$-	$2,974
Residential mortgage-backed securities	-	4,245	-	4,245
Total securities available for sale	$-	$7,219	$-	$7,219

The Company did not have any significant transfers of assets between levels 1 and 2 of the fair value hierarchy during the year ended December 31, 2011.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Assets and liabilities measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets.  There are no liabilities measured at fair value on a non-recurring basis at December 31, 2011 and 2010.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2011 and 2010. The fair value adjustments represent the amount of write down recorded during the years ended December 31, 2011 and 2010 on the assets held at December 31, 2011 and 2010, respectively.

				Assets	Adjustments
	Level 1	Level 2	Level 3	at Fair Value	to Fair Value
	(In thousands)
At December 31, 2011

Impaired loans	$-	$-	$1,028	$1,028	$(319)
Other real estate owned	-	-	30	30	(14)
	$-	$-	$1,058	$1,058	$(333)

				Fair Value	Adjustments
	Level 1	Level 2	Level 3	Adjustments	to Fair Value
	(In thousands)
At December 31, 2010

Impaired loans	$-	$-	$9	$9	$(36)
Other real estate owned	-	-	53	53	(13)
	$-	$-	$62	$62	$(49)

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

	At December 31,

	2011		2010

	Carrying	Fair	Carrying	Fair

	Amount	Value	Amount	Value

	(In thousands)

Financial assets:

Cash and cash equivalents	$19,083	$19,083	$3,298	$3,298

Securities available for sale	4,174	4,174	7,219	7,219

Securities held to maturity	2,322	2,506	3,202	3,398

FHLB stock	3,111	3,111	3,111	3,111

Loans held for sale	769	780	685	693

Loans, net	161,120	165,806	178,524	180,972

Accrued interest receivable	627	627	777	777

Capitalized mortgage servicing rights	458	493	420	461

Financial liabilities:

Deposits	151,085	151,277	151,463	151,859

Securities sold under agreements to repurchase	573	573	491	491

Short-term FHLB advances	-	-	3,500	3,500

Long-term FHLB advances	25,121	25,660	28,182	28,774

Mortgagors’ escrow accounts	730	730	598	598

Accrued interest payable	79	79	88	88

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.     CONVERSION AND REORGANIZATION TO STOCK HOLDING COMPANY

On November 28, 2011, the Boards of Directors of the Company, the Mutual Holding Company and the Bank each unanimously adopted a Plan of Conversion or Reorganization of the Mutual Holding Company (the “Plan”) pursuant to which the Mutual Holding Company will undertake a “second-step” conversion and cease to exist.  The Bank will reorganize from a two-tier mutual holding company structure to a fully public stock holding company structure.  The Mutual Holding Company currently owns approximately 57.0% of the shares of common stock of the Company.

Pursuant to the Plan, (i) the Bank will become a wholly owned subsidiary of a to-be-formed stock corporation (“New Holding Company”), (ii) the shares of common stock of the Company held by persons other than the Mutual Holding Company (whose shares will be cancelled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons (excluding shares purchased in the stock offering described below and cash received in lieu of fractional shares), and (iii) the New Holding Company will offer and sell shares of common stock representing the ownership interest of the Mutual Holding Company in a subscription offering.  The Plan is subject to regulatory approval as well as the approval of the Mutual Holding Company’s corporators, Georgetown Savings Bank’s depositors and the Company’s stockholders (including the approval of a majority of the Company’s outstanding shares of common stock held by persons other than the Mutual Holding Company).  The costs of the reorganization and stock offering will be deferred and deducted from the proceeds of the stock offering.  In the event the reorganization and stock offering are not completed, any deferred costs will be charged to operations.  Through December 31, 2011, the Company had incurred $30,000 of costs related to the reorganization and stock offering.

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the New Holding Company will substantially restrict retained earnings by establishing a liquidation account.  The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion.  The Bank will establish a parallel liquidation account to support the New Holding Company’s liquidation account in the event the New Holding Company does not have sufficient assets to fund its obligations under its liquidation account.  The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.  Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts.  In the event of a complete liquidation of the Bank or the New Holding Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held.  The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.                  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The condensed balance sheets of the parent company are as follows:

BALANCE SHEETS

	At December 31,
	2011	2010
	(In thousands)

ASSETS

Non-interest bearing deposit in the Bank	$745	$712
Loan to the Bank ESOP	343	426
Investment in subsidiary	19,239	18,072
Other assets	5	2

Total assets	$20,332	$19,212

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other liabilities	$3	$43
Stockholders’ equity	20,329	19,169

Total liabilities and stockholders’ equity	$20,332	$19,212

The condensed statements of net income of the parent company are as follows:

STATEMENTS OF INCOME

	Years Ended
	December 31,
	2011	2010
	(In thousands)

Interest income -ESOP loan	$54	$43
Non-interest expense	65	91
Loss before income taxes and equity in undistributed net income of the Bank	(11)	(48)
Applicable income tax benefit	4	18

Loss before equity in undistributed net income of subsidiary	(7)	(30)

Equity in undistributed net income of subsidiary	1,018	1,483

Net income	$1,011	$1,453

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

The condensed statements of cash flows of the parent company are as follows:

	Years Ended
	December 31,
	2011	2010
	(In thousands)

Cash flows from operating activities:
Net income	$1,011	$1,453
Adjustments to reconcile net income to net cash provided by operating activities:
Repayment of ESOP loan	83	76
Equity in undistributed income of subsidiary	(1,018)	(1,483)
Other, net	(43)	(3)
Net cash provided by operating activities	33	43

Cash flows from investing activities:
Capital contribution to the Bank	-	(500)
Net cash used by investing activities	-	(500)

Net change in cash and cash equivalents	33	(457)

Cash and cash equivalents at beginning of period	712	1,169

Cash and cash equivalents at end of period	$745	$712

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

20.     QUARTERLY DATA (UNAUDITED)

A summary of consolidated operating results on a quarterly basis is as follows:

	Years Ended December 31,
	2011				2010
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)

Interest and dividend income	$2,558	$2,573	$2,777	$2,797	$2,849	$2,830	$2,806	$2,694
Interest expense	519	581	646	670	737	857	872	864

Net interest income	2,039	1,992	2,131	2,127	2,112	1,973	1,934	1,830
Provision for loan losses	124	80	681	64	-	23	76	89

Net interest income, after provision for loan losses	1,915	1,912	1,450	2,063	2,112	1,950	1,858	1,741
Non-interest income	363	203	198	226	470	308	251	310
Non-interest expenses	1,606	1,664	1,707	1,759	1,821	1,676	1,596	1,599

Income before income taxes	672	451	(59)	530	761	582	513	452

Income tax provision	257	167	(39)	198	294	217	178	166

Net income	$415	$284	$(20)	$332	$467	$365	$335	$286

Income per share:
Basic	$0.16	$0.11	$(0.01)	$0.13	$0.18	$0.14	$0.13	$0.11
Diluted	$0.16	$0.11	$(0.01)	$0.13	$0.18	$0.14	$0.13	$0.11